As filed with the U.S. Securities and Exchange Commission on March 4, 2014

Registration No. 333-193961

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
 FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STALWART TANKERS INC.
(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

7 Fragoklissias Street Maroussi 15125 Athens, Greece +30 210 6801136 (Address and telephone number of Registrant’s principal executive offices)		Corporation Service Company 1180 Avenue of the Americas Suite 210 New York, New York 10036 (Name, address and telephone number of agent for service)

Copies to:

Paul C. Adams Paul K. Risko Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300 (telephone number) (212) 839-5599 (facsimile number)	Marc D. Jaffe Ian D. Schuman Latham & Watkins LLP 886 Third Avenue New York, New York 10023 (212) 906-1200 (telephone number) (212) 751-4864 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)		Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common shares, par value $0.01 per share	shares	$		$100,000,000	$12,880(4)
Preferred share purchase rights (3)	—		—	—	—
(1)	Includes shares that may be sold pursuant to the underwriters’ option to purchase additional common shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3)	The preferred share purchase rights are not currently separable from the common shares and are not currently exercisable. Value attributable to such rights, if any, is reflected in the market price of our common shares.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MARCH 4, 2014

Shares

Stalwart Tankers Inc.

Common Shares

We are offering            of our common shares. This is our initial public offering and no public market currently exists for our common shares. We expect the initial public offering price to be between $            and $            per share. We intend to apply to have our common shares approved for listing on the New York Stock Exchange under the symbol “STST.”

Investing in our common shares involves a high degree of risk. Please read “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” under the U.S. federal securities laws and will be subject to reduced public company reporting requirements.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriters’ Discounts and Commissions(1)	$	$
Proceeds to Stalwart Tankers Inc. (Before Expenses)	$	$

(1)	We refer you to “Underwriting” beginning on page 148 of this prospectus for additional information regarding underwriting compensation.

Delivery of the common shares is expected to be on or about            , 2014. We have granted the underwriters an option for a period of 30 days to purchase an additional common shares.

Jefferies	Wells Fargo Securities	Global Hunter Securities

Prospectus dated            , 2014.

BSS Force – 19,399 Dwt Stainless Chemical Tanker

BSS Power – 15,015 Dwt Stainless Chemical Tanker

BSS Velvet – 11,559 Dwt Stainless Chemical Tanker

You should rely only on information contained in this prospectus or any free writing prospectus filed with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any free writing prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus or any free writing prospectus.

Until            , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ENFORCEABILITY OF CIVIL LIABILITIES

Stalwart Tankers Inc. is a Marshall Islands corporation. Our principal executive offices are located outside the United States in Athens, Greece. With the exception of one director, all of our directors and executive officers and certain of our experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and certain of our experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the Marshall Islands or of the non-U.S. jurisdictions in which our offices are located would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

INDUSTRY AND MARKET DATA

Drewry Maritime Research, or “Drewry,” has provided us statistical and graphical information contained in this prospectus and relating to the international chemical tanker industry. We do not have any knowledge that the information provided by Drewry is inaccurate in any material respect. Drewry has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. In connection therewith, Drewry has advised that: (a) certain information in Drewry’s database is derived from estimates or subjective judgments; and (b) the information in the databases of other maritime data collection agencies may differ from the information in Drewry’s database. We believe and act as if the industry data provided by Drewry is reliable and accurate in all material respects.

ii

PROSPECTUS SUMMARY

This section summarizes some of the key information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all the information that may be important to you. You should carefully review the entire prospectus, including the risk factors and more detailed information that appears later.

Unless otherwise indicated, references in this prospectus to “Stalwart,” the “Company,” “we,” “our,” “us” or similar terms when used in a historical context refer to Stalwart Tankers Inc. and the five entities comprising our accounting predecessor that currently own the five operating vessels included in our initial fleet. When used in the present tense or prospectively, those terms refer to Stalwart Tankers Inc. and its subsidiaries after giving effect to the transactions contemplated by the contribution and exchange agreement referred to under “Formation Transactions” whereby we will acquire the five companies comprising our predecessor. References in this prospectus to (i) “our predecessor” refers to our accounting predecessor, which is collectively comprised of Force Maritime S.A., Liquid Platinum Corporation S.A., Minimal Enterprises Company, Pride International Maritime S.A. and Zachary Maritime Company Ltd., the five vessel-owning entities that will be contributed to us in connection with the Formation Transactions (as defined herein) and that currently own the five operating vessels included in our initial fleet and (ii) “our founders” describe the beneficial owners of the ownership interests in these five vessel-owning companies.

For the definitions of some of the shipping and other terms used in this prospectus, please see the glossary at the end of this prospectus. Unless otherwise indicated, all references to currency amounts in this prospectus are to U.S. Dollars. Unless otherwise indicated, information presented in this prospectus assumes that the underwriters will not exercise their option to purchase additional shares.

Overview

We are Stalwart Tankers Inc., a company recently organized under the laws of the Republic of the Marshall Islands to own and operate a fleet of mid-size stainless steel chemical tankers. We provide marine transportation services to chemical companies, oil majors, national oil companies, and oil and chemical traders. Our vessels are used in the global transportation of organic and inorganic chemical commodities, vegetable oils and animal fats, and a range of other specialty liquid products. Within the global chemical industry, the chemical tanker sector plays an increasingly prominent role by helping to balance chemical production and consumption on both a global and regional scale according to Drewry Maritime Research, or Drewry.

According to Drewry, charter rates for stainless steel tankers have increased by 8.4% between December 31, 2012 and December 31, 2013 while the orderbook for stainless steel tankers has remained conservative at 7.9% of the overall fleet. We believe that these dynamics indicate that the market for chemical tankers is in the early stages of a recovery from cyclical lows. Drewry believes that this has resulted from strong underlying demand growth driven by both cyclical and secular trends, as well as a reduction in supply given the limited orderbook and reduced ordering activity.

Seaborne trade in chemicals is characterized by a wide range of individual cargoes and relatively regionalized trading activity compared with the crude oil and refined petroleum products industry. Over the eleven-year period ended in 2013, seaborne chemical ton mile demand grew by a compound annual growth rate, or CAGR, of 6.5%. The United States is one of the largest exporters of organic and inorganic chemicals in the world. Exports from the United States are global in nature, and the competitive position of its chemical industry is being enhanced by the development of shale gas. Rising production of natural gas and natural gas liquids in the U.S. has pushed down gas prices and in turn the price of important chemical feedstocks such as ethane. Not only has this improved the competitive position of the U.S. relative to chemical producers in other parts of the world, but it has also led to new petrochemical plant developments in the U.S. which may eventually lead to increased exports, according to Drewry. Asia remains the largest market for imported organic chemicals, accounting for close to two-thirds of global imports in 2013. Chinese demand has been a mainstay of the market in the last decade, and over the eleven-year period ended in 2013, Chinese imports grew by a CAGR of 9.6%.

We are focused on stainless steel tankers because they are capable of carrying a wide variety of liquid chemical commodities, from edible or delicate commodities to petroleum and other more aggressive and volatile compounds. Although stainless steel tankers are more expensive than coated tankers, they command a premium both in the freight market and at the time of resale. In addition, we believe stainless steel tankers are generally preferred commercially over coated tankers because they are able to carry a wide variety of hazardous and noxious liquid chemical cargoes, have tanks that are easier to clean, and provide greater flexibility in terms of cargo sequencing. 100% of the tank capacity of the vessels included in our initial fleet and our proposed expansion fleet consists of stainless steel tanks.

As of December 31, 2013, the orderbook for chemical tankers was equivalent to 12.6% of the existing capacity of the worldwide chemical tanker fleet, far below the 44% peak seen in 2007. The majority of orders placed were for coated vessels and, as such, the average age of the coated tanker fleet is 7.9 years, compared to 11.5 years for the stainless steel tanker fleet. The orderbook for stainless steel tankers is even lower, equivalent to just 7.9% of the existing fleet. In contrast to oil tankers and drybulk carriers, the number of shipyards with the technical capability to build stainless steel vessels is quite limited and, as such, a sudden influx of supply beyond what is already on order is unlikely. As of December 31, 2013, there were 1,101 stainless steel tankers in the world fleet and 62 vessels on order.

We will initially operate a fleet of five stainless steel chemical tankers. We refer to these five operating vessels as our “initial fleet”. In addition, we have signed a letter of intent with a Korean shipyard for an initial four eco-design newbuilding mid-size stainless steel chemical tankers with scheduled delivery dates expected to begin in 2016, and the option to acquire an additional two eco-design newbuilding mid-size stainless steel chemical tankers with potential delivery dates during 2017. We also intend to acquire five secondhand stainless steel chemical tankers built at various times between 2005 and 2010 and each with approximately 20,000 to 25,000 Dwt of capacity. We refer to these secondhand vessels, the four firm newbuildings and the two optional newbuildings as our “proposed expansion fleet”. “Eco-design” newbuildings are marketed by shipyards as having hull, engine designs and/or new technologies designed to minimize engine fuel consumption and enhance emission controls.

We intend to seek to finance our fleet and future vessel acquisitions with a combination of the net proceeds from this offering, cash generated from operations, borrowings under one or more credit facilities that we intend to arrange following the completion of this offering and the proceeds of equity and debt financings that we may complete in the future, as our board of directors deems appropriate. We will not escrow the proceeds from this offering and will not return the proceeds to you if we do not take delivery of one or more vessels. In any such event, we intend to seek to acquire other newbuildings or secondhand vessels with such proceeds.

We intend to initially charter the majority of our tankers under a combination of short- and medium-term time or bareboat charters, and in the spot market. We believe this strategy will enable us to quickly capitalize on any freight market recovery. As charter rates improve, we intend to charter our vessels under medium- to long-term charters. We believe that this type of charter strategy will enable us to enhance long-term shareholder value.

We are led by an experienced team of shipping industry and finance executives. Our principal executive offices are located in Athens, Greece. Upon the completion of this offering, our wholly-owned subsidiary, Stalwart Management Ltd., which we refer to as Stalwart Management or our fleet manager, will assume responsibility for all commercial and technical management (including crewing) functions relating to our initial fleet and any vessels that we may acquire in the future. We believe this management structure will enable us to operate in a more cost effective manner, increase margins and fully align the interests of our management and shareholders.

We believe developments in the marine transportation industry, including the chemical tanker sector, have created opportunities to acquire vessels at attractive prices. The Company was formed at a historically low point in the shipping cycle which our management believes represented an opportunity to build our fleet and business with a low cost asset base. Shipping is a capital and operationally intensive business and the challenges in the global economy and shipping market continued throughout 2012 and 2013. While this has afforded an extended opportunity to acquire additional vessels, we have incurred accumulated losses of $0.1 million in the period

January 1, 2012 through December 31, 2013 as a result of challenging shipping markets and ongoing investments in our fleet. For the year ended December 31, 2012, our net revenues were $21.7 million and our profit was $0.1 million. For the year ended December 31, 2013, our net revenues were $25.8 million and our loss was $0.1 million.

Our Fleet

Our initial five stainless steel chemical tankers will be contributed to us by our founders, including Mrs. Ekaterini Lanara, our Vice President, and Mr. Dimitrios J. Souravlas, our Chief Executive Officer, simultaneously with the completion of this offering in exchange for an aggregate of                     of our common shares.

We currently do not own any vessels. Prior to the closing of this offering, we will enter into a contribution and exchange agreement to acquire 100% of the ownership interests in the five vessel-owning companies comprising our predecessor that currently own the five operating vessels included in our initial fleet. The acquisition of our initial fleet will occur simultaneously with the completion of this offering.

The following table provides information concerning our initial fleet of stainless steel chemical tankers.

Vessel name	Capacity (Dwt)	IMO	Year Built	Built	Flag	Daily Rate (US$/day)(1)	Charter Expiry
Our Operating Vessels
BSS Pride(2)	23,322	2/3	2006	Japan	Liberia	14,350	Jul-2014
BSS Force(3)	19,399	2/3	2000	Japan	Liberia	12,500	May-2014
BSS Velvet(4)	11,559	2/3	1994	Japan	Liberia	9,900	Sep-2014
BSS Platinum(5)	16,322	2/3	1997	Japan	Liberia	Spot Market	N/A
BSS Power(6)	15,015	2/3	1996	Japan	Liberia	Spot Market	N/A
Total	85,617

(1)	This column shows gross charter rates. Rates included in this column do not include CVE income (see Glossary of Shipping Terms for definitions) or commissions payable by us at a rate of 1.25% to 5%, where applicable.
(2)	This vessel is currently employed on a six-month time charter at a rate of $14,350 per day, expiring in July 2014. The charterer has an option to extend this charter for another six-month period at a rate of $14,500 per day. CVE income is $1,000 per month.
(3)	This vessel is currently on a one-year time charter at a rate of $12,500 per day, expiring in May 2014. The charter includes a 50/50 profit share agreement based on the vessel’s performance in a third-party pool. CVE income is $1,500 per month. Furthermore, between May and August 2014 we intend to enter into a one-year time charter for this vessel, which will have a rate of $14,100 per day. Under the proposed term for this charter, the charterer would have an option to extend this charter for another one-year period at a rate of $15,300 per day. CVE income would be $1,500 per month.
(4)	This vessel is currently on a one-year time charter at a rate of $9,900 per day, expiring in September 2014. The charterer has an option to extend this charter for a second year at a rate of $10,500 per day.
(5)	This vessel is currently employed in the spot market.
(6)	This vessel is currently employed in the spot market.

We have signed a letter of intent with a Korean shipyard relating to the construction and purchase of four sister 25,000 Dwt eco-design newbuilding mid-size stainless steel chemical tankers included in our proposed expansion fleet with scheduled delivery dates expected to begin in 2016, at an aggregate purchase price of $174 million, and the option to acquire an additional two eco-design newbuilding mid-size stainless steel chemical tankers included in our proposed expansion fleet with potential delivery dates during 2017, for an aggregate purchase price of $87 million. Our acquisition of these newbuildings is subject to, among other conditions, the negotiation and documentation of definitive agreements. While we intend to negotiate definitive documents for the acquisition of these vessels, we cannot assure you that we will be able to acquire these vessels on terms satisfactory to us.

We also intend to acquire five mid-size secondhand stainless steel tankers, built at various times between 2005 and 2010 and each with approximately 20,000 to 25,000 Dwt of capacity. Our proposed acquisition of these secondhand vessels is subject to, among other things, identification by us of appropriate secondhand vessels and successfully negotiating the acquisition of such vessels from their current owners on terms satisfactory to us. We cannot assure you that we will be able to successfully identify such vessels or successfully negotiate and complete these intended acquisitions on terms satisfactory to us.

The following table provides information concerning our proposed expansion fleet of stainless steel chemical tankers.

Vessel name	Capacity (Dwt)	Year Built	Built	Flag	Daily Rate (US$/day)	Charter Expiry
Our Proposed Secondhand Vessels(1)
Secondhand Vessel 6	20,000-25,000	2005-2010	Japan	TBD	N/A	N/A
Secondhand Vessel 7	20,000-25,000	2005-2010	Japan	TBD	N/A	N/A
Secondhand Vessel 8	20,000-25,000	2005-2010	Japan	TBD	N/A	N/A
Secondhand Vessel 9	20,000-25,000	2005-2010	Japan	TBD	N/A	N/A
Secondhand Vessel 10	20,000-25,000	2005-2010	Japan	TBD	N/A	N/A
Our Eco-Design Newbuildings(2)
Initial Newbuilding Hull TBN 1	25,000	2016	Korea	TBD	N/A	N/A
Initial Newbuilding Hull TBN 2	25,000	2016	Korea	TBD	N/A	N/A
Initial Newbuilding Hull TBN 3	25,000	2016	Korea	TBD	N/A	N/A
Initial Newbuilding Hull TBN 4	25,000	2017	Korea	TBD	N/A	N/A
Our Eco-Design Optional Newbuildings(3)
Optional Newbuilding Hull TBN 1	25,000	2017	Korea	TBD	N/A	N/A
Optional Newbuilding Hull TBN 2	25,000	2017	Korea	TBD	N/A	N/A
Total	250,000-275,000

(1)	We intend to acquire five stainless steel chemical tankers, built between 2005-2010, in the secondhand market. We expect each to have approximately 20,000-25,000 Dwt of capacity.
(2)	We have signed a letter of intent with a Korean shipyard relating to the construction and purchase of four sister 25,000 Dwt eco-design newbuilding stainless steel chemical tankers with scheduled delivery dates expected to begin in 2016, at an aggregate purchase price of $174 million. We intend to enter into definitive agreements to acquire these vessels. If we acquire these vessels, we intend to employ these vessels on medium-term time charters or in the spot market.
(3)	Our letter of intent with a Korean shipyard for four initial newbuildings includes an option to acquire an additional two eco-design newbuilding mid-size stainless steel chemical tankers with potential delivery dates during 2017, for an aggregate purchase price of $87 million. If we exercise this option and acquire these vessels, we intend to employ these vessels on one-year time charters or in the spot market.

Industry Highlights

Based on the market data and certain other statistical information provided by Drewry we believe that the following chemical tanker industry trends create an attractive cyclical entry opportunity in this niche sector:

• Increase in chemical tanker ton mile demand and average voyage lengths. Ton mile demand has grown faster than seaborne trade as changes in the geographical pattern of trade have led to longer voyages. A major shift in trade patterns is being caused by low-price chemical feedstock resulting from shale gas developments in North America. From 2002 to 2013, ton mile demand increased by a CAGR of 6.5% as seaborne trade in chemicals increased by a CAGR of 4.3%, and the average voyage length increased by 562 miles.

• Expansion of the U.S. as a major producer and exporter of chemicals. The U.S. is one of the largest exporters of organic and inorganic chemicals in the world. Exports from the U.S are global in nature and the competitive position of its chemical industry is being enhanced by the development of shale gas. Rising production of natural gas and natural gas liquids in the U.S. has pushed down gas prices and in turn the price of important chemical feedstocks such as ethane. The fall in gas prices increases the competitiveness of the U.S. petrochemical industry from a global perspective.

• New projects have been announced to expand U.S. ethylene cracking capacity. U.S. ethylene production costs have fallen to levels at which the U.S. can now compete with the Middle Eastern suppliers, resulting in new projects to expand U.S. ethylene cracking capacity and subsequently petrochemical capacity. Ethylene cracker utilization in the U.S. has improved and a number of new plants have been announced by companies such as Chevron Phillips Chemical, Dow Chemical, Formosa Plastics, INEOS, LyondellBasell, Westlake Chemical and Williams, primarily in the U.S. Gulf of Mexico region. Ethylene is a precursor for many of the organic chemicals shipped by sea, so increased production suggests increased availability of downstream chemical products for export from the U.S.

• Historical low orderbook as a percentage of the fleet. The newbuilding orderbook which extends to 2017 is approximately 12.6% of the existing overall chemical tanker fleet and 7.9% for the stainless steel chemical tanker fleet.

• Limited shipbuilding capacity. There are a limited number of shipyards known to be capable of building quality stainless steel ships, approximately two or three shipyards in China, approximately six or seven shipyards in Japan and one or two shipyards in Korea. Chinese and Korean shipyards do not have the track record that has been established by the Japanese yards over the last two decades.

• Stainless steel chemical tankers well-positioned to capitalize on strong industry fundamentals. Stainless steel vessels are a niche part of the market, representing only 17% (by Dwt capacity) of the existing overall chemical tanker fleet. Although stainless steel ships are more expensive to build than coated ships of the same size, they continue to command a premium, both in the freight market and at the time of resale. For ships of the same size, the premium for stainless steel over coated ships can be up to several thousand dollars a day in the freight market and several million in the case of secondhand values. One of the principal reasons for this premium is the ability of stainless steel vessels to carry a wider range of cargoes than most coated ships. Additionally, we believe stainless steel vessels are preferred commercially, as they are able to carry a wide variety of hazardous and noxious liquid chemical cargoes, have tanks that are easier to clean, and provide greater flexibility in terms of cargo sequencing.

Competitive Strengths

We believe that we possess a number of competitive strengths that will enable us to capitalize on growth opportunities in the chemical tanker sector and enhance long-term shareholder value, including:

• Focus on quality stainless steel fleet. Our initial fleet and our proposed expansion fleet consist of quality stainless steel tankers built in Japanese and Korean shipyards. We believe that our focus on quality stainless steel tankers, in combination with the anticipated reduced fuel consumption of our proposed eco-design newbuildings, will make our fleet attractive to chemical tanker market charterers and enhance our commercial flexibility and our earnings. Stainless steel chemical tankers are able to carry a wide variety of hazardous and noxious liquid chemical cargoes, have tanks that are easier to clean, provide greater flexibility in terms of cargo sequencing and command premium rates relative to other chemical tankers. In addition, shipbuilding capacity for stainless steel tankers is mainly limited to a small number of quality shipyards in Japan, and a fewer number in China and Korea, which regularly construct such tankers.

• A versatile fleet with parceling capabilities. We will initially operate a fleet comprised of five mid-sized stainless steel chemical tankers with numerous fully segregated stainless steel tanks. These vessels can carry multiple cargoes at the same time and are capable of undertaking parceling operations by calling a large number of ports and loading and discharging various cargoes at these ports, similar to a “liner” service provided by container lines. As we expand our operations by acquiring our proposed expansion fleet, we intend to seek to enter into contracts of affreightment, or COAs, that will allow us to take advantage of backhaul and triangulation opportunities. We believe that owning a fleet of stainless steel chemical tankers with parceling capabilities permits us to provide transportation services to a wider range of charterers and cargo owners, enhances our utilization and improves our profitability.

• Integrated management structure. Following this offering, our wholly-owned subsidiary Stalwart Management will provide us with commercial and technical management (including crewing) services. Initially, our fleet manager will subcontract the technical management (including crewing) functions for two vessels included in our initial fleet to V.Ships Management Ltd., or V.Ships, which is an independent third-party ship management company that is currently providing such functions for these two vessels. Our fleet manager will also provide us with in-house administrative, operational and commercial management capabilities, including the personnel and expertise to arrange and negotiate the employment for our vessels, purchase and sell vessels and manage relationships with charterers, brokers, banks and other advisors and counterparties. As a result, we will not pay to affiliates of our management any vessel sale and purchase fees, commercial or management fees or brokerage commissions. We believe this management structure will enable us to operate in a more cost effective manner, increase margins and fully align the interests of our management and shareholders.

• Financial flexibility. We have capitalized our business in a financially conservative manner. We intend to use a portion of the net proceeds from this offering to fully repay the indebtedness secured by the five operating vessels included in our initial fleet. We believe that our capitalization following this offering will provide us the financial flexibility to pursue newbuilding opportunities, including our initial and optional newbuildings, as well as potential future acquisitions of secondhand vessels. This strategy will provide us with additional debt capacity in the event we seek to raise debt capital to fund our current newbuildings and newbuilding options. We believe that our relationships with existing and prospective lenders and lack of financial leverage will help facilitate the incurrence of future debt capital intended to grow our fleet.

• Experienced senior management team. Our management team consists of experienced executives in the maritime shipping industry. Our Chief Executive Officer, Dimitrios J. Souravlas, has 25 years of experience in the maritime industry with a focus on the commercial arrangements and strategic management of a shipping company. In his roles with Elmira Shipping and Trading S.A. and Elmira Tankers Management S.A., or the Elmira Group, he oversaw the growth of the Elmira Group as a ship operator across various shipping segments, including the development of its tanker business primarily through the establishment of Elmira Tankers Management S.A., or Elmira Tankers. He is also the co-founder and President of Blue Sea Shipping Monaco S.A.M., or BSS Monaco. Ekaterini Lanara, our co-founder and Vice President, has been involved in the shipping industry for 20 years. Following the completion of this offering, Mrs. Lanara expects to hold positions outside our company and will be the president and a director of BSS Monaco and a director of the Elmira Group. Our Chief Financial Officer, Alexandros Politis-Kalenteris, has 15 years of experience in the maritime industry with a focus on the financial and commercial management of a shipping company. He is currently the Managing Director of BSS Monaco. Our Financial Controller, Errikos Christou, has over 12 years of experience in the accounting and finance profession, with a concentration in the shipping industry. He served as an auditor with PricewaterhouseCoopers and more recently as chief reporting officer of Capital Product Partners L.P. before joining the Elmira Group in June 2011.

Business Strategy

Our strategy is to manage and expand our fleet in a manner that we believe will enable us to capitalize on any recovery of the chemical tanker market. Our objective is to strengthen our position and become a preferred tonnage provider in the stainless steel chemical tanker market by engaging in well-timed acquisitions of vessels and employing such vessels pursuant to our charter strategy. The key elements of our business strategy include:

• Continue to grow our fleet selectively via secondhand acquisitions and a fuel efficient eco-specification newbuilding program. We plan to capitalize on what we perceive as attractive chemical tanker market values by expanding our fleet through timely and selective acquisitions of eco-design newbuildings and quality secondhand vessels, and becoming a preferred tonnage provider in this niche sector. All of our newbuildings will be eco-design, expected to incorporate many of the latest technological improvements, such as more efficient hull forms matched with more efficient propellers and decreased water resistance, designed to optimize speed and fuel consumption and reduce emissions. We expect these eco-design vessels to achieve fuel savings over non eco-design vessels.

• Maintain a flexible, customer-driven chartering strategy. We will seek to enhance our returns through a flexible vessel employment strategy that is initially focused on a combination of short- and medium-term contracts, in order to maintain stable cash flows and high utilization rates that such charters provide. In addition, we will seek to further strengthen our relationships with existing customers and expand our client base by providing companies with chemical product transportation solutions in the form and duration they require. In addition, we believe our focus on fuel efficiency including the construction of eco-design vessels will further enhance our fleet’s attractiveness to chemical charterers. We believe that this flexible chartering strategy will enable us to maintain a base of relatively stable and predictable revenues, position us to capitalize on favorable market opportunities and allow us to proactively respond to our customers’ needs.

• Maintain low cost, highly efficient operations. We believe that we will be a cost-efficient and reliable owner and operator of chemical tankers due to the construction quality, fleet uniformity (all stainless steel tankers) and the experience of our management team. We intend to actively monitor and control vessel operating expenses while maintaining our fleet through regular inspection and maintenance programs. We also intend to take advantage of savings that we anticipate will result from the economies of scale that our technical managers will provide us through access to bulk purchasing of supplies, quality crew members and a global service network of engineers, naval architects and port captains. Our intention of maintaining an integrated management strategy will allow us to focus on cost controls and overall efficiencies.

• Develop a scalable integrated model. Following this offering, our wholly-owned fleet manager will provide us with commercial and technical management (including crewing) services. Initially, our fleet manager will subcontract the technical management (including crewing) functions for two vessels included in our initial fleet to an independent third-party technical manager. All the vessels in our proposed expansion fleet will be managed by our fleet manager. As we expand our fleet and further establish our reputation as a reliable vessel operator with chemical market charterers and cargo owners, we will seek to manage all our fleet in-house. We believe our integrated management structure will enhance the scalability of our business by allowing us to expand our fleet without substantial increases in overhead costs.

• Maintain a strong balance sheet. We intend to maintain a strong balance sheet with moderate outstanding long-term indebtedness. We believe that this balance sheet strategy will allow us to attract reliable counterparties in our transactions and will provide a solid foundation for our future expansion. We intend to seek to finance our fleet and future vessel acquisitions with a combination of the net proceeds from this offering, cash generated from operations, borrowings under one or more credit facilities that we intend to arrange following the completion of this offering, and the proceeds of equity and debt financings that we may complete in the future, as our board of directors deems appropriate. While our leverage will vary according to our acquisition strategy, our ability to generate adequate cash from operations, and to access capital markets on terms acceptable to us, we generally intend to limit outstanding debt to moderate levels for our sector.

Formation Transactions

We were incorporated in the Republic of the Marshall Islands on July 26, 2013. Our wholly-owned subsidiary, Stalwart Management Ltd., was incorporated in the Republic of the Marshall Islands on August 22, 2013.

Prior to the completion of this offering and the acquisition of our initial fleet as described below, we will not own any vessels.

Immediately prior to the completion of this offering, we will enter into a series of transactions with our founders, including members of the Lanara family and Dimitrios J. Souravlas, our Chief Executive Officer, to create our new organizational structure. These transactions, which we refer to as the “Formation Transactions”, are described more fully under “Business—Formation Transactions” and “Related Party Transactions”. In connection with the Formation Transactions, our founders or their affiliates will contribute to us the entities that each own one of the five operating vessels included in our initial fleet. In exchange for this contribution, we will issue to our founders or their affiliates an aggregate of                     of our common shares. As a result of the Formation Transactions, after the completion of this offering, we will own the five operating vessels included in our initial fleet. We and the entities that each own one of the five operating vessels included in our initial fleet are under the common control of members of the Lanara family and Dimitrios J. Souravlas.

We intend to use a portion of the net proceeds from this offering to repay in full the indebtedness of our predecessor secured by first priority mortgages on the five operating vessels included in our initial fleet. For a description of this indebtedness (which amounted to approximately $30.4 million as of December 31, 2013) and related matters, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity”. We intend to use the remainder of the net proceeds from this offering as follows: (i) approximately $34.8 million to fund the initial 20% installments for our four initial newbuildings and (ii) the remainder for vessel acquisitions, working capital and other general corporate purposes.

We are a holding entity and will conduct our operations and business through subsidiaries, as is common with publicly-traded shipping companies, to maximize operational flexibility. We will own each of the vessels in our initial fleet, and we expect to own any additional vessels that we may acquire in the future, through separate direct or indirect wholly-owned subsidiaries incorporated in the Republic of Liberia, the Republic of the Marshall Islands or elsewhere.

Management of Our Fleet

We are led by an experienced team of shipping industry and finance executives. Our executive officers are responsible for the strategic management of our company, including the formulation and implementation of our overall business strategy approved by our board of directors. We will continuously research, analyze and review the chemical tanker sector, in which we operate, and other sectors to identify and pursue attractive vessel acquisition and employment opportunities.

Upon the completion of this offering, our wholly-owned fleet manager will assume responsibility for all commercial and technical management (including crewing) functions relating to our initial fleet and any additional vessels that we may acquire in the future. We are commercially independent as we have no blanket employment arrangements with third-party or related-party commercial managers. In addition, we will have no material related-party transactions concerning our vessel operations following the completion of this offering.

We will initially subcontract technical management (including crewing) functions relating to two of the vessels included in our initial fleet to V.Ships, which is an independent third-party ship management company that is currently providing such functions for these two vessels. We may also subcontract technical management (including crewing) functions relating to other vessels included in our initial fleet, and any vessels that we may acquire in the future, to one or more independent third-party ship management companies, such as V.Ships.

For the year ended December 31, 2013, the Company has incurred $1.5 million in expenses for commercial and technical management (including crewing) services.

Our fleet manager was incorporated under the laws of the Republic of the Marshall Islands on August 22, 2013.

Implications of Being an Emerging Growth Company

Our predecessor had less than $1.0 billion in total annual gross revenue during its last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

• the ability to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of its initial public offering;

• exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

• exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

• exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common units held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different than information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and, as a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised financial accounting standards is irrevocable.

Relationship with Our Founders and their Related Persons

We were incorporated in the Republic of the Marshall Islands on July 26, 2013. Ekaterini Lanara, our Vice President, and Dimitrios J. Souravlas, our Chief Executive Officer, currently own all of our issued and outstanding common shares.

Upon completion of this offering, our founders are expected to beneficially own    % of our outstanding common shares (or    % if the underwriters’ option to purchase additional shares is exercised in full).

Our founders and their related persons have ownership interests in other vessel-owning and management companies, including BSS Monaco and Elmira Tankers, and currently serve as directors and officers of those companies. Accordingly, our founders or their related persons may have conflicts of interest with respect to business opportunities and other matters involving these companies. We believe the principal situations in which these conflicts may occur are in the allocation of business opportunities, particularly with respect to the allocation of chartering or vessel purchase opportunities. Our founders and their related persons are not contractually restricted from competing with us and may compete with us or claim business opportunities that would benefit us, and there is no agreement in place that conflicts will be resolved in our favor.

BSS Monaco is a ship management company that is owned and controlled by Ekaterini Lanara, our Vice President, and Dimitrios J. Souravlas, our Chief Executive Officer. Mr. Souravlas currently serves as the President of BSS Monaco. Mrs. Lanara currently serves as the Managing Director of BSS Monaco. Upon the completion of this offering, Mr. Souravlas will resign as the President of BSS Monaco. Following Mr. Souravlas’ resignation, Mrs. Lanara will become the President of BSS Monaco. BSS Monaco currently provides commercial management services for each of the five operating vessels included in our initial fleet and technical management for two of such vessels. Each of the management agreements with BSS Monaco will be terminated upon the completion of this offering. The management agreements with BSS Monaco do not provide for any termination penalty, therefore no such amount will be paid or due to BSS Monaco.

Elmira Tankers is a ship management company that is owned and controlled by members of the Lanara family. Elmira Tankers previously provided management service to certain vessels included in our initial fleet but currently provides management services to other vessels not included in our fleet, including four chemical tankers. Mr. Souravlas currently serves as member of the board of directors of Elmira Tankers. Mrs. Lanara currently serves as member of the board of directors of Elmira Tankers. Upon the completion of this offering, Mr. Souravlas will resign as a director of Elmira Tankers.

Our board of directors will initially consist of five individuals, three of whom will be independent directors. The three independent directors will form the board’s Audit Committee and, pursuant to the Audit Committee charter, will be required to review potential conflicts of interest and related party transactions.

We have agreed to pay Global Maritime Partners, Inc., or GMP, an advisory fee upon completion of this offering. Mr. Koutsomitopoulos, our Chairman nominee, is a shareholder of GMP. For additional information, please see “Related Party Transactions—Global Maritime Partners, Inc.”

For further details about our relationship and agreements with our founders and their related persons, please read “Related Party Transactions” and “Management—Board of Directors and Committees.”

Corporate Information

We were incorporated under the laws of the Republic of the Marshall Islands on July 26, 2013. The address of our principal executive office is 7 Fragoklissias Street, Maroussi 15125, Athens, Greece. Our telephone number at this address is +30 210 6801136. After completion of this offering, we will maintain a website at www.stalwarttankers.com. Information contained on our website does not constitute part of this prospectus.

Risk Factors

You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 15 and all other information set forth in this prospectus before investing in our common shares.

THE OFFERING

Common shares outstanding(1)
                 shares
Common shares offered by us
                 shares
Option to purchase additional shares
We have granted the underwriters a 30-day option to purchase, from time to time, up to an additional             of our common shares.
Common shares outstanding immediately after this offering
                 shares

                 shares, if the underwriters exercise their option to purchase additional shares in full

Use of proceeds
We expect to receive net proceeds of approximately $     million from the sale of                 our common shares offered by this prospectus, assuming an initial public offering price of $     per share (the midpoint of the range set forth on the cover of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use a portion of the net proceeds from this offering to repay in full the indebtedness of our predecessor secured by first priority mortgages on the five operating vessels included in our initial fleet. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Existing Debt Facilities” for a description of indebtedness (which amounted to approximately $30.4 million as of December 31, 2013).

We intend to use the remainder of the net proceeds from this offering as follows: (i) approximately $34.8 million to fund the initial 20% installments for our four initial newbuildings and (ii) the remainder for vessel acquisitions, working capital and other general corporate purposes.

Please see “Use of Proceeds.”

Dividend policy
We intend to pay regular quarterly dividends to holders of our common shares from the net cash provided by operating activities we generate each quarter after reserves for the prudent conduct of our business, including necessary reserves for dry-docking, expansion capital expenditures and working capital. We further believe that, given our fleet expansion plans, we will have the opportunity to grow our operating cash flows in a manner that would allow us to further increase our cash dividends over time. We anticipate that our initial quarterly dividend will be set at $    per share, or $    per share on an annualized basis, and that we will pay our quarterly dividend at its initial level for at least the first             fiscal quarters that we are a public company. However, the amount per share of our initial dividend may be changed in the future without advance notice. Additionally, the determination of the amount of cash dividends to be paid to holders of our common shares will be made by our board of directors and will depend upon our financial condition, results of operations, cash flow, long-term prospects and any other matters that our board of directors deem relevant. We intend to pay our initial quarterly dividend commencing with the first full fiscal quarter following the completion of the offering. The actual dividend amount will be decided by our board of directors, taking into account reserves it deems appropriate, including for dry-docking expenses and working capital. Our board of directors will also take into account any contingent liabilities, the terms of any credit facility or other indebtedness we may then have in effect, our other cash needs and the requirements of Marshall Islands law in determining the amount of dividends that we may pay. The dividend per share will be the dividend calculated as described above, divided by the number of common shares outstanding as of the dividend record date, which is likely to be equal to the number of common shares outstanding at the end of the relevant quarter. The declaration and payment of dividends will be at the discretion of our board of directors and subject to the terms of any credit facility or other indebtedness we may then have in effect, and the requirements of Marshall Islands law, and we cannot assure you that we will not change our dividend policy to reduce or eliminate our dividend. Please see “Dividend Policy” and “Risk Factors.”

Preferred share purchase rights
Each of our common shares includes one right that, under certain circumstances, will entitle the holder to purchase from us a unit consisting of one-thousandth of a preferred share at a purchase price of $        per unit, subject to specified adjustments. Please see “Description of Our Share Capital—Anti-takeover Effect of Certain Provisions of Our Articles of Incorporation and Bylaws—Shareholders Rights Plan”.
Listing
We intend to apply to have our common shares approved for listing on the New York Stock Exchange under the symbol “STST.”
Risk factors
Investing in our common shares involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before investing in our common shares.

(1)	After giving effect to the Formation Transactions but before this offering. Prior to the consummation of the Formation Transactions, our company’s only issued and outstanding common shares were those issued to Ekaterini Lanara and Dimitrios J. Souravlas in connection with our initial capitalization.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares.

All references in this prospectus to our articles of incorporation refer to our articles of incorporation as intended to be amended and restated prior to the completion of this offering. All references in this prospectus to our bylaws refer to our bylaws as intended to be amended and restated prior to the completion of this offering.

SUMMARY FINANCIAL DATA

The following table presents, in each case for the periods and as of the dates indicated, summary historical combined financial and operating data of our predecessor, which includes the businesses of the entities owning the five operating vessels included in our initial fleet. The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the combined financial statements and related notes of the predecessor businesses of Stalwart Tankers Inc., and the other financial information included elsewhere in this prospectus. Our combined financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB.

	Year ended December 31,
STATEMENT OF INCOME DATA	2012	2013
Net Revenues(1)	$21,656,344	$25,776,368
Expenses:
Voyage expenses	6,361,645	9,762,627
Vessel operating expenses	10,700,346	10,848,362
Management fees	1,661,179	1,506,104
Bad debts written-off	391,156	23,757
Depreciation	3,070,139	3,543,399
Partial reversal of impairment loss	(737,076)	(795,473)
War loss of hire and other insurance reimbursements	(1,071,000)	(101,210)
Total expenses	20,376,389	24,787,566
Operating income	1,279,955	988,802
Other income/(expenses):
Finance costs	(1,218,445)	(1,130,274)
Foreign exchange (loss)/gain	(2,703)	6,556
Total other expenses	(1,221,148)	(1,123,718)
Profit/(loss) for the year	58,807	(134,916)
Other comprehensive income	—	—
Total comprehensive profit/ (loss) for the year	$58,807	$(134,916)
Pro forma earnings/(loss) per share, basic and diluted in $(2)		[—]
Pro forma weighted average number of shares, basic and diluted(2)		[—]
Dividends declared per share in $	[—]	[—]
	As of December 31,
STATEMENT OF FINANCIAL POSITION DATA	2012	2013
Cash and cash equivalents	$331,536	$1,044,513
Vessels, net	60,083,354	60,459,184
Total assets	63,861,175	63,720,015
Current portion of long-term borrowings	6,503,790	4,564,255
Long-term borrowings, net of current portion	27,719,830	25,700,585
Total shareholder’s equity	23,714,657	28,297,108

(1)	Represents the amounts earned under time and voyage charters, after deducting any related address commissions, which are discounts provided to the charterers.
(2)	Pro forma earnings per share gives retroactive effect to the Formation Transactions involving the issuance (following the date of the final prospectus and prior to the closing of this offering) of [—] common shares of Stalwart Tankers to members of the Lanara family, Dimitrios J. Souravlas and other minority shareholders who are our founders.

	Year ended December 31,
CASH FLOW DATA:	2012	2013
Net cash provided by operating activities	$1,483,425	$3,913,272
Net cash provided by/(used in) investing activities	81,333	(2,915,756)
Net cash used in financing activities	(1,233,222)	(284,539)
Year ended December 31,2013
Loss	(134,916)
Proforma loss per share, basic and diluted	[—]
Proforma weighted average number of shares, basic and diluted	[—]

Adjusted proforma earnings per share has been included on the statement of profit or loss and other comprehensive income to give effect to (i) this offering and the use of proceeds therefrom, as set forth under “Use of Proceeds”, and (ii) to add back the portion of distributions paid by our predecessor to our founders that exceeded our predecessor’s accumulated earnings and profits, in each case, as if they had occurred on January 1, 2012. Adjusted proforma earnings per share has been calculated based on a dividend payment of $540,335. Adjusted proforma earnings per share has been included on the statement of profit or loss and other comprehensive income as follows:

Year ended December 31,2013
Profit/(loss)	(134,916)
Adjusted proforma earnings/(loss) per share, basic and diluted	[—]
Proforma weighted average number of shares, basic and diluted	[—]
Adjusted proforma weighted average number of shares, basic and diluted	[—]

RISK FACTORS

You should consider carefully the following information about risks, as well as the other information contained in this prospectus, before making an investment in our common shares. Some of the following risks relate principally to us and our business and the industry in which we operate. Other risks relate principally to the securities market and ownership of our common shares. If any of the following risks actually occurs, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, we might not be able to pay dividends on our common shares, the trading price of our common shares could decline, and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

If the chemical tanker industry, which historically has been cyclical and volatile, is depressed, our earnings and available cash may decrease.

In the past, the market for chemical tanker services and the prices charged for such services have been cyclical and volatile. Fluctuations in the rates we can charge our customers and tanker values result from changes in the supply and demand for chemical tanker capacity and changes in the supply and demand for the chemicals, edible oils, acids and other liquids we carry.

The factors affecting the supply and demand for chemical tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for chemical tanker capacity include:

• supply of and demand for the products carried;

• the development and location of production facilities for the products carried;

• regional imbalances in production and demand of the products carried;

• global and regional economic and political conditions, in particular economic growth in developing economies such as China, India, the Middle East and Southeast Asia;

• the distance the products carried are to be moved by sea;

• developments in international trade, including changes in seaborne and other transportation patterns and competition from other shipping companies and other modes of transportation;

• weather and acts of God and natural disasters, including hurricanes and typhoons;

• environmental and other legal and regulatory developments;

• currency exchange rates;

• competition from alternative sources of energy; and

• international sanctions, embargoes, import and export restrictions, nationalizations and wars.

The factors that influence the supply of chemical tanker capacity include:

• current and expected purchase orders for chemical tankers;

• the number and expected timing of chemical tanker newbuilding deliveries;

• the scrapping of older chemical tankers;

• conversion of tankers to other uses and conversion of other vessels to tankers;

• the costs of building new vessels and refurbishing or upgrading existing vessels, including financing costs and the price of steel, other raw materials and vessel equipment;

• environmental concerns and regulations;

• the successful implementation of the phase-out of single hull tankers;

• technological advances in chemical tanker design and capacity;

• chemical tanker freight rates, which are affected by factors that may affect the rate of newbuilding, scrapping and laying up of tankers;

• the availability of shipyards to build chemical tankers when demand is high for the building of other types of vessels; and

• changes in regulations and customer requirements with respect to the maximum age of vessels that may limit the useful lives of chemical tankers.

Historically, the chemical tanker market has been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The recent prolonged global economic downturn may continue to reduce demand for transportation of products and chemicals over longer distances, which may materially affect our earnings and available cash.

As of February 2014, three of the operating vessels included in our initial fleet operate on short- and medium-term time charters, while the remaining two operating vessels included in our initial fleet are employed in the spot market. Our ability to renew the charters on our vessels on the expiration or termination of our current charters, or enter into charters on vessels that we may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the sectors in which our vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of products we carry.

If charter rates decline, we may be unable to achieve a level of charterhire sufficient for us to operate our vessels profitably. If we are not profitable, we may not be able to meet our obligations, including making payments on any future indebtedness, or pay dividends. Furthermore, as rates for voyage charters (also known sometimes as spot charters) are fixed for a single voyage, which may last up to several weeks, during periods in which charter rates are rising, we will generally experience delays in realizing the benefits from such increases, or alternatively lose this opportunity, should the rise be short-lived.

We are dependent on voyage charters and any decrease in voyage charters rates in the future may adversely affect our earnings and available cash.

As of February 2014, three of the operating vessels included in our initial fleet are employed on short- and medium term time charters, with one time charter expiring in September 2014 which can be extended for one more year at the charterer’s option, one time charter expiring in July 2014 which can be extended for six more months at the charterer’s option and the remaining charter, which has base rate and profit sharing split 50% between owners and charterers based on the vessel’s performance in a third party commercial pool, expiring in May 2014. The remaining two operating vessels included in our initial fleet are currently employed in the spot market under voyage charters.

We may seek to employ additional vessels in our fleet directly in the spot market upon redelivery from the current charterers and any newbuildings and secondhand vessels we may acquire upon their acquisition. We may also employ additional vessels that we may acquire in the future in the spot charter market.

Although spot chartering is common in the chemical tanker industry, the spot charter market may fluctuate significantly based upon tanker and chemical supply and demand. The successful operation of our vessels in the competitive spot charter market, including within commercial pools, depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent travelling unladen to pick up cargo. The spot market is very volatile and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, then we may be unable to operate our vessels trading in the spot market profitably, meet our obligations, including payments on indebtedness, or pay dividends. Furthermore, as charter rates for spot charters are fixed for a single voyage which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases, or alternatively lose this opportunity, should the rise be short-lived.

Declines in charter rates and other market deterioration could cause us to incur impairment charges.

We evaluate the carrying amounts of our vessels to determine if events have occurred that would require an impairment of their carrying amounts. The recoverable amount of vessels is reviewed based on events and changes in circumstances that would indicate that the carrying amount of the vessels might not be recovered. The review for potential impairment indicators and the calculation of value in use of our vessels is complex and requires us to make various estimates including future charter rates, operating expenses, dry-dock costs and discount rate. All of these items have been historically volatile. An impairment charge is recognized if the carrying amount is in excess of the recoverable amount. The impairment loss is measured based on the excess of the carrying amount over the recoverable amount which is the higher of an asset’s fair value less costs of disposal (sometimes called net selling price) and its value in use.

An over-supply of chemical tanker capacity may lead to reductions in charter rates, vessel values and profitability.

The market supply of chemical tankers is affected by a number of factors such as supply and demand for the products carried, particularly the bulk liquids, chemicals, edible oils, acids and other specialty liquids that form the majority of the products we carry, as well as strong overall economic growth in parts of the world economy. If the capacity of new chemical tankers delivered exceeds the capacity of chemical tankers being scrapped and lost, chemical tanker capacity will increase. In addition, according to Drewry, the newbuilding orderbook which extends to 2017 equaled approximately 12.6% of the existing world chemical tanker fleet and 7.9% for world stainless steel chemical tanker fleet. The orderbook may increase further in proportion to the existing fleet. If the supply of chemical tanker capacity increases and if the demand for chemical tanker capacity does not increase correspondingly, charter rates and vessel values could materially decline. A reduction in charter rates and the value of our vessels may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

Failure to fulfill oil majors’ vetting processes might adversely affect the employment of our vessels in the spot and period market.

Shipping in general and crude oil, refined product and chemical tankers in particular have been, and will remain, heavily regulated. Many international and national rules, regulations and other requirements, whether imposed by the classification societies, international statutes, national and local administrations or industry, must be complied with in order to enable a shipping company to operate and a vessel to trade.

Traditionally there have been relatively few commercial players in the oil trading business and the industry is continuously being consolidated. The so called “oil majors” (such as ExxonMobil, BP p.l.c., Royal Dutch Shell plc, Chevron, ConocoPhillips and Total S.A.), together with the big chemical corporations (such as Dow Chemical, BASF, Sabic, INEOS, LyondellBasell, DuPont), the large trading houses (such as Vitol, Glencore, Trafigura, Koch Industries and Cargill), and a few smaller oil and chemical companies, represent a significant percentage of the production, trading and, especially, shipping (terminals) of crude, oil products and chemical products world-wide.

Concerns for the environment have led the oil majors to develop and implement a strict due diligence process when selecting their commercial partners, especially vessels and vessel operators. The vetting process has evolved into a sophisticated and comprehensive assessment of both the vessel and the vessel operator.

While numerous factors are considered and evaluated prior to a commercial decision, the oil majors and the chemical corporations, through their associations, Oil Companies International Marine Forum, or OCIMF, and Chemical Distribution Institute, or CDI, respectively, have developed and are implementing the following basic tools: (a) a Ship Inspection Report Programme, or SIRE; (b) the Tanker Management and Self Assessment, or TMSA, Program; and (c) the Chemical Distribution Institute Marine Scheme, or CDI-M. SIRE is a ship inspection based upon a thorough Vessel Inspection Questionnaire, or VIQ, and performed by OCIMF-accredited inspectors, resulting in a report being logged on SIRE. The report is an important element of the ship evaluation undertaken by any oil major when a commercial need exists. The TMSA is effectively an organizational road map against which a tanker management company can self-assess. CDI-M was created by the chemical industry to improve the safety and quality performance of bulk liquid shipping and provides annual inspection reports on the world fleet of chemical and liquid petroleum gas tankers based on inspections conducted by CDI-M accredited inspectors located in ports around the world. The results are made available to and used by the oil majors for their evaluation, while the management company is expected to develop a comprehensive improvement action plan indicating the actions, milestones and expected completion time for the full compliance with both the key performance indicators and the best practice in the TMSA.

Based upon commercial needs, there are three levels of assessment used by the oil majors: (a) terminal use, which will clear a vessel to call at one of the oil major’s terminals; (b) voyage charter, which will clear the vessel for a single voyage; and (c) term charter, which will clear the vessel for use for an extended period of time. The depth, complexity and difficulty of each of these levels of assessment varies.

While for the terminal use and voyage charter relationships a ship inspection and the operator’s TMSA will be sufficient for the assessment to be undertaken, a term charter relationship also requires a thorough office audit. An operator’s request for such an audit is by no means a guarantee one will be performed; it will take a long record of proven excellent safety and environmental protection on the operator’s part as well as high commercial interest on the part of the oil major to have an office audit performed.

We expect to seek evaluation by certain of the oil majors and big chemical corporations. Few ship management companies worldwide are evaluated by the oil majors and even fewer complete the evaluation successfully.

Acts of piracy on ocean-going vessels could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and the Gulf of Aden off the coast of Somalia. Sea piracy incidents continue to occur, particularly in the Gulf of Aden and increasingly in the Gulf of Guinea, with tanker vessels particularly vulnerable to such attacks. One of the vessels included in our initial fleet was hijacked by Somali pirates on October 31, 2011 in the Gulf of Aden while en route to her discharge port in India. Pirates took control of the vessel and moved her to a location near Somalia with a view of extracting ransom. The vessel was covered by the war risk underwriters, who confirmed cover. The vessel, with crew on board, was detained until its release on June 4, 2012. If piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew and security equipment costs, including costs which may be incurred to employ onboard security armed guards, to comply with Best Management Practices for Protection against Somalia Based Piracy, or BMP4, or any updated version, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention or hijacking as a result of an act of piracy against our vessels, increased costs associated with seeking to avoid such events (including increased bunker costs resulting from vessels being rerouted or travelling at increased speeds as recommended by BMP4), or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and cash flows, and our ability to pay dividends, and may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.

The state of the global financial markets and economic conditions may adversely impact our ability to obtain financing on acceptable terms, which may hinder or prevent us from expanding our business.

Global financial markets and economic conditions have been, and continue to be, volatile. In recent years, operating businesses in the global economy have faced tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets. There has been a general decline in the willingness of banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. Since 2008, lending by financial institutions worldwide remains at very low levels compared to the period preceding 2008. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available if needed by us and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to expand or meet our obligations as they come due or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.

If economic conditions throughout the world do not improve, it could impede our operations.

Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy continues to face a number of new challenges, including uncertainty related to continuing discussions in the United States regarding the U.S. federal debt ceiling and mandatory reductions in federal spending (together with widespread skepticism about the implementation of any resulting agreements), continuing turmoil and hostilities in the Middle East, North Africa and other geographic areas and continuing economic weakness in the European Union. There has historically been a strong link between the development of the world economy and demand for energy, including oil and gas. An extended period of deterioration in the outlook for the world economy could reduce the overall demand for oil and gas and for our services. Such changes could adversely affect our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

The economies of the United States, the European Union and other parts of the world continue to experience relatively slow growth or remain in recession and exhibit weak economic trends. The credit markets in the United States and Europe have experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government and state governments and European authorities continue to implement a broad variety of governmental action and/or new regulation of the financial markets. Global financial markets and economic conditions have been, and continue to be, severely disrupted and volatile. We face risks attendant to changes in economic conditions, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. We cannot predict how long current market conditions will last. However, these continuing economic and governmental factors, together with any concurrent decline in charter rates and vessel values, may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends, and may cause the price of our common shares to decline.

A further economic slowdown in the U.S., the European Union or the Asia Pacific region could have a material adverse impact on our business, financial condition, results of operations and cash flows, and our ability to pay dividends, and could cause the price of our common shares to decline.

A significant number of the port calls we expect our vessels to make will likely involve the loading or discharging of cargo in ports in the U.S., the European Union, or certain Asian countries, particularly in China, India, Indonesia or Japan. As a result, a negative change in economic conditions in the U.S., the European Union or certain Asian countries, particularly in China, India, Indonesia or Japan, could have an adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends, and could cause the price of our common shares to decline. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product, although the growth rate of China’s economy slowed significantly since 2008. We cannot assure you that the Chinese economy will not experience a significant contraction in the future. Moreover, a significant or protracted slowdown in the economies of the United States, Europe or various Asian countries may adversely affect economic growth in China and elsewhere.

Changes in the price of fuel, or bunkers, may adversely affect our results of operations and cash flows.

Fuel used by our tankers, “bunker fuel”, constitutes one of the major expenses of the vessels trading on voyage charters. Voyage charter arrangements generally provide that the vessel owner or pool operator bear the cost of fuel in the form of bunkers, which is a significant vessel voyage expense. With respect to our vessels employed on time charter, the charterer is generally responsible for the cost and supply of fuel, however such cost may affect the charter rates we are able to negotiate for our vessels. Changes in the price of fuel may adversely affect our results of operations and cash flows, since some of our vessels might trade from time to time in the spot market. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries, or OPEC, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to complex laws and regulations, including environmental laws and regulations, which can adversely affect our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, the U.S. Oil Pollution Act of 1990, or OPA, requirements of the U.S. Coast Guard and the U.S. Environmental Protection Agency, or EPA, the International Maritime Organization, or IMO, the International Convention on Civil Liability for Oil Pollution Damage of 1969 (as from time to time amended and generally referred to as CLC), the IMO International Convention on Civil Liability for Bunker Oil Pollution Damages, the IMO International Convention for the Prevention of Pollution from Ships of 1973 (as from time to time amended and generally referred to as MARPOL), including the designation of Emission Control Areas thereunder, the IMO International Convention for the Safety of Life at Sea of 1974 (as from time to time amended and generally referred to as SOLAS), the IMO International Convention on Load Lines of 1966 (as from time to time amended), the U.S. Maritime Transportation Security Act of 2002 and the International Labour Organization (ILO) Maritime Labour Convention (MLC). Compliance with such laws and regulations, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast and bilge waters, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes or changes to existing laws that may affect our operations or require us to incur additional expenses to comply with such regulatory initiatives, statutes or laws. These costs could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations.

Our operations involve the use, storage and disposal of chemicals and other hazardous materials and wastes. We are subject to applicable federal, state, local and foreign health, safety and environmental laws relating to the protection of human health and the environment, including those governing discharges of pollutants into the air and water, the generation, management and disposal of hazardous materials and wastes and the clean-up of contaminated sites. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil in U.S. waters, including within the 200-nautical mile exclusive economic zone around the United States. In addition, some environmental laws, such as the Comprehensive Environmental Response Compensation and Liability Act, or CERCLA, similar state or foreign statutes and common law, can impose liability for the entire clean-up of contaminated sites or for third-party claims for property damage and personal injury, regardless of whether the current owner or operator owned or operated the site at the time of the release of contaminants or the legality of the original disposal activities. For example, in September 2009, while one of the vessels included in our initial fleet was discharging its cargo at a port in Chile, a viscous substance used as a bunker fuel was detected in the vicinity of the vessel. Although the substance was controlled by the Chilean Navy and cleaning operations were carried out in cooperation with the local representatives of the vessel owner’s P&I club, a pollution limitation fund was established by the P&I club to address the outcome of proceedings commenced by the government of Chile and other interested parties in connection with this incident. In addition, further legislation, or amendments to existing legislation, may require additional capital expenditures or operating expenses in order for us to maintain compliance with international and/or national regulations.

An oil spill could also result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages, including punitive damages, and could harm our reputation with current or potential charterers of our tankers. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

We are exposed to substantial risks and hazards that are inherent in the industry in which we operate, which may result in loss of revenues, increased expenses, or liabilities which may potentially exceed our insurance coverage and contractual indemnity provisions.

The international shipping industry is an inherently risky business involving global operations. These risks can arise from, for example:

• marine disasters, such as collisions or other problems involving our tankers or other equipment;

• pollution caused by leaks or spills of oils, chemicals or other products transported by our tankers;

• injury, death or property damage caused by mechanical failures involving our equipment or human error involving our employees;

• terrorism, war or other hostilities affecting our operations;

• piracy or hijackings involving our tankers;

• explosions and fires involving the chemical or other liquid products that we transport or involving our equipment; and

• other similar circumstances or events.

These risks are exacerbated for us because a significant portion of the cargo we transport involves hazardous chemicals. All of the products we carry must be handled with extreme care and require significant expertise. While we currently insure our tankers against property loss due to a catastrophic marine disaster, mechanical failure or collision, including loss of or damage to third-party property, death or injury to employees or third parties and statutory workers’ compensation protection, we cannot assure you that the amount of insurance we carry will be sufficient to protect us fully in all events, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. A successful liability claim for which we are underinsured or uninsured could have a material adverse effect on us. Litigation arising from any such event may result in our being named a defendant in lawsuits asserting large claims. Any such event may result in a substantial increase in our costs and a substantial loss of revenue.

Our operations involve the use, storage and disposal of chemicals and other hazardous materials and wastes, all of which could expose us to liability for significant environmental damage and liability if such chemicals, materials and wastes are not handled properly.

Our operations involve the use, storage and disposal of chemicals and other hazardous materials and wastes, all of which could pose a potential threat to the environment if not handled properly. There are a number of rules and regulations surrounding shipping, the handling of hazardous materials and wastes, and the protection of human health and the environment, all of which are all aimed at ensuring safer operations and better preparedness, in the event of spills and accidents. In addition, some environmental laws, such as CERCLA, similar state statutes and common laws, can impose liability for the entire clean-up of contaminated sites or for third-party claims for property damage and personal injury, regardless of whether the current owner or operator owned or operated the site at the time of the release of contaminants or the legality of the original disposal activities. Accordingly, there could be incidents not caused by us, where we could be liable for environmental damage in the form of spills, damage to marine life or animal habitat. The consequence of such environmental damage could be significant costs related to the clean-up of spills, salvage costs and fines, as well as costs related to reputational damage. Although we have insurance covering such events, the full cost could exceed our insurance coverage.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and cause disruption of our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In 2002 the U.S. Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the

United States. These security procedures can result in delays in the loading, offloading or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, carriers. Future changes to existing security procedures may be implemented that could affect the chemical tanker sector. These changes have the potential to impose additional financial and legal obligations on carriers and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative effect on our business, revenues and customer relations.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and could reduce our earnings and available cash.

The hull and machinery of every commercial vessel must be certified as being “in class” by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. We expect our vessels to be on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry-docked every two to three years for inspection of its underwater parts. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable, which could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

If we fail to comply with international safety regulations, we may be subject to increased liability, which may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the IMO’s International Safety Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of safety and environmental protection policies setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If we fail to comply with the ISM Code, we may be subject to increased liability or our existing insurance coverage may be invalidated or decreased for our affected vessels. Such failure may also result in a denial of access to, or detention in, certain ports.

The market values of our vessels may decrease, which could cause us to breach covenants in our credit facilities and adversely affect our results of operations.

The market values of chemical tankers have generally experienced high volatility. The trading prices for chemical tankers declined significantly from historically high levels reached in early 2008 and remain at relatively low levels. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charterhire rates, competition from other shipping companies and other modes of transportation, types, sizes and ages of vessels, applicable governmental regulations and the cost of newbuildings. If the market value of our fleet declines, we may not be able to obtain other financing or incur debt on terms that are acceptable to us or at all. A decrease in these values could also cause us to breach certain covenants that are contained in financing agreements that we may enter into from time to time. If the recoverable amounts of our vessels further decline and we do breach such covenants and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on vessels in our fleet. If we sell any vessel at any time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount on our financial statements, resulting in a loss and a reduction in earnings. Any such reduction could result in a lower price of our common shares.

If our vessels suffer damage, we may experience unexpected dry-docking costs and delays or total loss of our vessels, which may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

The operation of an ocean-going vessel carries inherent risks. Our vessels and their cargoes will be at risk of being damaged or lost because of events such as marine disasters, bad weather, business interruptions caused by mechanical failures, grounding, fire, explosions, collisions, human error, war, terrorism, piracy, cargo loss, latent defects, acts of God and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These hazards may result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates, damage to our customer relationships, market disruptions, delay or rerouting, which may also subject us to litigation. In addition, the operation of tankers has unique operational risks associated with the transportation of chemical products. A chemical or oil spill may cause significant environmental damage, and the associated costs could exceed the insurance coverage available to us. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the chemicals or oil transported in tankers.

If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and may be substantial. We may have to pay dry-docking costs that our insurance does not cover at all or in full. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at dry-docking facilities is sometimes limited and not all dry-docking facilities are conveniently located. We may be unable to find space at a suitable dry-docking facility or our vessels may be forced to travel to a dry-docking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel or be towed to more distant dry-docking facilities may adversely affect our business, financial condition, results of operations and cash flows. Further, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs, or loss which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We operate our vessels worldwide and as a result, our vessels are exposed to international risks which may reduce revenue or increase expenses.

The international shipping industry is an inherently risky business involving global operations. Our vessels are at risk of damage or loss because of events such as marine disasters, bad weather, business interruptions caused by mechanical failures, grounding, fire, explosions, collisions, human error, war, terrorism, piracy, cargo loss, latent defects, acts of God and other circumstances or events. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping routes and result in market disruptions which may reduce our revenue or increase our expenses.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and transshipment points. Inspection procedures can result in the seizure of the cargo and/or our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

Political instability, terrorist or other attacks, war or international hostilities can affect the chemical tanker industry, which may have a material adverse effect on our business, financial condition, results of operations and our cash flows, and our ability to pay dividends.

We conduct most of our operations outside of the United States, and our business, financial condition, results of operations and cash flows, and our ability to pay dividends, may be adversely affected by the effects of political instability, terrorist or other attacks, war or international hostilities. Continuing conflicts and recent developments in the Middle East, including Syria, Egypt, and North Africa, including Libya, and the presence of the United States and other armed forces in Afghanistan may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability and uncertainty in global financial markets. As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. Future terrorist attacks could result in increased volatility of the financial markets and negatively impact the U.S. and global economy. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea, Arabian Sea, Red Sea, the Gulf of Aden off the coast of Somalia, the Indian Ocean and the Gulf of Guinea. Any of these occurrences, or the perception that our vessels are potential terrorist targets, could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

Our vessels may call on ports located in countries that are subject to restrictions imposed by the U.S. government, the European Union, the United Nations and other government or agencies, which could adversely affect the price of our common shares.

The United States, the European Union, the United Nations and other governments and their agencies impose sanctions and embargoes on certain countries and maintain lists of countries, individuals or entities they consider to be state sponsors of terrorism. From time to time on charterers’ instructions, our vessels may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria, and in the past, in what we believe were conducted in compliance with then applicable sanctions and embargo laws, certain of our vessels have made port calls to Cuba, Iran and Sudan during the period January 1, 2009 through December 31, 2013 as described below. One of the vessels included in our initial fleet made three calls to a port in Cuba while under a time charter to a company based in the Netherlands during 2009. Another vessel made a call to a port in Iran in March 2010 involving the export of materials from Iran, at the commencement of a time charter contract to a company based in Iran which was terminated by us in July 2010 for non-payment. The same vessel was on a time charter contract to a company based in Cuba, beginning in October 2010 until the charter expired in June 2011. The same vessel, while under voyage charters, called two ports in Cuba in May and June 2013, and called one port in Sudan in September 2013. The same vessel has called U.S. ports multiple times between July 2012 and January 2013, and has been inspected by the U.S. Coast Guard and vetted by various oil majors (such as Shell and Statoil). While under a time charter to a company based in Hong Kong which expired in March 2012, another vessel included in our initial fleet called two ports in Iran involving the export of materials from Iran, once in March 2011 and again in February 2012. The revenue derived by us attributable to the time charter contracts linked with calling Cuban ports during the period from January 1, 2009 through December 31, 2013 was approximately $4.2 million, accounting for approximately 5.3% of the aggregate revenue earned by us during that period. The revenue derived by us attributable to the voyage charters that called on ports in Cuba and Sudan during 2013 is approximately $1.0 million, accounting for approximately 3.7% of our revenue for our fiscal year ending December 31, 2013. The revenue derived by us attributable to the time charter contracts linked with calling Iranian ports during the period from January 1, 2010 through December 31, 2013 was approximately $1.2 million, accounting for approximately 1.6% of the aggregate revenue earned by us during that period.

To the best of our knowledge, the vessels included in our initial fleet have not made any calls to ports in Syria during the period such vessels have been managed by any of our affiliates. Sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time.

With effect from July 1, 2010, the United States enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions on companies, such as ours, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. On November 21, 2011, President Obama issued Executive Order 13590, which authorized sanctions for knowingly, on or after November 21, 2011, selling, leasing, or providing to Iran goods, services, technology, or support that (i) has a fair market value of $1 million or more or that, during a 12-month period, has an aggregate fair market value of $5 million or more, and that could directly and significantly contribute to the maintenance or enhancement of Iran’s ability to develop petroleum resources located in Iran, or (ii) has a fair market value of $250,000 or more or that, during a 12-month period, has an aggregate fair market value of $1 million or more, and that could directly and significantly contribute to the maintenance or expansion of Iran’s domestic production of petrochemical products. In addition, on May 1, 2012, President Obama signed Executive Order 13608, which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. Dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years. Finally, in January 2013, the U.S. enacted the Iran Freedom and Counter-Proliferation Act of 2012, or the IFCPA, which expanded the scope of U.S. sanctions on any person that is part of Iran’s energy, shipping or shipbuilding sector and operators of ports in Iran, and imposes penalties on any person who facilitates or otherwise knowingly provides significant financial, material or other support to these entities.

Although we believe that we have been in compliance with all then applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future or that governmental authorities, including the U.S. Department of State or Treasury, may not come to a different conclusion regarding the applicability of such sanctions and embargos on our past conduct, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Sanctions are complex, are changing at a rapid pace, and are dependent on the facts and circumstances of a particular voyage or transaction. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business and result in loss of our insurance coverage, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. Furthermore, even though we try to ensure that our counterparties are not a designated entity under sanction legislation, that they are not acting on behalf of or that they are not directly or indirectly owned by entities which are designated entities under such legislation and that no other parties involved are so designated this involves a great risk and we are exposed to potentially severe penalties, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations under an otherwise lawful contract or transaction with a third party which separately and subsequently becomes involved in sanctionable conduct. Investor perception of the value of our common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports where smugglers may attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, financial condition, results of operations, cash flows, and our ability to pay dividends.

Maritime claimants could arrest our vessels, which would have a negative effect on our cash flows.

Crew members, suppliers of goods and services to a vessel, shippers and receivers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our business or require us to pay large sums of money to have the arrest lifted, which would have a negative effect on our cash flows. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, which may negatively impact our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels may negatively impact our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

Technological innovation could reduce our charter hire income and the value of our vessels.

The charterhire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new chemical tankers are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charterhire payments we receive for our vessels once their initial charters expire and the resale value of our vessels could significantly decrease. As a result, our financial condition, results of operations and cash flows, and our ability to pay dividends, could be adversely affected.

Any eco-design tankers we acquire may not have fuel savings or other cost savings we anticipate.

We have signed a letter of intent with a Korean shipyard for an initial four newbuilding stainless steel chemical tankers included in our proposed expansion fleet with scheduled delivery dates expected to begin in 2016, and for the option to acquire an additional two eco-design newbuilding mid-size stainless steel chemical tankers included in our proposed expansion fleet with potential delivery dates during 2017. We expect these eco-design newbuildings to incorporate many technological improvements, such as more efficient hull forms matched with more efficient propellers and decreased water resistance, which are designed to optimize speed and fuel consumption and reduce emissions. While we expect these eco-design vessels to achieve fuel savings over non-eco-design vessels and, in turn increase demand for our charters, there is no assurance that any eco-design vessels we acquire will in fact achieve fuel savings over non eco-design vessels. If any eco-design tankers we acquire do not achieve the fuel savings and other cost reduction benefits that we anticipate, competition from vessels without these technological improvements, but with lower charter rates, could adversely affect the amount of charterhire payments we receive for such eco-design vessels and, in turn, our return on investment in the eco-design vessels. As a result, our financial condition, results of operations and cash flows, and our ability to pay dividends, could be adversely affected.

If labor or other interruptions are not resolved in a timely manner, they could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

We, indirectly through our technical managers, employ masters, officers and crews to man our vessels. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest or any other interruption arising from incidents of whistleblowing whether proven or not, could prevent or hinder our operations from being carried out as we expect and could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

Adverse weather and other natural conditions may impact our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

Inclement weather conditions may impact our operations. Our tankers and their cargoes are at risk of being delayed, damaged or lost because of bad weather. Unpredictable weather patterns in winter months tend to disrupt scheduling, impacting our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

RISKS RELATED TO OUR PLANNED BUSINESS AND OPERATIONS

We are a recently formed company with no history of operations on which investors may assess our performance.

We are a recently formed company with no performance record and operating history, and, therefore, limited historical financial information upon which you can evaluate our operating performance, ability to implement and achieve our business strategy or ability to pay dividends in the future. We cannot assure you that we will be successful in implementing our business strategy. We will have no vessels prior to the closing of this offering and upon the closing of this offering our fleet initially will be composed of only five vessels in operation with a relatively short operating history. Accordingly, there can be no assurance that our business strategy and operations will be successful.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to “emerging growth companies” will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the Securities Act of 1933, as amended, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This election is irrevocable.

In addition, because of our emerging growth company status, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if, among other things, we have more than $1.0 billion in “total annual gross revenues” during the most recently completed fiscal year.

Because the PCAOB is not currently permitted to inspect our independent accounting firm, you may not benefit from such inspections.

Auditors of U.S. public companies are required by law to undergo periodic PCAOB inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. Certain European Union countries, including Greece, do not currently permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they are part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB is prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike shareholders of most U.S. public companies, we and our shareholders are deprived of the possible benefits of such inspections.

If we do not identify suitable vessels and/or shipping companies for acquisition or do not successfully integrate any acquired vessels and/or shipping companies, we may not be able to grow or effectively manage our growth.

One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

• identify suitable vessels and/or shipping companies for acquisitions at attractive prices;

• identify businesses engaged in managing, operating or owning vessels for acquisitions or joint ventures;

• integrate any acquired tankers or businesses successfully with our existing operations;

• hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

• identify additional new markets;

• improve our operating, financial and accounting systems and controls; and

• obtain required financing for our existing and new vessels and operations.

Our failure to effectively identify, purchase, develop and integrate any tankers and/or shipping companies could adversely affect our business, financial condition, results of operations and cash flows, and our ability to pay dividends. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand our operations and increase the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, acquisitions may require additional equity issuances or debt issuances (with amortization payments), both of which could lower available cash. If we are unable to execute the points noted above, our business, financial condition, results of operations and cash flows, and our ability to pay dividends, may be materially adversely affected.

Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired vessels and operations into existing infrastructures. The expansion of our operations and increase in the size of our fleet may impose significant additional responsibilities on our management and staff, and the management and staff of our managers (including technical managers), and may necessitate that we, and they, increase the number of personnel to support such expansion. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with such growth plans.

Delays in deliveries of vessels included in our fleet, our decision to cancel an order for purchase of a vessel or our inability to otherwise complete the acquisitions of additional vessels for our fleet, could harm our results of operations.

We expect to purchase additional vessels from time to time, including the initial four newbuildings included in our proposed expansion fleet, the delivery of which could be delayed, not completed or cancelled, which would delay or eliminate our expected receipt of revenues under charters or other contracts related to the commercial employment of vessels. We do not derive any revenue from a vessel until after its delivery and will be required to pay substantial sums as progress payments during construction of a newbuilding or as a deposit on a secondhand vessel. While we expect to have refund guarantees from financial institutions with respect to such progress payments and deposits in the event a vessel is not delivered by the shipyard or seller or is otherwise not accepted by us, there is the potential that we may not be able to collect all or a portion of such refund guarantees, in which case we would lose the amounts of monies we have advanced to the shipyards for such progress payments or to sellers as deposits.

The delivery of vessels could be delayed, cancelled or otherwise not completed because of, among other things:

• work stoppages or other labor disturbances or other events that disrupt the operations of the shipyard building the vessels;

• quality or other engineering problems;

• changes in governmental regulations or maritime self-regulatory organization standards;

• bankruptcy or other financial crisis of the shipyard building the vessels;

• a backlog of orders at the shipyard building the vessels;

• our requests for changes to the original vessel specifications;

• shortages or delays in the receipt of necessary construction materials, such as steel;

• our inability to obtain requisite financing or make timely payments or the inability of a shipyard to obtain adequate refund guarantees;

• hostilities or political or economic disturbances in the countries where the vessels are being built;

• weather interference or catastrophic event, such as a major earthquake or fire;

• our inability to obtain requisite permits or approvals; or

• a dispute with the shipyard building the vessels.

The delivery of the vessels we propose to acquire could also be delayed because of, among other things, non-performance by the shipbuilder or seller or damage to or destruction of vessels prior to the delivery date. In addition, the shipbuilder or seller could fail to obtain an adequate refund guarantee issued by a suitable financial institution, deliver to us a vessel as agreed or we could cancel a purchase contract for such vessel because the shipbuilder or seller has not met its obligations. Furthermore, we may place an order for a newbuilding with a shipyard that does not have an established track record for building stainless steel chemical tankers, in which case there is an increased risk that the shipyard may be unable to deliver the vessels to us, that we may cancel the order because the shipyard has not met all of its obligations under the newbuilding contract or that the vessels may have substantial latent defects. We do not carry delay of delivery insurance to cover any losses that are not covered by delay penalties in our newbuilding contracts. If the delivery of any vessel is materially delayed or cancelled or a vessel is delivered to us with substantial defects, especially if we have committed the vessel to a charter under which we become responsible for substantial liquidated damages to the customer as a result of the delay or cancellation, our business, financial condition, results of operations and cash flows could be adversely affected.

New vessels may experience initial operational difficulties.

New vessels, during their initial period of operation, have the possibility of encountering structural, mechanical and electrical problems. Normally, we will receive the benefit of a warranty from the shipyard for newbuildings, but we cannot assure you that the warranty will be able to resolve any problem with the vessel without additional costs to us.

In an industry such as chemical transportation, operational difficulties with newly delivered vessels may affect our commercial reputation either temporarily or permanently. In addition, to the extent that our fleet includes sister vessels, mechanical design, electrical or other problems may affect more than one of our vessels simultaneously.

Our proposed expansion fleet includes a set of sister ships, which have identical specifications. As a result, any latent design or equipment defect discovered in one of our sister ships will likely affect all of the other sister vessels.

Our proposed expansion fleet includes a set of four sister ships. The vessels in each set of sister ships were or will be built based on standard designs and are uniform in all material respects. Any latent design defects in one of the sister ships would likely affect all of its respective sister ships. We cannot assure you that latent defects will not be discovered in any of these vessels. In addition, all vessels that are sister ships have the same or similar equipment as all other such vessels. As a result, any equipment defect discovered in one vessel may affect one or all of the vessels that are sister ships with that vessel. Any disruptions in the operation of the vessels in our fleet, resulting from any such defects could adversely affect our business, financial condition and operating results.

We will be required to make substantial capital expenditures to expand the number of vessels in our fleet and to maintain all our vessels, which will be dependent on additional financing.

Our business strategy is based in part upon the expansion of our fleet through the purchase of additional vessels. We currently estimate, based upon current and anticipated market conditions, our capital expenditures on the acquisition of vessels in 2014 will be between $150 million and $200 million, which assumes that we successfully complete this offering. Please see “Use of Proceeds” for additional information. In addition, we will incur significant maintenance costs for our current and any newly-acquired vessels. A newbuilding vessel must be dry-docked within five years of its delivery from a shipyard, and vessels are typically dry-docked every 2.5 to 5 years thereafter depending on the vessel, not including any unexpected repairs. We estimate the cost to dry-dock a vessel to be between $500,000 and $1,500,000, depending on the size and condition of the vessel and the location of dry-docking.

We intend to arrange a credit facility following the completion of this offering. There can be no assurance we will be successful in obtaining a credit facility on acceptable terms or at all. To fund any shortfall for purchasing other vessels or dry-docking costs from time to time, we may be required to incur additional borrowings or raise capital through the sale of debt or additional equity securities. Use of cash from operations will reduce available cash. Our ability to obtain bank financing or to access the capital markets for future debt and equity offerings may be limited by our financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control.

If we cannot take delivery or complete the purchase of vessels in our fleet, we may use a portion of the proceeds from this offering for corporate purposes with which you may not agree.

If we cannot take delivery of vessels included in our fleet or complete the purchase of vessels included in our proposed expansion fleet, if the sellers fail to deliver any vessels to us as agreed, or if we cancel a purchase because a seller has not met its obligations, our management will have the discretion to apply the proceeds of this offering that we would have used to purchase those vessels to acquire other vessels. In particular, certain events may arise that could result in us not taking delivery of a vessel, such as a failure by the shipyard to obtain an appropriate refund guarantee issued by a suitable financial institution, a total loss of a vessel, a constructive total loss of a vessel, or substantial damage to a vessel prior to its delivery. We will not escrow the proceeds from the offering and will not return the proceeds to you if we do not take delivery of one or more vessels. If we do not take delivery of one or more vessels included in our fleet or complete the purchase of vessels included in our proposed expansion fleet, we will seek to use some or all of the net proceeds of this offering that we intended to use to fund those acquisitions to acquire other newbuildings or secondhand vessels. It may take a substantial period of time before we can locate and purchase other suitable vessels. During this period, the portion of the proceeds of the offering originally planned for the acquisition of these vessels will be invested on a short-term basis and therefore will not yield returns at rates comparable to those these vessels might have earned.

We may not be able to successfully identify appropriate secondhand vessels to acquire or complete the acquisition of secondhand vessels or newbuildings included in our fleet on terms satisfactory to us.

Our proposed expansion fleet includes five secondhand stainless steel chemical tankers each with approximately 20,000 to 25,000 Dwt of capacity. Our acquisition of these and other secondhand vessels is subject to, among other things, identification of appropriate vessels and successfully negotiating the acquisition of such vessels from their current owners on terms satisfactory to us. We cannot assure you that we will be able to successfully identify such additional vessels or successfully negotiate and complete any intended acquisitions on terms satisfactory to us. Any acquisition of secondhand vessels may be conditional on, for example, the consent of the present charterers of such vessels. In addition, we have signed a letter of intent with a Korean shipyard for the construction of the newbuilding vessels in our proposed expansion fleet. The acquisition of these newbuildings is subject to, among other conditions, the negotiation and documentation of definitive contracts and the delivery by the shipyard of an appropriate refund guarantee issued by a suitable financial institution. We may not be able to enter into definitive contracts or acquire these vessels on terms satisfactory to us. If we do not enter into definitive contracts or are unable to acquire these vessels for any reason

(including being unable to obtain the necessary financing), the effectuation of our growth plans may be adversely affected which could, in turn, result in an adverse effect on our financial condition, results of operations and cash flows, and our ability to pay dividends.

We will not be able to take advantage of favorable opportunities in the spot market with respect to vessels employed on medium to long-term time charters.

As of March 1, 2014, three of the vessels included in our initial fleet were employed under fixed rate time charter agreements with an average remaining duration of approximately five months. When our existing time charter agreements expire and upon delivery of our vessels under construction or to be ordered, we may enter into new time charter agreements for periods of one year or longer or employ the vessels in the spot market. Vessels committed to medium- and long-term time charters may not be available for spot charters during periods of increasing charterhire rates, when spot charters might be more profitable.

If we purchase and operate secondhand vessels, we will be exposed to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.

Our current business strategy includes additional growth through the acquisition of newbuildings and secondhand vessels. While we typically inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties from the builders of the secondhand vessels that we acquire. In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, at the end of a vessel’s useful life, our revenues will decline, which would adversely affect our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, financial condition, results of operations and cash flows, and our ability to pay dividends, would be adversely affected. Any funds set aside for vessel replacement will not be available for dividends.

An increase in operating or voyage costs would decrease earnings and cash flow.

Under our charter agreements for the three operating vessels included in our initial fleet that are currently employed under fixed time charters, the charterer is responsible for voyage expenses and we are responsible for the vessel operating expenses. For vessels employed by us under voyage charters, we are typically responsible for voyage expenses vessel operating expenses of those vessels. If any of our vessels were employed in a commercial pool arrangement in the future, we would be responsible for voyage expenses and vessel operating expenses. Our vessel operating expenses comprise of all expenses relating to the operation of the vessels, including crewing, insurance, repairs and maintenance, stores, lubricants, spares and consumables, professional and legal fees and other operating expenses, which expenses depend on a variety of factors, many of which are beyond our control. Our vessels’ voyage expenses (for voyage chartered vessels) include items such as fuel, port disbursements payable to local agencies, various port and berth dues and freight tax. If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-docking repairs are unpredictable and can be substantial. Increases in any of these expenses would decrease earnings and cash flow.

If we are unable to operate our vessels profitably, we may be unsuccessful in competing in the highly competitive international chemical tanker market, which would negatively affect our financial condition and our ability to expand our business.

The operation of chemical tanker vessels and transportation of chemical products is extremely competitive, in an industry that is capital intensive and highly fragmented. Competition arises primarily from other tanker owners, some of which have substantially greater resources than we do. Competition for the transportation of chemicals can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. We may be unable to compete effectively with other tanker owners.

Our market share may decrease in the future. We may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.

The failure of our charterers to meet their obligations under our time charter agreements, on which we depend for a majority of our revenues, could cause us to suffer losses or otherwise adversely affect our business.

As of March 1, 2014, three of the operating vessels included in our initial fleet were employed under fixed rate time charter agreements with an average remaining duration of approximately five months. The remaining two operating vessels included in our initial fleet are employed in the spot market. When our existing time charter agreements expire and upon delivery of our vessels to be ordered, we may enter into new medium-term time charter agreements or employ such vessels in the spot market, in accordance with our chartering strategy. The ability and willingness of each of our counterparties to perform its obligations under a time charter agreement with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the chemical tanker shipping industry and the overall financial condition of the counterparties. Charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities. In addition, in depressed market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charters. Our customers may fail to pay charterhire or attempt to renegotiate charter rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters may be at lower rates. Where we plan to employ a vessel in the spot charter market, we intend to generally employ the vessel directly into the spot market or place such vessel in a commercial tanker pool managed by a pool manager that pertains to that vessel’s size class or alternatively, we may enter into a voyager charter or other short-term time charter. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows, our ability to pay dividends, and compliance with covenants in our future credit facilities.

Our charterers may terminate or default on their charters, which could adversely affect our business, financial condition, results of operations and cash flows.

Our charters may terminate earlier than the dates indicated in this prospectus. The terms of our charters vary as to which events or occurrences will cause a charter to terminate or give the charterer the option to terminate the charter, but these generally include a total or constructive loss of the relevant vessel, the requisition for hire of the relevant vessel, the dry-docking of the relevant vessel for a certain period of time or the failure of the relevant vessel to meet specified performance criteria. In addition, the ability of each of our charterers to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the tanker industry, the charter rates received for specific types of vessels and various operating expenses. The costs and delays associated with the default by a charterer under a charter of a vessel may be considerable and may adversely affect our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

We cannot predict whether our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms similar to our current charters or at all. In the future, we may also employ our vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market. Where we plan to employ a vessel in the spot charter market, we intend to generally employ the vessel directly into the spot market or place such vessel in a commercial tanker pool managed by a pool manager that pertains to that vessel’s size class or, alternatively, we may enter into a short-term time charter.

If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, our earnings and cash flow may be significantly reduced or eliminated.

Our ability to pay dividends may be limited by the amount of cash we generate from operations following the payment of fees and expenses, by the establishment of any reserves and by additional factors unrelated to our profitability.

We intend to pay quarterly dividends. The amount of dividends we will be able to pay will depend upon the amount of cash we generate from our operations. We may not, however, have sufficient cash available each quarter to pay dividends, as a result of insufficient levels of profit, restrictions on the payment of dividends and the decisions of our management and directors. The amount of cash we will have available for dividends may fluctuate in relation to, among other things:

• the rates we obtain from our charters as well as the rates obtained upon the expiration of our existing charters;

• the level of our operating expenses;

• the number of unscheduled off-hire days and the timing of, and number of days required for, scheduled dry-docking of our vessels;

• vessel acquisitions and related financings, such as restrictions in our credit facilities and in any future debt programs;

• prevailing global and regional economic and political conditions;

• the effect of governmental regulations and maritime self-regulatory organization standards, including with respect to environmental and safety matters, on the conduct of our business; and

• changes in the bases of taxation of our activities in various jurisdictions.

The actual amount of cash we will have available for dividends will also depend on many factors, including:

• changes in our operating cash flows, capital expenditure requirements, working capital requirements and other cash needs;

• our fleet expansion strategy and associated uses of our cash and our financing requirements;

• modification or revocation of our dividend policy by our board of directors;

• the amount of any cash reserves established by our board of directors; and

• restrictions under Marshall Islands law.

The amount of cash we generate from our operations may differ materially from our profit or loss for the period, which may be affected by non-cash items. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends. Our future credit facilities may also restrict our ability to declare and pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default. In addition, Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings in excess of consideration received for the sale of shares above the par value of the shares), or while a company is insolvent or if it would be rendered insolvent by the payment of such a dividend, and any such dividend may be discontinued at the discretion of our board of directors. As a result of these and other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record income.

Our ability to obtain debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.

The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain debt financing at all or at a higher than anticipated cost may materially affect our business, financial condition and results of operations, and our ability to implement our business strategy.

Servicing debt which we may incur in the future would limit funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under the credit facility we expect to enter into after the completion of this offering will require us to dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments will limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. We expect that amounts borrowed under this credit facility will bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our earnings and cash flow would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the chemical tanker industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to:

• seek to raise additional capital;

• refinance or restructure our debt;

• sell tankers; or

• reduce or delay capital investments.

However, these alternatives, if necessary, may not be sufficient to allow us to meet our future debt obligations. If we are unable to meet our future debt obligations or if some other default occurs under our future credit facilities, the lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt even though the majority of the proceeds used to purchase the collateral vessels did not come from our credit facilities.

We are a holding company and depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

We are a holding company, and our subsidiaries, which are all directly and indirectly wholly owned by us, conduct all of our operations and own all of our operating assets. As a result, our ability to satisfy our financial obligations and to pay dividends to our shareholders depends on the ability of our subsidiaries to generate profits available for distribution to us and, to the extent that they are unable to generate profits, we will be unable to pay dividends to our shareholders.

We have no history operating as a publicly traded entity and will incur increased costs as a result of being a publicly traded corporation.

Upon completion of this offering, we will be a public company, and as such, we will have significant legal, accounting and other expenses in addition to our initial registration and listing expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, have imposed various requirements on public companies, including changes in corporate governance practices, and these requirements may continue to evolve. We and our management personnel, and other personnel, if any, will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

Sarbanes-Oxley requires, among other things, that we maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. Our compliance with Sarbanes-Oxley may require that we incur substantial accounting expenses and expend significant management efforts.

We cannot assure you that we will enter into a credit facility or that if we do so that we will be able to borrow all or any of the amounts committed thereunder.

We intend to enter into a credit facility following the completion of this offering. However, we cannot assure you that we will enter into this credit facility on terms acceptable to us or that if we do so that we will be able to borrow all or any of the amounts committed thereunder.

If we enter into a credit facility following the completion of this offering, this facility is likely to contain restrictive covenants that will limit the amount of cash that we may use for other corporate activities, which could negatively affect our growth and cause our financial performance to suffer.

Any credit facility that we may enter into following the completion of this offering is likely to impose operating and financial restrictions on us. These restrictions may limit our ability, or the ability of our subsidiaries party thereto to:

• pay dividends and make capital expenditures if we do not repay amounts drawn under our credit facilities or if there is another default under our credit facilities;

• incur additional indebtedness, including the issuance of guarantees;

• create liens on our assets;

• change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel;

• sell our vessels;

• merge or consolidate with, or transfer all or substantially all our assets to, another person; or

• enter into a new line of business.

Any credit facility that we may enter into following the completion of this offering is likely to require us to maintain specified financial ratios and satisfy financial covenants. These financial ratios and covenants could include requirements that:

• we maintain corporate leverage of less than a specified percentage;

• we maintain minimum cash and cash equivalents based on the number of vessels owned and chartered-in and debt service requirements;

• the aggregate fair market value of our vessels plus any additional collateral shall be no less than a specified percentage range of the debt outstanding (value maintenance covenant); and

• we maintain a corporate net worth of not less than a specified amount.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. We have also experienced incidents of covenant non-compliance in the past that have subsequently been restored. Despite such incidents of covenant non-compliance that constituted events of default under such loan facilities, no action was or has been taken by the lenders in connection with such incidents, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Existing Debt Facilities” on pages 61-62 for additional information. We also expect all of our existing loan facilities to be repaid in full by the proceeds of this offering. See “Use of Proceeds”. We cannot assure you that we will not experience incidents of non-compliance with covenants in any credit facilities that we may arrange in the future. Our lenders' interests may be different from ours and we may not be able to obtain our lenders' permission when needed. This may limit our ability to pay dividends to you if we determine to do so in the future, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

We currently derive a significant portion of our revenues from a limited number of customers, and the loss of any customer or charter or vessel could result in a significant loss of revenues and cash flow.

To the extent we derive a significant portion of our revenues and cash flow from a limited number of customers, a loss of a customer could result in a significant loss of revenues and cash flow. We could lose a customer or the benefits of a charter if:

• the customer faces financial difficulties forcing it to declare bankruptcy or making it impossible for it to perform its obligations under the charter, including the payment of the agreed rates in a timely manner;

• the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

• the customer tries to re-negotiate the terms of the charter agreement due to prevailing economic and market conditions;

• the customer exercises certain rights to terminate a charter or purchase a vessel;

• the customer terminates the charter because we fail to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or we default under the charter;

• a prolonged force majeure event affecting the customer, including damage to or destruction of relevant production facilities, war or political unrest prevents us from performing services for that customer; or

• the customer terminates the charter because we fail to comply with the safety, environmental and vetting criteria of the charterer or the rules and regulations of various maritime organizations and bodies.

We may be adversely affected by a reduction in hydraulic fracturing activity or the development of new processes to replace hydraulic fracturing.

Some of the products our vessels carry are derived from natural gas extracted from shale formations through the process of hydraulic fracturing. A reduction in hydraulic fracturing activity or the development of new processes to replace hydraulic fracturing could cause a decline in the production and transportation of such products and could result in anticipated increases in the production and transportation of such products not to materialize, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing and the potential for related regulatory action or litigation could result in increased costs and additional operating restrictions or delays in the drilling and production of natural gas. This in turn could have a negative impact on the production and transportation of chemicals and other products derived from such activities, which could adversely affect our business, financial condition, results of operations and cash flows.

Hydraulic fracturing is under public and governmental scrutiny due to potential environmental and physical impacts, including possible contamination of groundwater and drinking water and possible links to earthquakes. Currently, studies and reviews of hydraulic fracturing environmental impacts are underway by the U.S. Environmental Protection Agency, as directed by the U.S. Congress in 2010.

Legislation is being considered or has been adopted by the U.S. Congress and various U.S. states and localities to require public disclosure of the contents of fracturing fluids and/or to further regulate oil and natural gas drilling. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly to drill for and produce natural gas, as well as make it easier for third parties opposing hydraulic fracturing to initiate legal proceedings. In addition, if hydraulic fracturing is regulated at the federal level, fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to permitting delays and increases in costs, including substantial compliance costs. Any of these developments could have a negative impact on the production and transportation of chemicals and other products derived from hydraulic fracturing activities, which could adversely affect our business, financial condition, results of operations and cash flows.

The expected growth in the supply of petrochemicals may not materialize, which would deprive us of opportunities to transport petrochemicals.

While we believe that growth in production at petrochemical production facilities and regional supply and pricing imbalances will create opportunities for us to transport petrochemical cargoes, factors that are beyond our control may cause the supply of petrochemicals available for seaborne transport to remain constant or even decline. For example, a significant portion of any increased production of petrochemicals in export regions may be used to supply local facilities that use petrochemicals as a feedstock rather than exported via seaborne trade. If the supply of petrochemical available for seaborne transport does not increase, we will not have the opportunity to obtain the charters associated with petrochemical cargoes, and our expectations regarding the growth of our business may not be met.

If we were treated as a “passive foreign investment company”, certain adverse U.S. federal income tax consequences could result to U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income”, or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income”. For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

If we would otherwise be a PFIC in our “start-up year” (defined as the first taxable year we earn gross income) as a result of a delay in purchasing vessels with the proceeds of the offering (or generally for any other reason), we will not be treated as a PFIC in that taxable year, provided that (a) no predecessor corporation was a PFIC, (b) it is established to the satisfaction of the United States Internal Revenue Service, or the IRS, that we will not be a PFIC in either of the two succeeding taxable years, and (c) we are not, in fact, a PFIC for either succeeding taxable year. We will attempt to conduct our affairs in a manner so that, if applicable, we will satisfy the start-up year exception, but we cannot assure you that we will so qualify.

For purposes of these tests, income derived from the performance of services does not constitute “passive income”. By contrast, rental income would generally constitute passive income unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. Based on our planned operations and certain estimates of our gross income and gross assets, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our spot chartering and time chartering activities as services income, rather than rental income. Accordingly, we believe that (a) our income from our spot chartering and time chartering activities does not constitute passive income and (b) the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were successful in asserting that we are or have been a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), our U.S. shareholders will face adverse tax consequences. Under the PFIC rules, unless a shareholder makes certain elections available under the United States Internal Revenue Code of 1986, as amended, or the Code, (which elections could themselves have adverse consequences to a shareholder), such shareholder would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed with respect to such tax. Please see “Tax

Considerations—United States Federal Income Tax Considerations—Taxation of U.S. Holders—Passive Foreign Investment Company Status” for a more detailed discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on United States source shipping income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a shipowning or chartering corporation, such as ourselves, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder.

We anticipate that we will qualify for this statutory tax exemption following the closing of this offering. However, no assurance can be given that this will be the case in the future. There are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption after the offering and thereby become subject to United States federal income tax on our United States source shipping income. For example, we may no longer qualify for exemption under Section 883 of the Code for a particular taxable year if certain “non-qualified” shareholders with a 5% or greater interest in our common shares owned, in the aggregate, 50% or more of our outstanding common shares for more than half the days during the taxable year. Due to the factual nature of the issues involved, there can be no assurances that we or any of our subsidiaries will qualify for exemption under Section 883 of the Code.

If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. federal income tax on 50% of our U.S.-source gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States (which translates to an effective 2% U.S. federal income tax on the total of such shipping income). While many of our charterparty agreements contain provisions pursuant to which charterers undertake to reimburse us for the 4% gross basis tax on our U.S.-source shipping income, the imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the price of our common shares.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations.

Prior to this offering, we have had limited accounting personnel and other resources with which to address our internal control over financial reporting. In preparing the financial statements, we identified a deficiency, primarily related to lack of adequate experience and expertise in the preparation and review of the financial statements and related disclosures in accordance with IFRS and SEC requirements. A deficiency in operation exists when a properly designed control does not operate as designed, or when the person performing the control does not possess the necessary authority or competence to perform the control effectively.

In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act of 2002, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the price of our common shares.

We will be required to disclose changes made in our internal controls and procedures and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an “emerging growth company” under the Securities Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statements and restatements and require us to incur the expense of remediation.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our business, financial condition, results of operations and cash flows.

We have entered into various contracts, including charter agreements, and from time to time we may enter into additional contracts, including additional charter agreements, secondhand vessel acquisition contracts and newbuilding contracts. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. For example, the combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the ability of our charterers to make charter payments to us. In addition, in depressed market conditions, our charterers and customers may no longer need a vessel that is currently under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

Our international operations expose us to the risk of fluctuations in currency exchange rates.

We and our subsidiaries use the U.S. Dollar as our functional and reporting currency because all of our revenues and the majority of our expenditures, including the majority of our investments in vessels and our financing transactions, are denominated in U.S. Dollars. We could, however, earn revenue in other currencies and we currently incur a portion of our general and operating expenses in other currencies, in particular Euros, Singapore Dollars, and Pounds Sterling, and as a result there is a transactional risk to us that currency fluctuations will have a negative effect on the value of our cash flows. Where we have a mismatch between revenue and expense currencies, any appreciation of the expense currency relative to the revenue currency will decrease profit margins and could lead to fluctuations in our earnings and cash flow. For additional information on our foreign currency exchange risk, see “Disclosures about Market Risk—Foreign Exchange Risk.”

Our insurance may not be adequate to cover our losses that may result from our operations due to the inherent operational risks of the chemical tanker industry.

We carry insurance to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, protection and indemnity insurance, which includes pollution risks, third parties and crew liabilities, cargo claims and war risk insurance. However, we may not be adequately insured to cover losses from our operational risks, which could have a material adverse effect on us. For example, changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain due to increased premiums or reduced or restricted coverage for losses caused by terrorist acts generally. Additionally, our insurers may refuse to pay particular claims and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Also, we do not carry loss of hire insurance, which covers the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled dry-docking due to damage to the vessel from accidents. Any significant uninsured or under-insured loss or liability, including loss of a vessel or any extended period of vessel off-hire, could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions.

Because we obtain some of our insurance through protection and indemnity associations, which result in significant expenses to us, we may be required to make additional premium payments.

We may be subject to increased premium payments, or calls, in amounts based on our claim records, the claim records of our managers, as well as the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

Certain of our directors and officers may hold positions with other companies, including companies affiliated with our founders and their related persons, and may have conflicts of interest with respect to business opportunities and other matters involving these companies.

Our directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our shareholders. However, certain of our directors and officers may also serve as directors and officers of other companies, including companies affiliated with our founders. Mrs. Lanara, Mr. Souravlas, and Mr. Politis-Kalenteris currently serve as officers of BSS Monaco. Upon the completion of this offering, Mr. Souravlas and Mr. Politis-Kalenteris will resign as officers of BSS Monaco. Following Mr. Souravlas’ resignation, Mrs. Lanara will become the President of BSS Monaco. In addition, each of our directors, other than Mr. Souravlas, holds positions with other companies as described under “Management”. As a result, following the completion of this offering, Mrs. Lanara and these directors may also have fiduciary duties to manage the businesses of these other companies in a manner beneficial to such companies and their shareholders. Consequently, Mrs. Lanara and these directors may encounter situations in which our interests and those of such other companies conflict. We believe the principal situations in which these conflicts may occur are in the allocation of business opportunities, particularly with respect to the allocation of chartering or vessel purchase opportunities.

Our founders and their related persons, including certain members of the Lanara family and Dimitrios J. Souravlas, may compete with us or claim business opportunities that would benefit us or otherwise may favor their and other interests in certain matters that may conflict with our own, and we may lose business opportunities to companies affiliated with them that may otherwise be available to us.

Conflicts of interest may arise between our founders and their related persons, including certain members of the Lanara family and Dimitrios J. Souravlas, on the one hand, and us and our other shareholders, on the other hand. Certain of our directors and officers, including Mrs. Lanara and Mr. Souravlas, also have ownership interests in other vessel-owning and management companies, including BSS Monaco and Elmira Tankers, and currently serve as directors and officers of those companies. Following the completion of this offering, although Mr. Souravlas and Mr. Politis-Kalenteris will resign as officers of BSS Monaco, Mrs. Lanara will be the President and a director of BSS Monaco. Moreover, such persons and their affiliated companies are not contractually restricted from competing with us and may compete with us or claim business opportunities that would benefit us. Competition from our founders and their related persons, including certain members of the Lanara family and Dimitrios J. Souravlas, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Certain of our directors and officers are also directors and officers of other companies, including companies affiliated with our founders and their related persons, and will not devote all of their time to our business, which may hinder our ability to operate successfully.

Some of our directors and officers will also be directors and officers of other companies, including companies affiliated with our founders and their related persons, and will be involved in other business activities, which may result in their spending less time than is appropriate or necessary to manage our business successfully. Mrs. Lanara, Mr. Souravlas, and Mr. Politis-Kalenteris currently serve as officers of BSS Monaco. Upon the completion of this offering, Mr. Souravlas and Mr. Politis-Kalenteris will resign as officers of BSS Monaco. Following Mr. Souravlas’ resignation, Mrs. Lanara will become the President of BSS Monaco. In addition, each of our directors, other than Mr. Souravlas, hold positions with other companies as described under “Management”. Accordingly, Mrs. Lanara and these directors will not devote all of their time to the Company. This could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, the amount of time these officers will allocate among our business and the business of these other companies could vary significantly from time to time depending on various circumstances and the needs of the businesses, such as the relative levels of strategic activities of the businesses. There will be no formal requirements or guidelines for the allocation of these directors’ and officers’ time between our business and that of other companies.

Upon the completion of this offering, responsibility for the management of our fleet will be assumed by our wholly-owned subsidiary, Stalwart Management, which has no history of operations.

Upon the completion of this offering, our wholly owned subsidiary, Stalwart Management, will assume responsibility for all commercial and technical management (including crewing) functions relating to our initial fleet and to any vessels that we may acquire in the future. While we will initially subcontract technical management (including crewing) functions for two of the vessels included in our initial fleet to V.Ships, an unaffiliated ship management company that is currently providing such functions for these two vessels, Stalwart Management has no history of operations. The transfer of responsibility for all commercial and technical management (including crewing) functions relating to our vessels to Stalwart Management, particularly the two vessels currently under technical management by BSS Monaco, could materially and adversely affect our business, financial condition, results of operations and cash flows. In addition, we expect that we will need to seek approval from the current charterer of BSS Velvet in order to change our technical manager of that vessel from BSS Monaco to Stalwart Management. If we are unable to obtain such consent, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

We are dependent on third party managers to manage our fleet. Any failure of these technical managers to perform their obligations to us could materially and adversely affect our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

We may subcontract part or all of the services of the technical management of some or all of the vessels in our fleet, including crewing, maintenance and repair services, to third-party technical management companies. We currently subcontract technical management of three operating vessels included in our initial fleet, including crewing, maintenance and repair, to a third-party manager, V.Ships. The loss of services from V.Ships or any other third-party manager we may employ in the future could materially and adversely affect our business, financial condition, results of operations and cash flows. The failure of these technical managers to perform their obligations could also materially and adversely affect our business, financial condition, results of operations and cash flows, and our ability to pay dividends. We may need to seek approval to change our technical manager from our lenders under any credit facilities we may enter into following the completion of this offering. Although we may have rights against our third-party managers if they default on their obligations, our shareholders will share that recourse only indirectly to the extent that we recover funds. In addition, any other party manager we may employ will also be providing similar services for vessels owned by other shipping companies, including companies with which they may be affiliated. These responsibilities and relationships could create conflicts of interest between that manager’s performance of its obligations to us, on the one hand, and that manager’s performance of its obligations to its other clients on the other hand. These conflicts may arise in connection with the crewing, supply provisioning and operations of the vessels in our fleet versus vessels owned by other clients of the manager. In particular, a manager may give preferential treatment to vessels owned by other clients whose arrangements provide for greater economic benefit to it. These conflicts of interest may also have an adverse effect on our business, financial condition, results of operations and cash flows.

We are facing significant working capital pressure in the current highly competitive international chemical tanker market and if the market deteriorates, our cash from operations and other sources may not be sufficient to fund our operating requirements and we may face the risk of not being able to continue as a going concern.

As of December 31, 2013, we had a working capital deficit (being our total combined current liabilities less our total combined current assets) of $6.5 million. If the market deteriorates, we will continue to face significant pressure on our working capital. If the market deteriorates, our cash from operations and other sources may not be sufficient to fund our operating requirements and we may face the risk of not being able to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. Our combined financial statements do not reflect any adjustments relating to recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should we be unable to continue as a going concern.

If interest rates increase, it will affect the interest rate under our future intended credit facilities which could affect our earnings and cash flow.

Interest rates have recently been at historic lows and any normalization in interest rates would lead to an increase in LIBOR, which would affect the amount of interest payable on amounts that we will potentially drawdown from our future intended credit facilities, which in turn would have an adverse effect on our earnings and cash flow.

We expect to maintain all of our cash with a limited number of financial institutions, which will subject us to credit risk.

We expect to maintain all of our cash with a limited number of reputable financial institutions, including institutions that may be located in Germany, Greece, Monaco and Switzerland. These financial institutions may be subsidiaries of international banks or financial institutions. We do not expect that these balances will be covered by insurance in the event of default by these financial institutions. The occurrence of such a default could therefore have a material adverse effect our business, financial condition, results of operations and cash flows, and our ability to pay dividends.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of case law or an established bankruptcy law and, as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and may make it more difficult for our shareholders to protect their interests. Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. For more information with respect to how shareholder rights under Marshall Islands law compare with shareholder rights under Delaware law, please read “Marshall Islands Company Considerations”. Further, the Marshall Islands has no established bankruptcy act, and as a result, any bankruptcy action involving our company would have to be initiated outside the Marshall Islands, and our public shareholders may find it difficult or impossible to pursue their claims in such other jurisdictions.

Our business depends upon key members of our senior management team who may not necessarily continue to work for us.

Our future success depends to a significant extent upon certain members of our senior management team. Our management team has substantial experience in the chemical tanker industry and has worked with us since inception. Our management team is crucial to the execution of our business strategies and to the growth and development of our business. If these individuals were no longer to be affiliated with us, we may be unable to recruit other employees with equivalent talent and experience, and our business and financial condition may suffer as a result.

It may be difficult to serve process on or enforce a United States judgment against us, our officers and our directors.

We are a Marshall Islands corporation. Our principal executive offices are located outside the United States in Athens, Greece. With the exception of one director, all of our directors and executive officers and certain of our experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and certain of our experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or any of these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the Marshall Islands or of the non-U.S. jurisdictions in which our officers are located would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

We will be a “foreign private issuer” under the securities laws of the United States and New York Stock Exchange rules, and as such we will be subject to different disclosure, financial reporting and corporate governance requirements than U.S. companies, and you may not have the same protections afforded to shareholders of companies that are subject to all requirements of the U.S. securities laws and New York Stock Exchange corporate governance standards.

After the consummation of this offering, we will be a “foreign private issuer” under the securities laws of the United States and the rules of the New York Stock Exchange. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled registrants, as well as different financial reporting requirements. Under New York Stock Exchange rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of the New York Stock Exchange permit a “foreign private issuer” to follow its home country practice in lieu of the listing requirements of the New York Stock Exchange. Furthermore, as a “foreign private issuer,” we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but will be required to furnish those proxy statements to shareholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors and holders of more than 10% of our issued and outstanding common shares, which we refer to collectively as insiders, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of our common shares as well as from Section 16 short swing profit reporting and liability.

RISKS RELATED TO THIS OFFERING AND OUR COMMON SHARES

There is no guarantee that an active and liquid public market will develop for you to resell our shares.

Prior to this offering, there has not been a public market for our shares. A liquid trading market for our shares may not develop. If an active, liquid trading market does not develop, you may have difficulty selling any of our shares you buy. The initial public offering price will be determined in negotiations between the representatives of the underwriters and us, and may not be indicative of prices that will prevail in the trading market. The tanker industry has been highly unpredictable and volatile, and the market for common shares in this industry may be equally volatile. The market for our common shares is likely to be volatile following this offering, and the trading price of our common shares may decline below the initial public offering price.

The trading price of our common shares after this offering may be volatile.

The seaborne transportation industry has been highly unpredictable and volatile. The market for our common shares in this industry may be equally volatile. The trading price of our common shares may be influenced by many factors, such as those described above under “—Risks Related to Our Planned Business and Operations” and the following:

• actual or anticipated fluctuations in our quarterly and annual results of operations and those of other public companies in our industry;

• mergers and strategic alliances in the tanker industry;

• market conditions in the tanker industry;

• changes in government regulation;

• the failure of securities analysts to publish research about us after this offering, analysts making changes in their financial estimates or shortfalls in our results of operations from levels forecast by securities analysts;

• our payment or non-payment of dividends;

• announcements concerning us or our competitors of significant contracts, acquisitions or capital commitments;

• general economic conditions;

• terrorist acts;

• future sales of our shares or other securities; and

• the general state of the securities markets, and investors’ perception of us and the shipping industry.

As a result of these factors, you may not be able to sell the common shares at prices equal to or greater than those paid by you in this offering.

Our founders will beneficially own approximately        % of our total outstanding common shares upon the consummation of this offering, which may limit your ability to influence our actions.

Our founders are expected to beneficially own approximately        % of our outstanding common shares upon the consummation of this offering (        % if the underwriters exercise their option to purchase additional common shares in full) and will have the power to exert significant influence over our actions requiring shareholder approval, including the determination to enter into a corporate transaction or to prevent a transaction, regardless of whether our shareholders believe that any such transaction is in their or our best interests. We cannot assure you that the interests of our founders will coincide with the interests of other shareholders. As a result, the trading price of our common shares could decline.

Additionally, our founders may invest in entities that directly or indirectly compete with us, or companies in which our founders currently invest may begin competing with us. Our founders may also separately pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. As a result of these relationships, when conflicts arise between the interests of our founders and the interests of our other shareholders, our directors who were nominated by our founders may not be disinterested. Our founders will have the power to exert significant influence our corporate decisions so long as they continue to own a substantial number of our common shares.

Increases in interest rates may cause the trading price of our shares to decline.

An increase in interest rates may cause a corresponding decline in demand for equity investments in general. Any such increase in interest rates or reduction in demand for our shares resulting from other relatively more attractive investment opportunities may cause the trading price of our shares to decline.

Future sales of our common shares could cause the trading price of our common shares to decline.

The trading price of our common shares could decline as a result of sales by our founders of large numbers of our common shares after this offering, or as a result of the perception that such sales may occur. Sales of our common shares by these shareholders also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate. Of the estimated        common shares that will be outstanding following the completion of this offering:

•         common shares, constituting all of the common shares offered by this prospectus, will be freely tradable unless purchased by persons deemed our “affiliates,” as the term is defined in Rule 144 under the Securities Act; and

•         additional shares may be sold after the expiration of 180-day lock-up agreements that will be entered into by our executive officers and directors and our founders, subject to registration under the Securities Act, compliance with the requirements of Rule 144 or the availability of an exemption from the registration requirements of the Securities Act.

Prior to or at the closing of this offering, we will enter into a registration rights agreement with our existing shareholders pursuant to which we will grant them certain registration rights with respect to our common shares owned by them.

Anti-takeover provisions in our organizational documents and our shareholders rights plan could make it difficult for our shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the trading price of our common shares.

Several provisions of our articles of incorporation and bylaws, and our shareholders rights plan, could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. While these provisions and our shareholder rights plan are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire the Company, they may discourage, delay or prevent the removal or incumbent directors or officers and mergers and acquisitions that shareholders may consider favorable.

The provisions include:

• authorizing the board of directors to issue “blank check” preferred shares without shareholder approval;

• providing for a classified board of directors with staggered, three-year terms;

• prohibiting cumulative voting in the election of directors;

• authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding common shares entitled to vote in the election of directors;

• prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;

• limiting the persons who may call special meetings of shareholders; and

• establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

In addition, we have adopted a shareholder rights plan pursuant to which our board of directors may cause the substantial dilution of the holdings of any person that attempts to acquire us without the approval of our board of directors.

These anti-takeover provisions and our shareholders rights plan could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the trading price of our common shares and your ability to realize any potential change of control premium.

You will experience immediate and substantial dilution of $        per common share.

The assumed initial public offering price of $        per common share, which represents the midpoint of the price range set forth on the cover of this prospectus, exceeds the pro forma net tangible book value per common share immediately after this offering. Based on an initial public offering price of $        per common share, which represents the midpoint of the price range set forth on the cover of this prospectus, you will incur immediate and substantial dilution of $        per common share. This dilution results primarily because the assets which have been contributed to us, in exchange for all of our common shares, are recorded at their historical cost, and not their fair value, in accordance with IFRS principles. Please read “Dilution” for a more detailed description of the dilution that you will experience upon the completion of this offering.

Our future incurrence of debt may cause the trading price of our common shares to decline significantly.

In the future, we may incur debt in large amounts. Upon liquidation, holders of our debt will be entitled to receive a distribution of our available assets before holders of our common shares are entitled to do so. Our debt will be senior in all respects to our common shares, will generally include financial and operating covenants with which we must comply and will include acceleration provisions upon defaults thereunder, including our failure to make any debt service payments, and possibly under other debt. Because our decision to incur debt in the future will depend on a variety of factors, including market conditions and other matters that are beyond our control, we cannot predict or estimate the timing, amount or form of our capital raising activities in the future. However, such activities could cause the trading price of our common shares to decline significantly.

We may issue additional common shares or other equity securities without your approval, which could dilute your ownership interests and may depress the trading price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, financing of our fleet and future vessel acquisitions, repayment of debt or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares, directly or indirectly through convertible or exchangeable securities, options or warrants, or other equity securities of equal or senior rank would have the following effects:

• our existing shareholders’ proportionate ownership interest in us will decrease;

• the amount of cash available for dividends payable on our common shares may decrease;

• the relative voting strength of each previously outstanding common share may be diminished; and

• the trading price of our common shares may decline.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus pertaining to our operations, cash flows, financial position, plans, strategies and business prospects, including, in particular, the likelihood of our success in developing and expanding our business, include forward looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “should” and similar expressions are forward-looking statements.

Forward-looking statements include, but are not limited to, such matters as:

• our future operating or financial results;

• global and regional economic and political conditions, including piracy;

• our pending and proposed vessel acquisitions, our business strategy and expected capital spending or operating expenses, including dry-docking and insurance costs;

• competition in the shipping industry;

• statements about shipping market trends, including vessel values, charter rates and factors affecting supply and demand;

• our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

• our ability to earn income in the spot market and under other charters; and

• our expectations of the availability of vessels to purchase, the time it may take to construct new vessels and vessels’ useful lives.

Many of our forward-looking statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully under the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially and adversely affect us and the ultimate accuracy of the forward looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

• changes in governmental rules and regulations or actions taken by regulatory authorities;

• changes in economic and competitive conditions affecting our business, including market fluctuations in spot market and charter rates;

• potential liability from future litigation and potential costs due to environmental damage and vessel collisions;

• the length and number of off-hire periods and dependence on third-party managers; and

• other factors discussed under the “Risk Factors” section of this prospectus.

You should not place undue reliance on forward-looking statements contained in this prospectus, because they are statements about events that are not certain to occur as described or at all. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those specified or contemplated in the forward-looking statements.

Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $         million from the sale of             our common shares offered by this prospectus, assuming an initial public offering price of $             per share (the midpoint of the range set forth on the cover of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use a portion of the net proceeds from this offering to repay in full the indebtedness of our predecessor secured by first priority mortgages on the five operating vessels included in our initial fleet. The interest rates, amounts and maturity dates of this indebtedness are described below:

Borrower	Interest rate(1)	Amount outstanding as of December 31, 2013	Maturity Date
Minimal Enterprises Company	1.20%	$5,112,500	March 27, 2015
Zachary Maritime Company Ltd.(2)	5.67%	$4,116,000	July 2, 2016
Liquid Platinum Corporation S.A.	2.92%	$2,400,000	December 30, 2015
Force Maritime S.A.	2.92%	$6,575,000	March 15, 2017
Pride International Maritime S.A.	2.92%	$12,200,000	May 15, 2018
Total Amount		$30,403,500

(1)	The interest rates applicable to the above bank loans are based on the London Interbank Offered Rates (LIBOR) plus a spread and are subject to change periodically. Column reflects the interest rates in effect at December 31, 2013.
(2)	Loan margin will be 5% on any principal outstanding which is secured by the market value of the vessel (assessable on a quarterly basis up until maturity).

Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Existing Debt Facilities” for further information regarding these facilities.

We intend to use the remainder of the net proceeds from this offering as follows: (i) approximately $34.8 million to fund the initial 20% installments for our four initial newbuildings and (ii) the remainder for vessel aquisitions, working capital and other general corporate purposes.

We intend to fund the remaining purchase price installments of our four initial newbuildings totaling $139.2 million and the purchase price of our two optional newbuildings totaling $87 million, if the underlying options are exercised, with a combination of the net proceeds from this offering, borrowings under one or more credit facilities that we may arrange following the completion of this offering, cash generated from operations and the proceeds of equity and debt financings that we may complete in the future, as our board of directors deems appropriate.

We will not escrow the proceeds from this offering and will not return the proceeds to you if we do not take delivery of one or more vessels. In any such event, we intend to seek to acquire other newbuildings or secondhand vessels with such proceeds.

OUR DIVIDEND POLICY

We intend to pay regular quarterly dividends to holders of our common shares from the net cash provided by operating activities we generate each quarter after reserves for the prudent conduct of our business, including necessary reserves for dry-docking, expansion capital expenditures and working capital. We further believe that, given our fleet expansion plans, we will have the opportunity to grow our operating cash flows in a manner that would allow us to further increase our cash dividends over time. We anticipate that our initial quarterly dividend will be set at $             per share, or $             per share on an annualized basis, and that we will pay our quarterly dividend at its initial level for at least the first                 fiscal quarters that we are a public company. However, the amount per share of our initial dividend may be changed in the future without advance notice. Additionally, the determination of the amount of cash dividends to be paid to holders of our common shares will be made by our board of directors and will depend upon our financial condition, results of operations, cash flow, long-term prospects and any other matters that our board of directors deem relevant. We intend to pay our initial quarterly dividend commencing with the first full fiscal quarter following the completion of the offering.

With respect to our first dividend payable on or about                , 2014 to holders of record on                ,        , we intend to pay a pro-rated dividend covering the period from the completion of this offering through                ,        , based on our initial dividend level and the actual length of that period.

The actual dividend amount will be decided by our board of directors, taking into account reserves it deems appropriate, including for dry-docking expenses and working capital. Our board of directors will also take into account any contingent liabilities, the terms of any credit facility or other indebtedness we may then have in effect, our other cash needs and the requirements of Marshall Islands law in determining the amount of dividends that we may pay.

The dividend per share will be the dividend calculated as described above, divided by the number of common shares outstanding as of the dividend record date, which is likely to be equal to the number of common shares outstanding at the end of the relevant quarter.

Limitations on Dividends

There is no guarantee that we will pay any dividends to our shareholders. Declaration and payment of any dividend is subject to the discretion of our board of directors. Our dividend policy may be changed at any time by our board of directors and is subject to certain restrictions, including:

• Our shareholders have no contractual or other legal right to receive dividends.

• Our board of directors has the authority and may be legally required to establish reserves for the prudent conduct of our business, after giving effect to contingent liabilities, the terms of our intended credit facility and payments of principal and interest thereunder, our other cash needs and the requirements of Marshall Islands law. The establishment of these reserves could result in a reduction in any dividends. The declaration and payment of dividends will be at the discretion of our board of directors and subject to the terms of any credit facility or other indebtedness we may then have in effect, the minimum capital reserve requirements of our pool arrangement and the requirements of Marshall Islands law, and we cannot assure you that we will not change our dividend policy to reduce or eliminate our dividend. Please see “Risk Factors.”

• Our board of directors may modify or terminate our dividend policy at any time. Even if our dividend policy is not modified or revoked, the amount of dividends we pay under our dividend policy and the decision to pay any dividend is determined by our board of directors.

• Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restriction contained in the company’s articles of incorporation. Dividends may be declared and paid only out of surplus (retained earnings in excess of consideration received for the sale of shares above the par value of the shares), but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

• We may lack sufficient cash to pay dividends due to decreases in net revenues or increases in operating expenses, principal and interest payments on outstanding debt, tax expenses, working capital requirements, capital expenditures or other anticipated or unanticipated cash needs.

• Our dividend policy may be affected by restrictions on distributions under any credit facility and any other indebtedness we may then have in effect.

• While we intend that any future acquisitions to expand our fleet will enhance our ability to pay dividends over time, acquisitions could limit our net operating cash flow.

Our ability to pay dividends to our shareholders will depend upon the performance of our vessel-owning subsidiaries, which are our principal cash generating assets, and their ability to distribute funds to us. The ability of our vessel-owning or other subsidiaries to pay dividends to us may be restricted by, among other things, the provisions of existing or future indebtedness, applicable corporate laws and other laws and regulations.

See “Risk Factors” for various factors that could reduce or eliminate our ability to pay dividends, including those factors set forth under “Risk Factors—Our ability to pay dividends may be limited by the amount of cash we generate from operations following the payment of fees and expenses, by the establishment of any reserves and by additional factors unrelated to our profitability.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2013, on a historical basis and as adjusted to give effect to (i) the Formation Transactions, including the issuance of         of our common shares to our founders pursuant to the contribution and exchange agreement, and (ii) this offering and the use of proceeds therefrom as set forth under “Use of Proceeds”.

This table is derived from and should be read together with the combined financial statements and related notes of the predecessor businesses of Stalwart Tankers Inc. and the accompanying notes contained elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2013
	Actual	As Adjusted
Cash and cash equivalents	$1,044,513	$

Debt:
Current portion of long-term debt	$4,564,255	$
Total long-term debt, net of current portion	$25,700,585	$
Total debt	$30,264,840	$

Shareholder’s Equity:
Preferred shares, par value $ per share; shares authorized; none issued and outstanding
Common shares, par value $ per share; shares authorized; 500 issued and outstanding, actual; shares issued and outstanding, pro forma
Additional paid-in capital	$42,312,513	$
Accumulated losses	$(14,015,405)	$
Total shareholder’s equity	$28,297,108	$
Total capitalization	$58,561,948	$

DILUTION

Dilution is the amount by which the initial public offering price paid by the purchasers of our common shares in this offering will exceed the pro forma net tangible book value per share of our common shares after this offering. Prior to the Formation Transactions, we will not have outstanding more than a nominal amount of our common shares and, accordingly, in order to more meaningfully present the dilutive impact on the purchasers in this offering, we have presented dilution in net tangible book value per common share to purchasers of this offering assuming that the issuance of our common shares in connection with the Formation Transactions has occurred. Our predecessor would have had a net tangible book value as of December 31, 2013 of approximately $             , or $             per share to be issued to our founders pursuant to the Formation Transactions (but not this offering).

After giving effect to this offering and the use of proceeds therefrom as described under “Use of Proceeds”, the pro forma net tangible book value as of December 31, 2013 attributable to our common shares would have been approximately $             , or $             per share. Purchasers of our common shares in this offering will experience substantial and immediate dilution in net tangible book value per share for financial accounting purposes, as illustrated in the following table.

(U.S. dollars)
Assumed initial public offering price per common share		$
Net tangible book value(1) per share of our predecessor as of December 31, 2013, assuming the issuance of common shares in the Formation Transactions, but before the issuance and sale of shares in connection with this offering and the use of proceeds therefrom as described under “Use of Proceeds”	$
Increase in net tangible book value(1) per share attributable to purchasers in this offering	$
Less: Pro forma net tangible book value per share after the Formation Transactions, issuance and sale of shares in connection with this offering and the use of proceeds therefrom as described under “Use of Proceeds”(2)
Immediate dilution in net tangible book value per share to purchasers in this offering(3)		$

(1)	Net tangible book value is determined by dividing net tangible book value of our predecessor as of December 31, 2013 by the sum of the number of our shares to be issued to our founders pursuant to the Formation Transactions, but before this offering.

(2)	Determined by dividing the total number of shares to be outstanding after this offering into our pro forma net tangible book value.

(3)	Dilution is determined by subtracting the net tangible book value per share after giving effect to the Formation Transactions (but before this offering) from the initial public offering price per common share paid by a purchaser in this offering.

The following table summarizes, on a pro forma basis as of December 31, 2013, the differences between the number of shares acquired from us, the total paid or exchanged and the average price per share paid by existing shareholders and by purchasers in this offering, assuming an initial public offering price of $             per share (which represents the midpoint of the price range set forth on the cover of this prospectus and after deducting underwriting commissions and discounts).

	Common Shares		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders
Purchasers in this offering

As the table indicates, the total consideration paid by existing shareholders for their common shares consists of our predecessor’s total equity of $             million.

SELECTED FINANCIAL DATA

The following table presents, in each case for the periods and as of the dates indicated, selected historical combined financial and operating data of our predecessor, which includes the businesses of the entities owning the five operating vessels included in our initial fleet. The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the combined financial statements and related notes of the predecessor businesses of Stalwart Tankers Inc. and the other financial information included elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with IFRS, as issued by the IASB.

	Year ended December 31,
STATEMENT OF INCOME DATA	2012	2013
Net Revenues(1)	$21,656,344	$25,776,368
Expenses:
Voyage expenses	6,361,645	9,762,627
Vessel operating expenses	10,700,346	10,848,362
Management fees	1,661,179	1,506,104
Bad debts written-off	391,156	23,757
Depreciation	3,070,139	3,543,399
Partial reversal of impairment loss	(737,076)	(795,473)
War loss of hire and other insurance reimbursements	(1,071,000)	(101,210)
Total expenses	20,376,389	24,787,566
Operating income	1,279,955	988,802
Other income/(expenses):
Finance costs	(1,218,445)	(1,130,274)
Foreign exchange (loss)/gain	(2,703)	6,556
Total other expenses	(1,221,148)	(1,123,718)
Profit/(loss) for the year	58,807	(134,916)
Other comprehensive income	—	—
Total comprehensive profit/(loss) for the year	$58,807	$(134,916)
Pro forma earnings/(loss) per share, basic and diluted in $(2)		[—]
Pro forma weighted average number of shares, basic and diluted(2)		[—]
Dividends declared per share in $(2)		[—]

(1)	Represents the amounts earned under the time and voyage charters, after deducting any related address commissions, which are discounts provided to the charterers.

(2)	Pro forma earnings per share and dividends declared per share give retroactive effect to the Formation Transactions involving the issuance (following the date of the final prospectus and prior to the closing of this offering) of [—] common shares of Stalwart Tankers to members of the Lanara family, Dimitrios J. Souravlas and other minority shareholders.

	As of December 31,
STATEMENT OF FINANCIAL POSITION DATA	2012	2013
Cash and cash equivalents	$331,536	$1,044,513
Vessels, net	60,083,354	60,459,184
Total assets	63,861,175	63,720,015
Current portion of long-term borrowings	6,503,790	4,564,255
Long-term borrowings, net of current portion	27,719,830	25,700,585
Total shareholder’s equity	23,714,657	28,297,108
CASH FLOW DATA:
Net cash provided by operating activities	$1,483,425	$3,913,272
Net cash provided by/(used in) investing activities	81,333	(2,915,756)
Net cash used in financing activities	(1,233,222)	(284,539)

Time charter equivalent rates, or TCE rates, which are non-GAAP measures, provide additional meaningful information in conjunction with net revenues, the most directly comparable GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. The table below reflects the reconciliation of TCE revenues to net revenues as reflected in the combined statements of profit or loss and other comprehensive income and our calculation of TCE rates for the periods presented (all amounts are presented in US Dollars).

	Year ended December 31,
RECONCILIATION OF TCE	2012	2013
Net revenues	$21,656,344	$25,776,368
Voyage expenses	(6,361,645)	(9,762,627)
Time Charter Equivalent (“TCE”) revenues	15,294,699	16,013,741
Revenue days	1,576	1,525
TCE rate (after rounding)	9,705	10,501
Year ended December 31,2013
Loss	(134,916)
Proforma loss per share, basic and diluted	[—]
Proforma weighted average number of shares, basic and diluted	[—]

Adjusted proforma loss per share has been included on the statement of profit or loss and other comprehensive income to give effect to (i) this offering and the use of proceeds therefrom, as set forth under “Use of Proceeds”, and (ii) to add back the portion of distributions paid by our predecessor to our founders that exceeded our predecessor’s accumulated earnings and profits, in each case, as if they had occurred on January 1, 2012. Adjusted proforma earnings per share has been calculated based on a dividend payment of $540,335. Adjusted proforma earnings per share has been included on the statement of profit or loss and other comprehensive income as follows:

	Year ended December 31,2012	Year ended December 31,2013
Profit/(loss)	58,807	(134,916)
Adjusted proforma earnings/(loss) per share, basic and diluted	[—]	[—]
Proforma weighted average number of shares, basic and diluted	[—]	[—]
Adjusted proforma weighted average number of shares, basic and diluted	[—]	[—]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presentation of management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our combined predecessor financial statements, accompanying notes thereto and other financial information. You should also carefully read the following discussion in conjunction with “Risk Factors,” “The International Chemical Tanker Shipping Industry,” “Forward-Looking Statements” and “Selected Financial and Other Data.” The combined predecessor financial statements as of and for the years ended December 31, 2012 and 2013, have been prepared in accordance with IFRS. The combined predecessor financial statements are presented in U.S. Dollars unless otherwise indicated.

Overview

We are Stalwart Tankers Inc., a company recently organized under the laws of the Republic of the Marshall Islands to own and operate a fleet of mid-size stainless steel chemical tankers. We provide marine transportation services to chemical companies, oil majors, national oil companies, and oil and chemical traders. Our vessels are used in the global transportation of organic and inorganic chemical commodities, vegetable oils and animal fats, and a range of other specialty liquid products. Within the global chemical industry, the chemical tanker sector plays an increasingly prominent role by helping to balance chemical production and consumption on both a global and regional scale according to Drewry.

We will initially operate a fleet of five stainless steel chemical tankers. We refer to these five operating vessels as our initial fleet. In addition, we have signed a letter of intent with a Korean shipyard for an initial four eco-design newbuilding mid-size stainless steel chemical tankers included in our proposed expansion fleet with scheduled delivery dates expected to begin in 2016, and for the option to acquire an additional two eco-design newbuilding mid-size stainless steel chemical tankers included in our proposed expansion fleet with potential delivery dates during 2017. We also intend to acquire five secondhand stainless steel chemical tankers built at various times between 2005 and 2010 and each with approximately 20,000 to 25,000 Dwt of capacity. We refer to these secondhand vessels, the four firm newbuildings and the two optional newbuildings as our proposed expansion fleet.

We intend to seek to finance our fleet and future vessel acquisitions with a combination of the net proceeds from this offering, cash generated from operations, borrowings under one or more credit facilities that we intend to arrange following the completion of this offering and the proceeds of equity and debt financings that we may complete in the future, as our board of directors deems appropriate. We will not escrow the proceeds from this offering and will not return the proceeds to you if we do not take delivery of one or more vessels. In any such event, we intend to seek to acquire other newbuildings or secondhand vessels with such proceeds.

We intend to initially charter the majority of our tankers under a combination of short- and medium-term time or bareboat charters, and in the spot market. We believe this strategy will enable us to quickly capitalize on any freight market recovery. As charter rates improve, we intend to charter our vessels under medium- to long-term charters. We believe that this type of charter strategy will enable us to enhance long-term shareholder value.

We are led by an experienced team of shipping industry and finance executives. Our principal executive offices are located in Athens, Greece. Upon the completion of this offering, our wholly-owned subsidiary, Stalwart Management Ltd., which we refer to as Stalwart Management or our fleet manager, will assume responsibility for all commercial and technical management (including crewing) functions relating to our initial fleet and any vessels that we may acquire in the future. We believe this management structure will enable us to operate in a more cost effective manner, increase margins and fully align the interests of our management and shareholders.

We believe developments in the marine transportation industry, including the chemical tanker sector, have created opportunities to acquire vessels at attractive prices. The Company was formed at a historically low point in the shipping cycle which our management believes represented an opportunity to build our fleet and business with a low cost asset base. Shipping is a capital and operationally intensive business and the challenges in the global economy and shipping market continued throughout 2012 and 2013. While this has afforded an extended opportunity to acquire additional vessels, we have incurred accumulated losses of $0.1 million in the period January 1, 2012 through December 31, 2013, as a result of challenging shipping markets and ongoing investments in our fleet.

Our Charters

We generate revenues by charging customers for the transportation of their chemical products using our vessels. These services generally are provided under the following basic types of contractual relationships:

• Time charter, whereby vessels we operate and are responsible for crewing and for paying other operating expenses, such as repairs and maintenance, insurance, stores, lube oils, communication expenses, and technical management fees, are chartered to customers for a fixed period of time at rates that are generally fixed, but may contain a variable component based on inflation, interest rates, or current market rates.

• Voyage charter, whereby vessels are involved in the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.

• Bareboat charter, whereby vessels are chartered over longer periods of time, typically several years. In this case, all voyage-related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, transfer to the charterer’s account. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

	Time charter	Voyage charter
Typical contract length	6 months to 2 years	15 to 30 days
Revenue	Daily(1)	Lump sum(2)
Off-hire(3)	We pay	We pay
Voyage expenses(4)	Charterer pays	We pay
Vessel operating expenses(5)	We pay	We pay

(1)	Revenue is calculated based on a daily fixed agreed fee and usually is paid in advance every 15 days.
(2)	Revenue is calculated by multiplying the tons of cargo loaded on board by an agreed amount per ton. Its exact payment terms are stipulated on the charterparty agreement.
(3)	“Off-hire” refers to the time a vessel is not available for service due primarily to scheduled and unscheduled repairs or dry-docking.
(4)	Defined below under “—Important Financial and Operational Terms and Concepts.”
(5)	Defined below under “—Important Financial and Operational Terms and Concepts.”

Important Financial and Operational Terms and Concepts

We use a variety of financial and operational terms and concepts. These include the following:

Vessel revenues. Vessel revenues primarily include revenues from time charters and from voyage charters. Vessel revenues are affected by hire rates and the number of days a vessel operates. Vessel revenues are also affected by the mix of business between vessels on time charter and voyage charter. Revenues from vessels under voyage charters are more volatile, as they are typically tied to prevailing market rates.

Voyage expenses. Voyage expenses are all expenses related to a particular voyage, including any bunker fuel expenses, brokerage commissions, port fees, cargo loading and unloading expenses, canal tolls and agency fees. These expenses are subtracted from vessel revenues to calculate Time Charter Equivalent Rates.

Vessel operating expenses. Other than vessels trading under bareboat charters, we are responsible for vessel operating expenses, which comprise all expenses relating to the operation of the vessels, including crewing, insurance, repairs and maintenance, stores, lubricants, spares and consumables, professional and legal fees and other operating expenses. The largest components of our vessel operating expenses are generally crew wages and related costs and repairs and maintenance. Expenses for repairs and maintenance tend to fluctuate from period to period because most repairs and maintenance typically occur during periodic dry-dockings. Please read “Dry-docking” below. We expect these expenses to increase as our fleet matures and to the extent that it expands.

Management fees. Management fees are charged on each vessel in our fleet for the provision of commercial, technical and administrative services. They are either calculated on a monthly or a daily basis. Following the completion of this offering, we expect our wholly-owned subsidiary, Stalwart Management, will provide us with commercial and technical management (including crewing). After Stalwart Management begins providing such management services, we only expect to pay management fees in future periods to the extent we elect to subcontract vessel management services to third parties.

Dry-docking. Vessels are required to undergo a dry-docking overhaul to restore their service potential and to meet their classification requirements. Generally, each vessel is dry-docked every 2.5 to 5 years.

Depreciation. Depreciation expense typically consists of charges related to the depreciation of the vessel component and the dry-docking component. Depreciation for the vessel component is calculated on a straight-line basis, after taking into account the estimated residual values, over the estimated useful life of this major component of the vessels. Residual value represents the Company’s estimate of the current selling price assuming the vessels are already of age and condition expected at the end of their useful life. The dry-docking component is estimated at the time a new vessel is acquired and is measured based on the estimated cost of the first dry-docking based on the Company’s historical experience with similar types of vessels. For subsequent dry-dockings actual costs are capitalized when incurred. The dry-docking component is depreciated over the period of 2.5 to 5 years until the next dry-docking.

Time Charter Equivalent Rates. Time charter equivalent, or TCE, rates are a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in U.S. Dollars per day and is generally calculated by subtracting voyage expenses, including bunker fuel expenses, brokerage commissions, port fees, cargo loading and unloading expenses, canal tolls and agency fees, from vessel revenue and dividing the net amount (time charter equivalent revenues) by the number of revenue days in the period. In the case of time charters or pool employment the TCE will generally equal the charter rate or daily pool rate.

Ownership days. Ownership days are the total days the vessels were in our possession for the relevant period. Ownership days are an indicator of the size of our fleet over the relevant period.

Available days. Available days are the total calendar days the vessels were in our possession during a period after subtracting off-hire days associated with major repairs, drydocking or special surveys. Consequently, available days represent the total number of days available for the vessel to earn revenue.

Revenue days. Revenue days are the total number of available days during a period, less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. We use revenue days to show changes in net vessel revenues between periods.

Operating days. Operating days are the number of days our vessels are in operation during the year. Where a vessel is under our ownership for a full year, operating days will generally equal calendar days. Days when a vessel is in dry-dock are included in the calculation of operating days as we incur operating expenses while in dry-dock.

Factors You Should Consider When Evaluating Our Results

We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategy. These risks include, among others, the highly cyclical chemical tanker industry; partial dependence on spot charters; fluctuating charter values; changing economic, political and governmental conditions affecting our industry and business; material changes in applicable laws and regulations; full performance by counterparties, particularly charterers; acquisitions and dispositions; increased operating expenses; increased capital expenditures; taxes; maintaining customer relationships; maintaining sufficient liquidity; financing availability and terms; and management turnover.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2013

The following table presents our results of operations for the years ended December 31, 2012 and 2013.

	2012	2013	Variance	Variance %
Net revenues	$21,656,344	$25,776,368	4,120,024	19.0%
Expenses
Voyage expenses	6,361,645	9,762,627	3,400,982	53.5%
Vessel operating expenses	10,700,346	10,848,362	148,016	1.4%
Management fees	1,661,179	1,506,104	(155,075)	-9.3%
Bad debts written-off	391,156	23,757	(367,399)	-93.9%
Depreciation	3,070,139	3,543,399	473,260	15.4%
Partial reversal of impairment loss	(737,076)	(795,473)	(58,397)	7.9%
War loss of hire and other insurance reimbursements	(1,071,000)	(101,210)	969,790	-90.5%
Total expenses	20,376,389	24,787,566	4,411,177	21.6%
Operating income/(loss)	1,279,955	988,802	(291,153)	-22.7%
Other income/(expenses)
Finance costs	(1,218,445)	(1,130,274)	88,171	-7.2%
Foreign exchange (loss)/gain	(2,703)	6,556	9,259	—
Total other expenses	(1,221,148)	(1,123,718)	97,430	-8.0%
Net profit/(loss) for the year	$58,807	$(134,916)	(193,723)	—

Net revenues. Net revenues for the year ended December 31, 2013 were $25.8 million, an increase of $4.1 million or 19.0%, from $21.7 million for the year ended December 31, 2012. The increase is due to the fact that the vessels for the year ended December 31, 2013 were employed for 700 days on voyage charters, an increase of 34.4%, from 521 days for the year ended December 31, 2012. Time charter employment for the year ended December 31, 2013 was 825 days, a decrease of 21.8% from 1,055 days for the year ended December 31, 2012. Furthermore, an improving chemical tanker market for the year ended December 31, 2013 led to higher daily TCE rate of $10,501, an increase of $796 or 8.2% from $9,705 for the year ended December 31, 2012.

Voyage expenses. Voyage expenses for the year ended December 31, 2013 were $9.8 million, an increase of $3.4 million, or 53.5%, from $6.4 million for the year ended December 31, 2012. The increase is due to the fact that the vessels for the year ended December 31, 2013 were employed for 700 days on voyage charters, an increase of 34.4%, from 521 days for the year ended December 31, 2012. Time charter employment for the year ended December 31, 2013 was 825 days, a decrease of 21.8% from 1,055 days for the year ended December 31, 2012. In more detail, bunker fuel expenses for the year ended December 31, 2013 were $5.8 million, an increase of $1.6 million, or 38.1%, from $4.2 million for the year ended December 31, 2012 while port and canal fees for the year ended December 31, 2013 were $2.3 million, an increase of $1.3 million, or 130.0%, from $1.0 million for the year ended December 31, 2012.

Vessel operating expenses. Vessel operating expenses were $10.8 million for the year ended December 31, 2013, an increase of $0.1 million, or 1.4%, from $10.7 million for the year ended December 31, 2012. These costs primarily comprise crew, technical, lube oil, and insurance expenses. Vessel operating expenses are based on the number of ownership days in the year. Ownership days for our vessels were 1,825 days for the year ended December 31, 2013 as compared to 1,830 days for the year ended December 31, 2012. Daily operating expenses were $5,944 for the year ended December 31, 2013, an increase of $97 per day, or 1.7%, from $5,847 for the year ended December 31, 2012.

Management fees. Management fees were $1.5 million for the year ended December 31, 2013, a decrease of $0.2 million, or 9.3%, from $1.7 million for the year ended December 31, 2012. Management fees are based on the number of ownership days in the year for our vessels. Ownership days for our vessels were 1,825 days for the year ended December 31, 2013 as compared to 1,830 for the year ended December 31, 2012. Daily average management fees for the year ended December 31, 2013 were $825, a decrease of $83, or 9.1%, from $908 for the year ended December 31, 2012.

Depreciation. Depreciation charges were $3.5 million for the year ended December 31, 2013, an increase of $0.4 million, or 15.4%, from $3.1 million for the year ended December 31, 2012, mainly due to depreciation of dry-docking costs. Depreciation of dry-docking costs for the year ended December 31, 2013 was $1.3 million, an increase of $0.4 million from $0.9 million for the year ended December 31, 2012.

Partial reversal of impairment loss. Partial reversal of impairment loss of $0.8 million and $0.7 million for the years ended December 31, 2013 and 2012, respectively, relates to an increase in fair market value of our vessel BSS Velvet during the years 2012 and 2013, which caused management to revisit the book value of the vessel and reverse some of the impairment charge previously recorded in order to record the vessel at the lower of (i) the recoverable amount calculated as the higher of the value in use and fair value and less costs of disposal and (ii) the depreciated historical cost had the impairment loss never being recognized, in accordance with IAS 36.

War loss of hire and other insurance reimbursements. Other insurance reimbursements amounting to $0.1 million for the year ended December 31, 2013, represent hull and machinery insurance net proceeds related to machinery damage on the BSS Platinum.

Finance costs. Total finance costs were $1.1 million for the year ended December 31, 2013, a decrease of $0.1 million, or 7.2%, from $1.2 million for the year ended December 31, 2012. The decrease is a result of lower average long-term borrowing amounts outstanding during 2013.

Profit/(Loss). Loss was $0.1 million for the year ended December 31, 2013 as compared to a profit of $0.1 million for the year ended December 31, 2012. The losses came as a result of the dry-dockings performed on four out of the five vessels in our fleet for the current year ended December 31, 2013 compared to no dry-dockings at all in 2012.

Liquidity and Capital Resources

Liquidity

In the past, our principal sources of funds have been contributions from our existing shareholders, cash provided by operating activities and long-term bank borrowings. Our principal uses of funds have been capital expenditures to establish, grow and maintain our owned fleet, service our debt, comply with international shipping standards, environmental laws and regulations, fund working capital requirements and pay dividends. In monitoring our working capital needs, we project our net revenue and ships’ maintenance and running expenses, as well as debt service obligations, and seek to maintain adequate cash reserves in order to address any budget overruns.

Our primary short-term liquidity needs are to fund our ship operating expenses, finance the construction of newbuilding vessels and the purchase of secondhand vessels, and service our existing debt. Our long-term liquidity needs primarily relate to debt repayment and additional vessel acquisitions. We anticipate that our primary sources of funds will be cash generated from operations, the net proceeds of this offering and borrowings under one or more credit facilities that we may arrange from time to time following the completion of this offering, and the proceeds of equity and debt financings that we may complete in the future. Other than this offering we do not currently have any specific plans with respect to any future equity financing. We believe that these sources of funds will be sufficient to meet our liquidity needs, although there can be no assurance that we will be able to obtain future equity or debt financing on terms acceptable to us.

Our funding and treasury activities are intended to maximize investment returns while maintaining appropriate liquidity. Cash and cash equivalents are held in U.S. dollars.

As of December 31, 2013 and 2012, we had cash and cash equivalents and restricted cash of $1.1 million and $0.4 million, respectively.

We intend to initially charter the majority of our tankers under a combination of short- and medium-term time or bareboat charters, and in the spot market. As charter rates improve, we intend to transition our charters to medium- to longer-term contracts. Time charters provide contracted revenue that reduces the volatility from vessels that operate in the spot market. Three of our vessels are currently employed in the spot market.

We intend to use a portion of the net proceeds from this offering to fully repay indebtedness of our predecessor, secured by first priority mortgages on the five operating vessels included in our initial fleet. We intend to use the remainder of the net proceeds from this offering as follows: (i) approximately $34.8 million to fund the initial 20% installments for our four initial newbuildings and (ii) the remainder for vessel aquisitions, working capital and other general corporate purposes.

We intend to fund the remaining purchase price installments of our four initial newbuildings totaling $139.2 million and the purchase price of our two optional newbuildings totaling $87.0 million, if the underlying options are exercised, with a combination of the net proceeds from this offering, borrowings under one or more credit facilities that we may arrange following the completion of this offering, cash generated from operations, and the proceeds of equity and debt financings that we may complete in the future, as our board of directors deems appropriate. Since we operate in a capital intensive industry, we might be limited in our ability to purchase vessels if we are not able to issue equity or use debt financing.

Cash Flows

	Year ended December 31,
CASH FLOW DATA:	2012	2013
Net cash provided by operating activities	$1,483,425	$3,913,272
Net cash provided by / (used in) investing activities	81,333	(2,915,756)
Net cash used in financing activities	(1,233,222)	(284,539)

As of December 31, 2013, we had a working capital deficit (being our total combined current liabilities less our total combined current assets) of $6.5 million, mainly due to the current portion of long-term borrowings of $4.6 million. We had cash, cash equivalents and restricted cash of $1.1 million and short-term and long-term liabilities of $9.7 million and $25.7 million, respectively. In addition, the Company incurred substantial cash outflows relating to dry-dockings from January 1 to December 31, 2013. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the foreseeable future.

In response to these circumstances, on February 18, 2014, the Company obtained a legally enforceable letter of financial support from its shareholders, who have committed to provide sufficient financial support in order to ensure that the Company is able to meet its obligations from the current portion of long-term borrowings of $4.6 million as and when they become due, up to and including December 31, 2014. In addition, during the year ended December 31, 2013, shareholders had contributed an additional $4.7 million as paid-in capital largely to meet the costs of the dry-dockings.

Based on our forecasted cash flows from operating activities and additional financial support committed by the shareholders, we expect to meet our cash obligations for the fiscal year ending December 31, 2014.

Cash provided by operating activities

Cash flow provided by operating activities for the year ended December 31, 2013 amounted to $3.9 million as compared to $1.5 million for the year ended December 31, 2012. Loss/Profit (after adding back depreciation, amortization and other non-cash items) was an inflow of $3.7 million for the year ended December 31, 2013 as compared to an inflow of $4.0 million for the year ended December 31, 2012. Changes in operating assets and liabilities for the year ended December 31, 2013 accounted for an inflow of $1.2 million as compared to a $1.4 million outflow for the year ended December 31, 2012.

Cash provided by/used in investing activities

The net cash used in investing activities was $2.9 million during the year ended December 31, 2013 as compared to net cash generated of $0.1 million for the year ended December 31, 2012. Investment in vessels and vessel equipment was $0.5 million for the year ended December 31, 2013 as compared to $0 for the year ended December 31, 2012. Payments for dry-docking for the year ended December 31, 2013 were $2.4 million, as compared to $0 for the year ended December 31, 2012.

Cash used in financing activities

The net cash used in financing activities was $0.3 million during the year ended December 31, 2013 as compared to cash used in financing activities of $1.2 million for the year ended December 31, 2012. Contributions from shareholders amounted to $4.7 million for the year ended December 31, 2013, an increase from $2.6 million contributed for the year ended December 31, 2012. Repayments of long-term borrowings for the year ended December 31, 2013 amounted to $4.0 million as compared to $3.7 million for the year ended December 31, 2012. The amount due to related parties decreased by $1.0 million for the year ended December 31, 2013 as compared to an increase of $0.5 million for the year ended December 31, 2012. Dividends paid for the year ended December 31, 2013 amounted to $0 as compared to $0.5 million for the year ended December 31, 2012.

Existing Debt Facilities

All of the five operating vessels included in our initial fleet have senior debt financing in place which will be repaid in full by the proceeds from this offering.

Minimal Enterprises Company Loan. On March 27, 2008, Minimal Enterprises Company entered into a loan agreement with Deutsche Schiffsbank Aktiengesellschaft for a total amount of $10,000,000, in order to partially finance the acquisition of the vessel BSS Velvet (the “Minimal Enterprises Company loan”). The loan was drawn in full on March 27, 2008. The outstanding loan balance as of December 31, 2013 amounted to $5,112,500 and is repayable in five consecutive quarterly installments of $212,500 each and a balloon payment of $4,050,000, payable together with the last installment by March 2015. The facility bears interest at a rate of 0.95% above LIBOR and is secured by, among other things, a first preferred mortgage over the BSS Velvet.

Zachary Maritime Company Ltd. Loan. On July 2, 2009, Zachary Maritime Company Ltd., together with a related party, entered into a loan agreement with Piraeus Bank (ex CPB Bank, ex Marfin Egnatia Bank) for a total amount of $18,000,000, as further amended, supplemented and re-structured, in order to partially finance the acquisition of two vessels, BSS Power and a vessel owned by the related party. Zachary Maritime Company Ltd.’s portion of the loan (the “Zachary Maritime Company Ltd. loan”) was $5,880,000 and the amount was drawn in full on July 2, 2009. The total amount outstanding as of December 31, 2013 amounted to $12,600,000, of which $4,116,000 was Zachary Maritime Company Ltd.’s portion of the loan balance. On November 18, 2013, Zachary Maritime Company Ltd. signed a commitment letter with its lender under its existing loan facility, Piraeus Bank, to separate the existing loan facility into two new independent loan facilities. On February 14, 2014, Zachary Maritime Company Ltd. and the related party signed new and separate loan agreements with the bank in replacement of the previous joint loan facility.

The following are the basic terms of Zachary Maritime Company Ltd.’s new loan agreement:

• The new loan agreement between Zachary Maritime Company Ltd. and Piraeus Bank will be for a total principal amount of $3,940,000;

• Zachary Maritime Company Ltd. makes payments amounting to $176,000 in the aggregate in January and February 2014, and will be required to make ten consecutive quarterly principal installments equal to $160,000 each, beginning in April 2014, and a balloon payment of $2,340,000 on July 2, 2016; and

• Zachary Maritime Company Ltd. agreed to pay Piraeus Bank an arrangement fee of $20,000.

Under the terms of the new loan agreement, the interest rate will be 5% above the bank’s funding rate on any principal outstanding, which is secured by a first preferred mortgage over the BSS Power.

Liquid Platinum Corporation S.A. Loan. On December 24, 2010, Liquid Platinum Corporation S.A. entered into a loan agreement with Unicredit Bank AG for a total amount of $4,500,000, in order to partially finance the acquisition of the vessel BSS Platinum (the “Liquid Platinum Corporation S.A. loan”). The Liquid Platinum Corporation S.A. loan was drawn in full on December 30, 2010. The outstanding Liquid Platinum Corporation S.A. loan balance as of December 31, 2012 amounted to $3,200,000 and was repayable in four consecutive quarterly installments of $200,000 each and a balloon payment of $2,400,000, payable together with the last installment by December 30, 2013. On December 23, 2013 Liquid Platinum Corporation S.A. reached an agreement with the bank to extend the loan by the repayment in eight consecutive quarterly installments of $200,000 each, beginning with the first installment on March 30, 2014, plus a balloon payment of $800,000 payable together with the last installment on December 30, 2015. All other terms of the loan facility will remain unchanged. The customary documentation was completed on February 27, 2014. The facility bears interest at a rate of 2.75% above LIBOR and is secured by, among other things, a first preferred mortgage over the BSS Platinum.

Force Maritime S.A. Loan. On March 17, 2011, Force Maritime S.A. entered into a loan agreement with Unicredit Bank AG for a total amount of $9,000,000, in order to partially finance the acquisition of the vessel BSS Liquid Force (the “Force Maritime S.A. loan”). The loan was drawn in full on March 17, 2011. The outstanding loan balance as of December 31, 2013 amounted to $6,575,000 and is repayable in thirteen consecutive quarterly installments of $275,000 each and a balloon payment of $3,000,000, payable together with the last installment by March 2017. The facility bears interest at a rate of 2.75% above LIBOR and is secured by, among other things, a first preferred mortgage over the BSS Force.

Pride International Maritime S.A. Loan. On May 13, 2011, Pride International Maritime S.A. entered into a loan agreement with Unicredit Bank AG for a total amount of $15,000,000, in order to partially finance the acquisition of the vessel Liquid Pride (the “Pride International Maritime S.A. loan”). The loan was drawn in full on May 13, 2011. The outstanding loan balance as of December 31, 2013 amounted to $12,200,000 and is repayable in eighteen consecutive quarterly installments of $300,000 each and a balloon payment of $6,800,000, payable together with the last installment by May 2018. The facility bears interest at a rate of 2.75% above LIBOR and is secured by, among other things, a first preferred mortgage over the BSS Pride.

All of our loans include customary ship finance covenants, including restrictions as to changes in management and ownership of the vessels; maintenance of the vessels up to classification society standards; further indebtedness and mortgaging of vessels without the prior consent of the banks.

Further financial covenants, relating to our long-term borrowings include the following:

• The aggregate of the market value of the vessel plus any other security to be granted to the banks shall not be less than 115% to 125% of the outstanding loan amounts. As of December 31, 2013 and 2012, the aggregate market value of the initial fleet was 233% and 199%, respectively, of the outstanding long-term borrowings.

• Unencumbered minimum working liquidity or unencumbered deposits up to $0.3 million for the Minimal Enterprises Company Loan until full repayment of all amounts due under the loan agreement.

• Maintenance of retention accounts throughout the security periods.

As of December 31, 2013 and 2012, we were in compliance (or had obtained a waiver) with all of our loan covenants.

As of December 31, 2013 and 2012, the ratio of the basic charter-free market value of the five operating vessels included in our initial fleet compared to our total outstanding indebtedness was 233% and 199%, respectively.

The table below includes a summary of our loan agreements which are secured by vessels included in our initial fleet and the ratio of each vessel’s basic charter-free market value as compared to each specific loan outstanding as of December 31, 2013:

Loan Agreement	Security Value maintenance requirement	Secured by Vessel	Basic charter-free fair market value as of December 31, 2013 (A)	Outstanding loan amount as of December 31, 2013 (B)	Basic charter-free value of secured vessel to outstanding loan amount (A/B)
Pride International Maritime S.A.	120%	BSS PRIDE	27,750,000	12,200,000	227%
Force Maritime S.A.	120%	BSS FORCE	16,250,000	6,575,000	247%
Liquid Platinum Corporation S.A.	120%	BSS PLATINUM	10,375,000	2,400,000	432%
Zachary Maritime Company Ltd.	125%	BSS POWER	9,000,000	4,116,000	219%
Minimal Enterprises Company	115%	BSS VELVET	7,500,000	5,112,500	147%
TOTAL			70,875,000	30,403,500	233%

Capital Expenditures

Dry-dock

During the year ended December 31, 2013 our vessels BSS Platinum, BSS Force, BSS Velvet and BSS Pride were dry-docked for a total cost of $2.6 million; no dry-dockings were carried out in any of the vessels during 2012.

We intend to use our reasonable efforts to ensure dry-dockings are staggered across our fleet. As our fleet matures and expands, our dry-dock costs are likely to increase. Ongoing costs of compliance with environmental regulations and classification society surveys are a component of vessel operating expenses.

Our current dry-dock schedule is as follows:

As at December 31, 2013	2014	2015	2016	2017	2018
Vessel dry-dock schedule (no. of vessels)	1	2	3	1	2

We estimate the cost to dry-dock a vessel to be between $500,000 and $1,500,000, depending on the size and condition of the vessel and the location of dry-docking. Dry-dockings are expected to be funded from cash generated by operating activities.

Vessel Acquisitions

Upon the completion of this offering, we intend to purchase additional stainless steel chemical tankers, including the four initial newbuildings and five secondhand vessels built at various times between 2005 and 2010 and each with approximately 20,000 to 25,000 Dwt of capacity.

We have signed a letter of intent with a Korean shipyard relating to the construction and purchase of four sister 25,000 Dwt eco-design newbuilding stainless steel chemical tankers included in our proposed expansion fleet with scheduled delivery dates expected to begin in 2016, at an aggregate purchase price of $174 million, and the option to acquire an additional two newbuilding stainless steel chemical tankers included in our proposed expansion fleet with potential delivery dates during 2017, for an aggregate purchase price of $87 million. Our acquisition of these newbuildings is subject to, among other conditions, the negotiation and documentation of definitive agreements and the shipyard arranging for suitable financial institutions to provide appropriate refund guarantees. While we intend to negotiate definitive documents for the acquisition of these vessels, we cannot assure you that we will be able to enter into such definitive agreements or acquire these vessels on terms satisfactory to us.

We also intend to acquire five mid-size secondhand stainless steel tankers, built at various times between 2005 and 2010 and each with approximately 20,000 to 25,000 Dwt of capacity. Our proposed acquisition of these secondhand vessels is subject to, among other things, identification by us of appropriate secondhand vessels and successfully negotiating the acquisition of such vessels from their current owners on terms satisfactory to us. We cannot assure you that we will be able to successfully identify such vessels or successfully negotiate and close these secondhand acquisitions on terms satisfactory to us.

Contractual Obligations

The following table sets forth our total contractual obligations as of December 31, 2013.

	2014	2015 - 2017	2018 - 2019	FY 2020+	TOTAL
Debt(1)	4,606,000	18,397,500	7,400,000	0	30,403,500
Interest expense(2)	884,939	1,405,203	78,783	0	2,368,925
Management Fees(3)	984,000	2,194,200	—	0	3,178,200
	6,479,939	21,996,903	7,478,783	0	35,950,625

(1)	The existing debt facilities will be fully repaid from the net proceeds of the offering. Accordingly, the above relevant debt contractual obligations will cease to exist following the initial public offering.
(2)	The interest expense on our loans is variable and based on LIBOR. The amounts in the above schedule were calculated using the one and three month LIBOR as of December 31, 2013 and the applicable margin of each loan agreement.
(3)	Contractual obligations under management agreements include the agreements that were in existence as of December 31, 2013. As further described in Note 13 to the financial statements of the predecessor businesses of Stalwart Tankers, during 2013 certain management agreements were terminated and were replaced by others.

Off-Balance Sheet Arrangements

As of December 31, 2013 and 2012, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

Operational risk

We are exposed to operating risk arising from various vessel operations. The key areas of operating risk include dry-dock, repair costs, insurance and piracy. Our risk management includes various strategies for technical management of dry-dock and repairs coordinated with a focus on measuring cost and quality.

Given the potential for accidents and other incidents that may occur in vessel operations, our fleet is insured against various types of risks, including certain damage to a vessel’s hull and machinery and third-party liabilities in connection with our shipping activities. Our marine and war risk insurance coverage is for up to at least the fair market value of a vessel at the time of the insurance attachment and subject to a fixed deductible per vessel per each single accident or occurrence, but excluding actual or constructive total loss.

Our protection and indemnity insurance, which covers certain third party liabilities in connection with our shipping activities, is provided by mutual protection and indemnity associations, or P&I Clubs. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by P&I Clubs. Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. We are a member of a P&I Club that is a member of the International Group of P&I Clubs, or the International Group. The P&I Clubs that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Although P&I Clubs compete with each other for business, they have found it beneficial to pool their larger risks under the auspices of the International Group. This pooling is regulated by a contractual agreement which defines the risks that are to be pooled and exactly how these risks are to be shared by the participating P&I Clubs. The pool provides a mechanism for sharing all claims in excess of $9 million up to approximately $7.5 billion as of 2013. We are subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Clubs comprising the International Group. With the exception of kidnap and ransom insurance and its loss of hire extension (described below), we have not obtained loss of hire insurance for any of our vessels.

We obtain kidnap and ransom insurance on a case by case basis, generally when one of our vessels is transitioning in an area where acts of piracy are known to take place. Kidnap and ransom insurance generally provides coverage of ransom paid, including interest if ransom money is paid through financing products and including ransom delivery expenses, fees of negotiators and crisis management personnel and the cost of reinstatement of replacement crew. The loss of hire extension covers the insured for any hire lost during seizure for a certain number of days that have been agreed on at the inception of the coverage, typically either 90, 120, 180, 200 or more days. We have also established a set of countermeasures (including armed guards) in order to minimize the risk of piracy attacks during voyages, particularly through the Gulf of Aden and off the coast of Africa, to make navigation safer for sea staff and to protect our assets. For a more detailed discussion of our insurance, see “Business–Risk of Loss and Liability Insurance”.

Foreign exchange risk

The majority of our transactions, assets and liabilities are denominated in U.S. Dollars, our functional currency. We incur certain general and operating expenses in other currencies (primarily Euro, Singapore Dollar, and Pounds Sterling) and as a result there is a transactional risk to us that currency fluctuations will have a negative effect on the value of our cash flows. Such risk may have an adverse effect on our financial condition and results of operations. We believe these adverse effects to be immaterial and have not entered into any derivative contracts for either transaction or translation risk during the year.

Interest rate risk

We are exposed to the impact of interest rate changes primarily through borrowings that require us to make interest payments based on LIBOR. Significant increases in interest rates could adversely affect our margins, results of operations and our ability to repay debt. Lower interest rates lower the returns on cash investments. We regularly monitor our interest rate exposure and will enter into swap arrangements to hedge our exposure where it is considered economically advantageous to do so. Our approach is to maintain hedges by matching floating-rate debt associated with our vessels to spot market rates through voyage charter employment and participation in time charter earnings with our charterers. As an indication of the extent of our sensitivity to interest rate changes based upon our bank borrowings level, an increase or decrease of 1% basis points in the LIBOR interest rates and all other variables were held constant would have resulted in a respective increase or decrease in interest expense by approximately $0.3 million and $0.4 million, for the years ended December 31, 2013 and 2012, respectively.

Credit risk

We limit our credit risk with trade accounts receivable by performing ongoing credit evaluations of our customers’ financial condition. We generally do not require collateral for our trade accounts receivable.

Occasionally, we may have multiple vessels employed by one charterer, which may be considered a credit risk. We perform on-going evaluations of these charterers for credit risk.

Liquidity risk

The principal objective in relation to liquidity is to ensure that we have access, at minimum cost, to sufficient liquidity to enable us to meet our obligations as they become due and to provide adequately for contingencies. Our policy is to manage our liquidity by strict forecasting of cash flows arising from time charter revenue, spot market revenue, vessel operating expenses, general and administrative overhead and servicing of debt.

Inflation

We do not expect inflation to be a significant risk to direct expenses in the current and foreseeable economic environment.

Critical Accounting Estimates

In the application of our accounting policies, which are prepared in conformity with IFRS, we are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities, and revenues and expenses that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Significant judgments and estimates are as follows:

Basis of presentation. In determining the predecessor businesses of Stalwart Tankers Inc., management has made the judgment of including those companies which it believes make up the separately identifiable line of business, which fairly present the history of the business that investors will invest, and provide a reflection of management’s operating history and track record.

Going concern. In determining the Company’s ability to continue as a going concern, management has prepared a cash flow forecast for the 12 months ending December 31, 2014. In the course of preparing this forecast the following judgments were used: the projected net future cash flows were determined by considering actual time charter and voyage charter agreements in place as well as estimations of future rates by market participants, expected outflows for scheduled vessel maintenance and vessel operating expenses based on management’s previous experience and current condition of the vessels.

Revenue recognition. If a time charter agreement exists, the rate is fixed or determinable, service is provided and collection of the related revenue is reasonably assured, we recognize revenues over the term of the time charter. We do not recognize revenue during days the vessel is off-hire. Where the time charter contains a profit or loss sharing arrangement, the profit or loss is recognized based on amounts earned or incurred as of the reporting date.

Depreciation. Vessels are depreciated on a straight-line basis over their estimated useful economic life from the date of initial delivery from the shipyard. The useful life of our vessels is estimated at 30 years from the date of initial delivery from the shipyard. Depreciation is based on cost less estimated residual value. Residual value is estimated as the lightweight tonnage of each vessel multiplied by the estimated residual scrap per ton. The estimated residual value is reviewed each year. An increase in the estimated useful life of a vessel or in its residual value would have the effect of decreasing the annual depreciation charge and an increase in the estimated useful life of a vessel would also extend annual depreciation charge into later periods. A decrease in the useful life of a vessel or its residual value would have the effect of increasing the annual depreciation charge.

Impairment of vessels and reversal of impairment loss. Vessels are assessed for impairment when events or circumstances indicate that the carrying amount of a vessel may not be recoverable. Whenever the carrying amount of a vessel exceeds its recoverable amount, an impairment loss is recognized. The impairment loss is measured based on the excess of the carrying amount over the greater of the value in use and the fair value less costs of disposal. The fair value less costs of disposal is the amount obtainable from the sale of a vessel in an arm’s length transaction less the costs of disposal, while value in use is the amount of the estimated future cash flows which are expected to be generated by the use of the vessel over its remaining useful life and its eventual disposition, discounted using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

Furthermore, the Company assesses at the end of each reporting period whether there are observable indications that an impairment loss recognized in prior periods for a vessel may no longer exist or may have decreased. In the case where, in any subsequent year after an impairment loss has been initially recognized for a vessel, there are observable indications that a vessel’s value has increased during the period, the carrying amount of the vessel is increased to the lower of (i) the recoverable amount calculated as the higher of the value in use and fair value less costs of disposal and (ii) the depreciated historical cost had the impairment loss never being recognized.

The estimated future cash flows are determined by applying various assumptions regarding future revenues, net of commissions, operating expenses, scheduled dry-dockings, expected off-hires and residual values. These assumptions are based on historical trends as well as future expectations. Specifically, in estimating future charter rates, management takes into consideration rates currently in effect for existing time charters and estimated daily time charter equivalent rates for each vessel class for the unfixed days over the estimated remaining lives of each of the vessels. The estimated daily time charter equivalent rates used for unfixed days are based on a combination of internally forecasted rates that are consistent with forecasts provided to senior management and the board of directors, and the trailing 10-year historical average one-year time charter rates, based on average rates published by maritime researchers. Recognizing that rates tend to be cyclical, and subject to significant volatility based on factors beyond our control, management believes the use of estimates based on the combination of internally forecasted rates and 10-year historical average rates calculated as of the reporting date to be reasonable. Estimated outflows for operating expenses and dry-docking requirements are based on historical and budgeted costs and are adjusted for assumed inflation. Utilization is based on historical levels achieved and estimates of a residual value are consistent with scrap rates used in management’s evaluation of residual value.

Although management believes that the assumptions used to evaluate potential impairment are reasonable and appropriate at the time they were made, such assumptions are highly subjective and likely to change, possibly materially, in the future. There can be no assurance as to how long charter rates and vessel values will remain at their current low levels or whether they will improve by a significant degree. If charter rates were to remain at depressed levels, future assessments of vessel impairment would be adversely affected.

In recent years, the market values of vessels have experienced particular volatility, with substantial declines in many of the charter-free market value, or basic market value, of various vessel classes. As a result, our vessels may have declined below those vessels’ carrying amounts, even though we did not impair those vessels’ carrying amounts under our impairment accounting policy. This is due to our belief that future discounted cash flows expected to be earned by such vessels over their operating lives would exceed such vessels’ carrying amounts.

Our estimates of basic market value assume that our vessels are all in good and seaworthy condition without need for repair and, if inspected, would be certified in class without notations of any kind. Our estimates are based on the estimated market values for our vessels that we have received from independent ship brokers, reports by industry analysts and data providers that focus on our industry and related dynamics affecting vessel values and news and industry reports of similar vessel sales. Vessel values are highly volatile and as such, our estimates may not be indicative of the current or future basic market value of our vessels or prices that we could achieve if we were to sell them.

The table set forth below indicates the carrying amount and basic charter free fair value of each of the initial five vessels included in our initial fleet as of December 31, 2013.

Vessel name	Year Built	Carrying Capacity (dwt)	Carrying Amount as at December 31, 2013 (in millions U.S. Dollars)	Basic charter-free fair market value as of December 31, 2013 (in millions U.S. Dollars)
BSS Pride	2006	23,322	$21.4	$27.8
BSS Force	2000	19,399	$14.0	$16.3
BSS Platinum	1997	16,322	$8.6	$10.4
BSS Power	1996	15,015	$8.7	$9.0
BSS Velvet	1994	11,559	$7.8	$7.5

As of December 31, 2013, each vessel’s carrying amount does not exceed the basic charter-free market value, except for one vessel. Because, however, the recoverable amount of this vessel, calculated as the higher of the value in use and fair value less costs of disposal, exceeded the carrying amount, we did not impair this vessel. We estimate that the aggregate carrying amount of these vessels is lower than their aggregate basic charter-free market value by $10.4 million as at December 31, 2013.

The table below shows the margins by which, as of December 31, 2013, undiscounted cash flows of our vessel, BSS Velvet, exceeded its respective carrying amount, had management utilized an estimated daily time charter equivalent for our vessel’s unfixed days based on the most recent 5-year, 3-year and 1-year historical 1 year time charter equivalent:

Vessel	Margin of estimated undiscounted future cash flows over carrying amount (Utilizing 5-yr historical TCE average of $9,615)	Margin of estimated undiscounted future cash flows over carrying amount (Utilizing 3-yr historical TCE average of $9,809)	Margin of estimated undiscounted future cash flows over carrying amount (Utilizing 1-yr historical TCE average of $10,329)
BSS Velvet	142%	151%	174%

In addition, the TCE rate of the BSS Velvet was $8,081 for the year ended December 31, 2013. The vessel is presently employed on a one year time charter that expires in September 2014 on a daily TCE rate of $9,281, the charterer has an option to extend the contract for one more year on a daily TCE rate of $9,844.

During the years ended December 31, 2013 and 2012, the Company determined that there were observable indications that the impairment loss recognized during 2010 for one of its vessels may have decreased. This was based on the fair value for this vessel, as reported by two independent ship brokers, indicating that the vessel’s value has increased during these periods. The Company has assessed the recoverable amount of the vessel as the higher of its fair value less costs of disposal and its value in use. As a result, a partial reversal of the impairment loss that was initially recognized in 2010 was recognized and amounted to $0.7 million and $0.8 million during the years ended December 31, 2013 and 2012, respectively.

Deferred dry-docking costs. The Company recognizes dry-docking costs as a separate component of the vessels’ carrying amounts and depreciates the dry-docking cost on a straight-line basis over the estimated period until the next dry-docking. The Company uses judgment when estimating the period between dry-dockings performed, which can result in adjustments to the estimated depreciation of the dry-docking costs. The Company expects that its vessels will be required to be dry-docked in approximately 2.5 to 5 year intervals since the last dry-docking has been carried out, for major repairs and maintenance that cannot be performed while the vessels are operating. Management estimates costs capitalized as part of the dry-docking component as costs to be incurred during the first dry-docking at the dry-dock yard for a special survey and parts and supplies used in making such repairs that meet the recognition criteria, based on historical experience with similar types of vessels.

THE INTERNATIONAL CHEMICAL TANKER SHIPPING INDUSTRY

All the information and data presented in this section and other sections of this prospectus, including the analysis of the various sectors of the international chemical tanker shipping industry, has been provided by Drewry Maritime Research, or Drewry. Drewry has advised that the statistical and graphical information contained herein is drawn from its database and other sources. In connection therewith, Drewry has advised that: (a) certain information in Drewry’s database is derived from estimates or subjective judgments and (b) the information in the databases of other maritime data collection agencies may differ from the information in Drewry’s database. The Company believes and acts as if all third-party data provided in this section, “The International Chemical Tanker Shipping Industry,” is reliable and accurate in all material respects.

Overview

The maritime shipping industry is fundamental to international trade. Maritime transportation is often the only practicable and cost effective means of transporting large volumes of many essential commodities and finished goods. Within the global chemical industry, the chemical tanker sector plays an increasingly prominent role by helping to balance chemical production and consumption on both a global and regional scale.

Chemical tankers carry organic and inorganic chemicals, vegetable oils and animal fats and a range of other specialist products. In broad terms, demand for commodities traded by sea is principally affected by world and regional economic conditions as well as other factors, such as changes in the location of production facilities and changes in the regional prices of raw materials and products. Demand for seaborne transportation is a product of the physical quantity of the cargo (normally measured in the chemical sector in terms of metric tons) together with the distance the cargo is carried. Demand cycles move broadly in line with developments in the global economy, and as such demand for chemical shipping slowed significantly in the period immediately after the onset of the global economic downturn in late 2008, before recovering gradually in recent years.

A total of 209 million tons of bulk liquid chemicals and associated products were moved by sea in 2013. Over the past ten years, seaborne trade in chemicals grew at a compound annual growth rate, or CAGR, of approximately 4.3%, while oil products (i.e., refined oil products) trade and crude oil trade grew at rates of 4.6% and 0.8%, respectively, over the same period. Over the period 2008 to 2013, the growth rate for seaborne trade in chemicals was 3.0%. Recent trends in world seaborne chemical trade, with comparisons to the crude oil and oil products sectors, plus International Monetary Fund, or IMF, assessments of changes in world GDP are summarized in the table below.

World Seaborne Tanker Trades: 2000-2013

Year	Crude Oil		Oil Products		Chemicals		Total		Global GDP (IMF)
	Mill T	% y-o-y	Mill T	% y-o-y	Mill T	% y-o-y	Mill T	% y-o-y	% y-o-y
2000	1,764		555		119		2,439		4.8%
2001	1,818	3.1%	570	2.7%	123	3.1%	2,512	3.0%	2.3%
2002	1,828	0.5%	567	-0.5%	131	6.4%	2,526	0.6%	2.9%
2003	1,937	6.0%	611	7.7%	137	4.8%	2,685	6.3%	3.7%
2004	2,043	5.5%	637	4.2%	148	7.7%	2,828	5.3%	5.0%
2005	2,076	1.6%	696	9.4%	162	9.5%	2,934	3.8%	4.6%
2006	2,086	0.5%	740	6.3%	171	5.7%	2,997	2.2%	5.3%
2007	2,102	0.8%	738	-0.3%	177	3.5%	3,017	0.7%	5.4%
2008	2,111	0.4%	793	7.5%	180	1.6%	3,084	2.2%	2.6%
2009	2,025	-4.1%	834	5.1%	182	1.2%	3,041	-1.4%	-0.9%
2010	2,066	2.0%	883	5.9%	189	3.7%	3,138	3.2%	5.2%
2011	2,032	-1.6%	912	3.3%	200	5.6%	3,144	0.2%	3.9%
2012	2,075	2.1%	937	2.7%	206	3.2%	3,218	2.4%	3.2%
2013(1)	2,090	0.7%	956	2.0%	209	1.4%	3,255	1.1%	2.9%
CAGR (2008-2013)	-0.2%		3.8%		3.0%		1.1%
CAGR (2003-2013)	0.8%		4.6%		4.3%		1.9%

(1)	provisional estimates

Source: Drewry

Strong growth in trade has been underpinned by rising Chinese demand for imported products. Between 2002 and 2013, Chinese imports of organic, inorganic and vegetable oils and animal fats increased at a CAGR of 9.6%.

The United States is one of the largest exporters of organic and inorganic chemicals in the world. In the period 2001 to 2013, United States exports of organic and inorganic chemicals grew at a CAGR of 4.4%. Exports from the United States are global in nature and the competitive position of its chemical industry is being enhanced by the development of shale gas. Rising production of natural gas and natural gas liquids in the United States has pushed down gas prices and in turn the price of important chemical feedstocks such as ethane. Not only has this improved the competitive position of the United States vis a vis chemical producers in other parts of the world, but it has also led to new petrochemical plant developments in the United States which may eventually lead to increased exports.

Supply in the chemical tanker sector is determined by the size of the existing chemical tanker fleet as measured by cargo carrying capacity. It is influenced by a variety of factors, including primarily the size of the existing fleet by number and ship size, the rate of deliveries of newbuildings from the orderbook, scrapping, and other operating efficiency factors (for example, port congestion and vessel speed) affecting the number of ships available for charter.

Strong freight markets in the period 2003 to 2007 led to large scale new ordering of chemical tankers and subsequent over-supply. The current chemical tanker fleet based on the International Maritime Organisation, or IMO, cargo type definition consists of 4,109 vessels of 88.9 million Dwt. The fleet can be divided between IMO type and also by the type of tank – stainless steel or coated. Stainless steel ships represent only 17% (by Dwt capacity) of the total fleet. They remain therefore a niche part of the market. Although stainless steel ships are more expensive to build than coated ships of the same size, they continue to command a premium, both in the freight market and at time of resale. For ships of the same size, the premium for stainless steel over coated ships can be up to several thousand dollars a day in the freight market and several million in the case of secondhand values. One of the principal reasons for this premium is the ability of stainless steel vessels to carry a wider range of cargoes than most coated ships, as well as greater segregations.

Not all of the current chemical fleet is currently trading in chemicals. In December 2013, approximately 56% of fleet capacity was identified as trading in refined petroleum products. Accordingly, the fleet trading in chemicals and related products was approximately 2,534 tankers with a combined capacity of 38.8 million Dwt. Nevertheless, ships trading in refined petroleum products represent a “swing” element in supply and the sector as a whole is sensitive to changes in the underlying vessel supply/demand balance.

The supply and demand balance for sea transportation capacity is the primary factor which determines charter rates. Overall, the chemical tanker market has experienced significant surplus capacity since the economic downturn in 2008. This over-capacity was partly a result of speculative newbuilding orders for coated ships during the boom period prior to 2008. During the period 2008 to 2010, the fleet grew at historically high levels at the same time as trade growth stalled. High numbers of newbuildings continued to be delivered until 2012. Over the past twelve months, the market has remained generally over supplied, but with trade growth recovering to historical averages and fleet growth beginning to slow as a result of a smaller newbuilding orderbook (in December 2013 it was equivalent to 12.6% of the existing fleet, compared with a peak of over 40% in 2007), this excess capacity is expected to decrease as the economy recovers.

There is a secondhand market for tankers, with vessels changing hands between owners. Although the liquidity of this secondhand sale and purchase market varies among sectors, the market is relatively illiquid for secondhand chemical tankers, with vessels changing hands between owners on an irregular basis. Secondhand vessel prices are generally influenced by potential freight earnings and by trends in the supply of and demand for capacity, but age and other factors also play a part in determining vessel values. Most secondhand vessel values are currently less than a half of their levels of the market peak in 2008 and, while there is interest among buyers, values may remain under pressure in the short term.

Over recent years, firm bunker prices, slow steaming and generally low freight rates have increased interest in “eco-designs”. Shipyards are marketing eco-designs that potentially offer fuel consumption savings and speed flexibility which has generated interest and ordering activity.

Chemical Tanker Cargoes

A chemical tanker is a generic term used to describe a maritime vessel that can carry in liquid form one or more of the four main product groups of bulk liquid chemicals traded by sea: organic chemicals, inorganic chemicals, vegetable oils and animal fats, and other products such as molasses.

Trade in bulk liquid cargoes carried by chemical tankers has grown at a steady pace since the early 1980s, driven largely by growth in organic or petrochemical movements, and more recently by increases in vegetable oil trades. Of the 209 million tons of chemicals moved by sea in 2013, approximately 49% was organic chemicals, 13% inorganic chemicals, 29% vegetable oils and animal fats, with other products accounting for 7% of total trade.

Seaborne Chemical Trade: 2002-2013
(Million Tons)

(1)	Provisional

Source: Drewry

Organic chemicals

Organic chemicals, or petrochemicals, are characterized as being derived from petroleum products and are carbon-based. Six base chemicals provide the building blocks for almost the whole of the organics industry. These six chemicals are split into two groups: (1) olefins (such as ethylene, propylene and butadiene); and (2) aromatics (such as benzene, toluene and xylene). Olefins are in gaseous form and are transported in specialized gas carriers. Olefins require further processing before they are carried in chemical parcel tankers (i.e., in the form of “intermediates” such as ethylene glycol, or ethylene dichloride). Aromatics are produced in liquid form and are an important cargo group for chemical tankers. Approximately 90% of these base chemicals are derived from oil fractions (products) and natural gas. The remaining 10% are produced from cellulose and coal. Nearly all other organic chemicals are produced from a combination of these six building blocks. Base chemicals derived from oil fractions and natural gas are produced in refineries through a process called “cracking”. This procedure splits the complex molecules of the oil fraction and natural gas feedstocks into the simpler molecules of the base chemicals. Any petroleum fraction can be used as a feedstock, but certain fractions – gasoline, kerosene, fuel oil – are in demand in their own right and are not widely used for chemical manufacture. Natural gas, liquid petroleum gas (LPG), ethane and naphtha are commonly used feedstocks. In addition, there is a wide range of chemicals, such as ethylene dichloride, methanol, vinyl acetate and styrene that can be regarded as “intermediates”, in that they represent intermediary steps on the way to converting base chemicals into usable chemical products.

Inorganic chemicals

Inorganic chemicals are chemicals derived from a mineral base, such as phosphoric acid, sulphuric acid and caustic soda. These inorganic chemicals are used in industrial chemical processes which require the presence of a strong acid or alkali (in the case of caustic soda).

Vegetable oils and animal fats

Vegetable oils and animal fats traded by sea are primarily edible oils, such as soybean, sunflower or palm oil, and tallow. Vegetable oils and fats are used primarily as surfactants, either industrially or in the production of soaps and other cleaning products.

Chemical Tanker Cargo Classifications

Chemical tanker cargoes are regulated by the IMO under the International Bulk Chemical Code, or IBC, chapters 17 and 18 and MARPOL Annex II.

Within the overall chemical fleet there are four main categories of tanker, with the pertinent features of each being its internal volume and the proximity of its tanks to the sides and bottom of the vessel’s hull:

IMO Type	Description
IMO 1/2	A vessel with all IMO 1 and/or IMO 2 space.
IMO 2/3	A vessel with all IMO 2 and/or IMO 3 space.
IMO 3 DH	A vessel with all IMO 3 space and with a double hull.
IMO 3 Non DH	A vessel with all IMO 3 space and with no double hull.

There are very few cargoes requiring IMO 1 space and most of that space is actually used for IMO 2 cargo as an IMO 1 designated vessel has the ability to carry liquid cargoes that are listed as Category 2 chemicals by the IMO (as well as IMO 3). For the purposes of this section, IMO1 and IMO 2 vessels are treated as a category designated IMO 1/2.

In general terms, Category 2 chemicals are more difficult to carry than Category 3 products. In this context, in January 2007, the IMO introduced changes to its cargo categories that necessitated greater use of more sophisticated chemical tankers, while at the same time preventing some lesser grade ships, particularly non-IMO vessels, from operating in chemical trades. Non-IMO ships are able to carry ethanol, which is becoming an increasingly important cargo due to the increase in biofuels business. However, almost all ethanol is carried in IMO-class ships for quality reasons, as ethanol is an ideal last or previous cargo for all IMO-classed products.

The above categories represent the fleet by widest possible definition and include those IMO classed ships that may not necessarily be trading in chemicals and related IMO 2 or 3 cargoes. These are generally less sophisticated ships that are primarily designed to carry cargoes such as refined petroleum products in what is generally called the product or CPP trade. Some of the ships in the product trade also possess the capability to transport what are known as “easy chemicals”. These ships represent a swing element in supply as they move from chemical to product markets, depending on market conditions. Easy chemicals are defined as non-hazardous products under the IBC and classed in Pollution Category Y or Z in the MARPOL Annex II regulations. They include important bulk organic chemicals, such as ethanol, methanol, benzene, toluene, xylene, caustic soda and soft oils. They are carried in coated cargo tanks and do not require heating in normal conditions.

However, the potential impact of such ships may be somewhat limited as most chemicals are moved in small lots which are not economical for larger ships to carry. Also, the types of chemicals that are actually listed in such ships’ certificate of fitness are usually also limited. For instance, although a pure IMO 2 chemical tanker appears to be able to carry all cargoes rated IMO 2, in practice this depends on the actual coating, the cargo equipment of the ship and last cargo carried. By the same token, a ship rated IMO 3 may also not be able to carry the full range of IMO 3 cargoes and could therefore be restricted to only a few types of chemicals.

Clean petroleum products (e.g., gasoline, gas oil, aviation fuel, including distillates) are mostly carried by non-IMO tankers (also termed as product tankers) in the clean petroleum tanker trade and are regulated under MARPOL Annex I.

Seaborne Chemical Trades

Trade in chemicals plays an increasingly prominent part of the industry for a number of reasons, ranging from balancing geographical differences between areas of chemical production and consumption, stock imbalances and in some cases adjusting to price differentials. In broad terms, seaborne trade growth in chemicals has tracked trends in economic activity and globalization, as the following chart shows.

World GDP and Seaborne Chemical Trade
(Annual % growth rates)

(1)	Provisional

Source: Drewry

The seaborne transportation of chemicals is technically and logistically complex when compared with the transportation of crude oil and oil products, with several hundred different cargoes, ranging from hazardous and noxious chemicals to products such as edible oils and fats, requiring different types of ship and cargo tank coating. Consequently, the chemical tanker sector comprises a broad array of specially constructed small and medium sized tankers designed to carry chemical products in various stages of production.

Chemicals are generally transported in parcels of 2,000 tons to 6,000 tons. If chemical tankers of this size were used, freight costs over large distances would be prohibitively high. The alternative is to ship the cargo in a larger parcel tanker with multiple tanks designed to carry many small parcels within a single ship.

Over the last 30 years a sophisticated transport system has developed to handle trade of this kind. Chemical tankers have multiple tanks which can either be coated or stainless steel. Stainless steel chemical tankers are generally more sophisticated and therefore more expensive to build. Accordingly, stainless steel tankers typically command a premium in rates over coated ships and a higher value at the time of resale.

In the period 2002 to 2013, the CAGR of seaborne chemical trade growth in the various sectors ranged from a low of 2.6% for other products to a high of 5.2% for vegetable oils and animal fats, with the overall growth rate being 4.3%.

Seaborne Chemical Trade Growth by Commodity Group: 2002-2013
(CAGR %)

(1)	Provisional

Source: Drewry

The four organic chemicals currently most frequently traded by sea are methanol, styrene, benzene and xylene, including paraxylene. The main inorganic chemicals currently traded by sea are phosphoric and sulphuric acid and caustic soda in aqueous form. Inorganic chemicals are not traded as widely as organic chemicals because they present several transport problems, including being very dense and highly corrosive. Accordingly, inorganic chemicals must be carried in tanks coated with stainless steel, rubber or acid proof paints. In the vegetable oils and animal fats sector, palm oil accounts for about half of all seaborne chemical trade, with the next largest commodities being soybean oil and sunflower seed oil.

In a typical year a chemical tanker operator may carry several hundred different liquid products but a small number of commodities account for the majority of seaborne trade. In 2013 the top 20 individual products in terms of seaborne trade flows accounted for almost three quarters of all seaborne chemical shipments. These products, together with trade growth rates in the period 2003 to 2013 and the IMO type of ship for each product are shown in the table below.

Seaborne Chemical Trade – Top 20 Products by Volume
(Million Tons)

Commodity	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013(1)	CAGR 03-13%	IMO Ship Type
Palm Oil (crude and refined)	15.5	18.2	20.3	22.8	23.1	26.9	29.4	27.9	29.8	33.1	32.0	7.5%	2 (k)
Methanol	16.6	17.3	20.4	21.1	22.0	21.8	23.6	24.3	26.0	25.3	26.6	4.8%	3
Xylenes/incldg Paraxylene	8.1	8.7	8.6	9.3	11.2	10.1	11.1	11.8	13.6	13.8	15.8	6.8%	2
Ethylene Glycol	6.3	7.0	7.9	8.1	8.8	8.9	10.2	11.9	12.5	12.7	12.6	7.2%	3
Sulphuric Acid	6.6	6.7	7.1	7.7	8.7	10.7	10.1	11.1	12.0	13.0	12.5	6.6%	3
Caustic Soda	7.4	7.6	8.7	9.9	10.8	11.0	10.2	8.5	8.8	8.6	9.1	2.1%	3
Styrene	6.0	6.5	6.3	6.2	7.6	6.6	7.9	8.4	8.1	8.1	8.4	3.5%	3
Soyabean (crude and refined)	9.0	8.7	9.4	10.1	10.8	9.6	8.5	9.3	8.4	8.4	8.0	-1.2%	2 (k)
Ethanol	5.0	5.0	5.5	6.8	6.0	8.2	6.3	5.2	8.1	7.4	7.0	3.4%	NA
Benzene	3.7	3.9	4.4	4.9	4.7	4.6	5.1	5.3	5.5	5.7	6.2	5.4%	3
Sunflower (crude and refined)	2.4	2.3	2.7	3.7	3.6	3.5	4.5	4.2	5.0	7.1	5.9	9.4%	2 (k)
MTBE	5.1	5.1	5.3	6.5	6.1	5.3	5.5	6.5	6.0	6.0	5.5	0.7%	3
Molasses	8.5	9.3	6.8	6.1	6.7	8.0	4.4	4.5	5.4	5.2	5.0	-5.2%	NA
Phosphoric Acid	5.1	5.5	5.9	5.5	5.3	5.2	5.5	5.2	5.7	5.1	5.0	-0.3%	3
Urea Ammonium Nitrate	1.1	1.3	1.7	1.2	1.6	1.3	1.1	2.3	2.8	2.8	3.6	12.7%	3
Rapeseed (crude and refined)	0.8	1.3	1.4	1.9	1.8	2.0	2.2	3.0	2.9	3.2	3.5	16.4%	2 (k)
Toluene	2.6	2.6	2.6	2.4	2.6	2.2	2.7	2.7	2.3	2.3	2.7	0.4%	3
Palm Kernel (crude and refined)	1.5	1.7	1.9	2.1	2.3	2.4	2.7	2.7	2.6	2.6	2.7	6.3%	2 (k)
Ethylene Dichloride	2.4	2.4	2.4	2.0	2.1	2.4	2.0	2.2	2.1	2.3	2.6	0.9%	3
Acetic Acid	1.7	1.9	2.1	2.4	2.2	1.9	2.1	2.5	2.8	2.6	2.3	3.1%	3

(1)	Provisional

Source: Drewry

From a regional perspective, trade activity is focused on four main geographical areas: North America (predominantly the United States), Europe, the Middle East and Asia.

North America

The United States accounts for approximately one fifth of global chemical production. Although the majority of the United States’ production is for domestic use, particularly where gasoline additives are involved, the country produces organic chemicals in excess of its domestic requirements, which results in significant export volumes. The United States is one of the largest exporters of organic chemicals in the world, and in 2013 accounted for approximately 9% of global export traffic of such chemicals.

Organic Chemical Exports by Region
(‘000 Tons)

Exports	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013(1)	CAGR % 02-13
North America	8,308	10,345	11,831	10,115	10,587	11,190	9,249	9,795	10,190	9,893	10,008	10,354	2.0%
South America	8,471	8,550	8,889	11,043	12,084	10,522	8,786	9,051	8,580	7,630	8,382	8,558	0.1%
OECD Europe	9,724	9,624	9,729	10,319	11,220	11,865	10,878	11,678	13,032	12,275	12,823	12,238	2.1%
Other Europe	393	444	616	619	566	457	375	200	298	168	128	130	-9.6%
FSU	1,606	1,958	2,194	2,120	2,234	2,569	2,560	1,834	2,140	2,369	2,599	2,981	5.8%
East/South Africa	416	512	1,064	3,995	2,991	619	624	843	563	462	519	474	1.2%
North Africa	828	819	649	689	777	612	751	752	770	954	1,033	1,001	1.7%
West Africa	708	909	794	1,010	438	1,050	1,021	938	486	1,059	978	1,025	3.4%
Middle East	11,854	11,825	12,066	13,631	14,095	14,285	16,906	20,950	24,388	26,338	25,634	25,450	7.2%
South Asia	246	609	845	926	1,538	1,558	1,805	1,319	1,670	1,980	2,202	1,688	19.2%
South East Asia	6,863	8,000	8,166	8,652	8,292	8,928	7,979	9,248	11,287	11,689	11,404	12,014	5.2%
North East Asia	12,346	13,421	14,199	15,762	16,810	19,830	18,819	20,684	20,346	21,311	22,033	26,246	7.1%
Australasia	2,534	1,112	1,188	362	358	488	293	8	26	34	37	42	-31.2%
Other/Unspecified	50	100	395	978	931	1,852	969	847	1,019	2,137	1,004	1,243	33.9%
Total	64,347	68,229	72,622	80,222	82,922	85,826	81,015	88,149	94,794	98,298	98,784	103,443	4.4%

(1)	Provisional

Source: Drewry

Seaborne exports of chemicals from the United States have traditionally been to North East Asia, South America and Europe. All major operators and owners have tonnage on these routes. In the period 2001 to 2013, total exports of both organic and inorganic chemicals from the United States have increased at a CAGR of 4.4%, creating significant additional demand for chemical shipping capacity.

United States Chemical Exports
(‘000 Tons)

Source: Drewry

One potentially significant factor which is expected to affect the United States chemicals industry is the development of shale gas. Shale gas is natural gas extracted from shale formations which are found in various locations throughout the world. When extracted, shale gas consists on average of approximately 60% dry natural gas and 40% natural gas liquids.

U.S. Shale Gas Composition

Source: Drewry

In the United States, shale gas has become an increasingly important source of natural gas and has led to significant increases in domestic gas production. In 2005, U.S. gas production was equivalent to 511 billion cubic meters (cbm). In 2013, U.S. gas production had risen to 712 billion cbm, an increase of 40%.

U.S. Daily Oil and Gas Production 2002-2013

Source: Drewry

*	Jan-Sep 2013 average for oil, projection for gas production

Increased supplies of natural gas in the United States have also served to depress domestic gas prices. As the following chart shows, the United States now has one of the lowest natural gas prices in the world.

Average Natural Gas Prices by Country 2012
(U.S.$ per million Billion Thermal Units- BTUs)

18
16
14
12
10
8
6
4
2
0
Average Price
Japan
South Korea
Germany
Ukraine
Belgium
United Kingdom
Brazil
China
India
Iran
Russia
United States
Mexico
Canada
Saudi Arabia

Source: Drewry

The fall in natural gas prices in the United States has impacted feedstock costs for the petrochemical industry. In particular, the cost of ethane has fallen significantly since 2011, thereby increasing the competiveness of the United States petrochemical industry from a global perspective. Accordingly, U.S. ethylene production costs have fallen to levels at which the United States can now compete with Middle Eastern suppliers, resulting in new projects to expand United States ethylene cracking capacity and subsequently petrochemical capacity. Ethylene cracker utilization in the United States has improved and a number of new plants have been announced by companies such as Chevron Phillips Chemical, Dow Chemical, Formosa Plastics, INEOS, LyondellBasell, Westlake Chemical and Williams, primarily in the U.S. Gulf of Mexico region. Ethylene is a precursor for many of the organic chemicals shipped by sea (e.g., ethylene dichloride and ethylene glycol), so increased production suggests increased availability of downstream chemical products for export from the United States.

U.S. Ethane vs. Naphtha Cost

Europe

Europe is broadly a mature market with established production contributing over one quarter of total global chemical production. However, much of Europe’s production serves domestic requirements and this manifests itself in increased demand for short-sea rather than deep-sea shipping services. Overall, Europe is a net importer of organic chemicals. In 2013, Europe accounted for approximately 20% of world imports. The major suppliers to Europe are the United States, South America and the Middle East.

Organic Chemical Imports
(‘000 Tons)

Imports	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013(1)	CAGR % 02-13
North America	9,761	9,078	8,744	10,825	10,207	9,555	9,149	7,772	8,502	8,340	8,202	9,501	-0.2%
South America	2,469	2,508	2,746	3,237	5,152	4,629	4,468	4,186	4,630	4,759	5,068	4,944	6.5%
OECD Europe	15,617	15,220	15,509	16,901	20,566	21,271	19,204	18,104	20,743	20,770	20,514	20,456	2.5%
Other Europe	216	186	205	244	291	362	366	418	438	444	393	358	4.7%
FSU	183	236	274	240	258	266	275	200	265	455	448	304	4.7%
East/South Africa	248	250	248	250	282	234	224	244	325	324	292	278	1.0%
North Africa	159	169	199	187	211	226	207	246	296	223	298	375	8.1%
West Africa	64	70	66	85	361	132	461	125	123	142	135	118	5.7%
Middle East	1,305	1,656	1,926	3,050	2,523	2,479	2,526	2,952	3,242	3,367	3,415	3,598	9.7%
South Asia	1,723	2,125	2,711	3,150	2,811	3,523	3,556	4,637	5,004	4,965	6,172	6,119	12.2%
South East Asia	7,549	8,184	8,663	9,350	8,881	8,913	8,482	8,501	9,480	9,558	9,804	10,387	2.9%
North East Asia	24,514	27,946	30,811	32,368	31,039	33,918	31,792	40,475	41,434	44,545	43,742	46,572	6.0%
Australasia	293	332	379	294	305	256	259	241	289	274	267	260	-1.1%
Other/Unspecified	245	270	141	41	34	62	46	47	23	133	35	173	-3.1%
Total	64,347	68,229	72,623	80,222	82,922	85,826	81,015	88,149	94,794	98,298	98,784	103,443	4.4%

(1)	Provisional

Source: Drewry

Middle East

The Middle East is a major net exporter of chemicals, with exports of organic chemicals increasing by a CAGR of 7.2% in the period 2002 to 2013 (see table above entitled “Organic Chemical Exports by Region”). Major flows from the Middle East are to Europe, India, South East Asia and increasingly North Asia (China). The growth in trade has been underpinned by significant additions to Middle Eastern petrochemical plant capacity in the last decade, most of which has been destined for export.

Asia

Asia remains the largest market for imported organic chemicals, accounting for close to two-thirds of global imports in 2013. Chinese demand has been a mainstay of the market in the last decade, with Chinese imports of organic and inorganic chemicals and vegetable oils and animal fats increasing at a CAGR of 9.6% in the period 2002 to 2013.

China Chemical Imports: 2002-2013
(‘000 Tons)

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013(1)	CAGR 02-13%
Organic	10,121	12,382	13,382	15,030	14,563	17,963	17,413	25,720	26,196	28,602	28,750	32,025	11.0%
Inorganic	2,017	2,028	1,848	2,069	2,239	1,911	1,743	2,954	1,643	1,182	1,112	1,367	-3.5%
Veg Oils/Fats	3,847	6,349	7,292	7,236	8,256	9,753	9,162	11,213	9,915	8,987	10,778	10,493	9.6%
Total	15,985	20,760	22,521	24,334	25,057	29,626	28,318	39,888	37,755	38,771	40,640	43,885	9.6%

(1)	Provisional

Source: Drewry

Given that there are major export and import regions, it follows that seaborne trade is concentrated on a relatively small number of key chemical shipping routes. Changes in volume flows that have taken place on these trade routes in the period 2002 to 2013 are shown in the table below.

Key Seaborne Organic Chemical Trades 2002 and 2013
(‘000 Tons)

From	To	2002 Tons	2013(1) Tons	CAGR% 02-13
North America	South America	3,598	3,269	-0.9%
	OECD Europe	1,457	2,022	3.0%
South America	South America	687	1,101	4.4%
	OECD Europe	2,338	1,415	-4.5%
OECD Europe	North America	801	662	-1.7%
	South America	80	308	13.0%
FSU	OECD Europe	2,334	1,524	-3.8%
	Mid East	92	1,084	25.1%
West Africa	OECD Europe	209	710	11.8%
Mid East	North America	1,937	584	-10.3%
	OECD Europe	1,865	2,514	2.8%
	South Asia	524	3,127	17.6%
	South East Asia	1,905	2,695	3.2%
	North East Asia	5,358	15,801	10.3%
South Asia	South East Asia	27	671	33.9%
	North East Asia	70	313	14.6%
South East Asia	South Asia	424	1,466	11.9%
	South East Asia	3,327	4,137	2.0%
	North East Asia	2,625	5,937	7.7%
North East Asia	North America	481	1,279	9.3%
	Mid East	76	429	17.0%
	South Asia	261	901	11.9%
	South East Asia	1,361	2,090	4.0%
	North East Asia	9,818	20,772	7.1%
Other Trades	Other Trades	18,169	28,589	4.2%
Total		59,824	103,400	5.1%

(1)	Provisional

Source: Drewry

Major flows of chemicals occur in the Atlantic – both east and west bound; from the U.S. (U.S. Gulf and U.S. West Coast) to Asia; South America to Europe/Mediterranean; the Middle East to Europe and to markets in South-East Asia and North East Asia. In both Europe and Asia there is also considerable intra-regional trade, which provides employment for small chemical tankers. To meet the pattern of trade, many major chemical shipping companies offer “liner” type services, with ships sailing on pre-determined routes at a stated frequency. The main chemical shipping routes are shown in the map below.

Principal Chemical Trade Routes

Source: Drewry

Chemical Tanker Demand

Seaborne trade in chemicals is characterized by a wide range of individual cargoes and a relatively regionalized structure compared with the crude oil and refined petroleum products industry. The overall increase in seaborne chemical trades in the period 2002 to 2013 was equivalent to a CAGR of 4.4%. However, ton mile demand, which is derived by multiplying the volume of cargo moved on a route by the one way voyage distance between the load and discharge port, increased by a CAGR of 6.5% over the same period.

Chemical Tanker Demand: 2002-2013

	Seaborne Trade - Million Tons					Billon	Average Voyage
Year	Organics	Inorganics	Veg Oils	Other	Total	Ton Miles	Length - Miles
2002	64.3	19.9	35.0	11.8	131.0	295.8	2,258
2003	68.2	20.7	36.3	12.1	137.3	321.8	2,344
2004	72.6	21.5	39.8	14.1	147.9	333.8	2,257
2005	80.2	23.6	44.2	14.0	162.0	414.7	2,560
2006	82.9	25.0	49.3	14.1	171.3	408.4	2,385
2007	85.8	26.6	50.4	14.4	177.2	412.3	2,326
2008	81.0	28.7	52.8	17.5	180.1	403.7	2,242
2009	88.1	27.4	55.0	11.8	182.3	467.6	2,565
2010	94.8	26.7	55.5	12.0	189.1	526.5	2,784
2011	98.3	28.3	56.8	16.3	199.8	559.8	2,802
2012	98.8	28.7	63.3	15.3	206.1	581.1	2,820
2013(1)	103.4	28.6	61.4	15.6	209.0	589.3	2,819
CAGR 02-13%	4.4%	3.4%	5.2%	2.6%	4.3%	6.5%	2.0%

(1)	Provisional

Source: Drewry

Ton mile demand has grown faster than seaborne trade as changes in the geographical pattern of trade have led to longer voyages, something which is evident from the chart below. The growth in average voyage distance is significant, because it means that as voyage time increases it absorbs more shipping capacity to transport the same volume of cargo.

Chemical Tanker Ton Mile Demand and Average Voyage Lengths

Source:Drewry

Chemical Tanker Supply

Chemical tankers are characterized mainly by cargo systems which are technically more sophisticated than those found in conventional oil and product tankers. Since chemical tankers are often required to carry many products which are typically hazardous and easily contaminated, cargo segregation and containment is important. As described above, the IMO regulates the carriage of chemicals by sea, dividing potentially dangerous cargoes into three categories, typically referred to as IMO Type 1, 2 and 3. IMO conventions govern the requirements for particular tanks to be classified as each grading, with the pertinent features of each tank being its internal volume and proximity to the sides and bottom of the vessel’s hull.

IMO Grades and Chemical Cargo Types/Chemical Tanker Types

IMO Grade	Cargo Type	Description
1	Pollution Category X Approximately 18 cargoes, including chlorinated paraffins, metam-sodium sulphate	Modern highly segregated chemical ships stainless and /or specialized coatings. Some IMO 1 cargoes require independent deck tanks

2	Pollution category X/Y/Z over 400 cargoes including acetone/ethylene dichloride/acrylates/cyclohexane/waxes/vegacid oils/methyl esters/TDI/tall oil, nitric acid and phenols	Modern segregated chemical tankers with sophisticated coatings and systems

3	Pollution Category Y and Z. Around 285 cargoes
including acetic acid/benzene, ethylacetate/ethylene
glycol/methanol/phosphoric acid/caustic soda
/styrene/sulphuric acid/urea ammonium nitrate/vinyl acetate
	monomer	Simpler less segregated larger tanks powerful pumps, zinc or epoxy coated also suited to the product tanker trades

Note (1): MARPOL Annex II Categories: X = major hazard, Y = hazard, Z = minor hazard, OS = Other Substances.

Source: Drewry

In addition to IMO type, the chemical tanker fleet can also be segmented by the type of cargo tank coating. The main types of tank coating are either stainless steel, or coated tanks which comprise mainly of epoxy, marineline (an advanced form of polymer coating), phenolic resins or zinc silicate coatings. In many cases ships will have all of their tanks with a particular type of coating, but in some cases they may have a mixture of stainless steel and coated tanks.

Stainless steel ships and those coated with marineline offer the greatest amount of trading flexibility, while ships with epoxy and zinc coatings are unsuitable for certain types of cargo.

The main types of tank coating and cargo suitability are shown in the table below

Chemical Tanker Coating Types and Cargo Compatibility

Coating Type	Suitable	Unsuitable	Comments
Stainless Steel	Almost all cargoes including acids	Very few	Different grades of steel used and regular passivation is required. Care regarding the removal of seawater (chlorides)
Epoxy	Alkalis, glycols, animal fats and vegetable oils	Methanol and solvents and acids	Some products can be absorbed in the coating and they are not as efficient and as cost effective as stainless steel
Marineline	Almost all cargoes, but not acids on a regular basis	Very few, with the exception of acids	The smooth finish is easier to clean, but water soluble cargoes need to be well ventilated.
Phenolic Resins	Modified Epoxy	Acids, solvents and amines	Modified epoxy more resistance than normal epoxy
Zinc Silicate	Aromatic hydrocarbons, solvents, alcohols (e.g., methanol) and ketones (e.g., acetone)	Acids, alkalis, unrefined vegoils, animal fats and molasses	Moisture in tanks can lead to halogenated compounds reacting with cargo to produce acids which can damage coatings

Source: Drewry

The chemical tanker fleet is defined by IMO classification. In turn, these ships either have stainless steel or coated tanks, or in some case a mixture of both coating types. For the purpose of this section, a stainless steel tanker is defined as any ship where stainless steel forms more than 50% of the tank capacity of the vessel. Finally, from an operational perspective, vessels can trade either in chemicals, vegetable oils and animal fats or in clean petroleum product trades. For certain vessels, there is a tendency to move between market sectors, depending on trading conditions.

The Chemical Tanker Fleet

The fleet by wide definition has increased in size to reflect the underlying growth in vessel demand and in December 2013 consisted of 4,109 ships of 88.9 million Dwt. The breakdown of the fleet by vessel size is shown in the table below.

The Chemical Tanker Fleet: 2007-2013

	1-4,999		5-9,999		10-19,999		20-29,999		30-39,999		40-49,999		50,000 +		Total
End Year	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt
2007	658	2,049	676	4,954	655	9,794	162	4,188	383	13,850	429	19,191	73	4,068	3,036	58,094
2008	672	2,108	751	5,503	820	12,268	162	4,170	412	14,940	478	21,432	131	7,061	3,426	67,482
2009	690	2,173	838	6,124	937	14,104	161	4,120	436	15,826	517	23,232	177	9,429	3,756	75,008
2010	734	2,272	879	6,416	1,000	15,081	158	4,002	433	15,729	536	24,104	222	11,760	3,962	79,364
2011	700	2,161	896	6,547	1,039	15,719	166	4,176	436	15,849	549	24,756	259	13,782	4,045	82,990
2012	738	2,248	903	6,575	1,042	15,748	180	4,445	433	15,764	557	25,160	306	16,622	4,159	86,562
2013	692	2,110	853	6,249	1,030	15,615	181	4,457	431	15,688	600	27,286	322	17,450	4,109	88,855

Source: Drewry

By IMO type, approximately 51.7 million or 58% of the total fleet consists of tankers with an IMO 2 rating. A further 41% has a rating of IMO3, leaving a small balance which is rated IMO2/3.

The Chemical Tanker Fleet by IMO Type: December 31, 2013
(%)

The split between stainless steel and coated ships as of December 2013 are as shown below.

The Chemical Tanker Fleet by Tank Type: December 31, 2013

Chemical Tanker Fleet
4,109 Ships
88.9 Million Dwt
Average Age 9.0 Years
Stainless Steel Fleet
1,101 Ships
14.8 Million Dwt
Average Age 11.5 Years
Coated Fleet
3,088 Ships
74.0 Million Dwt
Average Age 7.9 Years

Source: Drewry

By trading status, in December 2013 approximately 2,534 ships of 38.8 million Dwt were identified as operating in chemical, vegetable oil and animal fat trades, leaving a balance of 1,575 vessels of 50.0 million Dwt operating in the clean petroleum product trades.

The Chemical Tanker Fleet by Vessel Type and Trading Status: December 31, 2013

	Chemicals/Veg Oils		Clean Pet Products		Total
	No	000Dwt	No	000Dwt	No	000Dwt
IMO 2	2,245	33,972	717	17,733	2,962	51,705
IMO2/3	62	740	10	106	72	846
IMO 3 DH	197	3,966	814	31,962	1,011	35,928
IMO 3 NDH	30	142	34	234	64	376
Total	2,534	38,820	1,575	50,035	4,109	88,855

Source: Drewry

The Chemical Tanker Fleet by Vessel Type and Trading Status: December 31, 2013

Source: Drewry

The Chemical Tanker Orderbook

The future supply of chemical tankers will be influenced by the amount of tonnage that is on order. In December 2013, the total chemical tanker orderbook (by wide definition) consisted of 354 ships of 11.2 million Dwt. Most of the ships currently on order are expected to be delivered by the end of 2015.

The Total Chemical Tanker Orderbook by Scheduled Year of Delivery: December 31, 2013
(‘000 Dwt)

Source: Drewry

In 2014, approximately 6.3 million Dwt of new chemical tanker tonnage is scheduled to be delivered. However, based on previous experience, the delivery of some of those ships is likely to be delayed to 2015 or later. A further 4.0 million Dwt is scheduled for delivery in 2015.

New ordering levels in the chemical sector were very high during the period 2005 to 2008, but with the general downturn in all shipping markets in the second half of 2008, the level of new ordering in the chemical tanker sector declined quickly over a short space of time, to the extent that virtually no new orders were placed for chemical tankers in 2009.

As a result, the size of the total orderbook expressed as a percentage of the existing fleet has declined steadily since 2008 and in December 2013 had fallen to just 12.6% of the existing fleet. At its peak in 2007, the orderbook was in excess of 40% of the existing fleet and the subsequent high levels of deliveries from this orderbook contributed to the over supply of chemical tankers.

Chemical Tanker Orderbook – Existing Chemical Tanker Fleet: 2002-2013

(Orderbook as % Existing Fleet)

Source: Drewry

Chemical Tanker Deletions

Another factor that will affect future supply is the level of vessel scrapping associated with ships reaching the end of their useful trading lives, or technical obsolescence brought about by legislative change.

Typically, chemical tankers will trade for 25 to 30 years before being sent for demolition. As ships become older they normally become less efficient. There is also a tendency for repairs and maintenance expenditures to increase with vessel age. The age profile of the fleet as at December 31, 2013 is shown below.

Chemical Tanker Fleet Age Profile: December 31, 2013

(Based on the Fleet by wide definition)
Source: Drewry

The global chemical tanker fleet is younger than the global stainless steel chemical fleet. The global chemical tanker fleet has an average age of 9.0 years as compared to 11.5 years for the global stainless steel chemical tanker fleet. Rates of chemical tanker scrappage picked up in the period 2009 to 2013 as over-supply and poor freight rates encouraged owners to send older ships for demolition.

Chemical Tanker Scrapping: 2002 to 2013

(‘000 Dwt)

(Based on the Fleet by wide definition)
Source: Drewry

The Stainless Steel Chemical Tanker Fleet

In December 2013, there were 1,101 chemical tankers with a combined capacity of 14.8 million Dwt with more than 50% of their tank capacity consisting of stainless steel. The breakdown of the stainless steel fleet by vessel size is shown below.

The Chemical Tanker Fleet by Tank Type: December 31, 2013

Size (dwt)	1,000-4,999		5,000-9,999		10,000-19,999		20,000-29,999		30,000-39,999		40,000-49,999		50,000 +		Total
Type	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt	No	000 Dwt
Stainless Steel	275	728	271	2,076	346	5,671	92	2,167	106	3,711	11	462	0	0	1,101	14,815

Coated	417	1,382	582	4,173	684	9,944	89	2,290	325	11,977	589	26,824	322	17,450	3,008	74,040

Total Fleet	692	2,110	853	6,249	1,030	15,615	181	4,457	431	15,688	600	27,286	322	17,450	4,109	88,855
% Stainless	39.7	34.5	31.8	33.2	33.6	36.3	50.8	48.6	24.6	23.7	1.8	1.7	0.0	0.0	26.8	16.7

Source: Drewry

Generally, chemical tankers with stainless steel capacity are more sophisticated than their coated counterparts and as such have the ability to carry a wider range of cargoes. Although they are more expensive to build, they normally attract a premium in the freight market over equivalent sized coated ships and also tend to have a higher value at the time of resale.

Two thirds of the existing fleet was built in Japan. Although Chinese and Korean shipbuilders have entered this market, it is generally thought that Japanese built ships are better quality.

The Stainless Steel Chemical Tanker Fleet by Country of Build: December 31, 2013

Source: Drewry

In the stainless steel sector, the orderbook to existing fleet ratio is even lower than the total fleet as whole. In December 2013 there were 62 ships with a combined capacity of 1.2 million Dwt on order, equivalent to just 7.9% of the current stainless steel fleet.

The Stainless Steel Chemical Tanker Orderbook: December 31, 2013
(No and ‘000 Dwt)

Size	Existing Fleet		2014		2015		2016		2017		Total		% Existing Fleet
	No	Dwt	No	Dwt	No	Dwt	No	Dwt	No	Dwt	No	Dwt	No	Dwt
<4,999	275	728	2	5	2	7	0	0	0	0	4	12	0.0	0.0
5-9,999	271	2,076	11	70	1	6	0	0	0	0	12	76	4.4	3.7
10-19,999	346	5,671	9	167	14	250	5	97	0	0	28	514	8.1	9.1
20-29,999	92	2,167	2	46	1	24	2	48	0	0	5	118	5.4	5.4
30-39,999	106	3,711	3	94	1	38	8	284	1	38	13	454	12.3	12.2
40-49,999	11	462	0	0	0	0	0	0	0	0	0	0	0.0	0.0
50,000+	0	0	0	0	0	0	0	0	0	0	0	0	0.0	0.0
Total	1,101	14,815	27	382	19	325	15	429	1	38	62	1,174	5.6	7.9

Source: Drewry

Orderbook Across Related Shipping Segments - December 2013

Although Japanese shipyards are the dominant shipbuilders of the existing fleet, as of December 31, 2013, approximately 52% (based on Dwt) of the stainless steel chemical tanker orderbook is with shipyards in China, with Japanese yards holding a further 43%. However, a large part of the Chinese orderbook is made up of tankers in excess of 30,000 Dwt. There are a limited number of shipyards known to be capable of building quality stainless steel ships, perhaps two or three shipyards in China, approximately six to seven shipyards in Japan and one or two shipyards in Korea. Chinese shipbuilding experience in the stainless steel sector is currently limited. Chinese shipyards do not have the track record that has been built up by Japanese yards over the last two decades.

The Stainless Steel Chemical Tanker Orderbook by Country of Build: December 31, 2013
(Based on Dwt)

Source: Drewry

Major Operators

In the chemical tanker sector there a number of operators with quite large fleets. The top 20 companies (based on Dwt) control a third of the fleet and operators, such as Stolt, Odfjell and Tokyo Marine, generally seem to have a preference for stainless steel tanks, based on the number and types of ships under their control shown in the table below.

Top 20 Chemical Tanker Operators: December 31, 2013(1)

Operator	No of Ships	Dwt	Average Age	Tank Type - % of Total				Ship Type - % of Total
			Yrs	Stainless	Marine Line	Epoxy	Zinc	IMO1	IMO2	IMO3
Stolt Tankers	100	2,321,423	12.5	76.5	0.0	8.1	15.4	5.3	89.3	5.5
Odfjell	80	2,199,749	9.3	79.3	2.0	7.2	11.5	0.9	97.0	2.1
Navig8 Chemicals	64	1,476,463	3.8	10.4	20.2	66.9	2.5	0.0	100.0	0.0
Milestone Chemical Tankers Pte. Ltd.	57	1,324,424	6.7	99.3	0.0	0.0	0.7	0.7	99.3	0.0
Nordic	84	958,849	6.6	34.6	40.3	25.2	0.0	0.0	98.2	1.2
Iino Singapore Pte. Ltd.	27	930,156	5.6	65.7	0.0	0.0	34.3	0.0	90.4	9.6
Eitzen	47	876,266	8.6	23.1	2.9	57.8	16.2	0.0	94.9	5.1
Wilmar Trading (Raffles)	33	811,431	14.5	18.8	3.4	73.2	4.6	0.0	67.1	32.9
Handytankers	21	788,456	8.3	0.0	0.0	68.6	31.4	0.0	83.5	16.5
Stena Weco	15	773,047	3.6	0.0	0.0	100.0	0.0	0.0	59.1	40.9
MISC (Chemical Business Unit)	24	756,992	4.6	28.0	60.5	6.5	5.0	0.0	100.0	0.0
Laurin	15	691,438	7.3	0.0	19.1	80.9	0.0	0.0	100.0	0.0
Formosa	15	681,533	5.8	0.0	0.0	60.9	39.1	0.0	92.9	7.1
NCC	14	674,445	2.3	0.0	0.0	49.9	50.1	0.0	100.0	0.0
Waterfront (Methanex)	17	667,055	11.1	0.0	0.1	0.0	99.9	0.0	35.7	64.3
BLT - Chembulk GB	32	652,758	9.2	46.2	1.1	1.1	51.7	0.0	100.0	0.0
Aurora Tankers Management Pte. Ltd.	17	636,303	9.3	13.8	7.5	31.3	47.4	0.0	100.0	0.0
Sabic	14	563,920	7.4	10.4	0.0	8.3	81.3	0.0	100.0	0.0
Champion Tankers	12	540,439	16.6	0.0	0.0	100.0	0.0	0.0	40.5	59.5
Trinidad Methanol	12	456,991	9.7	0.0	0.0	21.0	79.0	0.0	39.0	61.0

(1)	Based on ships trading in Chemicals and Vegetable Oils as of December 31, 2013

Source: Drewry

The Chemical Tanker Freight Market

Chemical tanker chartering arrangements are based on established practiced of the tanker market, with some variations. Common types of employment structures for a tanker are:

• Spot market: The vessel earns income for each individual voyage and the owner pays for bunkers and port charges. Earnings are dependent on prevailing market conditions, which can be highly volatile. Idle time between voyages is possible depending on the availability of cargo and the location of the vessel.

• Contract of affreightment: Contracts of affreightment, or COAs, are agreements by vessel owners to carry quantities of a specific cargo on a particular route or routes over a given period of time using ships chosen by the vessel owners within specified restrictions. Contracts of affreightment function as a long-term series of spot charters, except that the owner is not required to use a specific vessel to transport the cargo, but instead may use any vessel in its fleet.

• Time charter: A time charter is a contract for the hire of a vessel for a certain period of time, with the vessel owner being responsible for providing the crew and paying operating costs, while the charterer is responsible for fuel and other voyage costs. A time charter is comparable to an operating lease. Some time charters also have profit sharing arrangements, the details of which vary from charter to charter.

• Bareboat charter: The vessel owner charters the vessel to another company (the charterer) for a pre-agreed period and daily rate. The charterer is responsible for operating the vessel and for payment of the charter rates, irrespective of the condition of the vessel. A bareboat charter is comparable to a finance lease / capital lease.

• Pool employment: The vessel is part of a fleet of similar vessels, brought together by their owners in order to exploit efficiencies and benefit from a profit sharing mechanism. The operator of the pool sources different cargo shipment contracts and directs the vessels in an efficient way to service these contractual obligations. Pools can benefit from profit and loss sharing effects and the benefits of potentially less idle time through coordination of vessel movements, but vessels sailing in a pool will also be vulnerable to adverse market conditions.

Approximately 50% of all chemical movements are covered by COAs, while the spot market covers 35% to 40%. The remainder is made up by other charter arrangements and cargoes moved in tonnage controlled by exporters or importers. In short-sea chemical trades, contracts may cover periods up to one year, but in deep-sea trades a commitment for two or three years is not uncommon, with commercial terms renewed each year.

In the chemical tanker freight market, the level of reporting of fixture information is far less widespread than for the oil tanker market. Furthermore, it is not always possible to establish a monthly series of rates for an individual cargo, on a given route, as fixing is often sporadic, or more often than not covered by contract business.

For these reasons, the assessment of spot freight rate trends in the freight market is made by using a small number of routes where there is sufficient fixture volume to produce meaningful measurements. These routes represent a “benchmark” or “bellwether” indicator of the state of the market as a whole and are generally regarded as a reliable guide to prevailing trends. The routes shown in this analysis are Rotterdam to Houston, Rotterdam to the Far East and Houston to the Far East.

Spot cargoes are paid for in a lump sum or U.S. dollar per ton basis. Following a general firming in rates throughout 2010 and 2011, after the collapse in 2009, freight rates on most major trade lanes declined during 2012 as market sentiment eroded. Although there was a recovery at the end of 2012 that continued into 2013, it is important to note that rates remain higher than the lows recorded in late 2008 and 2009, owners’ returns are currently being eroded by the higher bunker price environment. This makes the current rate levels notably weaker than they might first appear in terms of the historical context.

Chemical Tanker Spot Rates: 2001-2013
(5,000 metric ton parcels – Easy chemicals – U.S.$/Ton)

Source: Drewry

The chemical tanker time charter market has historically been fairly inactive, particularly in the stainless IMO 2 and IMO 3 range, as these vessels are traditionally built by owners for core fleet requirements dedicated to liner type trades. However, of late some of the pools operated by companies such as Navig8 and Womar have been more active in taking tonnage on a time charter basis.

Indicative time charter rates do show a relationship to the spot market, and thus there was an upward trend from 2003 as market conditions improved, which is evident from the table below. However, rates declined in 2009 and 2010, before staging a modest recovery in the period 2011 to 2013.

Chemical Tankers One Year Time Charter Rates(1): 2002 to 2013

Stainless Steel Vessels – IMO2/3
(Period Averages – U.S.$ per Day)

Dwt	6,000		9,000		12,000		22,000		30,000		37,000
Type	IMO 2	IMO 2/3	IMO 2	IMO 2/3	IMO 2	IMO 2/3	IMO 2	IMO 2/3	IMO 2	IMO 2/3	IMO 2	IMO 2/3
Age	0-10 yrs	10-20 yrs	0-10 yrs	10-20 yrs	0-10 yrs	10-20 yrs	0-10 yrs	10-20 yrs	0-10 yrs	10-20 yrs	0-10 yrs	10-20 yrs
2002	6,722	6,111	8,429	7,631	10,812	9,639	16,117	15,464	22,567	21,578	27,170	n/a
2003	6,750	5,958	8,450	7,536	10,596	9,608	15,553	14,923	21,384	19,993	26,152	n/a
2004	6,991	5,806	8,534	7,250	11,693	10,025	16,526	14,381	22,078	18,900	28,961	n/a
2005	7,173	6,414	10,475	8,488	14,591	11,693	19,472	16,095	25,332	21,908	33,022	30,375
2006	8,113	6,925	11,725	9,350	15,363	12,550	22,125	18,688	28,013	25,075	33,875	31,750
2007	10,813	8,563	13,900	11,625	17,000	13,500	23,000	19,813	31,875	27,688	37,250	34,125
2008	10,091	8,081	12,994	10,838	15,903	12,800	22,250	18,547	30,566	26,644	37,500	33,438
2009	6,706	5,638	8,457	7,522	11,988	9,575	16,725	15,113	24,500	22,000	29,000	27,000
2010	6,500	5,300	7,900	7,200	11,350	9,075	15,250	13,700	22,125	20,750	26,875	25,000
2011	7,206	5,841	8,222	7,380	11,648	9,898	15,413	13,838	23,363	21,188	27,113	25,438
2012	7,375	5,888	8,062	7,100	10,675	9,200	13,525	12,263	21,913	19,675	25,288	23,763
2013(2)	8,145	6,520	9,220	8,061	12,110	10,329	14,670	13,445	23,330	20,891	26,810	25,183

(1)	Rates are based on a 12-month T/C with prompt delivery in US$/day or sailed in time charter equivalent (TCE) based on spot market prevailing at that time
(2)	Rates are period averages

Source: Drewry

For example, in December 2013, a 22,000 Dwt stainless steel vessel less than 10 years old would have achieved a one year charter rate of approximately U.S.$14,700/day, as compared with an average of U.S.$13,500/day in 2012.

Another point to note regarding chemical tanker rates is that a differential exists between stainless steel and coated tonnage. The following table shows the trend in rates for coated ships over the period 2002 to 2013. In December 2013, the average rate for a stainless steel tanker of 22,000 Dwt was U.S.$14,670/day, whereas, for a coated tanker of the same size and age, the rate was U.S.$12,290/day.

Chemical Tankers One Year Time Charter Rates(1): 2002 to 2013

Coated Vessels – IMO2/3
(Period Averages – U.S.$ per Day

Dwt	6,000		9,000		12,000		22,000		30,000		37,000		40-45000
Type	IMO 2	IMO 2/3	IMO 2	IMO 2/3	IMO 2	IMO 2/3	IMO 2	IMO 2/3	IMO 2	IMO 2/3	IMO 2	IMO 2/3	IMO 2
Age	0-10 yrs	10-20 yrs	0-10 yrs	10-20 yrs	0-10 yrs	10-20 yrs	0-10 yrs	10-20 yrs	0-10 yrs	10-20 yrs	0-10 yrs	10-20 yrs	0-10 yrs
2002	4,985	4,272	7,025	5,701	8,841	8,201	10,937	10,190	11,970	11,115	13,090	11,934	n/a
2003	4,986	4,272	7,025	5,701	8,620	7,996	11,074	9,196	12,509	11,282	13,585	12,264	n/a
2004	5,276	4,272	7,131	5,915	9,350	8,282	12,550	9,664	14,237	11,451	15,953	13,478	17,196
2005	6,037	5,053	7,881	7,077	11,834	9,847	13,889	11,393	16,017	13,286	21,367	18,395	26,866
2006	6,750	5,475	8,838	7,863	13,313	11,250	14,875	12,813	18,388	15,688	24,500	21,563	29,000
2007	7,763	6,275	9,825	8,088	14,563	12,313	17,688	15,050	21,675	18,500	24,391	21,098	28,125
2008	6,913	5,688	8,600	7,300	12,563	10,500	16,763	13,713	20,175	17,500	22,438	20,500	25,425
2009	5,255	4,188	6,563	5,725	9,063	7,763	11,913	9,675	12,938	10,750	14,625	12,875	16,000
2010	4,850	4,000	5,650	4,975	7,875	6,650	11,175	8,775	11,750	9,625	12,625	10,625	13,825
2011	5,450	4,150	5,875	4,950	8,200	7,050	12,250	9,975	12,550	10,550	13,388	11,338	14,875
2012	5,450	4,075	5,863	4,900	7,975	6,850	10,900	9,438	12,625	10,613	13,325	11,238	14,100
2013	6,115	4,700	6,835	5,645	9,135	7,800	12,290	11,170	13,635	11,365	14,385	12,320	14,470

(1)	Rates are based on a 12-month T/C with prompt delivery in US$/day or sailed in time charter equivalent (TCE) based on spot market prevailing at that time
(2)	Rates are period averages

Source: Drewry

The chart below shows the trend in rates for a stainless steel and coated vessel of 22,000 Dwt in the period 2002 to 2013. Stainless steel ships have attracted a premium of several thousand U.S. dollars throughout this period, although during the recent weak freight market the differential has narrowed.

Chemical Tanker – 22,000 Dwt: One Year Time Charter Rates: 2002 to 2013

Stainless Steel and Coated Vessels – IMO2
(Period Averages – U.S.$ per Day)

Source: Drewry

Newbuilding Prices

The level of new ordering at times has been low over the past few years. Accordingly, any assessment of newbuilding prices may not be indicative of actual prices. Furthermore, differences in the complexity of ships of the same size can lead to significant variations in price.

Newbuilding prices for chemical tankers increased significantly in the period 2003 to 2008 as a result of various factors, including a combination of shortage in berth space and rising raw material costs for shipyards, particularly the price of steel. There is evidence to suggest a weakening of newbuilding prices in the period 2009 to 2012, which is consistent with the trend seen in other sectors of shipping but with some firming in prices in 2013.

Chemical Tanker IMO 2 Coated/Stainless Steel

Indicative Newbuilding Prices: 2002 to 2013

(Period Averages – U.S.$ Million)

Dwt	Type	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
5-6,000	Coated	10.2	10.6	12.0	13.5	14.8	15.5	19.0	14.7	14.0	14.0	14.0	14.0
	Stainless	14.0	14.0	16.7	18.9	20.5	21.5	23.0	19.9	17.3	17.0	17.0	17.0
8-9,000	Coated	11.0	11.6	13.5	15.8	18.5	19.5	21.8	17.0	16.0	16.3	16.4	16.4
	Stainless	14.5	15.0	18.0	20.8	23.8	25.0	28.5	24.1	21.1	20.1	20.0	20.0
10-12,000	Coated	11.9	13.0	15.7	18.9	21.8	23.5	25.3	20.3	19.3	19.3	19.3	19.3
	Stainless	17.0	18.0	22.0	27.3	31.8	33.3	35.0	31.0	27.5	25.5	25.0	25.0
14-16,000	Coated	13.6	13.8	17.8	20.3	25.5	28.5	28.8	24.3	23.3	23.0	23.0	23.0
	Stainless	19.0	19.6	24.6	29.2	33.8	37.0	40.3	35.8	31.5	30.3	30.0	30.0
18-20,000	Coated	16.2	16.6	19.6	22.5	28.3	30.5	31.5	26.8	25.3	25.0	25.0	25.0
	Stainless	24.6	22.0	27.0	34.8	40.5	42.5	48.5	39.3	34.4	32.7	33.0	33.0
22-24,000	Coated	19.0	19.6	22.0	25.8	29.5	34.3	36.8	29.0	27.0	26.0	26.0	26.0
	Stainless	32.0	30.0	31.2	38.0	43.3	46.0	54.0	44.0	39.3	37.0	37.0	37.0
35-37,000	Coated	26.0	28.0	30.0	32.8	40.8	46.5	46.0	35.5	33.0	32.0	32.0	32.0
	Stainless	50.0	52.0	55.0	57.3	63.3	66.5	70.0	65.0	59.0	54.2	55.5	60.0
40-45,000	Coated	29.0	33.6	35.0	38.0	53.3	60.8	59.0	46.0	42.0	41.0	39.0	40.0
	Stainless	54.0	53.0	60.0	69.0	79.8	87.3	94.0	87.8	85.3	83.5	65.6	75.0

Source: Drewry

As with freight rates, there is a differential between the newbuilding price for a stainless steel ship and a coated vessel of the same size. The difference is considerable and runs to several million U.S. dollars as can be seen by the example of a 22,000 Dwt vessel shown in the chart below.

Chemical Tanker IMO 2: 22,000 Dwt

Indicative Newbuilding Prices: 2007 to 2013

(Period Averages – U.S.$ Million)

Secondhand Prices

Sales activity in the secondhand market is quite sporadic, so any assessments of a vessel’s value may not be indicative of the actual sales price of such vessel. The combination of a rising freight market and firmer newbuilding prices caused secondhand values for chemical tankers to rise in the period 2003 to 2008. With the downturn in the freight market in late 2008 and 2009, the value of secondhand vessels fell in the period 2009 to 2012. However, based on a limited number of sales, there is some evidence to suggest that vessel prices rose slightly in 2013.

Chemical Tankers: IMO2 Coated/Stainless Steel:

Indicative Secondhand Prices(1) 2002 to 2013

(Period Averages – U.S.$ Million)

Dwt	Type	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
5-6,000	Coated	6.0	6.6	7.4	7.3	8.5	9.8	11.5	7.0	6.3	6.5	5.3	5.6
	Stainless Steel	7.6	8.0	8.6	8.3	10.3	12.5	14.5	9.0	7.9	6.8	6.1	6.4
8-9,000	Coated	7.1	6.7	7.7	11.3	26.0	12.8	14.5	10.0	8.0	7.6	7.4	7.3
	Stainless Steel	8.6	9.7	11.0	15.3	16.0	18.0	19.0	13.8	9.9	8.5	8.4	8.1
10-12,000	Coated	7.6	8.6	9.7	12.4	14.0	14.8	16.8	12.0	10.0	9.2	8.2	9.1
	Stainless Steel	9.0	11.0	13.0	17.0	21.3	22.8	23.8	16.3	12.3	11.2	10.5	11.2
14-16,000	Coated	9.6	10.0	12.0	13.8	16.0	16.8	19.0	14.3	12.3	11.0	9.4	10.0
	Stainless Steel	12.6	14.0	15.0	20.6	23.0	29.5	29.8	18.8	14.8	12.9	11.4	14.0
18-20,000	Coated	10.6	10.7	14.0	16.8	17.5	18.8	21.3	16.3	14.5	12.7	12.3	12.0
	Stainless Steel	14.0	15.0	17.0	20.3	25.0	31.5	33.5	21.8	17.3	17.1	16.5	19.0
22-24,000	Coated	13.6	13.8	15.8	17.5	18.7	22.0	23.5	17.3	15.3	14.0	14.0	19.0
	Stainless Steel	17.8	16.6	20.0	23.9	26.0	33.5	37.0	22.8	21.3	21.0	21.4	23.5
35-37,000	Coated	14.6	16.6	18.0	19.4	23.5	33.3	33.0	20.8	18.0	17.2	17.0	16.0
	Stainless Steel	26.0	27.0	29.0	34.3	38.8	40.8	44.5	37.8	36.8	38.6	38.6	42.5
40-45,000	Coated	17.0	20.0	21.8	24.8	28.0	35.8	38.3	26.3	23.1	21.3	19.5	19.0
	Stainless Steel	28.0	33.0	35.0	40.5	46.0	50.3	53.5	43.3	41.0	43.0	43.0	47.0

(1)	Basis 10 year old vessel

Source: Drewry

There is a differential in secondhand values between stainless steel and coated vessels, with stainless ships commanding a higher price due to their higher initial newbuilding costs and their ability to carry a wider range of cargoes than coated vessels.

Chemical Tanker IMO 2: 22-24,000 Dwt

Indicative Secondhand Prices(1): 2002 to 2013

(Period Averages – U.S.$ Million)

40
35
30
25
20
15
10
5
0
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
Stainless Steel
Coated

(1)	Basis 10 year old vessel

Source: Drewry

In the period between 2005 and 2008, when the chemical freight market was rising, the differential between prices for stainless steel and coated ships widened, as high quality stainless steel tonnage was in demand. This differential then narrowed as the freight market declined, but it has since started to widen once again.

BUSINESS

Our Company

We are Stalwart Tankers Inc., a company recently organized under the laws of the Republic of the Marshall Islands to own and operate a fleet of mid-size stainless steel chemical tankers. We provide marine transportation services to chemical companies, oil majors, national oil companies, and oil and chemical traders. Our vessels are used in the global transportation of organic and inorganic chemical commodities, vegetable oils and animal fats, and a range of other specialty liquid products. Within the global chemical industry, the chemical tanker sector plays an increasingly prominent role by helping to balance chemical production and consumption on both a global and regional scale according to Drewry.

According to Drewry, charter rates for stainless steel tankers have increased by 8.4% between December 31, 2012 and 2013 while the orderbook for stainless steel tankers has remained conservative at 7.9% of the overall fleet. We believe that these dynamics indicate that the market for chemical tankers is in the early stages of a recovery from cyclical lows. Drewry believes that this has resulted from strong underlying demand growth driven by both cyclical and secular trends, as well as a reduction in supply given the limited orderbook and reduced ordering activity.

Seaborne trade in chemicals is characterized by a wide range of individual cargoes and relatively regionalized trading activity compared with the crude oil and refined petroleum products industry. Over the eleven-year period ended in 2013, seaborne chemical ton mile demand grew by a CAGR of 6.5%. The United States is one of the largest exporters of organic and inorganic chemicals in the world. Exports from the United States are global in nature, and the competitive position of its chemical industry is being enhanced by the development of shale gas. Rising production of natural gas and natural gas liquids in the U.S. has pushed down gas prices and in turn the price of important chemical feedstocks such as ethane. Not only has this improved the competitive position of the U.S. relative to chemical producers in other parts of the world, but it has also led to new petrochemical plant developments in the U.S. which may eventually lead to increased exports, according to Drewry. Asia remains the largest market for imported organic chemicals, accounting for close to two-thirds of global imports in 2013. Chinese demand has been a mainstay of the market in the last decade, and over the eleven-year period ended in 2013, Chinese imports grew by a CAGR of 9.6%.

We are focused on stainless steel tankers because they are capable of carrying a wide variety of liquid chemical commodities, from edible or delicate commodities to petroleum and other more aggressive and volatile compounds. Although stainless steel tankers are more expensive than coated tankers, they command a premium both in the freight market and at the time of resale. In addition, we believe stainless steel tankers are generally preferred commercially over coated tankers because they are able to carry a wide variety of hazardous and noxious liquid chemical cargoes, have tanks that are easier to clean, and provide greater flexibility in terms of cargo sequencing. 100% of the tank capacity of the vessels included in our initial fleet and our proposed expansion fleet consists of stainless steel tanks.

As of December 31, 2013, the orderbook for chemical tankers was equivalent to 12.6% of the existing capacity of the worldwide chemical tanker fleet, far below the 44% peak seen in 2007. The majority of orders placed were for coated vessels and, as such, the average age of the coated tanker fleet is 7.9 years, compared to 11.5 years for the stainless steel tanker fleet. The orderbook for stainless steel tankers is even lower, equivalent to just 7.9% of the existing fleet. In contrast to oil tankers and drybulk carriers, the number of shipyards with the technical capability to build stainless steel vessels is quite limited and, as such, a sudden influx of supply beyond what is already on order is unlikely. As of December 31, 2013, there are 1,101 stainless steel tankers in the world fleet and 62 vessels on order.

We will initially operate a fleet of five stainless steel chemical tankers. We refer to these five operating vessels as our initial fleet. In addition, we have signed a letter of intent with a Korean shipyard for an initial four eco-design newbuilding mid-size stainless steel chemical tankers included in our proposed expansion fleet with scheduled delivery dates expected to begin in 2016, and for the option to acquire an additional two eco-design newbuilding mid-size stainless steel chemical tankers included in our proposed expansion fleet with potential delivery dates during 2017. We also intend to acquire five secondhand stainless steel chemical tankers built at various times between 2005 and 2010 and each with approximately 20,000 to 25,000 Dwt of capacity. We refer to these secondhand vessels, the four firm newbuildings and the two optional newbuildings as our proposed expansion fleet. Eco-design newbuildings are marketed by shipyards as having hull, engine designs and/or new technologies designed to minimize engine fuel consumption and enhance emission controls.

We intend to seek to finance our fleet and future vessel acquisitions with a combination of the net proceeds from this offering, cash generated from operations, borrowings under one or more credit facilities that we intend to arrange following the completion of this offering and the proceeds of equity and debt financings that we may complete in the future, as our board of directors deems appropriate. See “Use of Proceeds”.

We intend to use a portion of the net proceeds from this offering to fully repay the indebtedness of our predecessor, secured by first priority mortgages on the five operating vessels included in our initial fleet. The remainder of the net proceeds, together with the proceeds of a credit facility that we intend to arrange following the completion of this offering, will be available to fund a portion of the amount required to purchase our proposed expansion fleet and for general corporate purposes. We will not escrow the proceeds from this offering and will not return the proceeds to you if we do not take delivery of one or more vessels. If we do not take delivery of one or more newbuildings included in our proposed expansion fleet or complete the purchase of vessels included in our proposed expansion fleet, we intend to use some or all of the net proceeds of this offering that we intended to use to fund those acquisitions to acquire other newbuildings or secondhand vessels. It may take a substantial period of time before we can locate and purchase other suitable vessels. During this period, the portion of the proceeds of the offering originally planned for the acquisition of these vessels will be invested on a short-term basis and therefore will not yield returns at rates comparable to those these vessels might have earned. Please see “Risk Factors—If we cannot take delivery or complete the purchase of vessels in our fleet, we may use a portion of the proceeds from this offering for corporate purposes with which you may not agree.”

We intend to initially charter the majority of our tankers under a combination of short- and medium-term time or bareboat charters, and in the spot market. We believe this strategy will enable us to quickly capitalize on any freight market recovery. As charter rates improve, we intend to charter our vessels under medium- to long-term charters. We believe that this type of charter strategy will enable us to enhance long-term shareholder value.

We are led by an experienced team of shipping industry and finance executives. Our principal executive offices are located in Athens, Greece. Upon the completion of this offering, our wholly-owned fleet manager will assume responsibility for all commercial and technical management (including crewing) functions relating to our initial fleet and any vessels that we may acquire in the future. We believe this management structure will enable us to operate in a more cost effective manner, increase margins and fully align the interests of our management and shareholders.

We believe developments in the marine transportation industry, including the chemical tanker sector, have created opportunities to acquire vessels at attractive prices. The Company was formed at a historically low point in the shipping cycle which our management believes represented an opportunity to build our fleet and business with a low cost asset base. Shipping is a capital and operationally intensive business and the challenges in the global economy and shipping market continued throughout 2012 and 2013. While this has afforded an extended opportunity to acquire additional vessels, we have incurred accumulated losses of $0.1 million in the period January 1, 2012 through December 31, 2013 as a result of challenging shipping markets and ongoing investments in our fleet. For the year ended December 31, 2012, our net revenues were $21.7 million and our profit was $0.1 million. For the year ended December 31, 2013, our net revenues were $25.8 million and our loss was $0.1 million.

Our Fleet

Our initial five stainless steel chemical tankers will be contributed to us by our founders, including Mrs. Ekaterini Lanara, our Vice President, and Mr. Dimitrios J. Souravlas, our Chief Executive Officer, simultaneously with the completion of this offering in exchange for an aggregate of             of our common shares.

We currently do not own any vessels. Prior to the closing of this offering, we will enter into a contribution and exchange agreement to acquire 100% of the ownership interests in the five vessel-owning companies comprising our predecessor that currently own the five operating vessels included in our initial fleet. The acquisition of the five operating vessels included in our initial fleet will occur simultaneously with the completion of this offering.

The following table provides information concerning our initial fleet of stainless steel chemical tankers.

Vessel name	Capacity (Dwt)	IMO	Year Built	Built	Flag	Daily Rate (US$/day)(1)	Charter Expiry
Our Operating Vessels
BSS Pride(2)	23,322	2/3	2006	Japan	Liberia	14,350	Jul-2014
BSS Force(3)	19,399	2/3	2000	Japan	Liberia	12,500	May-2014
BSS Velvet(4)	11,559	2/3	1994	Japan	Liberia	9,900	Sep-2014
BSS Platinum(5)	16,322	2/3	1997	Japan	Liberia	Spot Market	N/A
BSS Power(6)	15,015	2/3	1996	Japan	Liberia	Spot Market	N/A
Total	85,617

(1)	This column shows gross charter rates. Rates included in this column do not include CVE income (see Glossary of Shipping Terms for definitions) or commissions payable by us at a rate of 1.25% to 5%, where applicable.
(2)	This vessel is currently employed on a six-month time charter at a rate of $14,350 per day, expiring in July 2014. The charterer has an option to extend this charter for another six-month period at a rate of $14,500 per day. CVE income is $1,000 per month.
(3)	This vessel is currently on a one-year time charter at a rate of $12,500 per day, expiring in May 2014. The charter includes a 50/50 profit share agreement based on the vessel’s performance in a third-party pool. CVE income is $1,500 per month. Furthermore, between May and August 2014 we intend to enter into a one-year time charter for this vessel, which will have a rate of $14,100 per day. Under the proposed term for this charter, the charterer would have an option to extend this charter for another one-year period at a rate of $15,300 per day. CVE income would be $1,500 per month.
(4)	This vessel is currently on a one-year time charter at a rate of $9,900 per day, expiring in September 2014. The charterer has an option to extend this charter for a second year at a rate of $10,500 per day.
(5)	This vessel is currently employed in the spot market.
(6)	This vessel is currently employed in the spot market.

We intend to use a portion of the net proceeds from this offering to fully repay indebtedness of our predecessor, which is secured by first priority mortgages on the five vessels included in our initial fleet. For a description of this indebtedness (which will be fully repaid upon the completion of this offering) and related matters, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity”. The remainder of the net proceeds will be available to fund a portion of the amount required to purchase our proposed expansion fleet and general corporate purposes.

Please see “Business—Our Customers” for additional information regarding our chartering arrangements.

We have signed a letter of intent with a Korean shipyard relating to the construction and purchase of four sister 25,000 Dwt eco-design newbuilding mid-size stainless steel chemical tankers included in our proposed expansion fleet with scheduled delivery dates expected to begin in 2016, at an aggregate purchase price of $174 million, and the option to acquire an additional two eco-design newbuilding mid-size stainless steel chemical tankers included in our proposed expansion fleet with potential delivery dates during 2017, for an aggregate purchase price of $87 million. Our acquisition of these newbuildings is subject to, among other conditions, the negotiation and documentation of definitive agreements. While we intend to negotiate definitive documents for the acquisition of these vessels, we cannot assure you that we will be able to acquire these vessels on terms satisfactory to us.

We also intend to acquire five mid-size secondhand stainless steel tankers, built in 2005 through 2010 and each between 20,000 and 25,000 Dwt. Our proposed acquisition of these secondhand vessels is subject to, among other things, identification by us of appropriate secondhand vessels and successfully negotiating the acquisition of such vessels from their current owners on terms satisfactory to us. We cannot assure you that we will be able to successfully identify such vessels or successfully negotiate and close these intended acquisitions on terms satisfactory to us.

The following table provides information concerning our proposed expansion fleet of stainless steel chemical tankers.

Vessel name	Capacity (Dwt)	Year Built	Built	Flag	Daily Rate (US$/day)	Charter Expiry
Our Proposed Secondhand Vessels(1)
Secondhand Vessel 6	20,000-25,000	2005-2010	Japan	TBD	N/A	N/A
Secondhand Vessel 7	20,000-25,000	2005-2010	Japan	TBD	N/A	N/A
Secondhand Vessel 8	20,000-25,000	2005-2010	Japan	TBD	N/A	N/A
Secondhand Vessel 9	20,000-25,000	2005-2010	Japan	TBD	N/A	N/A
Secondhand Vessel 10	20,000-25,000	2005-2010	Japan	TBD	N/A	N/A
Our Eco-Design Newbuildings(2)
Initial Newbuilding Hull TBN 1	25,000	2016	Korea	TBD	N/A	N/A
Initial Newbuilding Hull TBN 2	25,000	2016	Korea	TBD	N/A	N/A
Initial Newbuilding Hull TBN 3	25,000	2016	Korea	TBD	N/A	N/A
Initial Newbuilding Hull TBN 4	25,000	2017	Korea	TBD	N/A	N/A
Our Eco-Design Optional Newbuildings(3)
Optional Newbuilding Hull TBN 1	25,000	2017	Korea	TBD	N/A	N/A
Optional Newbuilding Hull TBN 2	25,000	2017	Korea	TBD	N/A	N/A
Total	250,000-275,000

(1)	We intend to acquire five stainless steel chemical tankers, built between 2005-2010, in the secondhand market. We expect each to be approximately 20,000-25,000 Dwt.
(2)	We have signed a letter of intent with a Korean shipyard relating to the construction and purchase of four sister 25,000 Dwt eco-design newbuilding stainless steel chemical tankers with scheduled delivery dates expected to begin in 2016, at an aggregate purchase price of $174 million. We intend to enter into definitive agreements to acquire these vessels. If we acquire these vessels, we intend to employ these vessels on medium-term time charters or in the spot market.
(3)	Our letter of intent with a Korean shipyard for four initial newbuildings includes an option to acquire an additional two eco-design newbuilding mid-size stainless steel chemical tankers with potenial delivery dates during 2017, for an aggregate purchase price of $87 million. If we exercise this option and acquire these vessels, we intend to employ these vessels on one-year time charters or in the spot market.

Following the acquisition of the five operating vessels and the delivery of the four initial newbuildings included in our proposed expansion fleet (assuming those acquisitions and deliveries are successfully completed by January 2017), our combined fleet of 9 vessels will have an average age of approximately 8.0 years as of January 2017, which according to Drewry Maritime Research, or Drewry, compares to an average age of approximately 11.5 years for the global stainless steel chemical tanker industry as of December 2013. If, following the acquisition of the five operating vessels included in our initial fleet, we do not take delivery of any newbuildings or secondhand vessels included in our fleet, our combined fleet of 5 vessels will have an average age of approximately 14.1 years as of March 1, 2014.

Stainless Steel Chemical Tankers

Stainless steel tankers are suited to carrying sensitive and expensive commodities which are often transported in small parcels and which usually pay a higher freight. They tend to have a greater number of segregated tanks than coated chemical tankers and, as a result, provide charterers with enhanced parceling capabilities, enabling them to transport smaller quantities of more types of commodities during the same voyage.

Stainless steel tanks have some significant commercial advantages for owners and operators in the transport of liquid chemical commodities. A principal commercial advantage of stainless steel chemical tankers is their versatility. The more sophisticated tankers have between 20 and 30 fully segregated stainless steel tanks, which permit them to carry many different types of chemical products on the same voyage and to undertake parceling operations by calling on a large number of ports and loading and discharging various cargoes at these ports, similar to a “liner” service provided by container lines.

Stainless steel tanks are suited to carrying practically all types of chemicals, as well as clean and dirty petroleum products, allowing for the widest range of liquid products to be carried. The stainless steel lining is also resistant to all commonly used cleaning chemicals and typically consumes less tank cleaning material than coated tanks. Stainless steel tanks usually require less time and expense to clean, particularly if the sensitivity of the next cargo requires cleaning to wall wash test standards (such as ethanol, methanol, glycols, styrene, benzene or xylenes). Reducing the cleaning time required between different cargoes and allowing operators to load new sensitive cargoes sooner after completing a previous voyage increases utilization rates and reduces voyage expenses.

Stainless steel tanks also have fewer commercial limitations in terms of switching among cargoes. For example, after loading a cargo banned by the Federation of Oils, Seeds and Fats Associations, or FOSFA, (such as styrene monomer, ethylene dichloride, etc.), a stainless steel chemical tanker will only need one voyage with a cargo acceptable to FOSFA in order to be “cleared” to load edible cargoes (such as palm oil, sunflower oil, soyabean oil, edible molasses, etc.). In contrast, coated tonnage would not be able to load edible cargoes for the next three voyages after having loaded a cargo banned by FOSFA.

These parceling capabilities, commercial versatility and tank lining advantages make stainless steel chemical tankers attractive to chemical charterers, which often have intensive schedules that require calls on multiple loading and discharging ports over a short period of time and therefore need to conduct their operations efficiently.

The global stainless steel chemical tanker fleet’s age profile tends to be older than that of coated tankers. According to Drewry, the average age of the global stainless steel chemical tanker fleet is 11.5 years as compared to 7.9 years for the global coated chemical tanker fleet as of December 2013. Shipbuilding capacity for stainless steel tankers is mainly limited to a small number of quality shipyards in Japan, and a fewer number in China and Korea, which regularly construct such tankers. Well-manufactured stainless steel tankers typically have a life span of approximately 25 to 30 years due to the rare occurrence of structural defects in the stainless steel tanks and the relative ease of maintenance of such tanks. As a result, stainless steel tankers tend to be in service longer. In addition, given the limited shipbuilding capacity and the higher acquisition price of stainless steel tankers, investment in newbuildings had focused on coated tonnage in the few years leading up to the decline in financial markets beginning in 2008.

Industry Highlights

Based on the market data and certain other statistical information provided by Drewry, we believe that the following chemical tanker industry trends create an attractive cyclical entry opportunity in this niche sector:

• Increase in chemical tanker ton mile demand and average voyage lengths. Ton mile demand has grown faster than seaborne trade as changes in the geographical pattern of trade have led to longer voyages. A major shift in trade patterns is being caused by low-price chemical feedstock resulting from shale gas developments in North America. From 2002 to 2013, ton mile demand increased by a CAGR of 6.5% as seaborne trade in chemicals increased by a CAGR of 4.3%, and the average voyage length increased by 562 miles.

• Expansion of the U.S. as a major producer and exporter of chemicals. The U.S. is one of the largest exporter of organic and inorganic chemicals in the world. Exports from the U.S are global in nature and the competitive position of its chemical industry is being enhanced by the development of shale gas. Rising production of natural gas and natural gas liquids in the U.S. has pushed down gas prices and in turn the price of important chemical feedstocks such as ethane. The fall in gas prices increases the competitiveness of the U.S. petrochemical industry from a global perspective.

• New projects have been announced to expand U.S. ethylene cracking capacity. U.S. ethylene production costs have fallen to levels at which the U.S. can now compete with the Middle Eastern suppliers, resulting in new projects to expand U.S. ethylene cracking capacity and subsequently petrochemical capacity. Ethylene cracker utilization in the U.S. has improved and a number of new plants have been announced by companies such as Chevron Phillips

Chemical, Dow Chemical, Formosa Plastics, INEOS, LyondellBasell, Westlake Chemical and Williams, primarily in the U.S. Gulf of Mexico region. Ethylene is a precursor for many of the organic chemicals shipped by sea, so increased production suggests increased availability of downstream chemical products for export from the U.S.

• Historical low orderbook as a percentage of the fleet. The newbuilding orderbook which extends to 2017 is approximately 12.6% of the existing overall chemical tanker fleet and 7.9% for the stainless steel chemical tanker fleet.

• Limited shipbuilding capacity. There are a limited number of shipyards known to be capable of building quality stainless steel ships, approximately two or three shipyards in China, approximately six or seven shipyards in Japan and one or two shipyards in Korea. Chinese and Korean shipyards do not have the track record that has been established by the Japanese yards over the last two decades.

• Stainless steel chemical tankers well-positioned to capitalize on strong industry fundamentals. Stainless steel vessels are a niche part of the market, representing only 17% (by Dwt capacity) of the existing overall chemical tanker fleet. Although stainless steel ships are more expensive to build than coated ships of the same size, they continue to command a premium, both in the freight market and at the time of resale. For ships of the same size, the premium for stainless steel over coated ships can be up to several thousand dollars a day in the freight market and several million in the case of secondhand values. One of the principal reasons for this premium is the ability of stainless steel vessels to carry a wider range of cargoes than most coated ships. Additionally, we believe stainless steel vessels are preferred commercially, as they are able to carry a wide variety of hazardous and noxious liquid chemical cargoes, have tanks that are easier to clean, and provide greater flexibility in terms of cargo sequencing .

Competitive Strengths

We believe that we possess a number of competitive strengths that will enable us to capitalize on growth opportunities in the chemical tanker sector and enhance long-term shareholder value, including:

• Focus on quality stainless steel fleet. Our initial fleet and our proposed expansion fleet consist of quality stainless steel tankers built in Japanese and Korean shipyards. We believe that our focus on quality stainless steel tankers, in combination with the anticipated reduced fuel consumption of our proposed eco-design newbuildings, will make our fleet attractive to chemical tanker market charterers and enhance our commercial flexibility and our earnings. Stainless steel chemical tankers are able to carry a wide variety of hazardous and noxious liquid chemical cargoes, have tanks that are easier to clean, provide greater flexibility in terms of cargo sequencing and command premium rates relative to other chemical tankers. In addition, shipbuilding capacity for stainless steel tankers is mainly limited to a small number of quality shipyards in Japan, and a fewer number in China and Korea, which regularly construct such tankers.

• A versatile fleet with parceling capabilities. We will initially operate a fleet comprised of five mid-sized stainless steel chemical tankers with numerous fully segregated stainless steel tanks. These vessels can carry multiple cargoes at the same time and are capable of undertaking parceling operations by calling a large number of ports and loading and discharging various cargoes at these ports, similar to a “liner” service provided by container lines. As we expand our operations by acquiring our proposed expansion fleet, we will seek to enter into COAs that will allow us to take advantage of backhaul and triangulation opportunities. We believe that owning a fleet of stainless steel chemical tankers with parceling capabilities permits us to provide transportation services to a wider range of charterers and cargo owners, enhances our utilization and improves our profitability.

• Integrated management structure. Following this offering, our wholly-owned subsidiary Stalwart Management will provide us with commercial and technical management (including crewing) services. Initially our fleet manager will subcontract the technical management (including crewing) functions for two vessels included in our initial fleet to V.Ships, which is an independent third-party ship management company that is currently providing such functions for these two vessels. Our fleet manager will also provide us with in-house administrative, operational and commercial management capabilities, including the personnel and expertise to arrange and negotiate the employment for our vessels, purchase and sell vessels and manage relationships with charterers, brokers, banks and other advisors and counterparties. As a result, we will not pay to affiliates of our management any vessel sale and purchase fees, commercial or management fees or brokerage commissions. We believe this management structure will enable us to operate in a more cost effective manner, increase margins and fully align the interests of our management and shareholders.

• Financial flexibility. We have capitalized our business in a financially conservative manner. We intend to use a portion of the net proceeds from this offering to fully repay the indebtedness secured by the five operating vessels included in our initial fleet. We believe that our capitalization following this offering will provide us the financial flexibility to pursue newbuilding opportunities, including our initial and optional newbuildings, as well as potential future acquisitions of secondhand vessels. This strategy will provide us with additional debt capacity in the event we seek to raise debt capital to fund our current newbuildings and newbuilding options. We believe that our relationships with existing and prospective lenders and lack of financial leverage will help facilitate the incurrence of future debt capital intended to grow our fleet.

• Experienced senior management team. Our management team consists of experienced executives in the maritime shipping industry. Our Chief Executive Officer, Dimitrios J. Souravlas, has 25 years of experience in the maritime industry with a focus on the commercial arrangements and strategic management of a shipping company. In his roles with the Elmira Group, he oversaw the growth of the Elmira Group as a ship operator across various shipping segments, including the development of its tanker business primarily through the establishment of Elmira Tankers. He is also the co-founder and President of BSS Monaco. Ekaterini Lanara, our co-founder and Vice President, has been involved in the shipping industry for 20 years. Following the completion of this offering, Mrs. Lanara expects to hold positions outside our company and will be the president and a director of BSS Monaco and a director of the Elmira Group. Our Chief Financial Officer, Alexandros Politis-Kalenteris, has 15 years of experience in the maritime industry with a focus on the financial and commercial management of a shipping company. He is currently the Managing Director of BSS Monaco. Our Financial Controller, Errikos Christou, has over 12 years of experience in the accounting and finance profession, with a concentration in the shipping industry. He served as an auditor with PricewaterhouseCoopers and more recently as chief reporting officer of Capital Product Partners L.P. before joining the Elmira Group in June 2011.

Business Strategy

Our strategy is to manage and expand our fleet in a manner that we believe will enable us to capitalize on any recovery of the chemical tanker market. Our objective is to strengthen our position and become a preferred tonnage provider in the stainless steel chemical tanker market by engaging in well-timed acquisitions of vessels and employing such vessels pursuant to our charter strategy. The key elements of our business strategy include:

• Continue to grow our fleet selectively via secondhand acquisitions and a fuel efficient eco-specification newbuilding program. We plan to capitalize on what we perceive as attractive chemical tanker market values by expanding our fleet through timely and selective acquisitions of eco-design newbuildings and quality secondhand vessels, and becoming a preferred tonnage provider in this niche sector. All of our newbuildings will be eco-design, expected to incorporate many of the latest technological improvements, such as more efficient hull forms matched with more efficient propellers and decreased water resistance, designed to optimize speed and fuel consumption and reduce emissions. We expect these eco-design vessels to achieve fuel savings over non eco-design vessels.

• Maintain a flexible, customer-driven chartering strategy. We will seek to enhance our returns through a flexible vessel employment strategy that is initially focused on a combination of short- and medium-term contracts, in order to maintain stable cash flows and high utilization rates that such charters provide. In addition, we will seek to further strengthen our relationships with existing customers and expand our client base by providing companies with chemical product transportation solutions in the form and duration they require. In addition, we believe our focus on fuel efficiency including the construction of eco-design vessels will further enhance our fleet’s attractiveness to chemical charterers. We believe that this flexible chartering strategy will enable us to maintain a base of relatively stable and predictable revenues, position us to capitalize on favorable market opportunities and allow us to proactively respond to our customers’ needs.

• Maintain low cost, highly efficient operations. We believe that we will be a cost-efficient and reliable owner and operator of chemical tankers due to the construction quality, fleet uniformity (all stainless steel tankers) and the experience of our management team. We intend to actively monitor and control vessel operating expenses while maintaining our fleet through regular inspection and maintenance programs. We also intend to take advantage of savings that we anticipate will result from the economies of scale that our technical managers will provide us through access to bulk purchasing of supplies, quality crew members and a global service network of engineers, naval architects and port captains. Our intention of maintaining an integrated management strategy will allow us to focus on cost controls and overall efficiencies.

• Develop a scalable integrated model. Following this offering, our wholly-owned fleet manager will provide us with commercial and technical management (including crewing) services. Initially, our fleet manager will subcontract the technical management (including crewing) functions for two vessels in our initial fleet to an independent third-party technical manager. All the vessels in our proposed expansion fleet will be managed by our fleet manager. As we expand our fleet and further establish our reputation as a reliable vessel operator with chemical market charterers and cargo owners, we will seek to manage all our fleet in-house. We believe our integrated management structure will enhance the scalability of our business by allowing us to expand our fleet without substantial increases in overhead costs.

• Maintain a strong balance sheet. We intend to maintain a strong balance sheet with moderate outstanding long-term indebtedness. We believe that this balance sheet strategy will allow us to attract reliable counterparties in our transactions and will provide a solid foundation for our future expansion. We intend to seek to finance our fleet and future vessel acquisitions with a combination of the net proceeds from this offering, cash generated from operations, borrowings under one or more credit facilities that we intend to arrange following the completion of this offering, and the proceeds of equity and debt financings that we may complete in the future, as our board of directors deems appropriate. While our leverage will vary according to our acquisition strategy, our ability to generate adequate cash from operations, and to access capital markets on terms acceptable to us, we generally intend to limit outstanding debt to moderate levels for our sector.

Formation Transactions

We were incorporated in the Republic of the Marshall Islands on July 26, 2013. Our wholly-owned subsidiary, Stalwart Management Ltd., was incorporated in the Republic of the Marshall Islands on August 22, 2013.

Prior to the completion of this offering and the acquisition of our initial fleet as described below, we will not own any vessels.

Immediately prior to the completion of this offering, we will enter into a series of transactions with our founders, including members of the Lanara family and Dimitris J. Souravlas, our Chief Executive Officer, to create our new organizational structure. These transactions are described more fully under “Business—Formation Transactions” and “Related Party Transactions”. In connection with the Formation Transactions, our founders or their affiliates will contribute to us the entities that each own one of the five operating vessels included in our initial fleet. In exchange for this contribution, we will issue to our founders or their affiliates an aggregate of                     of our common shares. As a result of the Formation Transactions, after the completion of this offering, we will own the five operating vessels included in our initial fleet. We and the entities that each own one of the five operating vessels included in our initial fleet are under the common control of members of the Lanara family and Dimitris J. Souravlas.

Ownership of Vessel-Owning Companies prior to this Offering

			Shareholders of the Stock Holding Companies(1)
Vessel	Vessel-Owning Company	Stock Holding Company	E. Lanara	A. Lanara	M. Lanara	D. Souravlas	Other	Total
BSS Pride	Pride International Maritime S.A.	Trigon Maritime Limited	25%	—	25%	24%	26%	100%
BSS Force	Force Maritime S.A.	Juno Maritime Ltd	50%	—	—	49%	1%	100%
BSS Velvet	Minimal Enterprises Company	Zena Shipmanagement Co.	33.34%	33.33%	33.33%	—	—	100%
BSS Power	Zachary Maritime Company Ltd	Balmoral Consultants Ltd.	28.34%	28.33%	28.33%	13%	2%	100%
BSS Platinum	Liquid Platinum Corporation S.A.	Haviet Consultants Corp.	50%	—	—	49%	1%	100%

(1)	Ekaterini Lanara and Dimitrios J. Souravlas have entered into a written agreement pursuant to which they “agree to act together concerning the operation and management of the Company.” In accordance with this agreement, which sets out the current and historical mutual intent of Mrs. Lanara and Mr. Souravlas to act in unison to facilitate the organization of our company and reflects the manner in which they have acted with respect to certain of their mutual business interests during the course of their business relationship, Mrs. Lanara and Mr. Souravlas do not intend to act with respect to the operation and management of our company without the other’s consent. Afroditi Lanara and Maria Lanara are Ekaterini Lanara’s sisters.

Contemporaneously with or upon the completion of this offering, the following transactions will occur:

• pursuant to the contribution and exchange agreement, each of the five stock holding companies described in the table above will transfer to us 100% of the ownership interests of the five vessel-owning companies comprising our predecessor and that currently own the five operating vessels included in our initial fleet, and each such vessel-owning company will become a wholly-owned subsidiary of Stalwart;

• in exchange for the ownership interests of the vessel-owning companies, pursuant to the contribution and exchange agreement, we will issue to the five stock holding companies an aggregate of                     of our common shares (representing        % of our issued and outstanding common shares, assuming the underwriters’ overallotment option is not exercised);

• we will sell to the public             common shares in this offering, representing            % of our issued and outstanding common shares (assuming the underwriters’ overallotment option is not exercised); and

• we intend to use a portion of the net proceeds from this offering to repay in full indebtedness of the five vessel-owning companies secured by first priority mortgages on the five operating vessels included in our initial fleet.

In addition, at or prior to the closing of this offering:

• the vessel-owning companies will terminate their existing management agreements with BSS Monaco as described under “Related Party Transactions—Blue Sea Shipping Monaco S.A.M.”;

• Stalwart Management, our wholly-owned fleet manager, will assume responsibility for all commercial and technical management (including crewing) functions relating to our initial fleet and any additional vessels that we may acquire in the future as described under “—Management of Our Fleet”;

• Stalwart Management will enter into a transitional services arrangement with BSS Monaco as described under “Related Party Transactions—Transitional Arrangements with BSS Monaco;” and

• we will enter into the various other agreements described under “Related Party Transactions.”

We are a holding entity and will conduct our operations and business through subsidiaries, as is common with publicly-traded shipping companies, to maximize operational flexibility. We will own each of the vessels included in our initial fleet, and we expect to own any additional vessels that we may acquire in the future, through separate direct or indirect wholly owned subsidiaries incorporated in the Republic of Liberia, the Republic of the Marshall Islands or elsewhere. We believe that conducting our operations through a publicly-traded company will offer us the following advantages:

• access to the public equity and debt capital markets;

• a lower cost of capital for expansion and acquisitions; and

• an enhanced ability to use equity securities as consideration in future acquisitions.

Simplified Organizational and Ownership Structure After this Offering

The following diagram depicts our simplified organizational and ownership structure after giving effect to the offering and related transactions described above, assuming no exercise of the underwriters’ option to purchase additional common shares:

STALWART TANKERS INC.
(Marshall Islands)
100%
Vessel SPC 1
Vessel SPC 2
Vessel SPC 3
Vessel SPC 4
Vessel SPC 5
STALWART MANAGEMENT LTD.
(Marshall Islands)
Technical Management Services
V-Ships Monaco SAM
Independent Technical Manager

Notes:

- Stalwart Management Ltd will be responsible for all commercial, crewing and technical management of our fleet. Technical management of two vessels will be subcontracted to V-Ships Monaco SAM.
- Dotted Lines illustrate services/management relationship

Management of Our Fleet

We are led by an experienced team of shipping industry and finance executives. Our senior executive officers are responsible for the strategic management of our company, including the formulation and implementation of our overall business strategy approved by our board of directors. We will continuously research, analyze and review the chemical tanker sector, in which we operate, and other sectors to identify and pursue attractive vessel acquisition and employment opportunities.

Each of the five operating vessels included in our initial fleet is subject to existing management agreements pursuant to which certain crewing, technical and commercial management services are currently provided by Blue Sea Shipping Monaco S.A.M. or V.Ships Management Ltd., as described below.

Blue Sea Shipping Monaco S.A.M. currently provides commercial management for each of the five operating vessels included in our initial fleet, including three vessels currently under V.Ships’ technical management and two vessels currently under Blue Sea Shipping Monaco S.A.M. technical management. Blue Sea Shipping Monaco S.A.M. is an affiliated ship management company that is owned and controlled by Ekaterini Lanara and Dimitrios J. Souravlas, our Chief Executive Officer. In addition, certain of our officers may also serve as officers of Blue Sea Shipping Monaco S.A.M.

Upon the completion of this offering, our wholly-owned fleet manager will assume responsibility for all commercial and technical management (including crewing) functions relating to our initial fleet and any additional vessels that we may acquire in the future. We are commercially independent as we have no blanket employment arrangements with third-party or related-party commercial managers. In addition, we will have no material related-party transactions concerning our vessel operation following the completion of this offering.

We will initially subcontract technical management (including crewing) functions relating to two of the vessels included in our initial fleet to V.Ships, which is an independent third-party ship management company that is currently providing such functions for these two vessels. We may also subcontract technical management (including crewing) functions relating to other vessels included in our initial fleet, and any vessels that we may acquire in the future, to one or more independent third-party management companies, such as V.Ships.

For the year ended December 31, 2013, the Company incurred $1.5 million for commercial and technical management (including crewing) services.

Our fleet manager was incorporated under the laws of the Republic of the Marshall Islands on August 22, 2013.

Our Charters and Chartering Policy

Upon the completion of this offering, our wholly-owned fleet manager will assume responsibility for all commercial and technical management (including crewing) functions relating to our initial fleet and any vessels that we may acquire in the future.

Our business strategy is focused primarily on being a preferred tonnage provider to the charterers in the chemical tanker market, by acquiring vessels at attractive prices and employing them under fixed time charters. We intend to initially charter the majority of our tankers under a combination of short- and medium-term time or bareboat charters, and in the spot market. We believe this strategy will enable us to quickly capitalize on any freight market recovery. As charter rates improve, we intend to charter our vessels under medium- to long-term charters. We believe that this type of chartering strategy will enable us to enhance long-term shareholder value.

We generate revenues by charging customers for the transportation of their liquid chemical products using our vessels. These services generally can be provided under the following basic types of contractual relationships:

• Time charter, whereby vessels that we operate and for which we retain responsibility for crewing and for paying other operating expenses, such as repairs and maintenance, insurance, stores, lube oils, communication expenses, and technical management fees, are chartered to customers for a fixed period of time at rates that are generally fixed, but may contain a variable component based on inflation, interest rates, profitability or current market rates.

• Bareboat charter, whereby vessels are chartered over longer periods of time, typically several years. In this case, all voyage-related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, transfer to the charterer’s account. The owner of the vessel receives monthly charterhire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

• Voyage charter, whereby vessels are involved in the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.

• Commercial Pools, whereby our vessels are pooled together with a group of other similar vessels for economies of scale and where the earnings are pooled and distributed to the vessel owners according to a prearranged agreement.

We intend to initially charter the majority of our tankers under a combination of short- and medium-term contracts, in order to maintain the stable cash flows and high utilization rates that such charters provide. As of February 2014, the employment of the five operating vessels included in our initial fleet is as follows: one vessel is employed on a one-year time charter with base rate and profit sharing split 50% between owners and charterers based on the vessel’s commercial pool earnings (time charter contract expires in May 2014); a second vessel has entered a one-year time charter arrangement expiring in early September 2014, which can be extended for another year at the charterer’s option; and a third vessel is employed on a six-month time charter at a rate of $14,350 per day, expiring in July 2014 (which the charterer has an option to extend for another six-month period at a rate of $14,500 per day). The remaining two vessels are employed in the spot market. We believe these charters will provide us with stable cash flow and high vessel utilization rates and also limit our exposure to charter rate volatility. In addition, renewing our time charters at different times enables us to reduce our exposure to market conditions prevailing at any one time. We are keeping some of our vessels available to trade in the spot market in order to quickly capitalize on any freight market recovery. We believe that this type of chartering strategy will enable us to enhance long-term shareholder value.

Time charters can generally last from several months to several years. Under time charters, the charterer pays most voyage expenses such as port and canal charges and bunkers expenses and fuel costs, and we pay for vessel operating expenses, which include crew wages and related costs, the cost of insurance and vessel registry, expenses related to repairs and maintenance, the cost of spare parts and consumable stores, tonnage taxes, regulatory fees, management fees and other miscellaneous expenses.

Spot charters generally refer to voyage charters and short-term time charters, which typically last from 10 days to three months. A voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed upon total amount. Under voyage charters, we pay voyage expenses. A short-term time charter is generally a contract to carry a specific cargo from a load port to a discharge port at a set daily rate. Under time charters, the charterer pays most voyage expenses. Under both types of spot charters, we pay for vessel operating expenses and commissions on gross charter rates.

Pooling arrangements enable participating vessels to combine their revenues. Pools are administered by the pool manager who secures employment for the participating vessels and has the size and scope to combine spot charters, time charters and contracts of affreightment with freight forward agreements for hedging purposes. The economies of scale achieved by pools allow them to perform more efficient vessel scheduling, thereby increasing fleet utilization. We consider a vessel operated in a pool as being in the spot market, since pool earnings may fluctuate in line with earnings of vessels operating in the spot market but generally experience smaller fluctuations.

Vessels operating under time or bareboat charters of a longer duration provide more predictable cash flows during the term of the time charter contract but may generate lower profit margins than vessels operating under spot charters during periods characterized by favorable market conditions for the vessel owner. Vessels operating under spot charters generate revenues that are less predictable but may capture higher profit margins during periods of improvements in charter rates while being exposed to the risk of lower profit margins during periods of deteriorating charter rates. We expect to continuously evaluate opportunities to renew our existing time charters or enter into new time charters for our vessels, but only expect to enter into additional time charters if we can obtain attractive terms. In the future we may enter into time charters with profit sharing agreements or, to a limited extent, operate vessels under spot charters while we seek time charters.

Corporate Officers, Staff and Seafarers

Biographical information with respect to each of our directors and executive officers is set forth in the section titled “Management.”

Upon the completion of this offering, we expect to employ a full time staff of approximately 15 persons in Athens, Greece. While we operate globally, we have chosen Athens, Greece as our principal executive office.

Our wholly-owned fleet manager will assume responsibility for all commercial and technical management (including crewing) functions relating to our initial fleet and any vessels that we may acquire in the future. We will initially subcontract technical management (including crewing) functions relating to two of the vessels included in our initial fleet to V.Ships. We may also subcontract technical management (including crewing) functions relating to other vessels included in our initial fleet, and any vessels that we may acquire in the future, to one or more third party management companies, such as V.Ships. These technical managers will be supervised by the in-house operations and technical departments of our fleet manager. The five operating vessels included in our initial fleet currently employ, through our technical managers, approximately 100 to 150 seafarers, port captains, technical and marine superintendents.

Our Customers

Our customers include national, regional, and international companies engaged in the international shipping of liquid chemical commodities, and our fleet is employed through a mixture of time charters, time charters with profit participation and spot charters. We believe that developing strong relationships with the end users of our services allows us to better satisfy their needs with appropriate and capable vessels. A prospective charterer’s financial condition, creditworthiness, and reliability track record are important factors in negotiating our vessels’ employment.

Below is a brief description of our current charterers:

• Thai Carbon Black Public Company Limited is a Thailand manufacturing company and producer of carbon black. Thai Carbon Black is a member of the Aditya Birla Group, which is a large, multinational conglomerate based in India.

• The Navig8 Group is a provider of shipping management services and an independent pool and commercial management company.

• BLT CHEMBULK Group is responsible for the commercial management of more than 60 ocean-going chemical tankers.

Competition

We operate in a market that is highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition, as well as on our reputation. Ownership of chemical tankers is highly fragmented and is divided among publicly listed companies, state-controlled owners and private shipowners. It is likely that we will face substantial competition for charter business from a number of experienced companies. Many of these competitors may have significantly greater financial resources than we do.

Properties

We expect to own no properties other than our vessels.

Environmental Regulation and Other Regulations

Government laws and regulations significantly affect the ownership and operation of our tankers. We are subject to international conventions, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government, quasi-governmental and private organizations subject our tankers to both scheduled and unscheduled inspections. These organizations include local port authorities, national authorities, harbor masters or the equivalent, classification societies, flag state administrations (countries of registry), labor organizations (including but not limited to the International Transport Workers’ Federation), charterers, terminal operators and oil companies. Some of these entities require us to obtain permits, licenses, certificates and approvals for the operation of our tankers. Our failure to maintain necessary permits, licenses, certificates or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of the vessels in our fleet, or lead to the invalidation or reduction of our insurance coverage.

We believe that heightened levels of environmental and quality concerns among insurance underwriters, financial institutions, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the tanker industry. Increasing environmental concerns have created a demand for tankers that conform to stricter environmental standards and these standards are set to increase in stringency in the short- to medium-term. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, and procedural compliance together with continuous training of our officers and crews to maintain compliance with applicable local, national and international environmental laws and regulations. Such laws and regulations frequently change and may impose increasingly strict requirements. We cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our tankers. In addition, a future serious marine incident that results in significant oil pollution, release of hazardous substances, loss of life or otherwise causes significant adverse environmental impact could result in additional legislation, regulation or other requirements that could negatively affect our profitability.

International Maritime Organization

The IMO, the United Nations agency for maritime safety and the prevention of pollution, has adopted the International Convention for the Prevention of Pollution from Ships, or MARPOL, which has been updated through various amendments. MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms.

Air Emissions

In September 1997, the IMO adopted Annex VI to MARPOL to address air pollution from ships. Effective May 2005 and as subsequently revised, Annex VI sets limits on sulfur oxide, nitrogen oxide and particulate matter emissions from all commercial vessel exhausts and prohibits deliberate emissions of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile organic compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions known as Emission Control Areas, or ECAs. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and adversely affect our business, cash flows, results of operations and financial condition. In October 2008, the IMO adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone-depleting substances, which entered into force on July 1, 2010. The amended Annex VI will reduce air pollution from vessels by, among other things, (i) implementing a progressive reduction of sulfur oxide emissions from ships by reducing the global sulfur fuel cap initially to 3.50%, effective January 1, 2012, then progressively to 0.50%, effective globally from January 1, 2020, subject to a feasibility review to be completed no later than 2018; and (ii) establishing new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The United States ratified the Annex VI amendments in October 2008, and the EPA, promulgated equivalent emissions standards in late 2009.

The United States and Canada have requested the IMO to designate the area extending 200 nautical miles from the Atlantic/Gulf and Pacific coasts of the U.S. and Canada and the Hawaiian Islands as ECAs under the MARPOL Annex VI amendments, which would subject ocean-going vessels in these areas to stringent emissions controls and cause us to incur additional costs. The North American ECA came into force on August 1, 2012. The North American ECA includes areas subject to the exclusive sovereignty of the United States and extends up to 200 nautical miles from the coasts of the United States, which area includes parts of the U.S. Gulf of Mexico. Consequently, the sulfur limit in marine fuel is capped at 1%. These capped amounts will then decrease progressively until they reach 0.5% by January 1, 2020 for non-ECA areas and 0.1% by January 1, 2015 for ECA areas, including the North American ECA. Effective January 1, 2014, the United States Caribbean Sea will be designated an ECA.

In July 2011, further amendments to MARPOL Annex VI were adopted in part to address greenhouse gas emissions. These amendments add a new chapter, chapter 4, which addresses energy efficiency for ships. It makes the Energy Efficiency Design Index (EEDI), for new ships mandatory, and the Ship Energy Efficiency Management Plan (SEEMP) apply to all ships. These measures entered into force on January 1, 2013.

If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where we operate, compliance with these regulations could entail significant capital expenditures or operational changes or otherwise increase the costs of our operations.

Safety Management System Requirements

The IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS, and the International Convention on Load Lines, or LL, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL standards.

The IMO Legal Committee also adopted the 1996 Protocol to the Convention on Limitation of Liability for Maritime Claims, or LLMC, which specifies limits of liability for loss of life or personal injury claims and property claims against shipowners. The limits of liability are periodically amended to adjust to inflation. Amendments to the LLMC, which were adopted in April 2012, are expected to go into effect on June 8, 2015.

Our operations are also subject to environmental standards and requirements contained in the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, promulgated by the IMO under SOLAS. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of safety and environmental protection policies setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that has been developed for our vessels for compliance with the ISM Code.

The ISM Code requires that vessel operators also obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. Our technical managers have obtained documents of compliance for its offices and safety management certificates for all of our vessels for which the certificates are required by the ISM Code. These documents of compliance and safety management certificates are renewed as required.

Noncompliance with the ISM Code and other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in, or invalidation of, available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. and European Union ports, as the case may be.

Pollution Control and Liability Requirements

The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatory nations to such conventions. For example, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, or the CLC, although the United States is not a party. Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable, subject to certain affirmative defenses, for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil. The limits on liability outlined in the 1992 Protocol use the International Monetary Fund currency unit of Special Drawing Rights, or SDR. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner’s personal fault and under the 1992 Protocol where the spill is caused by the shipowner’s personal act or omission or by intentional or reckless conduct. Vessels trading with states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that of the CLC. We believe that our protection and indemnity insurance will cover the liability under the plan adopted by the IMO.

The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on vessel owners for pollution damage in the jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention, which became effective on November 21, 2008, requires registered owners of ships over 1,000 gross tons to maintain insurance or other financial security for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of

1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in a ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

The IMO International Convention on Liability and Compensation for Damage in Connection with the Carriage of Hazardous and Noxious Substances, or HNS, when it enters into force, will provide for compensation to be paid out to victims of accidents involving HNS, such as chemicals. HNS are defined by reference to lists of substances included in various IMO Conventions and Codes and include oils, other liquid substances defined as noxious or dangerous, liquefied gases, liquid substances with a flashpoint not exceeding 60°C, dangerous, hazardous and harmful materials and substances carried in packaged form, solid bulk materials defined as possessing chemical hazards, and certain residues left by the previous carriage of HNS. This Convention introduces strict liability for the shipowner and a system of compulsory insurance and insurance certificates. This Convention is still awaiting the requisite number of signatories in order to enter into force.

In addition, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or BWM, in February 2004. BWM’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. BWM will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force. Upon entry into force of the BWM convention, mid-ocean ballast exchange would be mandatory. If, in addition to mid-ocean ballast exchange, ballast water treatment requirements become mandatory, the cost of compliance could increase significantly for ocean carriers.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

U.S. Regulations

The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S. territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. Both OPA and CERCLA impact our operations.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

• natural resources damage and related assessment costs;

• economic loss resulting from real and personal property damage;

• net loss of taxes, royalties, rents, fees and other lost revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

• lost profits or impairment of earning capacity due to property or natural resources damage; and

• net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct clean-up costs. Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability to the greater of $2,000 per gross ton or $17.088 million for any double-hull tanker that is over 3,000 gross tons (subject to possible adjustment for inflation), and our fleet is entirely composed of vessels of this size class. CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for clean-up, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo or residue and the greater of $300 per gross ton or $0.5 million for any other vessel. These OPA and CERCLA limits of liability do not apply if an incident was directly caused by violation of applicable U.S. federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

OPA and the U.S. Coast Guard also require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential liability under OPA and CERCLA. Vessel owners and operators may satisfy their financial responsibility obligations by providing proof of insurance, a surety bond, self-insurance or a guaranty. We comply with the U.S. Coast Guard’s financial responsibility regulations by providing a certificate of responsibility evidencing sufficient self-insurance.

We have and expect to maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage or if our insurance were to not respond, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal and remediation and damages and complements the remedies available under OPA and CERCLA.

The EPA regulates the discharge of ballast water, bilge water and other substances in U.S. waters under the CWA. Effective February 6, 2009, EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit authorizing ballast water and bilge water discharges and other discharges incidental to the operation of vessels. The Vessel General Permit imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. On March 28, 2013, the EPA issued the 2013 Vessel General Permit to authorize discharges incidental to the normal discharge operations of commercial vessels. The 2013 Vessel General Permit has an effective date of December 19, 2013, following which a revised permit will be issued.

U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters. In 2012, the U.S. Coast Guard implemented revised regulations on ballast water management by establishing standards for vessels calling on U.S. ports and intending to discharge ballast water. The standards in the revised regulations are equivalent to those set forth in IMO’s BWM Convention. Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.

European Union Regulations

In the last decade, the EU has become increasingly active in the field of regulation of maritime safety and protection of the environment. The European Union has adopted legislation that would oblige Member States to: (1) refuse access to single hull oil tankers over 15 years old; (2) refuse access to vessels flying the flags of specially identified States and that have been detained or issued with a prevention of operation order by port authorities at least twice in a six month period; (3) inspect vessels posing a high risk to maritime safety or the marine environment; (4) require any substandard vessel to be repaired in line with safety and environmental requirements; and (5) provide the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies.

The European Union has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33 (amending Directive 1999/32) introduced parallel requirements in the European Union to those in MARPOL Annex VI to gradually decrease the permitted sulfur content of marine fuels. In addition, it has introduced a 0.1% maximum sulfur requirement for marine fuel used by ships at berth in EU ports, effective January 1, 2010.

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. We cannot predict what future regulations, if any, may be adopted by the European Union or any other country or authority.

Greenhouse Gas Regulation

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change, or UNFCCC, which we refer to as the Kyoto Protocol, entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol. In July 2011, however, the IMO’s Marine Environment Protection Committee, or MEPC, adopted two new sets of mandatory requirements to address greenhouse gas emissions from ships, which entered into force in January 2013. Currently operating ships are required to develop Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile apply to new ships. These requirements could cause us to incur additional compliance costs.

International negotiations are continuing with respect to a successor to the Kyoto Protocol, which sets emission reduction targets through 2012, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the United States and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from vessels, if such emissions were not regulated through the IMO or the UNFCCC by December 31, 2011. Various options are still under discussion in the European Union about potential ways to reduce greenhouse gas emissions from ships, including for example, monitoring, reporting and verification requirements as a potential first step. In the United States, the EPA has issued a final finding that greenhouse gases threaten public health and safety, and has proposed regulations governing the emission of greenhouse gases from motor vehicles and stationary sources. The EPA may decide in the future to regulate greenhouse gas emissions from ships and has already been petitioned by the California Attorney General to regulate greenhouse gas emissions from ocean-going vessels. Other federal and state regulations relating to the control of greenhouse gas emissions may follow, including climate change initiatives that are being considered in the U.S. Congress. In addition, the IMO is evaluating various mandatory measures to reduce greenhouse gas emissions from international shipping, including market-based instruments. Any passage of climate control legislation or other regulatory initiatives by the European Union, the United States, the IMO or other countries where we operate that restrict emissions of greenhouse gases could require us to make significant financial expenditures, including capital expenditures to upgrade our vessels, that we cannot predict with certainty at this time.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must obtain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

• on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

• on-board installation of ship security alert systems, which do not sound on the vessel but only alert authorities on shore;

• the development of vessel security plans;

• ship identification number to be permanently marked on a vessel’s hull;

• a continuous synopsis record kept onboard showing a vessel’s history, including the name of the ship and of the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

• compliance with flag state security certification requirements.

Ships operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels that have on board, as of July 1, 2004, a valid ISSC attesting to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We will implement the various security measures addressed by MTSA, SOLAS and the ISPS Code, and our fleet will be in compliance with applicable security requirements.

Inspection by Classification Societies

Every oceangoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in-class,” signifying that the vessel has been built and maintained in accordance with the rules of the International Association of Classification Standards, or IACS, and complies, as appointed, with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state or by port state control authorities. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the classification of the vessel, periodical, damage and other surveys are required to be carried out on the hull, machinery, including the electrical plant, and any special equipment classed. Periodical surveys are generally comprised of:

• Annual Surveys. For commercial vessels, annual surveys are conducted for the hull, machinery, including the electrical plant, and any special equipment classed at intervals of 12 months from the date of the previous special survey or the date of construction.

• Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys. Intermediate surveys may be carried out at or between the occasion of the second or third annual survey after the date of construction or the last special survey.

• Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and any special equipment classed and is completed within five years after the date of construction or the last special survey. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. A shipowner also, subject to certain limitations as to the type of the vessel, has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five year cycle. At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire class period. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed. The period between two subsequent surveys of each area must not exceed five years.

Vessels have their underwater parts inspected every 30 to 36 months. Depending on the vessel’s classification status and constructed notation and other factors, this inspection can often be done afloat with minimal disruption to the vessel’s commercial deployment. However, vessels are required to be dry-docked, meaning physically removed from the water, for inspection and related repairs at least once every five years from delivery. If any defects are found, the classification surveyor will issue a condition of class or recommendation which must be rectified by the vessel owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in-class” by a classification society which is a member of the International Association of Classification Societies. All our initial vessels are certified as being “in-class” by American Bureau of Shipping and Lloyds Register. A harmonization of Commonized Structural rules that align with the IMO goals standard that go into force in 2016, was released for industry review and is expected to be adopted in winter 2013. All new and secondhand vessels that we purchase must be certified prior to their delivery under our standard purchase contracts and memoranda of agreement. If the vessel is not certified on the scheduled date of closing, we have no obligation to take delivery of the vessel.

In addition to the classification inspections, many of our customers regularly inspect our vessels as a precondition to chartering them for voyages. We believe that well-maintained vessels would provide us with a competitive advantage in the current environment of increasing regulation and customer emphasis on quality.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities, labor strikes and acts of God. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for vessel owners and operators trading in the United States market. While we believe that the insurance coverage we intend to obtain is adequate, not all risks are insured and certain other risks may be under-insured, and there can be no guarantee that any speciﬁc claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Marine and War Risk Insurances

We will have marine and war risk insurance for all of our vessels. Our marine hull and machinery insurance is expected to cover risks of particular average and actual or constructive total loss from collision, fire, grounding, engine breakdown and other insured named perils up to an agreed amount per vessel. Our war risks insurance is expected to cover the risks of particular average and actual or constructive total loss from confiscation, seizure, capture, vandalism, sabotage, and other war-related named perils. Each vessel will be covered in excess of its fair market value at the time of the insurance attachment and subject to a fixed deductible per each single accident or occurrence, but excluding actual or constructive total loss.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Clubs, which covers our third-party liabilities in connection with our shipping activities. This includes third-party liabilities and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal, and might also include 4/4ths collision liability. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by P&I Clubs, or “associations”.

Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. We are a member of a P&I Club that is a member of the International Group of P&I Clubs, or the International Group. The P&I

Clubs that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Although the P&I Clubs compete with each other for business, they have found it beneficial to pool their larger risks under the auspices of the International Group. This pooling is regulated by a contractual agreement which defines the risks that are to be pooled and exactly how these risks are to be shared by the participating P&I Clubs. The pool provides a mechanism for sharing all claims in excess of $9 million up to approximately $7.5 billion as of 2013. We are subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Clubs comprising the International Group.

Loss of Hire Insurance

With the exception of kidnap and ransom insurance and its loss of hire extension (described below), we have not obtained loss of hire insurance for any of our vessels. Loss of hire insurance generally provides coverage against loss of charter hire that result from the loss of use of a vessel. We will review annually whether obtaining and/or maintaining this insurance is cost effective. Our ability to obtain loss of hire insurance is subject to market conditions and general availability.

Kidnap and Ransom

We have kidnap and ransom insurance on a case by case basis, generally when one of our vessels is transitioning in an area where acts of piracy are known to take place. Kidnap and ransom insurance generally provides coverage of ransom paid, including interest if ransom money is paid through financing products and including ransom delivery expenses, fees of negotiators and crisis management personnel and the cost of reinstatement of replacement crew. The loss of hire extension covers the insured for any hire lost during seizure for a certain number of days that have been agreed on at the inception of the coverage, typically either 90, 120, 180, 200 or more days.

Freight, Demurrage and Defense Insurance

We have freight, demurrage and defense insurance that covers a portion of legal and associated expenses (but not any underlying losses) incurred by us in connection with contract disputes arising over certain matters such as freight, charter hire, demurrage, detention, bunker fuels, equipment, deficient repairs, salvage, towage and pilotage and newbuilding contracts.

Legal Proceedings

To our knowledge, we are not currently a party to any lawsuit that, if adversely determined, would have a material adverse effect on our financial position, results of operations or liquidity. As such, we do not believe that pending legal proceedings, taken as a whole, should have any significant impact on our financial statements. From time to time in the future, we may be subject to legal proceedings and claims in the ordinary course of business. While we expect that these claims would be covered by our existing insurance policies, those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We have not been involved in any legal proceedings which may have, or have had, a significant effect on our financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our financial position, results of operations or liquidity.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages and positions of our directors and executive officers who will serve upon the completion of this offering. Our board of directors will consist of five directors. Our board of directors will be elected annually on a staggered basis, and each director elected holds office for a three-year term or until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. The initial term of office of each director is as follows: Class I directors will serve for a term expiring at the 2017 annual meeting of shareholders, Class II directors will serve for a term expiring at the 2016 annual meeting of shareholders, and Class III will serve for a term expiring at the 2015 annual meeting of the shareholders. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected. The business address for each director and executive officer is the address of our principal executive office which is 7 Fragoklissias Street, Maroussi 15125, Athens, Greece.

Name	Age	Class	Position
Dimitrios J. Souravlas	48	I	Chief Executive Officer and Director
Ekaterini Lanara	49		Vice President
Alexandros Politis-Kalenteris	39		Chief Financial Officer
Errikos Christou	38		Financial Controller
Konstantinos Koutsomitopoulos	47	I	Director and Chairman Nominee
Klaus Pieper	68	II	Director Nominee
Enan Sassoon	51	III	Director Nominee
Miner H. Warner	72	II	Director Nominee

Biographical information with respect to each of our directors and executive officers is set forth below.

Dimitrios J. Souravlas will be our Chief Executive Officer and a Director. His involvement in the shipping industry spans 25 years. During this time, he has gained significant experience in the strategic, commercial and operational management of shipping companies (including negotiation of ship purchase and sale transactions, raising debt and equity financing, placement of insurance, commercial employment of vessels and establishing alliances and joint ventures). Mr. Souravlas is the co-founder and President of Blue Sea Shipping Monaco, a company established in Monaco in January 2012. From October 2008 to January 2012, Mr. Souravlas was the Chief Executive Officer of Elmira Tankers Management S.A. Since 1997, he has been employed in various positions by and overseen the growth of Elmira Shipping and Trading S.A. and Elmira Tankers Management S.A., or the Elmira Group, as a ship operator across various shipping segments, including the development of its tanker business primarily through the establishment of Elmira Tankers Management in 2008. Mr. Souravlas holds a Bachelors degree in Mechanical Engineering from the University of Sunderland and a Masters degree in Automation Technology from the University of Loughborough.

Ekaterini Lanara will be a Vice President and has been involved in the shipping industry for 20 years. She has experience in strategic, financial and investment management matters relating to shipping companies, including planning and executing shipping investments, arranging of loan facilities, and negotiating insurance agreements. She is currently the co-founder and a member of the board of directors of BSS Monaco. Mrs. Lanara is also a member of the board of directors of the Elmira Group. Mrs. Lanara graduated from the University of Grenoble II (faculty of Social Sciences) with a Bachelors degree (Maitrise en Droit) in Business Law, and from the University of Paris I Sorbonne with a Masters LL.M degree in English and U.S. Business Law.

Alexandros Politis-Kalenteris will be our Chief Financial Officer. He has over 15 years of experience in the ocean transportation industry, focusing on commercial management and financing of shipping companies. Since September 2012, Mr. Politis-Kalenteris has been employed by BSS Monaco as the Managing Director of its Monaco office. Prior to joining BSS Monaco, he had been employed by Elmira Tankers Management S.A. as General Manager since July 2011 and as Commercial Director from January 2009 through June 2011. He previously served as Commercial/Financial Project Manager and Treasurer of Elmira Shipping and Trading S.A. from July 2004 until December 2008.

Mr. Politis-Kalenteris graduated from the University of Athens with a Bachelors degree in Law, from the University of Regensburg (Germany) with an LLM in Labor Law and from the City University Cass Business School of London with a Masters degree in Shipping, Trade and Finance.

Errikos Christou will be our Financial Controller. Mr. Christou has over 12 years of experience in the accounting and finance profession, with a concentration in the shipping industry. Mr. Christou joined the Elmira Group in June 2011 as a financial controller. From July 2007 until June 2011, he was employed by Capital Maritime as chief reporting officer of Capital Product Partners L.P. (a publicly-traded shipping partnership whose limited partnership units are listed on Nasdaq). During this period he was involved in various securities offerings by Capital Product Partners. Furthermore, he was involved in the initial public offering of Crude Carriers Corp (a corporation listed on the NYSE). Mr. Christou also actively participated in the merger of Capital Product Partners with Crude Carriers Corp. in 2011, a merger of two publicly-traded companies with a combined fleet of over 20 vessels. He started his career in 2001 and joined PricewaterhouseCoopers in 2003 as an auditor focused primarily on publicly listed shipping companies. Mr. Christou graduated from City University of New York (Baruch College) with a Bachelors of Business Administration in accounting. In 2006 he qualified as a Certified Public Accountant in the State of New York.

Konstantinos Koutsomitopoulos, a Director Nominee, has agreed to serve as our Chairman as of the close of this offering. He has more than 20 years of industry experience and currently serves as President of Global Maritime Partners Inc., an independent consultant in the shipping industry. From October 2004 to May 2007, Mr. Koutsomitopoulos was employed at Diana Shipping Inc., a publicly-traded company with shares listed on the New York Stock Exchange. While at Diana, he served as Vice President and Head of Corporate Development from March 2006 to May 2007, and as Chief Financial Officer and Treasurer from February 2005 to March 2006. Mr. Koutsomitopoulos joined Pegasus Shipping Inc. in 1992. From 1997 to 2003, he was responsible for chartering, sales and purchasing and assisting in financing activities of the company, holding the positions of Chief Executive Officer and, subsequently, Director. Mr. Koutsomitopoulos graduated from the University of Athens in 1989 with a bachelor’s degree in Economics and from City University Business School in London in 1991 with a master’s degree in Shipping, Trade and Finance. Mr. Koutsomitopoulos is a non-executive director of Aegean Marine Petroleum Network Inc., a company listed in the New York Stock Exchange (ANW).

Klaus Pieper, a Director Nominee, has more than 30 years of experience in shipping with a concentration in shipping finance. In 1975 he joined Deutsche Schiffsbank AG (at that time “Deutsche Schiffahrtsbank AG”), one of the largest ship finance banks worldwide with offices in Bremen and Hamburg. He became a member of the Senior Management of the bank, Head of International Loans, with an emphasis on Greek and Far Eastern customers; in 2009 alone, he was responsible for a shipping loan portfolio of approximately $10 billion. Since Mr. Pieper retired from Deutsche Schiffsbank in September 2009, he has been advising shipping companies and serving as a non-executive director of Olympia Ocean Carriers Limited, a private shipping company. At the start of his career Mr. Pieper spent 2 years (1973-74) working in the market research department of AG “Weser” (Bremen/Germany), at that time one of the largest shipyards in Europe. Mr. Pieper graduated in 1972 from the University of Saarbruecken/Germany with a Masters degree in Economics.

Enan Sassoon, a Director Nominee, has more than 26 years of industry experience with a concentration in all commercial projects and especially chartering. He currently serves as the Managing Director of Seaboard’s in-house bulk freight division (Seaboard Bulk Services Limited) and is responsible for the transportation of the group’s overseas raw materials. Mr. Sassoon joined the Seaboard Group in 2005 as Managing Director of Sasco Maritime Limited (a ship-broking company handling exclusively the fleet of Seaboard Overseas Limited). Prior joining Seaboard, he held the position of Managing Director with Mari Bulk Limited (the bulk freight operating arm of the Mari Med Group). From 1991 to 2000, he managed freight chartering for the joint venture between National Sun Industries and I.A. Behar & Sons Ltd. (a joint venture of the Tiger Oats Group of South Africa that was sold to Seaboard during 1994). At the start of his career after graduating Maritime studies in London, Mr. Sassoon spent 3 years (1987-1990) working as a chartering broker with Negev Star (the in-house shipping company of the Israeli National Fertilizer Corporation).

Miner H. Warner, a Director Nominee, is the chairman of the Public Resources International, Inc. Prior to co-founding Public Resources International in 1992, Mr. Warner spent twenty years in investment banking divided between London and New York. His banking experience includes service with Salomon Brothers, where he co-founded international banking, and Merrill Lynch, where he was responsible for sovereign and international distressed debt advisories. In addition to the negotiation of international debt settlements, Mr. Warner advised on the recapitalization of the Lithuanian state oil refinery (which at the time of engagement was valued at its scrap price and which a few years later had a market value of $2.5 billion) and on the restructuring through transfer of assets of NKNK, the largest petrochemical complex in Russia. He also organized the initial funding for an international distressed debt fund that today has more than $3 billion in managed assets. Mr. Warner is a graduate of Harvard College, Institut d’ Etudes Politiques (Paris), London School of Economics, and University of Pennsylvania Law School.

Board of Directors and Committees

Upon the completion of this offering our board of directors will consist of five directors, three of whom will be determined by our board of directors to be independent under the rules of the New York Stock Exchange and the rules and regulations of the SEC. Prior to the listing of our common shares on the New York Stock Exchange, we will establish an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each of which will include our independent directors, who are Messrs. Pieper, Sassoon and Warner. The Audit Committee will, among other things, review our external financial reporting, engage our external auditors and oversee our internal audit activities, procedures and the adequacy of our internal accounting controls. In addition, provided that no member of the Audit Committee has a material interest in such transaction, the Audit Committee will be responsible for reviewing transactions that we may enter into in the future with related parties that our board believes may present potential conflicts of interests between us and related parties. The Nominating and Corporate Governance Committee will be responsible for recommending to the board of directors nominees for director and directors for appointment to board committees and advising the board with regard to corporate governance practices. We will also form a Compensation Committee that will oversee our equity incentive plan and recommend director and senior employee compensation. Our shareholders may also nominate directors in accordance with procedures set forth in our bylaws.

Compensation of Directors and Senior Management

We expect to pay aggregate compensation to our senior executive officers and our non-employee directors in 2014 of approximately $            , which does not include awards under our equity incentive plan. Our officers and directors are eligible to receive awards under our equity incentive plan which is described below under “—Equity Incentive Plan.” We did not pay any compensation to our officers or directors during 2013. We do not have a retirement plan for our officers or directors.

We believe that it is important to align the interests of our directors and management with that of our shareholders. In this regard, we have determined that it will generally be beneficial to us and to our shareholders for our directors and management to have a stake in our long-term performance. We expect to have a meaningful component of our compensation package for our directors and management consist of equity interests in the Company in order to provide them on an on-going basis with a meaningful percentage of ownership in the Company.

We have agreed to pay Global Maritime Partners, Inc., or GMP, an advisory fee upon completion of this offering. Mr. Koutsomitopoulos, our Chairman nominee, is a shareholder of GMP. For additional information, please see “Related Party Transactions—Global Maritime Partners, Inc.”

Equity Incentive Plan

Prior to the completion of this offering, we intend to adopt an equity incentive plan, which we refer to as our incentive plan, under which our directors, officers and employees of the Company and its subsidiaries and affiliates, and consultants and service providers to (including persons who are employed by or provide services to any entity that is itself a consultant or service provider to) the Company and its subsidiaries and affiliates, as well as entities wholly-owned or generally exclusively controlled by such persons, may be eligible to receive incentive share options, non-qualified share options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, dividend equivalents, and other equity-based or share equity-related awards that the plan administrator determines are consistent with the purposes of our incentive plan and the interests of the Company. We plan to reserve a total of             our common shares for issuance under our incentive plan, subject to adjustment for changes in capitalization as provided in the plan. Our incentive plan will be administered by our compensation committee.

Under the terms of our incentive plan, share options and share appreciation rights granted under the plan will have an exercise price per share equal to the fair market value of a share of our common shares on the date of grant, unless otherwise determined by the plan administrator, but in no event will the exercise price be less than the fair market value of one of our common shares on the date of grant. Share options and share appreciation rights will be exercisable at times and under conditions as determined by the plan administrator, but in no event will they be exercisable later than ten years from the date of grant.

The plan administrator may grant restricted shares and awards of restricted share units subject to vesting and forfeiture provisions and other terms and conditions as determined by the plan administrator. With respect to restricted share units, the award recipient will be paid an amount equal to the number of restricted share units multiplied by the fair market value of one of our common shares on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the plan administrator. The plan administrator may grant dividend equivalents with respect to grants of restricted share units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in our incentive plan), unless otherwise provided by the plan administrator in an award agreement, awards then outstanding will become fully vested and exercisable in full.

Our board of directors may amend or terminate our incentive plan and the plan administrator may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award without the consent of the grantee. Shareholder approval of plan amendments may be required under certain circumstances. Unless terminated earlier by our board of directors, our incentive plan will expire ten years from the date the plan is adopted.

Employment Agreements

Prior to the completion of this offering, we expect to enter into employment agreements with each of our executives. We expect that these employment agreements will be in effect for a period of up to three years, and will automatically renew for the same successive employment periods unless terminated in accordance with the terms of such agreements. Pursuant to the terms of their respective employment agreements, our executives will be prohibited from disclosing or unlawfully using any of our material confidential information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common shares upon completion of this offering and the related transactions and held by (i) beneficial owners of 5.0% percent or more of our common shares, (ii) each of our directors and director nominees, (iii) each of our executive officers and (iv) all of our directors/director nominees and executive officers as a group. As of the date of this prospectus, Ekaterini Lanara and Dimitrios J. Souravlas each own 250 of our common shares, representing in the aggregate 100% of our issued and outstanding common shares.

	Common shares beneficially owned (after giving effect to the Formation Transactions) prior to offering		Common shares beneficially owned after offering		Common shares beneficially owned after offering (assuming exercise in full of over allotment option)
Identity of person or group(1)	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage
5% or more beneficial owners
Ekaterini Lanara(2)	—	%		%		%
Dimitrios J. Souravlas	—	%		%		%
Konstantinos Sarantopoulos	—	%		%		%
Maria Lanara(2)	—	%		%		%

Directors/director nominees (not included above)
Konstantinos Koutsomitopoulos	—	%		%		%
Klaus Pieper	—	%		%		%
Enan Sassoon	—	%		%		%
Miner H. Warner	—	%		%		%

Executive officers (not included above)
Alexandros Politis-Kalenteris	—	%		%		%
Errikos Christou	—	%		%		%

All directors/director nominees and executive officers, as a group				%		%

(1)	Unless otherwise indicated, the business address of each beneficial owner identified is c/o Stalwart Tankers Inc., 7 Fragoklissias Street, Maroussi 15125, Athens, Greece.
(2)	Maria Lanara is the sister of Ekaterini Lanara.

RELATED PARTY TRANSACTIONS

Contribution and Exchange Agreement

In connection with this offering, we will enter into a contribution and exchange agreement with the five stock holding companies owned by our founders, including Ekaterini Lanara, our Vice President, and Dimitrios J. Souravlas, our Chief Executive Officer, that will effect certain of the transactions described under “Business—Formation Transactions,” including the transfer of the ownership interests in the five vessel-owning companies comprising our predecessor that own the five operating vessels included in our initial fleet, simultaneously with the completion of this offering, in exchange for an aggregate of             of our common shares (representing        % of our issued and outstanding common shares immediately following the completion of this offering, assuming the underwriters’ option to purchase additional common shares is not exercised).

The transactions contemplated by the contribution and exchange agreement are subject to the completion of this offering, following which we will be bound to acquire the vessels. This agreement will not be the result of arm’s-length negotiations, and it, or any of the transactions that it provides for, may not be effected on terms at least as favorable to the parties to this agreement as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Registration Rights Agreement

We intend to enter into a registration rights agreement with our founders, pursuant to which we will grant them and their transferees the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements to which they will be a party, to require us to register under the Securities Act of 1933, as amended, or the Securities Act, our common shares held by those persons. Under the registration rights agreement, the shareholders party thereto and their transferees will have the right to request us to register the sale of shares held by them on their behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, those persons will have the ability to exercise certain piggyback registration rights in connection with registered offerings initiated by us or requested by other shareholders, though no other shareholder currently has any registration rights. We are obligated to pay all expenses incidental to any such registration, excluding underwriting discounts and commissions. Please read “Shares Eligible for Future Sale.”

Blue Sea Shipping Monaco S.A.M.

Blue Sea Shipping Monaco S.A.M., or BSS Monaco, entered into commercial management agreements in 2012, with each of the five vessel-owning companies comprising our predecessor. Under these agreements, commercial management services (including but not limited to chartering functions, negotiating charters and managing relationships with charterers) are provided by BSS Monaco. In exchange, BSS Monaco received a daily fee of $300 per vessel. In addition, based on the terms of certain charter party agreements, the vessel-owning companies are also liable to 1.25% brokerage commission to BSS Monaco on certain gross freights, demurrages and charter hire revenues from the employment of the vessels.

BSS Monaco entered into new management agreements with two of the vessel-owning companies in 2013. Under these new agreements certain crewing, technical and commercial management services are provided by BSS Monaco. In exchange, BSS Monaco receives a daily fee of $750 per vessel.

Management fees charged by BSS Monaco for the years ended December 31, 2012 and 2013 amounted to $393,600 and $722,700, respectively. Brokerage commissions charged by BSS Monaco for the years ended December 31, 2012 and 2013 amounted to $109,197 and $331,117, respectively.

Each of the management agreements with BSS Monaco will be terminated upon the completion of this offering. The management agreements with BSS Monaco do not provide for any termination penalty, therefore no such amount will be paid or due to BSS Monaco.

BSS Monaco is an affiliated ship management company that is owned and controlled by Ekaterini Lanara and Dimitrios J. Souravlas, our Chief Executive Officer. Mr. Souravlas currently serves as the President of BSS Monaco. Mrs. Lanara currently serves as the Managing Director of BSS Monaco. Upon the completion of this offering, Mr. Souravlas will resign as the President of BSS Monaco. Following Mr. Souravlas’ resignation, Mrs. Lanara will become the President of BSS Monaco.

Transitional Arrangements with BSS Monaco

Upon the completion of this offering, Stalwart Management, our wholly-owned subsidiary, will assume responsibility for all commercial and technical management (including crewing) functions relating to our initial fleet and any additional vessels that we may acquire in the future. We will enter into a transition services agreement with BSS Monaco, pursuant to which BSS Monaco will agree to cooperate with us in the transition of the management of our fleet from BSS Monaco to Stalwart Management and we will agree to reimburse BSS Monaco for third party costs and expenses incurred by it in connection with such transition.

Elmira Tankers Management S.A.

Elmira Tankers Management S.A., or Elmira Tankers, entered into management agreements during the period 2009 to 2011 with each of the five vessel-owning companies comprising our predecessor. Under these agreements, certain crewing, technical and commercial management services (including but not limited to chartering functions, negotiating charters and managing relationships with charterers, operations, insurance, and financing) were provided by Elmira Tankers. Elmira Tankers was entitled to a fixed daily fee of $1,000 per vessel. During 2012, the daily fee was reduced to $600 per vessel, to account for the provision of the chartering, operations and accounting services from BSS Monaco, a related party.

Each of the management agreements with Elmira Tankers has been terminated. During 2012, two of the vessel-owning companies, Pride International Maritime S.A. and Force Maritime S.A., terminated their management agreements with Elmira Tankers and entered into technical managements with a third party. During 2013, the three remaining vessel-owning companies also terminated their management agreements with Elmira Tankers and entered into technical management agreements with other management companies. Liquid Platinum Corporation S.A. entered into a technical management with a third party. Zachary Maritime Company Ltd. and Minimal Enterprises Company entered into technical managements with BSS Monaco. The management agreements with Elmira Tankers did not provide for any termination penalty, therefore no such amount was paid or is due to Elmira Tankers.

Management fees charged by Elmira Tankers for the years ended December 31, 2012 and 2013 amounted to $1,145,100 and $250,800, respectively.

Amounts due to Elmira Tankers amounting to $1,064,229 and $0 as of December 31, 2012, and 2013, respectively, represent expenses paid by Elmira Tankers, amounts due under the former management agreements on behalf of the vessel-owning companies, which are net of cash amounts deposited by the vessel-owning companies to Elmira Tankers.

Elmira Tankers is an affiliated ship management company that is owned and controlled by members of the Lanara family. Elmira Tankers currently provides management services to other vessels, including four chemical tankers. Mr. Souravlas currently serves as member of the board of directors of Elmira Tankers. Mrs. Lanara currently serves as member of the board of directors of Elmira Tankers. Upon the completion of this offering, Mr. Souravlas will resign as a director of Elmira Tankers.

First Class Management S.A.

Based on the terms of certain charter party agreements, the vessel-owning companies were also liable to 1.25% commissions to First Class Management S.A., or First Class. First Class is a related party, owned and controlled by Dimitrios J. Souravlas, for the provision of chartering services. Brokerage commissions charged by the First Class Management S.A. for the years ended December 31, 2012 and 2013 amounted to $124,535 and $0, respectively. No commissions were charged by the First Class Management S.A. in 2013. The charter party agreements have been terminated and all amounts owing by the vessel-owning companies to First Class Management S.A. under such agreements have been paid. There are no arrangements existing between the vessel-owning companies and First Class Management S.A. with respect to the payment of commissions.

Global Maritime Partners, Inc.

We have entered into an agreement with Global Maritime Partners, Inc., or GMP, pursuant to which it provides us with certain assistance and advisory services related to this offering. Upon completion of this offering, an advisory fee of $1,000,000 will be payable to GMP. In the event our agreement with GMP is terminated and this offering or a similar transaction is completed by us within twelve months of such termination, GMP will be entitled to payment of such advisory fee. Mr. Koutsomitopoulos, our Chairman nominee, is the President and a shareholder of GMP.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, market sales of our common shares or the availability of our common shares for sale following the consummation of this offering will have on the market price of our common shares. Nevertheless, sales of substantial amounts of our common shares in the public market, or the perception that such sales might occur, could materially and adversely affect the market price of our common shares and could impair our ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon completion of this offering, we will have outstanding             our common shares (or             shares if the underwriters’ option to purchase additional common shares is exercised in full). The common shares sold in this offering will be freely transferable in the United States without restriction under the Securities Act, except that any shares acquired by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding common shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act.

Upon the completion of this offering, our founders will own             our common shares, which were acquired in private transactions not involving a public offering, and these shares will therefore be treated as “restricted securities” for purposes of Rule 144. These shares may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act. Our common shares held by our founders and their respective affiliates will be subject to the underwriters’ lock-up agreement, as described below.

Prior to or at the closing of this offering, we will enter into a registration rights agreement with the parties to the contribution and exchange agreement, pursuant to which we will grant them and their affiliates, the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act any of our common shares owned by any of them or their respective affiliates for offer and sale to the public, including by way of an underwritten public offering. Please read “Related Party Transactions—Registration Rights Agreement.”

In general, under Rule 144 as currently in effect, a person who is an affiliate, or whose shares are aggregated and who owns shares that were acquired from the issuer or an affiliate at least six months ago, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of our then outstanding common shares, which would be approximately             our common shares immediately after this offering (or             of our common shares assuming the underwriters’ option to purchase additional common shares is exercised in full) and (ii) an amount equal to the average weekly reported volume of trading in our common shares on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us.

A person or persons whose shares are aggregated, and who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale, may sell restricted securities in reliance on Rule 144(b)(1) without regard to the limitations described above, subject to our compliance with Exchange Act reporting obligations for at least three months before the sale, and provided that six months have expired since the date on which the same restricted securities were acquired from us or one of our affiliates, and provided further that such sales comply with the public information provision of Rule 144 (until the securities have been held for one year). As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.

Our officers and directors and certain of our shareholders have entered into agreements with the underwriters which restrict our officers and directors and certain of our shareholders from directly or indirectly offering, selling, contracting to sell, pledging, hedging or otherwise disposing of our common shares, any options or warrants to purchase our common shares or any security that is convertible into or exercisable or exchangeable for our common shares and from engaging in certain other transactions relating to such securities for a period of 180 days after the date of this prospectus, without the prior written consent of each of Jefferies LLC and Wells Fargo Securities, LLC. We expect that these lock-up restrictions will not apply to (1) gifts or (2) dispositions to any trust for the direct or indirect benefit of the shareholder or the immediate family of the shareholder, provided, however, that the recipient in each case agrees to be bound by such restrictions. See “Underwriting.”

As a result of the lock-up agreements discussed above and the rules of the Securities Act, our outstanding shares will be available for sale in the public market, subject, in the case of the restricted shares described above, to certain volume and other restrictions, as mentioned above, as set forth in the table below.

Date	Number of Shares Eligible for Sale(1)	Comment
Immediately following this offering		Shares not locked up and eligible for sale freely
Immediately following this offering		Shares not subject to lock-up agreements and eligible for sale subject to Rule 144
days from date of prospectus(2)		Lock up released; shares eligible for sale under Rule 144

(1)	Assumes no exercise of the underwriters’ option to purchase additional common shares, no “affiliates,” as defined under Rule 144, purchase any of the common shares sold in this offering and the lock-up period will not be extended or waived in accordance with the terms of the lock-up agreements.
(2)	Sales will be made subject to Rule 144 volume limitations to the extent applicable.

DESCRIPTION OF OUR SHARE CAPITAL

The following is a description of material terms of our articles of incorporation and bylaws that will be in effect immediately prior to the completion of this offering. Because the following is a summary, it does not contain all information that you may find useful. Please see our articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our articles of incorporation, our authorized capital stock consists of:

•              million common shares, par value $0.01 per share; and

•             million preferred shares, par value $0.01 per share, of which 1 million shares have been designated Series A Participating Preferred Shares in connection with our adoption of a shareholder rights plan as described below under “—Shareholder Rights Plan.”

Upon completion of this offering, we will have outstanding             common shares, including            restricted shares to be issued under the Equity Incentive Plan in connection with this offering, and no shares of preferred stock.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders.

Subject to preferences that may be applicable to any outstanding preferred shares, holders of our common shares shall be entitled to share ratably in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restrictions contained in the company’s articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

Upon our liquidation, dissolution or winding-up, or the sale of all or substantially all of our assets, the holders of our common shares shall be entitled to share ratably in all assets remaining after the payment of any liabilities and the liquidation preferences that may be applicable to any outstanding preferred shares.

Holders of our common shares do not have redemption or preemptive rights to subscribe for any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any shares of preferred shares that we may issue in the future.

Preferred Shares

Our articles of incorporation authorize our board of directors, without any further vote or action by our shareholders, to issue up to             shares of preferred shares, of which one million shares have been designated Series A Participating Preferred Shares in connection with our adoption of a shareholder rights plan as described below under “—Shareholder Rights Plan”, and to establish one or more series of preferred shares and determine, with respect to any series of preferred shares established by our board of directors, the terms and rights of that series, including

• the designation of the series;

• the number of shares of the series;

• the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

• the voting rights, if any, of the holders of the series.

Directors

Our directors are elected by a plurality of the votes cast by the holders of shares entitled to vote. There is no provision for cumulative voting.

Our bylaws will require our board of directors to consist of at least             members. Upon the completion of this offering, our board of directors will consist of five members.

Directors are elected annually on a staggered basis, whereby each director will be divided into one of three classes, which shall be nearly equal as possible. Each shall serve for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands.

Special meetings of shareholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our board of directors.

Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our articles of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws also provide that we must indemnify, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party to any action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the company) and whether formal or informal, by reason of the fact that he or she is or was a director or officer of ours or is or was serving at our request as a director or officer of another corporation, partnership, joint venture or other enterprise against all liability and loss suffered, and expenses (including attorneys’ fees) actually and reasonably incurred, by such person in connection with such action, suit, claim, inquiry or proceeding. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of Our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized in the following paragraphs, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also delay, defer or prevent (a) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder might consider in its best interest, including attempts that may result in a premium over the market price for the shares held by the shareholders, and (b) the removal of incumbent officers and directors.

Blank check preferred shares. Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to             million shares of “blank check” preferred shares, of which one million shares have been designated Series A Participating Preferred Shares, in connection with our adoption of a shareholder rights plan as described below under “—Shareholder Rights Plan”. Our board could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of common shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and might harm the market price of our shares.

Classified board of directors. Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms beginning upon the expiration of the initial term for each class. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

Election and removal of directors. Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause upon the affirmative vote of not less than two-thirds of our outstanding capital shares entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited actions by shareholders. Our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or our chief executive officer may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance notice requirements for shareholder proposals and director nominations. Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholders’ ability to bring matters before an annual meeting of shareholders or to make nominations for directors at an annual meeting of shareholders.

Shareholder Rights Plan

Prior to the completion of this offering, we will adopt a shareholders rights agreement. Each of our common shares will include a right that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our Series A Participating Preferred Shares at a purchase price of $            per unit, subject to specified adjustments. The rights will be issued pursuant to a shareholder rights agreement between us and            , as rights agent. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other shareholder rights.

The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement will be approved by our existing shareholders prior to this offering.

We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which we will file as an exhibit to the registration statement of which this prospectus is a part.

Detachment of rights

The rights will be attached to all certificates representing our outstanding common shares and will attach to all common shares certificates we issue prior to the rights distribution date that we describe below. The rights will not be exercisable until after the rights distribution date and will expire at the close of business on December 31, 2023, unless we redeem or exchange them earlier as described below. The rights will separate from the common shares and a rights distribution date will occur, subject to specified exceptions, on the earlier of the following two dates:

• 10 days following a public announcement that a person or group of affiliated or associated persons or an “acquiring person” has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common shares; and

• 10 business days following the announcement of a tender or exchange offer that would result, if closed, in a person becoming an “acquiring person”.

Our existing shareholders and their affiliates are excluded from the definition of “acquiring person” for purposes of the rights, and therefore their ownership or future share acquisitions cannot trigger the rights. Specified “inadvertent” owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common shares by us, will not become acquiring persons as a result of those transactions.

Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of common shares.

Until the rights distribution date:

• our common shares certificates will evidence the rights, and the rights will be transferable only with those certificates; and

• any new common shares will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of common shares at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

We will not issue rights with any common shares that we issue after the rights distribution date, except as our board of directors may otherwise determine.

Flip-in event

A “flip-in event” will occur under the rights agreement when a person becomes an acquiring person. If a flip-in event occurs and we do not redeem the rights as described under the heading “—Redemption of rights” below, each right, other than any right that has become void, as described below, will become exercisable at the time it is no longer redeemable for the number of common shares, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

If a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

Flip-over event

A “flip-over event” will occur under the rights agreement when, at any time after a person has become an acquiring person:

• we are acquired in a merger or other business combination transaction; or

• 50% or more of our assets, cash flows or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading “—Flip-in event” above, will have the right to receive the number of common shares of the acquiring company having a current market price equal to two times the exercise price of such right.

Antidilution

The number of outstanding rights associated with our common shares is subject to adjustment for any shares split, shares dividend or subdivision, combination or reclassification of our common shares occurring prior to the rights distribution date. With some exceptions, the rights agreement does not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also does not require us to issue fractional shares of our preferred shares that are not integral multiples of one one-hundredth of a share, and, instead we may make a cash adjustment based on the market price of the common shares on the last trading date prior to the date of exercise. The rights agreement reserves to us the right to require, prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of shares.

Redemption of rights

At any time until 10 days after the date on which the occurrence of a flip-in event is first publicly announced, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any shares split, shares dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash, common shares or any other consideration our board of directors may select. The rights are not exercisable after a flip-in event until they are no longer redeemable. If our board of directors timely orders the redemption of the rights, the rights will terminate on the effectiveness of that action.

Exchange of rights

We may, at our option, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange must be at an exchange ratio of one share of common shares per right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than our existing shareholders and their affiliates becoming the beneficial owner of common shares with voting power equal to 50% or more of the total voting power of all common shares entitled to vote in the election of directors.

Amendment of terms of rights

While the rights are outstanding, we may amend the provisions of the rights agreement only as follows:

• to cure any ambiguity, omission, defect or inconsistency;

• to make changes that do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

• to shorten or lengthen any time period under the rights agreement, except that we cannot change the time period when rights may be redeemed or lengthen any time period, unless such lengthening protects, enhances or clarifies the benefits of holders of rights other than an acquiring person.

At any time when no rights are outstanding, we may amend any of the provisions of the rights agreement.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” we have included these provisions in our articles of incorporation. Specifically, our articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

• any person who is the beneficial owner of 15% or more of our outstanding voting shares; or

• any person who is our affiliate or associate and who held 15% or more of our outstanding voting shares at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

• certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

• any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

• certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;

• any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

• any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our articles of incorporation do not apply to a business combination if:

• before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

• upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, other than certain excluded shares;

• at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares that is not owned by the interested shareholder;

• the shareholder was or became an interested shareholder prior to the closing of this initial public offering;

• a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

• the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)    a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

(ii)    a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii)    a proposed tender or exchange offer for 50% or more of our outstanding voting shares.

Transfer Agent

The registration and transfer agent for our common shares is         .

Listing

We intend to apply to have our common shares approved for listing on the New York Stock Exchange under the symbol “STST.”

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and by the BCA. The provisions of the BCA are similar to provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law.

The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held within or without the Marshall Islands.	May be held within or without Delaware.
Notice:	Notice:
Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.
A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.
Shareholders’ Voting Rights
Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote.	Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.
Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote consti	For corporations, the certificate of incorporation or bylaws may specify the number of shares required

Marshall Islands	Delaware
tutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting.	to constitute a quorum but in no event shall a quorum consist of less than one third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.
When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.
Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.
Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two thirds of the shares of those entitled to vote at a shareholder meeting.	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding shares of the corporation entitled to vote.
Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding shares of the parent corporation entitled to vote at a duly called shareholder meeting.
Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Marshall Islands	Delaware
Directors
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors.
If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.	If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.
Removal:	Removal:
Any or all of the directors may be removed for cause by vote of the shareholders. If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides. In the case of a classified board, shareholders may effect removal of any or all directors only for cause.
Dissenters’ Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares.	Appraisal rights shall be available for the shares of any class or series of shares of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares is the offered consideration.
A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
Alters or abolishes any preferential right of any outstanding shares having a preference; or
Creates, alters, or abolishes any provision or right in respect of the redemption of any outstanding shares; or
Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Marshall Islands	Delaware
Shareholder’s Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s shares thereafter devolved upon such shareholder by operation of law.
A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.	Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).
Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of The Marshall Islands.
Reasonable expenses including attorney’s fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of shares and the shares have a value of less than $50,000.

TAX CONSIDERATIONS

The following is a discussion of material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to our common shares. This discussion does not purport to deal with the tax consequences of owning our common shares to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the U.S. Dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common shares, may be subject to special rules. This discussion deals only with holders who acquire common shares in this offering and hold the common shares as capital assets. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common shares.

Marshall Islands Tax Considerations

In the opinion of Reeder & Simpson P.C., our counsel as to matters of the laws of the Marshall Islands, there are no material Marshall Islands tax consequences of our activities to us and to holders of our common shares who do not reside in, maintain offices in or engage in business in the Marshall Islands.

United States Federal Income Tax Considerations

The following discussion represents the opinion of Sidley Austin LLP regarding material U.S. federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, each as defined below, that purchase our common shares in connection with this offering and hold the common shares as a capital asset. This discussion does not purport to address the impact of the unearned income Medicare contribution tax or the tax consequences of owning our common shares to all categories of investors, some of which may be subject to special rules. This discussion of U.S. federal income tax matters is based on the United States Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, or the Treasury Regulations, all of which are subject to change, possibly with retroactive effect. The discussion is based, in part, on the description of our business as described in this prospectus and further assumes that we conduct our business as described herein.

Taxation of Our Shipping Income

Subject to the discussion of “effectively connected” income below, unless exempt from U.S. income tax under the rules contained in Section 883 of the Code, a non-U.S. corporation is, under the rules of Section 887 of the Code, subject to a 4% U.S. income tax in respect of its U.S.-source gross shipping income (without the allowance for deductions).

For this purpose, “shipping income” means income that is derived from:

(a) the use of vessels;

(b) the hiring or leasing of vessels for use on a time, operating or bareboat charter basis;

(c) the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture it directly or indirectly owns or participates in that generates such income; or

(d) the performance of services directly related to those uses.

For this purpose, 50% of the shipping income that is attributable to transportation that begins or ends (but that does not both begin and end) in the United States constitutes U.S.-source shipping income. Shipping income attributable to transportation that both begins and ends in the United States is generally considered to be 100% U.S.-source shipping income. Although there can be no assurance, we do not expect to engage in transportation that produces income that is considered to be 100% U.S.-source shipping income. Shipping income attributable to transportation exclusively between non-U.S. ports is generally considered to be 100% non-U.S.-source shipping income, which is not subject to any U.S. income tax.

Under Section 883 of the Code, a non-U.S. corporation will be exempt from U.S. income tax on its U.S.-source gross shipping income if:

(a) it is organized in a foreign country (or the “country of organization”) that grants an “equivalent exemption” to U.S. corporations; and

(b) either

(i) for more than half of the days in the relevant tax year, more than 50% of the value of its stock is owned, directly or indirectly, by individuals who are “residents” of the country of organization or of another foreign country that grants an “equivalent exemption” to U.S. corporations and certain ownership certification requirements are complied with; or

(ii) its stock is “primarily and regularly traded on an established securities market” in its country of organization, in another country that grants an “equivalent exemption” to U.S. corporations, or in the United States.

Notwithstanding the foregoing, the Treasury Regulations provide that a class of shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of outstanding shares.

We anticipate that we will qualify for this statutory tax exemption following the closing of this offering. However, no assurance can be given that this will always be the case. There are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption after the offering and thereby become subject to U.S. federal income tax on our U.S.-source shipping income. We may no longer qualify for an exemption under Section 883 of the Code for a particular taxable year if certain “non-qualified” shareholders with a 5% or greater interest in our common shares owned, in the aggregate, 50% or more of our outstanding common shares for more than half the days during the taxable year. Due to the factual nature of the issues involved, there can be no assurances that we or any of our subsidiaries will qualify for exemption under Section 883 of the Code.

If we or our subsidiaries are not entitled to this exemption under Section 883 of the Code for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. federal income tax on 50% of our U.S.-source gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States (which translates to an effective 2% U.S. federal income tax on the total of such shipping income), subject to the discussion of “effectively connected” income below. Many of our charterparty agreements contain provisions pursuant to which charterers undertake to reimburse us for the 4% gross basis tax on our U.S.-source shipping income.

To the extent our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, such income would be subject to the U.S. corporate income tax currently imposed at rates of up to 35% (net of applicable deductions). In addition, we may be subject to the 30% U.S. “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

(a) we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S.-source shipping income; and

(b) substantially all of our U.S.-source shipping income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in us having, U.S.-source shipping income that is “effectively connected” with the conduct of a U.S. trade or business. Based on our expected shipping operations and other activities, we believe that none of our shipping income will be classified as such. However, the nature and extent of our operations are subject to change, and there can be no assurance that some of our shipping income will not constitute “effectively connected” income.

Taxation of Gain on Sale of Assets

Regardless of whether we qualify for the exemption under Section 883 of the Code, we will not be subject to U.S. income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States (as determined under U.S. tax principles). In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel (and risk of loss with respect to the vessel) passes to the buyer outside of the United States. We expect that any sale of a vessel will be so structured that it will be considered to occur outside of the United States.

Taxation of U.S. Holders

A “U.S. Holder” means a holder that for U.S. federal income tax purposes is a beneficial owner of our common shares, and is an individual U.S. citizen or resident, a U.S. corporation (or other U.S. entity taxable as a corporation), an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described below, to the extent of our current or accumulated earnings and profits (as determined under U.S. tax principles). Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in the common shares and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as foreign source dividend income and will generally constitute “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Subject to applicable limitations, including a holding period requirement, dividends paid on our common shares to certain non-corporate U.S. Holders will generally be treated as “qualified dividend income” that is taxable to such U.S. Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the New York Stock Exchange, on which our common shares will be traded); and (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which, as discussed below, we do not believe that we will be).

There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of such non-corporate U.S. Holders, although, as described above, we expect such dividends to be so eligible provided an eligible non-corporate U.S. Holder meets all applicable requirements. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a non-corporate U.S. Holder.

Special rules may apply to any “extraordinary dividend” – generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted tax basis in a share of common shares – paid by us. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a shareholder’s basis. If we pay an “extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by certain non-corporate U.S. Holders from the sale or exchange of such common shares will be treated as long term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Shares

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares. The U.S. Holder’s tax basis in its common shares generally will equal the U.S. Holder’s purchase price for the shares, reduced (but not below zero) by the amount of any distributions on the shares that are treated as nontaxable returns of capital (as discussed above under “—Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of certain non-corporate U.S. Holders are currently eligible for reduced rates of taxation. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status

Special U.S. federal income tax rules apply to a U.S. Holder that holds shares in a foreign corporation classified as a “passive foreign investment company” or a PFIC, for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder holds our common shares, either

• at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

• at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

If we would otherwise be a PFIC in our “start-up year” (defined as the first taxable year we earn gross income) as a result of a delay in purchasing vessels with the proceeds of the offering (or generally for any other reason), we will not be treated as a PFIC in that taxable year, provided that (a) no predecessor corporation was a PFIC, (b) it is established to the IRS’s satisfaction that we will not be a PFIC in either of the two succeeding taxable years, and (c) we are not, in fact, a PFIC for either succeeding taxable year. We will attempt to conduct our affairs in a manner so that, if applicable, we will satisfy the start-up year exception, but we cannot assure you that we will so qualify.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our proposed method of operations and certain estimates of our gross income and gross assets, we do not believe that we will be a PFIC with respect to any taxable year. Our belief is based principally on the position that the gross income we derive from our time chartering activities should constitute services income, rather than rental income. Accordingly, such income should not constitute passive income, and the assets that we own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a PFIC. There is substantial legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes a timely election to treat us as a “Qualified Electing Fund” (a “QEF election”). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common shares, as discussed below. A U.S. Holder of shares in a PFIC will be required to file an annual information return containing information regarding the PFIC as required by applicable Treasury Regulations.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (such holder being an “Electing Holder”), the Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for each of our taxable years during which we are a PFIC that ends with or within the taxable year of the Electing Holder, regardless of whether distributions were received from us by the Electing Holder. No portion of any such inclusions of ordinary earnings will be treated as “qualified dividend income.” Net capital gain inclusions of certain non-corporate U.S. Holders would be eligible for preferential capital gains tax rates. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect any income included under the QEF election. Distributions of previously taxed income will not be subject to tax upon distribution but will decrease the Electing Holder’s tax basis in such common shares. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur with respect to any taxable year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of such common shares. A U.S. Holder would make a timely QEF election for our common shares by filing IRS Form 8621 with his U.S. federal income tax return for the first year in which he held common shares when we were a PFIC.

A U.S. Holder will be permitted to make a retroactive election in particular circumstances, including if the U.S. Holder had a reasonable belief that we were not a PFIC and filed a protective statement with his U.S. federal income tax return for the first taxable year in which he held our common shares. However, if you are a U.S. Holder that owns, directly, indirectly, or constructively less than 2% of the vote and value of our outstanding common shares at all times during the tax year, you are generally not required to file a protective statement in order to preserve your ability to make a retroactive QEF election with respect to such taxable year.

If, contrary to our expectations, we determine that we are a PFIC for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above. U.S. Holders should consult their tax advisors as to the advisability, necessity and consequences of making a protective QEF election or other consequences of making the QEF election.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate will be the case, our common shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in common shares would be adjusted to reflect any such income or loss amount recognized. In a year when we are a PFIC, any gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (such holder being a “Non-Electing Holder”) would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (ii) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

• the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common shares;

• the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be taxed as ordinary income and would not be “qualified dividend income”; and

• the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including as to the advisability of choosing to make a QEF election or “mark-to-market” election.

Transfer Reporting Requirements

A U.S. Holder (including a U.S. tax-exempt entity) that transfers cash in exchange for equity of a newly created non-U.S. corporation may be required to file a Form 926 or a similar form with the Internal Revenue Service if (i) such person owned, directly or by attribution, immediately after the transfer at least 10% by vote or value of the corporation or (ii) if the transferred cash, when aggregated with all transfers made by such person (or any related person) within the preceding 12 month period, exceeds U.S.$100,000. U.S. Holders should consult their tax advisors regarding the applicability of this requirement to their acquisition of our common shares.

United States Federal Income Taxation of “Non-U.S. Holders”

A “Non-U.S. Holder” means a beneficial owner of our common shares (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Dividends on Common Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, Exchange or Other Disposition of Common Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

• the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; or

• the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

Income or Gains Effectively Connected with a United States Trade or Business

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, dividends on the common shares and gain from the sale, exchange or other disposition of such shares, that is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, its earnings and profits that are attributable to effectively connected income (subject to certain adjustments) may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, and the payment of the gross proceeds on a sale of our common shares, made within the United States to a non-corporate U.S. Holder will be subject to information reporting. Such payments or distributions may also be subject to backup withholding if the non-corporate U.S. Holder:

• fails to provide an accurate taxpayer identification number;

• is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or

• in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding with respect to dividend payments or other taxable distributions on our common shares by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable. If a Non-U.S. Holder sells our common shares to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder certifies that it is a non-U.S. person, under penalties of perjury, or it otherwise establish an exemption. If a Non-U.S. Holder sells our common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common shares through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that the Non-U.S. Holder is not a U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Rather, a refund may generally be obtained of any amounts withheld under backup withholding rules that exceed the taxpayer’s U.S. federal income tax liability by filing a timely refund claim with the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the common shares are held in an account maintained with a U.S. financial institution. U.S. Holders (including U.S. entities) and Non-U.S. Holders are urged to consult their tax advisors regarding their reporting obligations in respect of our common shares.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                    , 2014, between us and Jefferies LLC and Wells Fargo Securities, LLC, as the representatives of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of common shares shown opposite its name below:

Underwriter	NUMBER OF SHARES
Jefferies LLC	$
Wells Fargo Securities, LLC
Global Hunter Securities, LLC
Total	$

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the common shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common shares, that you will be able to sell any of the common shares held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the common shares subject to their acceptance of the common shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the common shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $     per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $     per share to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us, before expenses	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

The underwriting discounts and commission to be paid by us collectively represent        % of the total amount of the offering. We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000.

The address of Jefferies LLC is 520 Madison Avenue, New York, New York 10022, and the address of Wells Fargo Securities, LLC is 375 Park Avenue, New York, New York, 10152.

Determination of Offering Price

Prior to this offering, there has not been a public market for our common shares. Consequently, the initial public offering price for our common shares will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our common shares will trade in the public market subsequent to this offering or that an active trading market for our common shares will develop and continue after this offering.

Listing

We intend to apply to have our common shares approved for listing on the New York Stock Exchange under the symbol “STST.”

Option to Purchase Additional Common Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of             common shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional common shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We, our officers, directors and certain of our other shareholders have agreed, subject to specified exceptions, not to directly or indirectly:

• sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or

• otherwise dispose of any common shares, options or warrants to acquire common shares, or securities exchangeable or exercisable for or convertible into common shares currently or hereafter owned either of record or beneficially, or

• publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of each of Jefferies LLC and Wells Fargo Securities, LLC.

This restriction terminates after the close of trading of our common shares on and including the 180th day after the date of this prospectus.

The representatives may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of common shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, certain persons participating in this offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the option to purchase additional common shares.

“Naked” short sales are sales in excess of the option to purchase additional common shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of common shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the common shares. A syndicate covering transaction is the bid for or the purchase of common shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with this offering if the common shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common shares offered hereby. Any such short positions could adversely affect future trading prices of the common shares offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

A.	You confirm and warrant that you are either:

a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

a person associated with the Company under Section 708(12) of the Corporations Act; or

a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

B.	You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer common shares to the public” in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or the SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong, or the CO, or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA,” (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)	where no consideration is or will be given for the transfer;
(iii)	where the transfer is by operation of law;
(iv)	as specified in Section 276(7) of the SFA; or
(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or “SIX,” or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or “CISA”. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the “Order,” and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the common shares offered by this prospectus and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Reeder & Simpson P.C. United States legal matters related to this offering and certain matters relating to U.S. federal income taxation will be passed upon for us by Sidley Austin LLP, New York, New York. The underwriters are being represented in connection with this offering by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements and related notes of Stalwart Tankers Inc., as of December 31, 2013 and for the period from July 26, 2013 (inception) to December 31, 2013 included in this prospectus has been audited by Deloitte-Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report appearing elsewhere in this prospectus. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements and related notes of the predecessor businesses of Stalwart Tankers Inc., as of December 31, 2012 and 2013 and for the years ended December 31, 2012 and 2013, included in this prospectus have been audited by Deloitte-Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report appearing elsewhere in this prospectus. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The sections in this prospectus titled “Prospectus Summary–Industry Highlights”, “The International Chemical Tanker Shipping Industry”, “Business—Industry Highlights” and “Glossary of Shipping Terms” have been prepared by Drewry Maritime Research, our industry expert, which will confirm to us that they accurately describe the international chemical tanker shipping industry, as will be indicated in the consent of Drewry to be included as an exhibit to the registration statement on Form F-1 under the Securities Act of which this prospectus is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment thereto. This prospectus does not contain all of the information set forth in the registration statement we filed with the SEC. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Upon completion of this offering, we will be subject to the reporting requirements of the Exchange Act. We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with IFRS and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but will be required to furnish those proxy statements to shareholders under the New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors and holders of more than 10% of our issued and outstanding common shares, which we refer to collectively as insiders, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of our common shares as well as from Section 16 short swing profit reporting and liability.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the distribution of our shares in this offering, other than underwriting discounts and commissions, will be as set forth in the table below. We will be responsible for paying the following expenses associated with this offering.

SEC Registration Fee	$
Printing and Engraving Expenses
Legal Fees and Expenses
Accountants’ Fees and Expenses Fee
FINRA Fee
Blue Sky Fees and Expenses
Transfer Agent’s Fees and Expenses
Miscellaneous Costs
Total	$

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the marine transportation industry.

Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Ballast. A voyage during which the vessel is not laden with cargo.

Ballast tank. One of several tanks in the hold of a vessel which may be pumped full of water as ballast.

Ballast water. Water carried in unladen vessels to provide stability.

Bareboat charter. A charter of a vessel under which the vessel-owner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for ship operating expenses and voyage expenses of the vessel and for the management of the vessel. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a “demise charter” or a “time charter by demise” and involves the use of a vessel usually over longer periods of time ranging over several years The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

Bunkers. Fuel oil, including diesel/gas oil, used to operate a vessel’s engines, generators and boilers.

CERCLA. Comprehensive Environmental Response, Compensation and Liability Act, as amended.

Charter. The hiring of a vessel, or use of its carrying capacity, for either (1) a specified period of time or (2) to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

Charterer. The party that hires a vessel pursuant to a charter.

Charter hire. Money paid to the vessel-owner by a charterer for the use of a vessel under a time charter or bareboat charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360- or 365-day calendar year basis.

Charter rate. The amount of money agreed between the charterer and the vessel-owner accrued on a daily or monthly basis that is used to calculate the vessel’s charter hire.

Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being “in class” as of the date of issuance.

Clean petroleum products. Liquid products refined from crude oil, whose color is less than or equal to 2.5 on the National Petroleum Association scale. Clean products include naphtha, jet fuel, gasoline and diesel/gas oil.

Contract of affreightment. A contract of affreightment, or COA, relates to the carriage of specific quantities of cargo with multiple voyages over the same route and over a specific period of time which usually spans a number of years. A COA does not designate the specific vessels or voyage schedules that will transport the cargo, thereby providing both the charterer and vessel owner greater operating flexibility than with voyage charters alone. The charterer has the flexibility to determine the individual voyage scheduling at a future date while the vessel owner may use different ships to perform these individual voyages. As a result, COAs are mostly entered into by large fleet operators such as pools or vessel owners with large fleets of the same vessel type. All of the ship’s operating, voyage and capital costs are borne by the vessel owner while the freight rate normally is agreed on a per cargo ton basis.

CVE Income. Allowance paid by charterers to owners in respect of communications, victualing and entertainment costs for crew.

Deadweight ton or “Dwt”. A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s Dwt or total deadweight is the total weight necessary to submerge the vessel to its maximum permitted draft.

Dirty petroleum products. Liquid products refined from crude oil, whose color is greater than 2.5 on the National Petroleum Association scale. Dirty products usually require heating during a voyage, because their viscosity or waxiness makes discharge difficult at ambient temperatures.

Double hull. Hull construction design in which a vessel has an inner and outer side and bottom separated by void space, usually 2 meters in width.

Draft. Vertical distance between the waterline and the bottom of the vessel’s keel.

Dry-docking. The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During dry-dockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. All vessels are surveyed on a five-year cycle during which the intermediate survey occurs between the second and the third year and the special survey occurs prior to the end of the fifth year. Most vessels are dry-docked during the intermediate survey, however an in-water survey may be undertaken in lieu of dry-docking up to the tenth anniversary of vessel delivery, subject to certain conditions. All vessels are dry-docked as part of their special survey.

Freight. Charterhire paid under a voyage charter. Such payments are usually made on a lump-sum basis upon loading or discharging the cargo and are the product of the number of cargo tons loaded or discharged times the cost per ton stated in the charterparty to transport the cargo between specific ports.

Gross ton. A unit of weight equal to 2,240 pounds.

Hull. Shell or body of a vessel.

IMO. International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.

Inorganic chemicals. Chemicals which do not have carbon in their molecular structure and are generally outside the scope of the petrochemical industry. The main inorganics include phosphoric acid, sulfuric acid and caustic soda.

ISM Code. International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, which, among other things, requires vessel-owners to obtain a safety management certification for each vessel they manage.

ISPS Code. International Security Code for Ports and Ships, which enacts measures to detect and prevent security threats to vessels and ports.

Intermediate survey. The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each special survey for such vessel pursuant to the rules of international conventions and classification societies.

Liquid chemicals. Liquid chemicals that are moved in bulk by chemical tankers can normally be classed under one of four main product groups: organic chemicals; inorganic chemicals; vegetable oils and animal fats; and other products.

Metric ton. A unit of weight equal to 1,000 kilograms.

Newbuilding. A new vessel under construction or just completed.

Off-hire. The period a vessel is unable to perform the services for which it is required under a time charter. Off-hire periods typically include days spent undergoing repairs and dry-docking, whether or not scheduled.

OPA. Oil Pollution Act of 1990 of the United States (as amended).

Orderbook. The total number of currently placed orders for the construction of vessels or a specific type of vessel worldwide.

Organic chemicals. Organic chemicals, or petrochemicals, are characterized as being derived from petroleum products and are carbon-based. Six base chemicals provide the building blocks for almost the whole of the organics industry. These six chemicals are split into two groups: (1) olefins (such as ethylene, propylene and butadiene); and (2) aromatics (such as benzene, toluene and xylene). Olefins are in gaseous form and are transported in specialized gas carriers. Olefins require further processing before they are carried in chemical parcel tankers (i.e., in the form of “intermediates” such as ethylene glycol, or ethylene dichloride). Aromatics are produced in liquid form and are an important cargo group for chemical tankers. Organic chemicals are used to produce virtually all products made with plastics and artificial fibres.

Period charter. A period charter is an industry term referring to both time and bareboat charters. These charters are referred to as period charters or period market charters due to use of the vessel by the charterer over a specific period of time.

Protection and indemnity (or P&I) insurance. Insurance obtained through mutual associations (called “Clubs”) formed by vessel owners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.

Refined petroleum products. Refined crude oil products, such as fuel oils, gasoline and jet fuel.

Scrapping. The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

Single hull. A hull construction design in which a vessel has only one hull.

Sister vessels. Vessels of the same type and specification which were built by the same shipyard.

SOLAS. The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

Special survey. An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special surveys require a vessel to be dry-docked.

Spot charter. A spot charter is an industry term referring to both voyage and short-term time charters which usually have a duration from 10 days to 3 months. These charters are referred to as spot charters or spot market charters due to their short-term duration, consisting mostly of a single voyage between one load port and one discharge port.

Spot market. The market for the immediate chartering of a vessel, usually for single voyages.

Stainless steel chemical tankers. Stainless steel chemical tankers are the most sophisticated chemical tankers. Their cargo tanks are made of stainless steel which gives them the ability to load almost all chemical cargoes including the most difficult and aggressive cargoes (such as sulphuric acid, phosphoric acid, acetic acid, and a variety of other cargoes) that other chemical tankers cannot or are not recommended to load (such as chemical tankers whose tanks are epoxy coated, zinc coated or marine line coated).

Strict liability. Liability that is imposed without regard to fault.

Tanker. A vessel designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined petroleum products, liquid chemicals and liquid gas.

Time charter. A time charter is a contract under which a charterer pays a fixed daily hire rate on a semi-monthly or monthly basis for a fixed period of time for use of the vessel. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls and port charges. The vessel-owner pays all vessel operating expenses such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, except for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

Time charter equivalent or “TCE”. Time charter equivalent, or TCE, rates are a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in U.S. Dollars per day and is generally calculated by subtracting voyage expenses, including bunker fuel expenses, brokerage commissions, port fees, cargo loading and unloading expenses, canal tolls and agency fees, from vessel revenue and dividing the net amount (time charter equivalent revenues) by the number of revenue days in the period. In the case of time charters or pool employment the TCE will generally equal the charter rate or daily pool rate.

Ton. See “Metric ton.”

Tonnage provider. A business strategy pursued by a ship-owning company that invests in vessels with a view to providing well maintained tonnage to the charterers and operators under time and bareboat charter contracts. A tonnage provider can have limited exposure to the spot market, usually through profit-sharing or index linked agreements.

Trip time charter. A trip time charter is a short-term time charter where the vessel performs a single voyage between load port(s) and discharge port(s) and the charterer pays a fixed daily hire rate on a semi-monthly basis for use of the vessel. The difference between a trip time charter and a voyage charter is only in the form of payment for use of the vessel and the respective financial responsibilities of the charterer and vessel-owner as described under time charter and voyage charter.

Vegetable oils and animal fats. Vegetable oils and animal fats traded by sea are primarily edible oils, such as soyabean, sunflower or palm oil, and tallow. Vegetable oils and fats are used primarily as surfactants, either industrially or in the production of soaps and other cleaning products.

Vessel operating expenses. The costs of operating a vessel incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts, and repair (including major repair) and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as “voyage expenses.” For a time charter, the ship-owner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.

Voyage charter. A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.

Voyage expenses. Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance.

INDEX TO FINANCIAL STATEMENTS OF STALWART TANKERS INC. AND PREDECESSOR BUSINESSES
OF STALWART TANKERS INC.

INDEX TO COMBINED FINANCIAL STATEMENTS OF PREDECESSOR BUSINESSES OF STALWART TANKERS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Stalwart Tankers Inc.

We have audited the accompanying consolidated statements of financial position of Stalwart Tankers Inc. (the “Company”) as of December 31, 2013 and the related consolidated statement of profit or loss and other comprehensive income, changes in equity and cashflows for the period from July 26, 2013 (inception) to December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial position is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial position, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements presents fairly, in all material respects, the consolidated financial position of Stalwart Tankers Inc. as of December 31, 2013, and the consolidated results of their operations and their consolidated cash flows for the period from July 26, 2013 (inception) to December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte-Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
March 4, 2014

STALWART TANKERS INC.
 Consolidated statement of financial position
As of December 31, 2013
(All amounts expressed in U.S. Dollars)

	Notes	December 31, 2013
Assets
Non-current assets
Deferred offering costs	3	2,001,162
Total non –current assets		2,001,162

Total Assets		2,001,162

Shareholder’s equity and liabilities
Shareholder’s equity
Share capital ($0.01 par value, 500 shares authorized, issued and outstanding)	1	5
Additional paid-in capital		495
Accumulated losses		(60,744)
Receivable from shareholder		(500)
Total shareholder’s equity		(60,744)

Liabilities
Current liabilities:		—
Payables		217,967
Accrued offering expenses	6	1,157,181
Due to related party	4	395,398
Due to shareholders	5	291,360
Total liabilities		2,061,906
Total shareholder’s equity and liabilities		2,001,162

The accompanying notes are an integral part of these financial statements

STALWART TANKERS INC.
 Consolidated statement of profit or loss and other comprehensive income
For the period from July 26, 2013 (inception) to December 31, 2013
(All amounts expressed in U.S. Dollars)

From July 26, 2013 (inception) to December 31, 2013
Revenues:
Net revenues	—

Expenses:
General and administrative expenses	60,744
Loss for the period	60,744

The accompanying notes are an integral part of these financial statements

STALWART TANKERS INC.
 Consolidated statement of changes in equity
For the period from July 26, 2013 (inception) to December 31, 2013
(All amounts expressed in U.S. Dollars, except for the number of shares)

	Number of shares	Share Capital	Additional paid-in capital	Receivable from Shareholder	Accumulated losses	Total
	(Note 1)	(Note 1)	(Note 1)
Balance, July 26, 2013 (inception)	—	—	—	—	—	—
Issuance of share capital	500	5	495	(500)	—	—
Loss for the period	—	—	—	—	(60,744)	(60,744)
Balance, December 31, 2013	500	5	495	(500)	(60,744)	(60,744)

The accompanying notes are an integral part of these financial statements

STALWART TANKERS INC.
 Consolidated statement of cash flow
For the period from July 26, 2013 (inception) to December 31, 2013
(All amounts expressed in U.S. Dollars)

From July 26, 2013 (inception) to December 31, 2013
Cash flows from operating activities
Loss for the year	(60,744)
Increase in payables	60,744
Net cash provided by operating activities	—
Cash flows from investing activities:	—
Cash flows from financing activities:	—
Net increase in cash and cash equivalents	—
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	—

Supplemental cash flow information

For the period from July 26, 2013 through December 31, 2013, the Company had non-cash operating and financing activities not included in the statement of cash flow relating to the accrual of deferred registration costs, accrued liabilities and amounts due to related party of $2,061,906.

The accompanying notes are an integral part of these financial statements

STALWART TANKERS INC.
Notes to the consolidated financial statements
For the period from July 26, 2013 (inception) to December 31, 2013
(All amounts expressed in U.S. Dollars)

1.    General

Stalwart Tankers Inc., referred to herein as “Stalwart Tankers” or “the Company” was formed on July 26, 2013, under the laws of the Marshall Islands. The authorized share capital consists of 500 authorized common shares, par value $0.01, all of which have been issued. The Company is currently under the control of members of the Lanara family and Dimitrios J. Souravlas.

The Company’s objectives when managing capital are to provide an optimal return to shareholders over the short to medium term whilst ensuring the protection of its assets by minimizing risk. The Company seeks to achieve its objectives by managing its financial risks.

2.    Basis of preparation and approval

On March 4, 2014, the consolidated financial statements were authorized on behalf of the Stalwart Tankers Inc. board of directors for issuance and filing. The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, under the historical cost convention. The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary.

3.    Deferred offering costs

Deferred offering costs represent costs incurred for the preparation of the initial public offering and comprise of the following:

As of December 31, 2013
Legal expenses	1,406,390
Auditors expenses	445,208
Other expenses	149,564
Total	2,001,162

The deferred offering costs will be offset against initial public offering proceeds upon the completion of the offering. In the event the offering is terminated, deferred offering costs will be expensed.

4.    Amounts due to a related party

Amounts due to a related party amounting to $395,398 as of December 31, 2013 represent amounts payable to Blue Sea Shipping Monaco S.A.M., a related party owned and controlled by Mrs. Ekaterini Lanara and Dimitrios J. Souravlas, in connection with costs paid on behalf of the Company for the preparation of the initial filing.

5.    Amounts due to shareholders

Amounts due to shareholders amounting to $291,360 as of December 31, 2013 represent amounts payable to Mrs. Ekaterini Lanara and Dimitrios J. Souravlas, in connection with costs paid on behalf of the Company for the preparation of the initial filing.

STALWART TANKERS INC.
Notes to the consolidated financial statements
For the period from July 26, 2013 (inception) to December 31, 2013
(All amounts expressed in U.S. Dollars)

6.    Accrued offering expenses

Accrued offering expenses represent costs incurred for the preparation of the initial public offering and comprise legal expenses.

7.    Subsequent events

There have been no subsequent events at the date of issue of these consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Predecessor Businesses of Stalwart Tankers Inc.

We have audited the accompanying combined statements of financial position of the Predecessor Businesses of Stalwart Tankers Inc. (the “Company”) as of December 31, 2012 and 2013, and the related combined statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2013. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Predecessor Businesses of Stalwart Tankers Inc. as of December 31, 2012 and 2013, and the combined results of their operations and their combined cash flows for each of the two years in the period ended December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

As more fully described in Note 1, the accompanying financial statements have been presented on a combined basis as the entities are under common control.

/s/ Deloitte-Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
March 4, 2014

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Combined statements of financial position
As of December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

	Notes	As of December 31, 2012	As of December 31, 2013
Assets
Non-current assets
Vessels, net	7	60,083,354	60,459,184
Total non-current assets		60,083,354	60,459,184

Current assets
Cash and cash equivalents		331,536	1,044,513
Trade receivables, net		750,115	790,346
Inventories	4	724,442	872,897
Prepayments and other current assets	5	1,871,728	453,075
Restricted cash	6	100,000	100,000
Total current assets		3,777,821	3,260,831
Total assets		63,861,175	63,720,015

Shareholder’s equity and liabilities
Shareholder’s equity
Share capital	9	—	—
Additional paid-in capital	9	37,595,146	42,312,513
Accumulated losses		(13,880,489)	(14,015,405)
Total shareholder’s equity		23,714,657	28,297,108

Non-current liabilities
Long-term borrowings, net of current portion	12	27,719,830	25,700,585
Total non-current liabilities		27,719,830	25,700,585

Current liabilities
Trade payables		3,717,502	3,543,710
Accrued expenses	8	967,146	877,753
Deferred revenue		174,021	652,281
Amounts due to related parties	13	1,064,229	84,323
Current portion of long-term borrowings	12	6,503,790	4,564,255
Total current liabilities		12,426,688	9,722,322
Total liabilities		40,146,518	35,422,907
Total shareholder’s equity and liabilities		63,861,175	63,720,015

The accompanying notes are an integral part of these predecessor combined financial statements

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Combined statements of profit or loss and other comprehensive income
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

	Notes	2012	2013
Revenues:
Net revenues		21,656,344	25,776,368

Expenses:
Voyage expenses	10	6,361,645	9,762,627
Vessel operating expenses	11	10,700,346	10,848,362
Management fees	13	1,661,179	1,506,104
Bad debts written-off		391,156	23,757
Depreciation	7	3,070,139	3,543,399
Partial reversal of impairment loss	7	(737,076)	(795,473)
War loss of hire and other insurance reimbursements	14	(1,071,000)	(101,210)
Total expenses		20,376,389	24,787,566
Operating income		1,279,955	988,802

Other income/(expenses)
Finance costs		(1,218,445)	(1,130,274)
Foreign exchange (loss)/gain net		(2,703)	6,556
Total other expenses		(1,221,148)	(1,123,718)
Profit/(loss) for the year		58,807	(134,916)
Other comprehensive income		—	—
Total comprehensive profit/(loss) for the year		58,807	(134,916)
Pro forma earnings per share, basic and diluted (unaudited) in $	15		[—]
Adjusted pro forma earnings per share, basic and diluted (unaudited) in $	15		[—]

The accompanying notes are an integral part of these predecessor combined financial statements

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Combined statements of changes in equity
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars, except for the number of shares)

	Number of shares (Note 9)	Share Capital (Note 9)	Additional paid-in capital (Note 9)	Accumulated losses	Total
Balance, December 31, 2011	—	—	35,029,404	(13,398,961)	21,630,443
Contributions from shareholders	—	—	2,565,742		2,565,742
Profit for the year	—	—	—	58,807	58,807
Other comprehensive income	—	—	—	—	—
Total comprehensive profit for the year	—	—	—	58,807	58,807
Dividends paid	—	—	—	(540,335)	(540,335)
Balance, December 31, 2012	—	—	37,595,146	(13,880,489)	23,714,657
Contributions from shareholders	—	—	4,717,367	—	4,717,367
Loss for the year	—	—	—	(134,916)	(134,916)
Other comprehensive income	—	—	—	—	—
Total comprehensive loss for the year	—	—	—	(134,916)	(134,916)
Balance, December 31, 2013	—	—	42,312,513	(14,015,405)	28,297,108

The accompanying notes are an integral part of these predecessor combined financial statements

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Combined statements of cash flows
For the years ended December 31, 2012 and 2013
(all amounts presented in U.S. dollars)

	2012	2013
Cash flows from operating activities:
Profit/(loss) for the year	58,807	(134,916)
Adjustments to reconcile net profit/(loss) to net cash provided by operating activities:
Depreciation	3,070,139	3,543,399
Amortization of deferred finance costs	68,267	63,220
Bad debts written-off	391,156	23,757
Partial reversal of impairment loss	(737,076)	(795,473)
Interest expense	1,106,712	1,009,800
Changes in working capital:
Decrease/(increase) in inventories	141,087	(148,455)
(Increase) in trade receivables	(942,889)	(63,988)
(Increase)/decrease in prepayments and other current assets	(1,011,968)	1,418,653
Decrease in other non-current assets	453,521	—
(Decrease) in trade payables	(589,511)	(173,792)
Increase/(decrease) in accrued expenses	626,792	(298,573)
(Decrease)/increase in deferred revenue	(48,315)	478,260
Interest paid	(1,103,297)	(1,008,620)
Net cash provided by operating activities	1,483,425	3,913,272

Cash flows from investing activities:
Vessel acquisitions	—	(530,649)
Decrease in restricted cash	81,333	—
Payment of dry-docking costs	—	(2,385,107)
Net cash provided by/ (used in) investing activities	81,333	(2,915,756)
Cash flows from financing activities:
Contributions from shareholders	2,565,742	4,717,367
Dividends paid	(540,335)	—
Increase/(decrease) in amounts due to related party	485,371	(979,906)
Repayment of long-term borrowings	(3,744,000)	(4,022,000)
Net cash used in financing activities	(1,233,222)	(284,539)

Net increase in cash and cash equivalents	331,536	712,977
Cash and cash equivalents at beginning of year	—	331,536
Cash and cash equivalents at end of year	331,536	1,044,513
Non-cash investing activities:
Capitalized dry-docking cost included in accrued expenses	—	208,000

The accompanying notes are an integral part of these predecessor combined financial statements

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

1.    General

The accompanying combined predecessor financial statements include the financial statements of five companies, all incorporated under the laws of the Republic of Liberia, that own chemical tanker vessels (the “Subsidiaries”), currently under the common control of members of the Lanara family and Dimitrios J. Souravlas. Together, these Subsidiaries own and operate a fleet of five chemical tanker vessels (the “Fleet”). The Subsidiaries are collectively referred to in the notes to the predecessor combined financial statements as the “Company.”

Stalwart Tankers Inc., referred to herein as “Stalwart Tankers,” was formed on July 26, 2013, under the laws of the Marshall Islands for the purpose of acquiring an ownership interest in the Subsidiaries listed above. The Company is currently under the common control of members of the Lanara family and Dimitrios J. Souravlas.

Stalwart Tankers commenced preparation for an initial public offering (“IPO”) of its common shares in the United States, and intends to list its shares on the [-]. Currently, no public market exists for these shares. As of December 31, 2013 the authorized and fully issued share capital of Stalwart Tankers was 500 common shares with par value of $0.01 per share. On [-], the Articles of Incorporation were amended, so that the authorized capital shares of Stalwart Tankers was increased to [-] common shares with par value of $0.01 per share, none of which is issued or outstanding. Following the date of the final prospectus, and prior to the closing of this offering, the shares of the Subsidiaries will be contributed to Stalwart Tankers by members of the Lanara family, Dimitrios J. Souravlas and other minority shareholders, in exchange for the issuance of [-] of the outstanding shares of Stalwart Tankers to [-] (the “Re-organization”). Following the Re-organization, Stalwart Tankers will own each of the Subsidiaries and [-] will be the shareholders of Stalwart Tankers. Therefore, the accompanying predecessor combined financial statements of the Company have been presented as if the Subsidiaries were consolidated subsidiaries of Stalwart Tankers for all periods presented and using the historical carrying costs of the assets and the liabilities of the ship-owning companies listed below from their dates of incorporation.

Following the completion of the initial public offering, [-] is expected to hold [-]% of the outstanding common shares of Stalwart Tankers (assuming the underwriters exercise their overallotment option), and accordingly, will hold [-]% of the voting power, including the ability to control Stalwart Tankers’ affairs and policies.

Fleet

Ship-owning Entity	Date of Incorporation	Vessel Name	Type	Built	DWT
Pride International Maritime S.A.	April 5, 2011	BSS Pride	Chemical Tanker	2006	23,322
Force Maritime S.A.	November 29, 2010	BSS Force	Chemical Tanker	2000	19,399
Liquid Platinum Corporation S.A.	October 29, 2010	BSS Platinum	Chemical Tanker	1997	16,322
Zachary Maritime Company Ltd	March 23, 2009	BSS Power	Chemical Tanker	1996	15,015
Minimal Enterprises Company	December 17, 2007	BSS Velvet	Chemical Tanker	1994	11,559

2.    Principal Accounting Policies

The principal accounting policies adopted in preparing these financial statements are as follows:

Basis of presentation and approval: On March 4, 2014, the combined financial statements were authorized on behalf of the boards of directors of the predecessor businesses of Stalwart Tankers Inc. for issuance and filing. The accompanying predecessor combined financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, under the historical cost convention and include the accounts of the legal entities comprising the Company as discussed in Note 1. These financial statements are presented in U.S. Dollars.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

2.    Principal Accounting Policies— Continued

Going concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to generate cash flows from operations, and the Company’s ability to arrange adequate financing arrangements, including the renewal or rollover of its bank borrowings, to support its working capital requirements.

As of December 31, 2013, the Company’s current liabilities exceed its current assets by $6,461,491, mainly due to the current portion of long-term borrowings of $4,564,255. The Company had cash and cash equivalents of $1,044,513. In addition, the Company incurred substantial costs relating to dry-dockings for the year ended December 31, 2013. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the foreseeable future.

This factor is mitigated by the following action:

On February 18, 2014, the Company obtained a legally enforceable letter of financial support from its shareholders, who have committed to provide sufficient financial support in order to ensure that the Company is able to meet its obligations from the current portion of the long-term borrowings of $4,564,255 as and when they become due up to and including December 31, 2014.

In addition, for the year ended December 31, 2013, shareholders contributed an additional $4,717,367 largely to meet the costs of the dry-dockings.

Based on the Company’s forecasted cash flows from operating activities and additional financial support committed by the shareholders, the Company expects to meet its cash obligations for the fiscal year ending December 31, 2014.

Finance costs

Interest expense on long-term borrowings and other borrowing costs are recognized on an accrual basis.

Foreign currency

For the purpose of the combined financial statements, the results and financial position of the Company are expressed in U.S. Dollars, which is the functional currency for each of the Subsidiaries and the presentation currency for the combined financial statements, because the Company’s vessels operate in international shipping markets, in which revenues and expenses are settled mainly in U.S. Dollars, vessel management contracts are settled in U.S. Dollars and the Company’s most significant assets and liabilities are paid for and settled in U.S. Dollars.

In preparing the financial statements of the Company, transactions in currencies other than U.S. Dollars are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in other currencies are retranslated into U.S. Dollars at the rates prevailing at that date. All resulting exchange differences are recognized in the combined statements of profit or loss in the period in which they arise.

Vessels

Vessels are stated at cost less accumulated depreciation and any accumulated impairment. The initial cost of an asset is comprised of its purchase price and any directly attributable costs to prepare the vessel for her initial voyage.

The cost of the vessels is split into two components, a “vessel component” and a “dry-docking component”. Depreciation for the vessel component is calculated on a straight-line basis, after taking into account the estimated residual values, over the estimated useful life of this major component of the vessels. Residual value is estimated as the lightweight tonnage of each vessel multiplied by the estimated scrap value per ton.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

2.    Principal Accounting Policies— Continued

Vessels are typically required to undergo a dry-docking overhaul every 2.5 to 5 years to restore their service potential and to meet their classification requirements. The dry-docking component is estimated at the time a new vessel is acquired and is measured based on the estimated cost of the first dry-docking based on the Company’s historical experience with similar types of vessels. For subsequent dry-dockings actual costs are capitalized when incurred. The dry-docking component is depreciated for the period until the next scheduled dry-docking.

The expected useful lives of the vessel component and the dry-docking component are as follows:

Vessel component	30 years
Dry-docking component	2.5-5 years

The useful lives of the vessels and the depreciation method are reviewed annually to ensure that the method and period of depreciation are consistent with the expected pattern of economic benefits from the vessels. The residual value is also reviewed at each financial period-end. If expectations differ from previous estimates, the changes are accounted for prospectively in the combined statements of profit or loss and other comprehensive income in the period of the change and future periods.

Ordinary maintenance and repairs that do not extend the useful life of the vessels are charged to the combined statements of profit or loss and other comprehensive income as incurred. Major renovation costs and modifications that extend the vessels’ useful life or earnings capacity are capitalized and depreciated over the estimated remaining useful life.

Impairment of vessels

All vessels are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of a vessel may not be recoverable. Whenever the carrying amount of a vessel exceeds its recoverable amount, an impairment loss is recognized in the combined statements of profit or loss and other comprehensive income. The recoverable amount is the higher of a vessel’s fair value less costs of disposal and “value in use.” The fair value less costs of disposal is the amount obtainable from the sale of a vessel in an arm’s length transaction, less the costs of disposal, which is estimated from market-based evidence by appraisal that is normally undertaken by professionally qualified brokers. Value in use is the amount of the estimated future cash flows which are expected to be generated by the use of the vessel over its remaining useful life and its eventual disposition, discounted using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. Each vessel is considered to be a single cash generating unit and recoverable amounts are estimated for each vessel separately.

The Company assesses at the end of each reporting period whether there are observable indications that an impairment loss recognized in prior periods for a vessel may no longer exist or may have decreased. In the case where, in any subsequent year after impairment loss has been initially recognized for a vessel, there are observable indications that a vessel’s value has increased during the period, the carrying amount of the vessel is increased to the lower of (i) the recoverable amount calculated as the higher of the value in use and fair value and less costs of disposal and (ii) the depreciated historical cost had the impairment loss never being recognized. The increase in the carrying amount of a vessel attributable to a reversal of an impairment loss shall not exceed the carrying amount that would have been determined (net of depreciation), had no impairment loss been recognized for the vessel in prior years. A reversal of an impairment loss is recognized in profit and loss and is included in Partial reversal of impairment loss in the combined statements of profit or loss and other comprehensive income.

Inventories

Inventories consist of bunkers, lubricants, spares, stores and provisions on board and are stated at the lower of cost calculated on a first in first out basis, and net realizable value.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

2.    Principal Accounting Policies— Continued

Insurance claims

Insurance claims are accounted for on the accruals basis and represent the claimable expenses, net of deductibles, which are expected to be recovered under the Company’s insurance policies and are recognized as income when the amounts can be measured reliably and the inflow of economic benefits is probable.

Interest bearing loans and borrowings

Loans and borrowings are initially recognized at cost, being the fair value of the consideration received net of issuance costs associated with the borrowing. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method. For the recognition and subsequent measurement of loan issuance costs please refer to the accounting policy on deferred finance costs.

Deferred finance costs

Fees incurred for obtaining new loans or refinancing existing loans are deferred and amortized over the life of the related debt, using the effective interest rate method. Any unamortized balance of costs relating to loans repaid or refinanced is expensed in the period the repayment or refinancing is made. Deferred finance costs are included under “Long-term Borrowings” in the accompanying combined statements of financial position and are further analyzed in Note 12.

Taxation

Under the laws of the countries of the Company’s domestication/incorporation and/or vessels’ registration, the Company is not subject to tax on international shipping income. However, it is subject to registration and tonnage taxes, which are included in vessel operating expenses in the combined statements of profit or loss and other comprehensive income.

Accounting for revenues and related expenses

The Company’s revenues comprise revenues from time charters for the charter hire of its vessels and from voyage charters.

Vessels are chartered using time charters, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charter hire rate. The time charter contracts are considered to be operating leasing arrangements. Revenue from time charter agreements is recognized when services are performed, revenue is earned and the collection of the related revenue is reasonably assured, on a straight-line basis over the term of the relevant time charter starting from the vessel’s delivery to a charterer, except for the off-hire period.

Deferred revenue represents payments for time charter contracts received in advance and are classified as liabilities until such time as the criteria for recognizing the revenue as earned are met.

Under a voyage charter, the revenues are recognized on a pro-rata basis over the duration of the voyage. A voyage is deemed to commence upon the later of the completion of discharge of the vessel’s previous cargo or the time it receives a contract that is not cancellable and is deemed to end upon the completion of discharge of the current cargo.

Net revenues represent the amounts earned under time and voyage charters, after deducting any related address commissions, which are discounts provided to the charterers. Address commissions are deferred over the related time or voyage charter period, to the extent revenue has been deferred since address commissions are expensed as revenues are earned.

Vessel operating expenses comprise all expenses relating to the operation of the vessels, including crewing, insurance, repairs and maintenance, stores, lubricants, spares and consumables, professional and legal fees and other operating expenses. Vessel operating expenses are recognized as incurred; payments in advance of services or use are recorded as prepaid expenses.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

2.    Principal Accounting Policies— Continued

Voyage expenses are all expenses related to a particular voyage, including any bunker fuel expenses, brokerage commissions, port fees, cargo loading and unloading expenses, canal tolls and agency fees, and are expensed as incurred.

Brokerage commissions are deferred over the related time or voyage charter period, to the extent revenue has been deferred since brokerage commissions are expensed as revenues are earned.

Financial instruments

Financial assets and liabilities are recognized on the Company’s statement of financial position when the Company has become a party to the contractual provisions of the instrument. All financial instruments are initially recognized at the fair value of the consideration given.

• Cash and cash equivalents

Cash represents deposits with banks which are repayable on demand. Cash equivalents represent short term, highly liquid investments which are readily convertible into known amounts of cash with original maturities of three months or less, that are subject to an insignificant risk of change in fair value.

• Amounts due to related parties

Amounts due to related parties represent amounts due to Blue Sea Shipping Monaco S.A.M. for management fees and brokerage commission, amounts due to Blue Sea Shipping Monaco S.A. for payments made on behalf of the vessel owning companies and expenses paid by Elmira Tankers Management S.A. (the “former Manager”), amounts due under the former management agreements on behalf of the vessel-owning companies, which are net of cash amounts deposited by the vessel-owning companies to the former Manager. These amounts are subject to an insignificant risk of change in fair value.

• Trade receivables

Trade receivables represent amounts due from customers in relation to chartering of the Company’s vessels. Trade receivables are carried at the expected recoverable amount. Bad debts are written off during the year in which they are identified. An estimate is made for doubtful receivables based on a review of all outstanding amounts at year end, assessable on an individual basis. The Company does not establish an estimate for doubtful receivables based on general provision percentages. For the years ended December 31, 2012 and 2013, trade receivable balances written off and recognized in the combined statements of profit or loss and other comprehensive income amounted to $391,156 and $23,757, respectively.

• Long-term borrowings

Interest bearing bank long-term borrowings are measured at amortized cost, using the effective interest method. Any difference between the proceeds (net of transaction costs) and the settlement of the borrowings is recognized over the term of the long-term borrowings.

The carrying values of cash and cash equivalents, trade receivables, trade payables and amounts due to related party reported in the combined statement of financial position for those financial instruments are reasonable estimates of their fair values due to their short-term nature. The fair values of the long-term borrowings approximate the recorded values due to the variable interest rates.

Pension and retirement benefit obligations

The crew on board the Company’s vessels is employed under short-term contracts and, accordingly, the Company is not liable for any pension or other retirement benefits. There are no other people employed by the Company.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

2.    Principal Accounting Policies— Continued

Cash flow statement policy

For the purpose of reporting cash flows, the Company has defined cash and cash equivalents as cash on hand and at bank balances.

Critical accounting judgments and key sources of estimation uncertainty

The preparation of the combined financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management evaluates whether estimates should be made on an ongoing basis, utilizing historical experience, consultation with experts and other methods the management considers reasonable in the particular circumstances. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability in the future.

Judgments: In the process of applying the Company’s accounting policies, management has made the following judgments, apart from those involving estimations, that had the most significant effect on the amounts recognized in the combined financial statements:

Basis of presentation: In determining the predecessor businesses of Stalwart Tankers Inc., management has made the judgment of including those companies which it believes make up the separately identifiable line of business, which fairly present the history of the business that investors will invest, and provide a reflection of management’s operating history and track record.

Going concern: In determining the Company’s ability to continue as a going concern, management has prepared a cash flow forecast for the 12 months ending December 31, 2014. In the course of preparing this forecast the following judgments were used: the projected net future cash flows were determined by considering actual time charter and voyage charter agreements in place as well as estimations of future rates by market participants, expected outflows for scheduled vessels maintenance and vessel operating expenses based on management’s previous experience and current condition of the vessels.

Revenue recognition: If a time charter agreement exists, the rate is fixed or determinable, service is provided and collection of the related revenue is reasonably assured, we recognize revenues over the term of the time charter. We do not recognize revenue during days the vessel is off-hire. Where the time charter contains a profit or loss sharing arrangement, the profit or loss is recognized based on amounts earned or incurred as of the reporting date.

The key sources of estimation uncertainty are as follows:

Depreciation: Vessels are depreciated on a straight-line basis over their estimated useful economic life from the date of initial delivery from the shipyard. The useful life of the Company’s vessels is estimated at 30 years from the date of initial delivery from the shipyard. Depreciation is based on cost less estimated residual value. Residual value is estimated as the lightweight tonnage of each vessel multiplied by the estimated residual scrap per ton. The estimated residual value is reviewed each year (Note 7). An increase in the estimated useful life of a vessel or in its residual value would have the effect of decreasing the annual depreciation charge and an increase in the estimated useful life of a vessel would also extend annual depreciation charge into later periods. A decrease in the useful life of a vessel or its residual value would have the effect of increasing the annual depreciation charge.

When regulations place significant limitations over the ability of a vessel to trade on a worldwide basis, the vessel’s useful life is adjusted at the date such regulations become effective. The estimated residual value of a vessel may not represent the fair market value at any one time as in part market prices of scrap rates tend to fluctuate.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

2.    Principal Accounting Policies— Continued

Impairment of vessels and reversal of impairment loss: The Company evaluates the carrying amounts of its vessels to determine whether there is any indication that those vessels have suffered an impairment loss. If any such indication exists, the recoverable amount of vessels is estimated in order to determine the extent of the impairment loss, if any. Furthermore, the Company assesses at the end of each reporting period whether there are observable indications that an impairment loss recognized in prior periods for a vessel may no longer exist or may have decreased. In the case where, in any subsequent year after impairment loss has been initially recorded for a vessel, there are observable indications that a vessel’s value has increased during a period, the carrying amount of the vessel is increased to the lower of (i) the recoverable amount calculated as the higher of the value in use and fair value and less costs of disposal and (ii) the depreciated historical cost had the impairment loss never being recognized. In order to assess whether a vessel’s value has increased during a period, the Company obtains valuations from two established ship brokers.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. The projection of cash flows related to vessels is complex and requires management to make various estimates including future freight rates, earnings from the vessels and discount rates. All of these items have been historically volatile. In assessing the fair value less costs of disposal, the Company obtains vessel valuations from leading, independent and internationally recognized ship brokers on an annual basis or when there is an indication that an asset or assets may be impaired. If an indication of impairment is identified, the need for recognizing an impairment loss is assessed by comparing the carrying amount of the vessels to the higher of the fair value less cost to sell and the value in use.

At December 31, 2013, the carrying amount of one of the vessels was greater than its fair value less costs to sell (determined by taking into consideration two independent broker valuations) which served as an indicator of impairment. Thus we performed a value in use calculation where we estimated the vessel’s future cash flows based on a combination of the current contracted charter rate until its expiration and thereafter, until the end of the vessel’s useful life, the estimated daily hire rate based on the ten years average of the historical time charter for similar sized vessels, and our best estimate of future vessel operating expenses and dry-dock costs. These cash flows were then discounted to their present value, using a discount rate of 11.11%. The value in use calculation was greater than the carry amount of the vessel which resulted in no impairment being recognized.

Deferred dry-docking costs: The Company recognizes dry-docking costs as a separate component of the vessels’ carrying amounts and depreciates the dry-docking cost on a straight-line basis over the estimated period until the next dry-docking. The Company uses its judgment when estimating the period between dry-dockings performed, which can result in adjustments to the estimated depreciation of the dry-docking costs. The Company expects that its vessels will be required to be dry-docked in approximately 2.5 to 5 year intervals since the last dry-docking has been carried out, for major repairs and maintenance that cannot be performed while the vessels are operating. Management estimates that the costs to be capitalized as part of the dry-docking component comprise of all costs which will be incurred during the first dry-docking for a special survey and for parts and supplies used in making such repairs, which meet the recognition criteria. These costs are established based on historical experience with similar types of vessels.

Adoption of new and revised IFRS

Standards and interpretations adopted in the current period

There are no new and revised Standards and Interpretations that are effective for the first time for the financial year beginning on or after January 1, 2013 that were relevant to the Company and had a material impact on the Company.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

2.    Principal Accounting Policies— Continued

Standards and amendments in issue not yet adopted

At the date of authorization of these financial statements, the following standards and amendments relevant to the Company were in issue but not yet effective:

In October 2010, the IASB reissued IFRS 9 Financial Instruments. IFRS 9 specifies how an entity should classify and measure financial assets and financial liabilities. The new standard requires all financial assets to be subsequently measured at amortized cost or fair value depending on the business model of the legal entity in relation to the management of the financial assets and the contractual cash flows of the financial assets. The standard also requires a financial liability to be classified as either at fair value through profit or loss or at amortized cost. The release of IFRS 9 (2013) on November 19, 2013 contained consequential amendments which removed the mandatory effective date of IFRS 9 leaving the effective date open pending the finalization of the impairment and classification and measurement requirement and permitted an entity to apply the requirements on the presentation of gains and losses on financial liabilities designated at fair value through profit or loss without applying the other requirements, meaning the portion of the change in fair value related to changes in the entity’s own credit risk can be presented in other comprehensive income rather than within profit or loss. In February 2014, the IASB tentatively decided that the mandatory effective date will be for annual periods beginning on or after January 1, 2018. Management will evaluate the impact of this standard on the financial statements once the mandatory effective date is set. Until such time as a detailed review has been completed it is not practicable to provide reasonable estimate of that effect.

In December 2011, the IASB issued amendments to IAS 32 Financial Instruments: Presentation, which clarifies some of the requirements for offsetting financial assets and financial liabilities on the statement of financial position. The standard is effective for fiscal years beginning on or after January 1, 2014, with retrospective application required. Management anticipates that the implementation of this standard will not have a material impact on the financial statements as it relates to additional disclosures.

In May 2013, the IASB issued amendments to IAS 36 Impairment of Assets on the impairment of non-financial assets. This amendment removes the requirement of disclosure of the recoverable amount of an asset or cash generating unit when there is no impairment loss and requires disclosure of how the fair value less costs of disposal has been measured when an impairment loss has been recognized or reversed during the period. The amended standard is effective for annual periods beginning on or after January 1, 2014, with retrospective application required. Management anticipates that the implementation of this standard will not have a material impact on the disclosure in the financial statements.

The impact of all other IFRS standards and amendments issued but not yet adopted is not expected to be material.

3.    Business and Segmental Reporting

The Company is primarily engaged in the ocean transportation of chemical and petroleum products in international trade through the ownership and operation of a fleet of stainless steel tankers. Tankers are not bound to specific ports or schedules and therefore can respond to market opportunities by moving between trades and geographical areas. The Company charters its vessels to commercial shippers through a combination of time-charter and voyage charter agreements. The chief operating decision maker (“CODM”) does not use discrete financial information to evaluate the results of operations for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the CODM, reviews results of operations solely by revenue per day. Furthermore, when the Company charters a vessel to a charterer under a time charter agreement, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable. In this respect, the Company has determined that it operates in one reportable segment, relating to the operations of its vessels.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

3.    Business and Segmental Reporting — Continued

The following table presents combined revenues for customers that accounted for more than 10% of the Company’s combined revenues during the periods presented:

	2012	2013
Navig8	40.8%	29.7%

4.    Inventories

Inventories comprise of the following:

	As of December 31, 2012	As of December 31, 2013
Bunkers	457,854	525,421
Lubricants	179,244	262,426
Stores	66,790	72,813
Provisions on board	20,554	12,237
Total	724,442	872,897

5.    Prepayments and Other Current Assets

Prepayments and other current assets comprise of the following:

	As of December 31, 2012	As of December 31, 2013
Advances to agents	246,721	225,161
Insurance claims	1,064,229	—
Other claims	133,526	—
Other prepaid expenses	427,252	227,914
Total	1,871,728	453,075

On October 31, 2011, the BSS Velvet was hijacked by Somali pirates in the Gulf of Aden, with the vessel being released on June 4, 2012. Insurance claims amounted to $1,064,229 and $0 as of December 31, 2012 and 2013, respectively. These claims represent hull and machinery expenses as of December 31, 2012. These are included under the Company’s insurance policies, relating to this vessel. All insurance claims were collected in 2013.

6.    Restricted Cash

Restricted cash amounting to $100,000 as of December 31, 2012 and 2013 represent an amount held in a retention account with a bank, which represents a portion of a loan installment, in accordance with the provisions of a loan agreement. This amount is restricted from being drawn.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

7.    Vessels, Net

The 2012 and 2013 movements in Vessels, net are reported in the following table:

	Vessel component	Dry-docking component	Total
Cost
Balance, December 31, 2011	72,781,500	2,253,144	75,034,644
Additions	—	—	—
Removals	—	—	—
Balance, December 31, 2012	72,781,500	2,253,144	75,034,644
Additions	530,649	2,593,107	3,123,756
Removals	—	(1,625,845)	(1,625,845)
Balance, December 31, 2013	73,312,149	3,220,406	76,532,555

Accumulated depreciation and impairment
Balance, December 31, 2011	(12,194,326)	(423,901)	(12,618,227)
Charge for the year	(2,173,086)	(897,053)	(3,070,139)
Removals	—	—	—
Partial reversal of impairment loss	737,076	—	737,076
Balance, December 31, 2012	(13,630,336)	(1,320,954)	(14,951,290)
Charge for the year	(2,289,168)	(1,254,231)	(3,543,399)
Removals	—	1,625,845	1,625,845
Partial reversal of impairment loss	795,473	—	795,473
Balance, December 31, 2013	(15,124,031)	(949,340)	(16,073,371)

Net book value
Balance, December 31, 2012	59,151,164	932,190	60,083,354
Balance, December 31, 2013	58,188,118	2,271,066	60,459,184

The vessel-owning companies (as described in Note 12), have pledged the above vessels to secure the loan facilities granted.

For the year ended December 31, 2013 dry-docking additions amounting to $2,593,107 relate to the dry-dockings performed in four of our vessels, the BSS Velvet, BSS Platinum, BSS Force and the BSS Pride.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

7.    Vessels, Net— Continued

The 2012 and 2013 movements in the Impairment account pertaining to the BSS Velvet are reported in the following table:

	Vessel component	Dry-docking component	Total
Impairment
Balance, December 31, 2011	(6,131,228)	—	(6,131,228)
Charge for the year	—	—	—
Partial reversal of impairment loss	737,076	—	737,076
Balance, December 31, 2012	(5,394,152)	—	(5,394,152)
Charge for the year	—	—	—
Partial reversal of impairment loss	795,473	—	795,473
Balance, December 31, 2013	(4,598,679)	—	(4,598,679)

During the years ended December 31, 2012 and 2013, the Company determined that there were observable indications that the impairment loss recognized during 2010 for one of its vessels may have decreased. This was based on the fair value for this vessel, as reported by two independent ship brokers, indicating that the vessel’s value has increased during these periods. The Company has assessed the recoverable amount of the vessel as the higher of its fair value less costs of disposal and its value in use. The fair value estimate was determined based on valuations received from independent ship brokers. As a result, a partial reversal of the impairment loss that was initially recognized in 2010 was recognized and amounted to $737,076 and $795,473 during the years ended December 31, 2012 and 2013, respectively.

As of December 31, 2013, each vessel’s carrying amount does not exceed the fair value less costs of disposal, except for one vessel. Because, however, the recoverable amount of this vessel, calculated as the higher of the value in use and fair value less costs of disposal, exceeded the carrying amount, we did not impair this vessel.

8.    Accrued Expenses

Accrued expenses comprise of the following:

	As of December 31, 2012	As of December 31, 2013
Accrued brokerage commissions	213,920	302,353
Accrued voyage expenses	362,306	188,000
Accrued operating expenses	346,996	134,295
Accrued dry-docking expenses	—	208,000
Accrued loan interest	43,924	45,105
Total	967,146	877,753

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

9.    Share Capital and Additional Paid-in Capital

Since their inception, the share capital of each of the Subsidiaries under their respective articles of incorporation consists of 500 authorized common shares without par value, all of which have been issued.

Additional paid-in capital amounting to $37,595,146 and $42,312,513 as of December 31, 2012 and 2013, respectively represents the surplus amount paid-in by the shareholders in order to partially finance the acquisition of the vessels and for working capital purposes.

Management of capital

The Company’s capital comprises of share capital, additional paid-in capital and accumulated losses. As of December 31, 2012 and 2013, the Company had total Shareholder’s equity of $23,714,657 and $28,297,108 respectively.

The Company’s objectives when managing capital are to provide an optimal return to its shareholders over the short to medium-term whilst ensuring the protection of its assets by minimizing risk. The Company seeks to achieve its objectives by managing its financial risks. The Group does not have any externally imposed capital requirements.

10.    Voyage Expenses

Voyage expenses are analyzed as follows:

	2012	2013
Bunker fuel expenses	4,170,335	5,837,935
Port and canal fees	1,002,243	2,258,637
Brokerage commissions	973,700	1,132,045
Other	215,367	534,010
Total	6,361,645	9,762,627

11.    Vessel Operating Expenses

Vessel operating expenses are analyzed as follows:

	2012	2013
Crew wages and related costs	6,060,339	6,248,560
Insurances	980,687	826,081
Lubricants and stores	1,417,648	1,621,842
Spares and repairs	1,621,529	1,627,554
Other operating expenses	620,143	524,325
Total	10,700,346	10,848,362

12.    Long-Term Borrowings

Minimal Enterprises Company Loan: On March 27, 2008, Minimal Enterprises Company entered into a loan agreement with Deutsche Schiffsbank Aktiengesellschaft for a total amount of $10,000,000, in order to partially finance the acquisition of the vessel BSS Velvet (the “Minimal Enterprises Company loan”). The loan was drawn in full on March 27, 2008.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

12.    Long-Term Borrowings— Continued

The outstanding loan balance as of December 31, 2013 amounted to $5,112,500 and is repayable in five consecutive quarterly installments of $212,500 each and a balloon payment of $4,050,000, payable together with the last installment by March 2015.

The interest rate applicable to the above bank loan is based on the London Interbank Offered Rates (LIBOR) plus a spread and is subject to change periodically. Weighted average interest rate during 2012 and 2013 was 2.18% and 1.36%, respectively.

Zachary Maritime Company Ltd. Loan: On July 2, 2009, Zachary Maritime Company Ltd., together with a related party, entered into a loan agreement with Piraeus Bank (ex CPB Bank, ex Marfin Egnatia Bank) for a total amount of $18,000,000, as further amended, supplemented and re-structured, in order to partially finance the acquisition of both vessels, BSS Power and a vessel owned by the related party. Zachary Maritime Company Ltd.’s portion of the loan (the “Zachary Maritime Company Ltd. loan”) was $5,880,000 and the amount was drawn in full on July 2, 2009.

The interest rate applicable to the above bank loan is based on the LIBOR plus a spread and is subject to change periodically.

On November 18, 2013, Zachary Maritime Company Ltd. signed a commitment letter with its lender under its existing loan facility, Piraeus Bank, to separate the existing loan facility into two new independent loan facilities. The separation of the loan facility is subject to the repayment in full of all indebtedness outstanding under the existing loan facility and the completion of customary documentation. On February 14, 2014, Zachary Maritime Company Ltd. signed a new loan agreement with the bank for a total amount of $3,940,000.

The following are the basic terms of the new loan agreement:

• The new loan agreement between Zachary Maritime Company Ltd. and Piraeus Bank will be for a total principal amount of $3,940,000;

• Zachary Maritime Company Ltd. makes payments amounting to $176,000 in the aggregate in January and February 2014, and will be required to make ten consecutive quarterly principal installments equal to $160,000 each, beginning in April 2014, and a balloon payment of $2,340,000 on July 2, 2016; and

• Zachary Maritime Company Ltd. agreed to pay Piraeus Bank an arrangement fee of $20,000.

Under on the terms of the new loan agreement, the interest rate will be 5% above the bank’s funding rate on any principal outstanding, which is secured by a first preferred mortgage over the BSS Power.

The outstanding portion of Zachary Maritime Company Ltd. loan balance as of December 31, 2013 amounted to $4,116,000. Weighted average interest rate during 2012 and 2013 was 4.54% and 5.73% respectively.

Liquid Platinum Corporation S.A. Loan: On December 24, 2010, Liquid Platinum Corporation S.A. entered into a loan agreement with Unicredit Bank AG for a total amount of $4,500,000, in order to partially finance the acquisition of the vessel BSS Platinum (the “Liquid Platinum Corporation S.A. loan”). The Liquid Platinum Corporation S.A. loan was drawn in full on December 30, 2010.

The outstanding Liquid Platinum Corporation S.A. loan balance as of December 31, 2012 amounted to $3,200,000 and was repayable in four consecutive quarterly installments of $200,000 each and a balloon payment of $2,400,000, payable together with the last installment by December 30, 2013. On December 23, 2013 Liquid Platinum Corporation S.A. reached an agreement with the bank to extend the loan by the repayment in eight consecutive quarterly installments of $200,000 each, beginning with the first installment on March 30, 2014, plus a balloon payment of $800,000 payable together with the last installment on December 30, 2015. All other terms of the loan facility will remain unchanged. The customary documentation was completed on February 27, 2014.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

12.    Long-Term Borrowings— Continued

The interest rate applicable to the above bank loan is based on the LIBOR plus a spread and is subject to change periodically. The outstanding loan balance as of December 31, 2013 amounted to $2,400,000. Weighted average interest rate of the above loan for the year ended December 31, 2012 and 2013 was 2.73% and 2.96% respectively.

Force Maritime S.A. Loan: On March 17, 2011, Force Maritime S.A. entered into a loan agreement with Unicredit Bank AG for a total amount of $9,000,000, in order to partially finance the acquisition of the vessel BSS Liquid Force (the “Force Maritime S.A. loan”). The loan was drawn in full on March 17, 2011.

The outstanding loan balance as of December 31, 2013 amounted to $6,575,000 and is repayable thirteen consecutive quarterly installments of $275,000 each and a balloon payment of $3,000,000, payable together with the last installment by March 2017.

The interest rate applicable to the above bank loan is based on the LIBOR plus a spread and is subject to change periodically. Weighted average interest rate for the year ended December 31, 2012 and 2013 was 2.99% and 2.96%, respectively.

Pride International Maritime S.A. Loan: On May 13, 2011, Pride International Maritime S.A. entered into a loan agreement with Unicredit Bank AG for a total amount of $15,000,000, in order to partially finance the acquisition of the vessel Liquid Pride (the “Pride International Maritime S.A. loan”). The loan was drawn in full on May 13, 2011.

The outstanding loan balance as of December 31, 2013 amounted to $12,200,000 and is repayable in eighteen consecutive quarterly installments of $300,000 each and a balloon payment of $6,800,000, payable together with the last installment by May 2018.

The interest rate applicable to the above bank loan is based on the LIBOR plus a spread and is subject to change periodically. Weighted average interest rate for the year ended December 31, 2012 and 2013 was 2.99% and 2.96%, respectively.

All of the Company’s loans are secured by first preferred mortgages on the vessels discussed above and the related assignments of earnings and insurances.

All loans also include usual ship covenants, amongst which are restrictions as to changes in management and ownership of the vessels; maintenance of the vessels up to classification society standards; further indebtedness and mortgaging of vessels without the prior consent of the banks.

Further financial covenants, per the revised and supplemental loan agreements, determined in accordance with the provisions of each individual loan agreement with the relevant bank are as follows:

• Minimal Enterprises Company Loan:

The aggregate of the market value of the vessel plus any other security to be granted to the bank is not less than 115% of the outstanding loan amount.

Unencumbered minimum working liquidity equal to $300,000 until full repayment of all amounts due under the loan agreement.

• Zachary Maritime Company Ltd. Loan:

The aggregate market value of the BSS Power along with any sums standing to the credit of the retention account in respect of principal under the loan is not less than 125% of the outstanding loan amount.

Maintenance of retention account throughout the security period.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

12.    Long-Term Borrowings— Continued

• Liquid Platinum Corporation S.A. Loan, Force Maritime S.A. Loan and Pride International Maritime S.A. Loan:

The aggregate market value of the vessel plus any other security to be granted to the lender shall be not less than the 120% of the outstanding loan amount.

Maintenance of retention accounts throughout the security periods.

As at December 31, 2013 the Company was in compliance with all covenants. As at December 31, 2012 Zachary Maritime had obtained a waiver for one of its covenants.

Deferred loan issuance costs

Expenses incurred for obtaining new loans are recorded as deferred loan issuance costs and classified contra to long-term borrowings, in the combined statements of financial position.

As of December 31, 2012, and 2013, the unamortized portion of loan arrangement and legal fees of $201,880 and $138,660 were classified and presented contra to long-term borrowings in the combined statements of financial position.

Deferred loan issuance costs are deferred and amortized to finance costs over the term of the relevant loan, using the effective interest method.

Long-term borrowings net of current portion and current portion of long-term borrowings as at December 31, 2013, as amended, are analyzed as follows:

	As of December 31, 2012	As of December 31, 2013
Total long-term borrowings	34,425,500	30,403,500
Less: unamortized deferred loan issuance costs	(201,880)	(138,660)
Total	34,223,620	30,264,840

Amounts due within one year	6,569,000	4,606,000
Less: unamortized deferred loan issuance costs	(65,210)	(41,745)
Total	6,503,790	4,564,255

Amounts due after one year	27,856,500	25,797,500
Less: unamortized deferred loan issuance costs	(136,670)	(96,915)
Total	27,719,830	25,700,585

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

12.    Long-Term Borrowings— Continued

The maturity table below reflects the principal repayments of the loans outstanding as of December 31, 2013 based on the repayment schedule of the respective loan facilities (as described above):

Amount
No later than one year	4,606,000
Later than 1 year and no later than three years	13,922,500
Later than three years and no later than five years	11,875,000
Later than five years	—
Total	30,403,500
Current portion of long-term borrowings	(4,606,000)
Long-term borrowings, net of current portion	25,797,500

13.    Related Party Transactions

Elmira Tankers Management S.A. (the “former Manager”): Each vessel-owning company had a management agreement with Elmira Tankers Management S.A., a related party, owned and controlled by members of the Lanara family. Those management agreements were terminated for two vessel-owning companies in 2012 and for the remaining three vessel-owning companies in 2013. Under these agreements (the “former Management Agreements”), certain crewing, technical and commercial management services (including but not limited to chartering functions, negotiating charters and managing relationships with charterers, operations, insurance, and financing) were provided by the former Manager. The former Manager was entitled to a fixed daily fee of $1,000 per vessel. During certain dates in 2012, the daily fee was reduced to $600 per vessel, to account for the provision of the chartering, operations and accounting services from Blue Sea Shipping Monaco S.A.M., a related party, as outlined below. On September 30, 2013, Minimal Enterprises entered into an agreement with former Manager, for the transfer of an insurance claim with a then outstanding balance of $4,263,075 to the former Manager. In exchange for this transfer, the former Manager assumed liabilities related to this claim for an amount of $1,311,300. The remaining balance amounting to $2,951,775 was applied toward reducing the balance due to the former Manager.

Management fees charged by the former Manager for the years ended December 31, 2012 and 2013 amounted to $1,145,100 and $250,800, respectively, and are included under “Management fees” in the combined statements of profit or loss and other comprehensive income. Amounts due to the former Manager as of December 31, 2012 and 2013 amounted to $1,064,229 and $0, respectively.

Blue Sea Shipping Monaco S.A.M. (the “Manager”): During 2012 and 2013, each vessel-owning company entered into a management agreement with Blue Sea Shipping Monaco S.A.M., a related party, owned and controlled by Mrs. Ekaterini Lanara and Dimitrios J. Souravlas. Under these agreements (the “Management Agreements”), certain crewing, technical and commercial management services (including but not limited to chartering functions, negotiating charters and managing relationships with charterers, operations, insurance, and financing) are provided by the Manager. The Manager is entitled to a daily fee of $300 to $750 depending on the type of services provided. The Manager is also entitled to a commission equal to 1.25% on certain gross freights, demurrages and charter hire revenues from the employment of the vessels. The above commissions are expensed as incurred and are included under “Voyage expenses” in the combined statements of profit or loss and other comprehensive income.

Management fees charged by the Manager for the years ended December 31, 2012 and 2013 amounted to $393,600 and $722,700 respectively, and are included under “Management fees” in the combined statements of profit or loss and other comprehensive income.

Brokerage commissions charged by the Manager for the years ended December 31, 2012 and 2013 amounted to $109,197 and $331,117, respectively, and are included under “Voyage expenses” in the combined statements of profit or loss and other comprehensive income. Amounts due to the Manager as of December 31, 2012 and 2013 amounted to $0 and $84,323, respectively.

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

13.    Related Party Transactions— Continued

First Class Management S.A.: Based on the terms of certain charter party agreements, the vessel-owning companies were also liable to 1.25% commissions to First Class Management S.A., a related party, owned and controlled by Dimitrios J. Souravlas, for the provision of chartering services.

Brokerage commissions charged by the First Class Management S.A. for the years ended December 31, 2012 and 2013 amounted to $124,535 and $0, respectively, and are included under “Voyage expenses” in the combined statements of profit or loss and other comprehensive income. There were no amounts due to First Class Management S.A. as of December 31, 2012 and 2013.

Management fees for the years ended December 31, 2012 and 2013 also include an amount of $122,479 and $532,604, charged by an unrelated company.

14.    War loss of hire and other insurance reimbursements

War loss of hire and other insurance reimbursements amounting to $1,071,000 for the year ended December 31, 2012, represents insurance proceeds consisting of war loss of hire insurance for the period vessel BSS Velvet was hijacked and unable to trade. The vessel was hijacked by Somali pirates on October 31, 2011 in the Gulf of Aden, and was released on June 4, 2012. Such insurance proceeds are recognized and recorded under war loss of hire insurance reimbursements in the combined statements of profit and loss and other comprehensive income, when collectability of insurance proceeds is deemed probable and amounts can be reliably measured. All these amounts have been collected as of December 31, 2012. Other insurance reimbursements amounting to $101,210 during 2013, represent hull and machinery insurance net proceeds related to machinery damage on the BSS Platinum.

15.    Pro forma earnings per share (unaudited)

Pro forma earnings per share gives retroactive effect to the Reorganization, which involves the issuance (following the date of the final prospectus and prior to the closing of this offering) of [-] common shares of Stalwart Tankers to members of the Lanara family, Dimitrios J. Souravlas and other minority shareholders.

2013
Profit	(134,916)
Proforma earnings per share, basic and diluted	[—]
Proforma weighted average number of shares, basic and diluted	[—]

Adjusted proforma earnings per share has been included on the statement of profit or loss and other comprehensive income to reflect the use of proceeds of the Company’s proposed IPO, to pay the excess of the amount of dividends declared in the latest year presented over profit. These adjustments are reflected as if the IPO happened on January 1, 2013. Adjusted proforma earnings per share has been calculated based on a dividend payment of $540,335. Adjusted proforma earnings per share has been included on the statement of profit or loss and other comprehensive income as follows:

2013
Profit	(134,916)
Adjusted proforma earnings per share, basic and diluted	[—]
Adjusted proforma weighted average number of shares, basic and diluted	[—]

PREDECESSOR BUSINESSES OF STALWART TANKERS INC.
Notes to the combined financial statements
For the years ended December 31, 2012 and 2013
(All amounts expressed in U.S. Dollars)

16.    Financial Risk Management

The Company’s principal financial instruments comprise amounts due to related party and long-term borrowings. The main purpose of these financial instruments is to finance the Company’s operations. The Company has various other financial assets and liabilities such as restricted cash, prepaid expenses and other receivables, and trade payables, which arise directly from its operations.

The main risks arising from the Company’s financial instruments are credit risk, foreign currency risk and interest rate risk. The Company’s policies for addressing these risks are set out below:

• Credit risk: The Company only trades with charterers who have been subject to satisfactory credit screening procedures. Furthermore, outstanding balances are generally monitored on an ongoing basis with the result that the Company’s exposure to bad debts is not significant.

• Foreign currency risk: The Company’s vessel operates in international shipping markets, which utilize the U.S. Dollar as the functional currency. Although certain operating expenses are incurred in foreign currencies, the Company does not consider this risk to be significant and takes no steps to manage its currency exposure.

• Interest rate risk: The Company’s exposure to cash flow interest rate risk arises from its long-term floating rate debt. The Company has not entered into any hedging transactions to cover its exposure to changes in interest rates on this debt.

17.    Commitments and Contingencies

Commitments

Minimum contractual time charter revenues to be received on time charters (assuming no off-hires), which are accounted for as operating leases are as follows as of December 31, 2013:

Amount
No later than one year	6,128,148

Contingencies

Various claims, suits and complaints, including those involving government regulations, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, environmental claims, agents and insurers from claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims or contingent liabilities requiring disclosure in the combined financial statements.

18.    Subsequent Events

The agreements with the lenders mentioned in footnote 12 were formally signed on February 14, 2014 and on February 27, 2014 relating to Zachary Maritime Company Ltd. and to Liquid Platinum Corporation S.A. respectively.

                Shares

Stalwart Tankers Inc.

Common Shares

PRELIMINARY PROSPECTUS

Jefferies

Wells Fargo Securities

Global Hunter Securities

                    , 2014

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

The bylaws of the Company provide that every director and officer of the Company shall be indemnified out of the funds of the Registrant against:

(1)	all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant; and
(2)	all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under any Marshall Islands statute from time to time in force concerning companies in which relief from liability is granted to him by the court.

The Marshall Islands Business Corporations Act, or BCA, authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our articles of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers.

(1)	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.
(2)	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.
(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(7)	Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Sales of Unregistered Securities

On July 26, 2013, in connection with its organization, Stalwart Tankers Inc. issued 250 common shares, par value $0.01 per share, to each of Mrs. Ekaterini Lanara and Mr. Dimitrios J. Souravlas. This transaction was exempt from registration. There have been no other sales of unregistered securities by Stalwart Tankers Inc. within the past three years.

Item 8. Exhibits and Financial Statement Schedules

(a)    Exhibits

Set forth below is a list of exhibits that are being or will be filed with this Registration Statement on Form F-1.

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Articles of Incorporation*
3.2	Form of Amended and Restated Bylaws*
4.1	Form of Share Certificate*
4.2	Form of Registration Rights Agreement*
5.1	Form of opinion of Reeder & Simpson P.C., Marshall Islands counsel to the Company, as to the validity of the common shares and related preferred share purchase rights being registered*
8.1	Form of opinion of Sidley Austin LLP, with respect to certain tax matters*
8.2	Form of opinion of Reeder & Simpson P.C., Marshall Islands counsel to the Company, with respect to certain tax matters*
10.1	Form of Contribution and Exchange Agreement*
10.2	Form of Shareholder Rights Agreement*
10.3	Form of Equity Incentive Plan*
10.4	Agreement dated as of July 26, 2013 between Ekaterini Lanara and Dimitrios J. Souravlas*
21.1	List of Subsidiaries of the Company*
23.1	Consent of Reeder & Simpson P.C. (included in Exhibit 5.1)*
23.2	Consent of Sidley Austin LLP (included in Exhibit 8.1)*
23.3	Consent of Deloitte-Hadjipavlou, Sofianos & Cambanis S.A., independent registered public accounting firm
23.4	Consent of Drewry Maritime Research
23.5	Consent of Director Nominees†
24.1	Powers of Attorney (included on signature page hereto)

*	To be filed by subsequent amendment.
†	Previously filed.

(b)    Financial Statement Schedules

The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the combined financial statements of the Company or related notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, shares certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Act”), and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	That for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens and Country of Greece on the 4th day of March, 2014.

STALWART TANKERS INC.

By:	/s/ Dimitrios J. Souravlas
Name: Dimitrios J. Souravlas
Title: Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dimitrios J. Souravlas, Alexandros Politis-Kalenteris and Errikos Christou, or any of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dimitrios J. Souravlas	Chief Executive Officer and Director (Principal Executive Officer)	March 4, 2014
Dimitrios J. Souravlas

/s/ Alexandros Politis-Kalenteris	Chief Financial Officer (Principal Financial Officer)	March 4, 2014
Alexandros Politis-Kalenteris

/s/ Errikos Christou	Controller (Principal Accounting Officer)	March 4, 2014
Errikos Christou

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware on the 4th day of March, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director